UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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 ☐  Preliminary Proxy Statement
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 ☐  Definitive Additional Materials
 ☐  Soliciting Material Pursuant to Rule 14a-12

CORVEX, INC.
(Name of Registrant as Specified in its Certificate of Incorporation)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CORVEX, INC.
3401 North Fairfax Drive, Suite 3230
Arlington, Virginia 22226
June 5, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 annual meeting of stockholders of Corvex, Inc. to be held at 10:00 a.m., Eastern Time, on June 26, 2026 (together with any adjournment or postponement thereof, the “Annual Meeting”). The Annual Meeting will be held solely by means of remote communication. The virtual meeting technology we employ provides expanded access, improved communication and cost savings for our stockholders. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://www.virtualshareholdermeeting.com/MOVE2026. You will also be able to vote your shares electronically at the Annual Meeting. Additional information on how to participate in the Annual Meeting can be found beginning on page 6 of the accompanying Proxy Statement.
Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement, each of which we urge you to read carefully. In addition, enclosed are a proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
We look forward to your participation in the Annual Meeting by attending via remote communications or by submitting your proxy. Further details regarding the matters to be acted upon at the Annual Meeting appear in the proxy materials and the accompanying Proxy Statement. Please give this material your careful attention.
Whether or not you expect to attend the Annual Meeting, your vote is very important. Please complete, date, sign and return the enclosed proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting.

Very truly yours,

/s/ Jay Crystal

Jay Crystal
Chief Executive Officer

CORVEX, INC.
3401 North Fairfax Drive, Suite 3230
Arlington, Virginia 22226

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
to be held on June 26, 2026
To the Stockholders of Corvex, Inc.:
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders of Corvex, Inc., a Delaware corporation, will take place at 10:00 a.m. Eastern Time, on June 26, 2026. The Annual Meeting will be a virtual meeting, held solely by means of remote communications at https://www.virtualshareholdermeeting.com/MOVE2026 for the following purposes:
1.
To elect two nominees to the Board of Directors to serve for three year terms as Class II directors and one nominee to the Board of Directors to serve for a one year term as a Class III director, each nominated by the Board of Directors and named in the enclosed proxy statement, until their respective successors are duly elected and qualified or until their earlier death, resignation, or removal (the “Director Election Proposal”).

2.
To approve, for purposes of complying with Nasdaq Listing Rule 5635(a) and 5635(b), the issuance of more than 20% of our issued and outstanding common stock in connection with the conversion of shares of Series C Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and Series D Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”) pursuant to the Amended and Restated Agreement and Plan of Merger, dated March 19, 2026 (the “Merger Agreement”), by and among the Company, Thor Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Corvex OpCo (the “Conversion Proposal”).

3.
To approve, for purposes of complying with Nasdaq Listing Rule 5635(a) and 5635(b), the issuance of more than 20% of our issued and outstanding common stock in connection with the vesting of restricted stock units (“RSUs”) and exercise of options issued and outstanding prior to the Merger pursuant to the Merger Agreement (the “Option Proposal”).

4.	To ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal”).
5.
To approve the Corvex, Inc. 2026 Equity Incentive Plan and the awards described in the New Plan Benefits table, the issuance of which are subject to the approval of the 2026 Plan (the “2026 Plan Proposal”).

6.	To approve the Corvex, Inc. 2026 Employee Stock Purchase Plan (the “ESPP Proposal”).
7.	To approve an adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Conversion Proposal or the Option Proposal.
8.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 28, 2026, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Jeremy Cogan

Jeremy Cogan
Chief Financial Officer and Secretary

Arlington, Virginia
June 5, 2026
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting:
This Proxy Statement and our Annual Report are available free of charge at
www.proxyvote.com.

CORVEX, INC.
3401 North Fairfax Drive, Suite 3230
Arlington, Virginia 22226
PROXY STATEMENT
The Board of Directors (the “Board”) of Corvex, Inc. (the “Company,” “Corvex,” “we,” “us” or “our”) is providing these materials to you in connection with the Company’s Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will take place at 10:00 a.m. Eastern Time, on June 26, 2026 and will be held solely by means of remote communication at https://www.virtualshareholdermeeting.com/MOVE2026. This proxy statement and the form of proxy is being mailed to stockholders on or about June 5, 2026.
SUMMARY TERM SHEET
This summary highlights certain information from this Proxy Statement regarding the Merger and the Merger Agreement (each as defined below). This summary may not contain all of the information that is important to you to understand the Merger and related transactions. Accordingly, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Any document or agreement referred to in this proxy statement is qualified in its entirety by reference to the full text of such document or agreement. Certain terms in this Proxy Statement are defined in the notice to which this Proxy Statement is attached. All references to capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.
The Merger Agreement and the Merger
•
On March 19, 2026, Corvex, Inc. (formerly known as Movano Inc.), acquired Corvex Legacy Holdings, Inc. (formerly known as Corvex, Inc.) (“Corvex OpCo”), in accordance with the terms of the Amended and Restated Agreement and Plan of Merger, dated March 19, 2026 (the “Merger Agreement”), by and among Corvex, Thor Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Corvex OpCo. Pursuant to the Merger Agreement, Merger Sub merged with and into Corvex OpCo, pursuant to which Corvex OpCo was the surviving corporation and became a wholly owned subsidiary of the Company (the “Merger”). The Merger Agreement amended and restated in its entirety the prior merger agreement between the parties which was entered into and announced on November 6, 2025 (the “Prior Merger Agreement”). Following the Merger, the Company was renamed Corvex, Inc., effective March 23, 2026. Pursuant to the Merger Agreement:

•
At closing, we issued to the prior securityholders of Corvex OpCo (i) 240.562 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), which on an as-converted basis represented no more than 19.9% of our outstanding common stock, par value $0.0001 per share (the “common stock”) immediately prior to the Closing, (ii) 23,551.5195 shares of Series C Preferred Stock and (iii) 30,227.0524 shares of Series D Preferred Stock.

•
Each share of Series B Preferred Stock automatically converted into 1,000 shares of common stock on March 31, 2026, one day following the March 30, 2026 record date for the stock dividend described below. Subject to stockholders approving the Conversion Proposal at the Annual Meeting, (1) each share of Series C Preferred Stock will automatically convert into 1,000 shares of common stock and (2) each share of Series D Preferred Stock will be convertible into 1,000 shares of common stock.

•
We declared a stock dividend (the “Stock Dividend”) of 0.358 share of common stock for every share of common stock outstanding at the close of business on March 30, 2026. The Stock Dividend was distributed and allocated on April 6, 2026.

Reasons for the Merger
•
After a comprehensive review of strategic alternatives, including remaining a standalone company, a potential liquidation and dissolution, and alternative strategic transactions, the Board determined that the Merger was the most favorable path to maximize stockholder value. In reaching this determination, the Board considered, among other factors: Corvex OpCo’s AI infrastructure capabilities; the opportunity for the Company’s stockholders to participate in the potential growth of the combined company; the combined company’s experienced senior management team and combined board of directors; the likelihood that the Company would be delisted from the Nasdaq Capital Market for noncompliance with the Stockholders’ Equity Requirement if the Company failed to consummate the Merger by March 30, 2026; and the terms of the Merger Agreement, including the relative percentage ownership of the Company’s pre-Merger stockholders and Corvex OpCo stockholders and the likelihood that the Merger would be completed. The Board also considered certain risks and countervailing factors, including the substantial expenses of the Merger, the prohibition on soliciting alternative acquisition proposals during the pendency of the Merger, and the risk that the Merger might not be consummated in a timely manner or at all.

For more information on the Company’s reasons for the Merger, see the section entitled “Background and Reasons for the Transactions—The Company’s Reasons for the Transaction,” of this proxy statement.
Board of Directors and Management Following the Annual Meeting
•
Pursuant to the Merger Agreement, the Company and Corvex OpCo agreed that immediately following completion of the Merger the Board of Directors would consist of five members, one of whom would be designated by Corvex and four of whom would be designated by the Company. Additionally, immediately following the filing of the Company’s Annual Report, Jay Crystal was appointed as Chief Executive Officer and John Mastrototaro assumed the role of Chief Operating Officer pursuant to the Merger Agreement. If the stockholders approve the proposals detailed in this Proxy Statement, including the Director Election Proposal and the Conversion Proposal, a change of control will occur with respect to the Company and it is anticipated that the Board of Directors of the Company will be as follows:

•	the Class I directors will be Emily Wang Fairbairn and Seth Demsey, and their terms will expire at the 2028 annual meeting of stockholders;
•	the Class II directors will be Jay Crystal and Patrick Fleury, and their terms will expire at the 2029 annual meeting of stockholders; and
•	the Class III directors will be Brian Cullinan and Nicholas Donofrio, and their terms will expire at the 2027 annual meeting of stockholders.
Additionally, following the Annual Meeting, it is expected Seth Demsey will be appointed as Co-Chief Executive Officer of the Company. The post-Annual Meeting management team is expected to be as follows:
•	Jay Crystal, Co-Chief Executive Officer;
•	Seth Demsey, Co-Chief Executive Officer; and
•	J. Cogan, Chief Financial Officer.
For more information on the post-Annual Meeting Board of Directors and executive management team, see the sections entitled “General Information - Who will be the officers and directors of the Company after the Annual Meeting?”, “Information Concerning Directors and Nominees for Director” and “Information Concerning Executive Officers” below.
Agreements Entered into in Connection with the Merger
•
In November 2025, in connection with the execution of the Prior Merger Agreement, the directors, officers and certain stockholders of the Company (solely in their capacity as stockholders of Movano) entered into support agreements with Corvex OpCo (the “Support Agreements”), which remain in place. Additionally, in March 2026, the holders of all of the Company’s outstanding shares of Series A Preferred Stock entered into Support Agreements on substantially the same terms as those entered into in connection with the Prior Merger Agreement. The Support Agreements provide certain restrictions on the transfer of the Company’s shares held by the signatories thereto and obligate the signatories to vote their shares in favor of the Conversion Proposal, the Option Proposal, the 2026 Plan Proposal and the ESPP Proposal, and any adjournment of the Annual Meeting, and to vote against any actions that could reasonably be expected to delay or impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement.
•
The directors, officers and certain stockholders of the Company and the directors, officers and substantially all stockholders of Corvex OpCo entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which, and subject to specified exceptions, they have agreed not to transfer their shares of common stock until 180 days following the closing of the Merger, or September 15, 2026.

Interests of Directors and Officers in the Merger
•
In considering the recommendation of the Board that you vote in favor of the proposals outlined herein, you should be aware that in addition to their interests as Company stockholders, the directors and executive officers of the Company had interests in the Merger that were different from, or in addition to, those of other Company stockholders generally. These interests included, among other things:

•	post-employment compensation arrangements under executive employment agreements providing for severance payments upon termination without “cause”;
•	a $9.9 million investment in the Corvex OpCo SAFE financing by Moira Partners, LLC, a limited liability company managed by Emily Wang Fairbairn, the chair of the Board;
•	the continuation of Emily Wang Fairbairn, Brian Cullinan and Ruben Caballero as directors of the Company following the Closing and their eligibility for non-employee director compensation; and
•
stock ownership by Company directors, officers and their affiliates and their entry into Support Agreements obligating them to vote in favor of, among other things, the Conversion Proposal, the Option Proposal, the 2026 Plan Proposal and the ESPP Proposal.

The Board was aware of these interests and considered them, among other matters, in the decision to approve the Merger Agreement. For more information, see the section entitled “Interests of Directors and Officers in the Merger” under Proposal 2 of this Proxy Statement.
Proposals Related to the Merger and the Merger Agreement
•
Our common stock is listed on the Nasdaq Capital Market, which makes us subject to the applicable rules of the Nasdaq Stock Market LLC, including Nasdaq Listing Rule 5635. In order to comply with the Nasdaq Listing Rules and to satisfy the conditions under the Merger Agreement, we are seeking stockholder approval of:

•
Proposal 2 (the Conversion Proposal), relating to the issuance of more than 20% of our issued and outstanding common stock in connection with the conversion of shares of our Series C Preferred Stock and Series D Preferred Stock that were issued pursuant to the Merger Agreement; and

•
Proposal 3 (the Option Proposal), relating to the issuance of more than 20% of our issued and outstanding common stock in connection with the vesting of RSUs and exercise of options that we assumed pursuant to the Merger Agreement.

•	The Merger Agreement also provides that we will seek stockholder approval of Proposal 4 (the 2026 Plan Proposal) and Proposal 5 (the ESPP Proposal).
•	It is important to note that we are not seeking approval of the Merger or the Merger Agreement because, as discussed above, we consummated the Merger on March 19, 2026.
For more information, see the sections entitled “Proposal 2—The Conversion Proposal,” “Proposal 3—The Option Proposal,” “Proposal 4—The 2026 Plan Proposal,” and “Proposal 5—the ESPP Proposal.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy”, “future”, “likely” or other comparable terms and references to future periods. All statements other than statements of historical facts included in this proxy statement regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expectations for revenues, cash flows and financial performance, proposed new products or developments or other future events or circumstances, including any underlying assumptions.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:
•	our limited operating history and our ability to achieve profitability;
•	our need for and ability to obtain additional capital in the future;
•	our expectations regarding the adoption and development of artificial intelligence (“AI”);
•	our plans to expand our current offerings, customer base, data center capacity, sales infrastructure, or market;
•	headcount and facilities expansion plans and expectations;
•
risks associated with the possible failure to realize, or that it may take longer to realize than expected, certain anticipated benefits of the Merger or the proposed transactions, including with respect to future financial and operating results, legislative, regulatory, political and economic developments, and those uncertainties and factors;

•	risks related to Company’s ability to remain listed on Nasdaq;
•	the effect of the Merger on our business relationships, operating results and business generally;
•	expectations regarding the strategies, prospects, plans, expectations and objectives of management of the Company for future operations of the Company;
•	our ability to attract and retain the Company’s officers, directors and key employees and other highly qualified personnel;
•	our ability to demonstrate the feasibility of and develop products and their underlying technologies;
•	the impact of competitive or alternative products, technologies and pricing;
•	our ability to attract and retain highly qualified personnel;
•	our dependence on consultants to assist in the development of our technologies;
•	our ability to manage the growth of our Company and to realize the benefits from any acquisitions or strategic alliances we may enter in the future;
•	the impact of macroeconomic and geopolitical conditions;
•	our dependence on third parties to design, manufacture, market and distribute our products;

•	the adequacy of protections afforded to us by the patents that we own and the success we may have in, and the cost to us of, maintaining, enforcing and defending those patents;
•	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;
•	the impact of any claims of intellectual property infringement, trade secret misappropriation, product liability, product recalls or other claims;
•	our ability to stay in compliance with laws and regulations that currently apply or may become applicable to our business;
•	the accuracy of our estimates of market size for our products;
•	our ability to implement and maintain effective control over financial reporting and disclosure controls and procedures;
•	our success at managing the risks involved in the foregoing items; and
•	other factors discussed in the section titled “Risk Factors” in this proxy statement.
Any forward-looking statement made by us in this proxy statement is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

GENERAL INFORMATION
Why am I receiving these materials?
The Company is providing you this Proxy Statement, the accompanying Proxy Card and a copy of our Annual Report for the year ended December 31, 2025 (the “Annual Report”), containing audited financial statements, in connection with the solicitation of proxies by our Board for use at our Annual Meeting of Stockholders or any adjournments or postponements thereof. The Annual Meeting will take place at 10:00 a.m. Eastern Time, on June 26, 2026 and will be held on the internet at https://www.virtualshareholdermeeting.com/MOVE2026. As a stockholder of the Company, you are cordially invited to attend the Annual Meeting and are encouraged to exercise your right to vote on the matters described in this Proxy Statement. We are mailing this Proxy Statement, the accompanying Proxy Card and a copy of our Annual Report to our stockholders on or about June 2, 2026.
What is a proxy?
The Board is asking for your proxy. This means you authorize persons selected by us to vote your shares at the Annual Meeting in the way that you instruct. We have designated two of our executive officers to serve as proxy holders for the Annual Meeting. All shares represented by valid proxies received before the vote at the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions.
What items will be voted on at the Annual Meeting?
There are seven proposals scheduled to be voted on at the Annual Meeting:
1.
To elect two nominees to the Board of Directors to serve for three year terms as Class II directors and one nominee to the Board of Directors to serve for a one year term as a Class III director, each nominated by the Board of Directors and named in the enclosed proxy statement, until their respective successors are duly elected and qualified or until their earlier death, resignation, or removal (the “Director Election Proposal”);

2.
To approve, for purposes of complying with Nasdaq Listing Rule 5635(a) and 5635(b), the issuance of more than 20% of our issued and outstanding common stock in connection with the conversion of shares of Series C Preferred Stock and Series D Preferred Stock pursuant to the Merger Agreement (the “Conversion Proposal”);

3.
To approve, for purposes of complying with Nasdaq Listing Rule 5635(a) and 5635(b), the issuance of more than 20% of our issued and outstanding common stock in connection with the vesting of RSUs and exercise of options issued and outstanding prior to the Merger pursuant to the Merger Agreement (the “Option Proposal”);

4.	To ratify the appointment of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal”);
5.	To approve the 2026 Plan and the awards described in the New Plan Benefits table, the issuance of which are subject to the approval of the 2026 Plan (the “2026 Plan Proposal”);
6.	To approve the ESPP (the “ESPP Proposal”);
7.
To approve the adjournment of the Annual Meeting to a later date or dates, if determined to be necessary or appropriate by the chairman of the Annual Meeting, including, without limitation, to solicit additional proxies to approve the proposals before the Annual Meeting if there are insufficient votes to adopt such proposals at the time of the Annual Meeting or to establish a quorum (the “Adjournment Proposal”).

The Board is not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?
The Board recommends that you vote your shares:
•	FOR the approval of the Director Election Proposal;
•	FOR the approval of the Conversion Proposal;
•	FOR the approval of the Option Proposal;
•	FOR the approval of the Auditor Ratification Proposal;
•	FOR the approval of the 2026 Plan Proposal;
•	FOR the approval of the ESPP Proposal; and
•	FOR the approval of the Adjournment Proposal.
What is the Merger resulting in the Conversion Proposal and the Option Proposal?
On March 19, 2026, the Company completed the Merger with Corvex OpCo, in accordance with the terms of the Merger Agreement. The Merger Agreement amends and restates in its entirety the Prior Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into Corvex OpCo, pursuant to which Corvex OpCo was the surviving corporation and became a wholly owned subsidiary of the Company. Following the Merger, the Company was renamed Corvex, Inc., effective March 23, 2026.
Who will be the officers and directors of the Company after the Annual Meeting?
At the closing of the Merger, Michael Leabman, a Class I director, resigned from the Board and also from his position as Chief Technology Officer of the Company and Shaheen Wirk, a Class III director, also resigned from the Board. Seth Demsey was appointed as a Class I director. Emily Fairbairn was appointed as the Lead Independent Director of the Board.
John Mastrototaro and Rubén Caballero, current Class II directors, will not stand for re-election at the Annual Meeting. The Board has nominated, upon the recommendation of the Nominating and Corporate Governance Committee, Patrick Fleury and Jay Crystal as Class II directors to hold office until the 2029 annual meeting and Nicholas Donofrio as a Class III director to hold office until the 2027 annual meeting.
Upon the approval of the Director Election Proposal, following the Annual Meeting, the Company’s Board will consist of five directors divided into three staggered classes, with one class to be elected at each annual meeting to serve for a three-year term as follows:
•	the Class I directors will be Emily Wang Fairbairn and Seth Demsey, and their terms will expire at the 2028 annual meeting of stockholders;
•	the Class II directors will be Patrick Fleury and Jay Crystal, and their terms will expire at the 2029 annual meeting of stockholders; and
•	the Class III directors will be Brian Cullinan and Nicholas Donofrio, and their terms will expire at the 2027 annual meeting of stockholders.
Following the Annual Meeting, it is expected that Mr. Demsey will be appointed as Co-Chief Executive Officer of the Company, together with Mr. Crystal, and Mr. Mastrototaro will resign from his position as Chief Operating Officer of the Company.
Did the pre-Merger stockholders of the Company receive any special dividend or distribution in connection with the closing of the Merger?
In connection with the Merger, on March 19, 2026, we announced the Stock Dividend payable to holders of outstanding shares of our common stock prior to the Merger. The Stock Dividend was issued to stockholders of record at the close of business on March 30, 2026 and distributed and allocated on April 6, 2026. Resulting fractional shares were rounded down and any remaining fractional shares were distributed in cash to each stockholder.

What is the Conversion Proposal?
Our common stock is listed on the Nasdaq Capital Market, and, as such, we are subject to Nasdaq Listing Rule 5635(a), which requires stockholder approval in connection with the acquisition of another company in order for us to issue more than 20% of our common stock at the time of the transaction. We are also subject to Nasdaq Listing Rule 5635(b), which requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), it has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, in excess of 20% of the issued and outstanding shares of common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
Under the terms of the Merger Agreement, at the closing of the Merger, the Company issued an aggregate of 240.562 shares of Series B Preferred Stock to certain Corvex OpCo securityholders, which such shares of Series B Preferred Stock, on an as-converted basis, represented no more than 19.9% of the outstanding shares of the Company’s common stock immediately prior to the Closing. The 240.562 shares of Series B Preferred Stock were automatically converted into an aggregate 240,544 shares of common stock on March 31, 2026, with cash paid in lieu of fractional shares of common stock.
At the closing of the Merger, an aggregate of 23,551.5195 shares of Series C Preferred Stock and 30,227.0524 shares of Series D Preferred Stock were also issued by the Company to certain Corvex OpCo securityholders under the terms of the Merger Agreement. The Company is requesting the stockholders to approve the Conversion Proposal to permit (i) the automatic conversion of the Series C Preferred Stock into 23,551,502 shares of common stock with cash paid in lieu of fractional shares of common stock and (ii) the conversion of the Series D Preferred Stock at the option of the holder up to 30,227,050 shares of common stock with cash paid in lieu of fractional shares of common stock. Certain holders of Series C Preferred Stock (the “Exchanging Stockholders”) have expressed interest in exchanging their shares of Series C Preferred Stock for Series D Preferred Stock before the Annual Meeting. The Company may enter into exchange agreements with the Exchanging Stockholders to accommodate these requests (the “Preferred Exchange”). If any holders of Series C Preferred Stock enter into exchange agreements and receive Series D Preferred Stock, it will not increase the aggregate amount of shares of common stock that will be issued upon such conversions. For more information about the Preferred Exchange, see the section entitled “Proposal 2—The Conversion Proposal—Reasons for the Proposal.”
Holders of record of shares of our common stock (other than the shares of common stock issued upon conversion of the Series B Preferred Stock) and Series A Preferred Stock as of the close of business on the record date will be entitled to vote on this Conversion Proposal, subject to certain beneficial ownership limitations set forth in the certificate of designations for the Series A Preferred Stock. Pursuant to Nasdaq Listing Rule 5635, the shares of common stock issued upon the conversion of the Series B Preferred Stock are not entitled to vote on this Conversion Proposal. Our Series C Preferred Stock and Series D Preferred Stock do not have any voting rights and are not entitled to notice of or to vote at the Annual Meeting. In connection with the Merger, certain directors, officers and stockholders of the Company, solely in their capacity as stockholders of the Company, entered into support agreements that include covenants as to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement, including this Conversion Proposal.
What is the Option Proposal?
Under the terms of the Merger Agreement, at the closing of the Merger, the Company assumed RSUs representing 6,108,470 shares of common stock and options to purchase 8,755,418 shares of common stock issued by Corvex OpCo under the Corvex, Inc. 2024 Equity Incentive Plan that were outstanding and unexercised immediately prior to the closing of the Merger. As described above, Nasdaq Listing Rule 5635(a) requires stockholder approval in connection with the acquisition of another company in order for us to issue more than 20% of our common stock at the time of the transaction and Nasdaq Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer.
The issuance of the common stock underlying the assumed Corvex OpCo RSUs and Corvex OpCo Options (each, as defined below), as applicable, together with shares of common stock issued in connection with the conversion of the Series B Preferred Stock on March 31, 2026 and the conversion of the Series C Preferred Stock and Series D Preferred Stock into shares of common stock as described in the Conversion Proposal, are aggregated under applicable Nasdaq Listing Rules to result in over 20% of the Company’s outstanding shares of common stock at the time of the Merger. Thus, in order to permit the issuance of common stock underlying the assumed Corvex OpCo RSUs and Corvex OpCo Options, we must obtain stockholder approval of this issuance.
Holders of record of shares of our common stock (other than the shares of common stock issued upon conversion of the Series B Preferred Stock) and Series A Preferred Stock as of the close of business on the record date will be entitled to vote on this Option Proposal, subject to certain beneficial ownership limitations set forth in the certificate of designations for the Series A Preferred Stock. Pursuant to Nasdaq Listing Rule 5635, the shares of common stock issued upon the conversion of the Series B Preferred Stock are not entitled to vote on this Option Proposal. Our Series C Preferred Stock and Series D Preferred Stock do not have any voting rights and are not entitled to notice of or to vote at the Annual Meeting. In connection with the Merger, certain directors, officers and stockholders of the Company, solely in their capacity as stockholders of the Company, entered into support agreements that include covenants as to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement, including this Option Proposal.
Will the ownership of the Company by our current stockholders change if the Conversion Proposal and the Option Proposal are approved?
If the stockholders approve the Conversion Proposal and the Option Proposal, we will issue an aggregate of up to 68,642,440 shares of common stock, consisting of (i) up to 53,778,552 shares of common stock issuable upon the conversion of the Series C Preferred Stock and Series D Preferred Stock, (ii) up to 6,108,470 shares of common stock upon vesting of the assumed Corvex OpCo RSUs and (iii) up to 8,755,418 shares of common stock upon exercise of the assumed Corvex OpCo Options. After giving effect to the issuance of common stock upon approval of the Conversion Proposal and the Option Proposal, our pro forma shares outstanding as of the close of business on April 28, 2026, based on 1,981,047 shares of our common stock outstanding as of such date and assuming no further issuances of shares of common stock and the exercise in full of all equity awards subject to the Option Proposal, would have been 70,623,487. For information regarding beneficial ownership of our voting stock held by our named executive officers, directors, director nominees and 5% stockholders, see the section entitled “Securities Ownership of Certain Beneficial Owners and Management.”
Do I have appraisal rights?
Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law (“DGCL”) with respect to any of the proposals being voted.
Are there any restrictions on selling or transferring the shares of common stock or preferred stock received by stockholders in connection with the Merger?
In connection with the execution of the Merger Agreement, the directors, officers and certain stockholders of the Company and the directors, officers and substantially all stockholders of Corvex OpCo have entered into the Lock-Up Agreements pursuant to which, and subject to specified exceptions, they have agreed not to transfer their shares of our common stock until September 15, 2026 (180 days following the closing of the Merger).
When is the record date and who is entitled to vote?
Our Board set April 28, 2026 as the record date for determining the holders of shares of our common stock and Series A Preferred Stock entitled to notice of and to vote at the Annual Meeting. Holders of record of shares of our common stock (other than the shares of common stock issued upon conversion of the Series B Preferred Stock with respect to the Conversion Proposal and the Option Proposal) and Series A Preferred Stock as of the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, there were (i) 1,740,503 shares of our common stock issued and outstanding and entitled to vote on the Conversion Proposal and the Option Proposal, (ii) 1,981,047 shares of our common stock issued and outstanding and entitled to vote on the Director Election Proposal, the Auditor Ratification Proposal, the 2026 Plan Proposal, the ESPP Proposal, and the Adjournment Proposal, and (iii) 2,804 shares of our Series A Preferred Stock issued and outstanding and entitled to vote on all proposals at the Annual Meeting. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting (other than the shares of common stock issued upon conversion of the Series B Preferred Stock with respect to the Conversion Proposal and the Option

Proposal). Each share of our Series A Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which such preferred stock would be convertible, subject to certain beneficial ownership limitations set forth in the certificate of designations for the Series A Preferred Stock. As of the record date, the outstanding shares of Series A Preferred Stock were convertible into 102,192 shares of common stock. Pursuant to Nasdaq Listing Rule 5635, the shares of common stock issued upon the conversion of the Series B Preferred Stock are not entitled to vote on the Conversion Proposal and the Option Proposal. Our Series C Preferred Stock and Series D Preferred Stock do not have any voting rights and are not entitled to notice of or to vote at the Annual Meeting.
A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for a period of ten days ending on the day before the date of the Annual Meeting during ordinary business hours at our principal executive offices located at 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226. Any stockholder who wishes to inspect the stockholder list for any purpose germane to the Annual Meeting during such time period may call our Investor Relations department at (866) GET-GPUS ((866) 438-4787) to schedule an appointment.
What is a stockholder of record?
A stockholder of record or registered stockholder is a stockholder whose ownership of Corvex stock is reflected directly on the books and records of our transfer agent, Pacific Stock Transfer Company. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to stock ownership information for registered stockholders. If you are not a stockholder of record, you may need to contact your bank or broker to determine how to access the Annual Meeting or obtain your control number.
How do I vote my shares without attending the Annual Meeting?
We recommend that stockholders vote by proxy even if they plan to attend and vote at the Annual Meeting. If you are a stockholder of record as of the record date for the Annual Meeting, there are three ways to vote by proxy:
•	By telephone. You can vote by calling 1-800-690-6903 with the control number included on your proxy card.
•	By Internet. You can vote over the Internet at www.proxyvote.com by following the instructions on your proxy card.
•	By mail. You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 25, 2026.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.
How can I attend and vote at the Annual Meeting?
We will be hosting the Annual Meeting live via remote communication. Any stockholder of record as of the record date for the Annual Meeting can attend the Annual Meeting via remote communication at https://www.virtualshareholdermeeting.com/MOVE2026. If you were a stockholder as of the record date for the Annual Meeting, or you hold a valid proxy for the Annual Meeting from a stockholder of record as of such record date, you can attend and vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting is provided below:
•	Instructions on how to attend, vote, and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://www.virtualshareholdermeeting.com/MOVE2026.
•	Assistance with questions regarding how to attend, vote, and participate via the Internet will be provided at https://www.virtualshareholdermeeting.com/MOVE2026 on the day of the Annual Meeting.

•	Webcast starts at 10:00 a.m. Eastern Time.
•	You will need your 16-Digit Control Number to attend, vote, and participate at the Annual Meeting.
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Stockholders may submit questions while attending the Annual Meeting. Stockholders may also submit questions in advance of the Annual Meeting via email at the following email address: investor-relations@corvex.ai.

•	Webcast replay of the Annual Meeting will be available until May 29, 2027.
To attend, vote, and participate in the Annual Meeting, you will need the 16-digit control number included in your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker.
The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin shortly before the Annual Meeting on June 26, 2026.
How can I change or revoke my vote?
If you are a stockholder of record as of the record date for the Annual Meeting, you may change or revoke your proxy any time before it is voted at the Annual Meeting by:
•	timely delivering a properly executed, later-dated proxy or submitting a proxy with new voting instructions using the telephone or internet voting system;
•	delivering a written revocation of your proxy to our Secretary at our principal executive offices; or
•	voting during the Annual Meeting.
If you hold your shares beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or nominee following the instructions they provide.
What happens if I do not give specific voting instructions?
Stockholders of record. If you are a stockholder of record as of the record date for the Annual Meeting and you submit your proxy or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the Annual Meeting.
Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. The Auditor Ratification Proposal is a routine matter, while the Director Election Proposal, Conversion Proposal, Option Proposal and the proposals to approve the 2026 Plan and the ESPP, and the Adjournment Proposal are non-routine matters.
If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”
What is the quorum for the Annual Meeting?
The presence in person or by proxy of the holders representing not less than one-third in voting power of the outstanding shares of our common stock and Series A Preferred Stock entitled to vote at the Annual Meeting shall be necessary and sufficient to constitute a quorum entitled to vote for the transaction of business at the Annual Meeting.
What is the voting requirement to approve each of the proposals?
The following are the voting requirements for each proposal:
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Proposal 1: Director Election Proposal. The nominees receiving the highest number of votes cast by stockholders at the Annual Meeting, up to the maximum number of directors to be elected at the Annual Meeting, will be elected as directors.

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Proposal 2: Conversion Proposal. The approval of, for purposes of complying with Nasdaq Listing Rule 5635(a) and 5635(b), the issuance of more than 20% of our issued and outstanding common stock in connection with the conversion of shares of Series C Preferred Stock and Series D Preferred Stock pursuant to the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or by proxy and entitled to vote thereon.

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Proposal 3: Option Proposal. The approval of, for purposes of complying with Nasdaq Listing Rule 5635(a) and 5635(b), the issuance of more than 20% of our issued and outstanding common stock in connection with the vesting of RSUs and exercise of options issued and outstanding prior to the Merger pursuant to the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or by proxy and entitled to vote thereon.

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Proposal 4: Auditor Ratification Proposal. The Audit Committee’s appointment of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2026 may be ratified by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or by proxy and entitled to vote thereon.

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Proposal 5: 2026 Plan Proposal. The approval of the 2026 Plan and the awards described in the New Plan Benefits table, the issuance of which are subject to the approval of the 2026 Plan Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or by proxy and entitled to vote thereon.

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Proposal 6: ESPP Proposal. The approval of the ESPP requires the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or by proxy and entitled to vote thereon.

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Proposal 7: Adjournment Proposal. The approval of adjournments or postponements of the Annual Meeting or to transact such other business as may be properly brought before the Annual Meeting requires the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or by proxy and entitled to vote thereon.

Which ballot measures are considered “routine” or “non-routine”?
The Director Election Proposal, Conversion Proposal, Option Proposal, 2026 Plan Proposal, ESPP Proposal, and the Adjournment Proposal are non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on such proposals. Broker non-votes will be counted in determining whether there is a quorum for the Annual Meeting. As a result, we strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.
The Auditor Ratification Proposal is a routine matter under applicable rules, and broker non-votes will not occur with respect to this proposal.
How are abstentions and broker non-votes treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes will have no effect on the Director Election Proposal, Conversion Proposal, Option Proposal, 2026 Plan Proposal, ESPP Proposal, or the Adjournment Proposal. Broker non-votes will not occur with respect to the Auditor Ratification Proposal.
Abstentions will be counted as votes present and entitled to vote on the proposals considered at the Annual Meeting, but will not be considered as a vote cast. Therefore, abstentions will have no effect on the Director Election Proposal and will have the effect of votes against the Conversion Proposal, Option Proposal, the Auditor Ratification Proposal, 2026 Plan Proposal, ESPP Proposal, and the Adjournment Proposal.
Who pays for solicitation of proxies?
The Company is paying the cost of soliciting proxies and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the Annual Meeting?
We will announce voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this proxy statement, including our financial statements and the related notes thereto and the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements” before deciding whether to invest in our common stock.
The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. We may update these risk factors in our periodic and other filings with the SEC.
Risk Factors Summary
The following is a summary of the principal risks that could adversely affect our business, operations, and financial results.
•	The market price of our common stock after the Merger may be affected by factors different from those that historically affected the market price of our common stock.
•	We may fail to realize the anticipated benefits of the Merger.
•	The expected dilution caused by the issuance of our securities in connection with the Merger may adversely affect the market price of our common stock.
•	We may become involved in litigation in connection with the Merger, which could result in substantial costs to the company and divert the attention of our management.
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Our recent growth may not be indicative of our future growth, and if we do not effectively manage our future growth, our business, operating results, financial condition, and prospects may be adversely affected.

•	We have a limited number of suppliers for significant components of the equipment we use to build and operate our platform and provide our solutions and services.
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If our data center providers fail to meet the requirements of our business, or if the data center facilities experience damage, interruption, or a security breach, our ability to provide access to our infrastructure and maintain the performance of our network could be negatively impacted.

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A substantial portion of our revenue is driven by a limited number of our customers, and the loss of, or a significant reduction in, spend from one or a few of our top customers would adversely affect our business, operating results, financial condition, and prospects.

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If we fail to efficiently enhance our platform and develop and sell new solutions and services and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements, or preferences, our platform may become less competitive.

•	The broader adoption, use, and commercialization of AI technology, and the continued rapid pace of developments in the AI field, are inherently uncertain.
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Our operations require substantial capital expenditures, and we will require additional capital to fund our business and support our growth, and any inability to generate or obtain such capital on acceptable terms, if at all, or to lower our total cost of capital, may adversely affect our business, operating results, financial condition, and prospects.

•	We face intense competition and could lose market share to our competitors, which would adversely affect our business, operating results, financial condition, and prospects.
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A network or data security incident against us, or our third-party providers, whether actual, alleged, or perceived, could harm our reputation, create liability and regulatory exposure, and adversely impact our business, operating results, financial condition, and prospects.

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If we are unable to attract new customers, retain existing customers, and/or expand sales of our platform, solutions, and services to such customers, we may not achieve the growth we expect, which would adversely affect our business, operating results, financial condition, and prospects.

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If we are unable to successfully build, expand, and deploy our sales organization in a timely manner, or at all, or to successfully hire, retain, train, and motivate our sales personnel, our growth and long-term success could be adversely impacted.

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We rely on our management team and other key employees and will need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel, including members of our board of directors, could harm our business.

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Failure to obtain, maintain, protect, or enforce our intellectual property and proprietary rights could enable others to copy or use aspects of our platform without compensating us, which could harm our brand, business, operating results, financial condition, and prospects.

•	Our business is subject to a wide range of laws and regulations, and our failure to comply with those laws and regulations could harm our business.
•	We have identified material weaknesses in our internal control over financial reporting.
•	We incur significant costs and management resources as a result of operating as a public company.
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Adverse global macroeconomic conditions, geopolitical risks, or reduced spending on AI and machine learning or on cloud infrastructure could adversely affect our business, operating results, financial condition, and prospects.

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We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as war and regional geopolitical conflicts around the world, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster

•	The market price of our common stock may be volatile, and you could lose all or part of your investment.
•	Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could cause the market price of our common stock to decline.
•	Our quarterly and annual results may fluctuate significantly, may not fully reflect the underlying performance of our business and may result in decreases in the price of our securities.
•	Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our common stock.
We operate in a rapidly changing environment that involves a number of risks that could materially affect our business, financial condition or future results, some of which are beyond our control. This discussion highlights some of the risks that may affect future operating results. These are the risks and uncertainties we believe are most important for you to consider. We cannot be certain that we will successfully address these risks. If we are unable to address these risks, our business may not grow, our stock price may suffer, and we may be unable to stay in business. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations.
Risks Related to the Combined Company Following the Merger
The market price of our common stock after the Merger may be affected by factors different from those that historically affected the market price of our common stock.
The business of our artificial intelligence division differs from that of our legacy healthcare division in important respects, and, accordingly, the results of operations of the Company after the Merger, as well as the market price of our common stock, may be affected by factors different from those that historically affected the results of operations of the Company. For further information on the respective businesses of each of our divisions and certain factors to consider in connection with those businesses, see the section entitled “Corvex’s Business”

below. Additionally, the market price of our common stock may fluctuate significantly following the Merger. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the common stock of the Company, regardless of our actual operating performance.
Our business relationships may be subject to disruption due to uncertainty associated with the Merger.
Parties with which we do business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with the Company. Our business relationships may be subject to disruption as parties with which the Company does business may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than the Company. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the Company, including an adverse effect on our ability to realize the anticipated benefits of the Merger.
We may fail to realize the anticipated benefits of the Merger.
The Company believes that there are significant benefits that may be realized by the Merger. However, the efforts to realize these benefits will be a complex process and may disrupt our existing operations if not implemented in a timely and efficient manner. The full benefits of the Merger may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the Merger could adversely affect our business, operating results or financial condition and cause the combined business to not perform as expected.
Our artificial intelligence and legacy healthcare divisions operated independently before the completion of the Merger and there can be no assurances that the integration of the artificial intelligence division into the Company can be achieved successfully. Specifically, the following issues, among others, must be addressed to realize the anticipated benefits of the Merger:
•	combining certain of the companies’ financial, reporting and corporate functions;
•	consolidating the companies’ administrative and IT infrastructure;
•	expanding the Company’s finance and accounting infrastructure and personnel, including SEC reporting capabilities, technical accounting, tax, internal audit and compliance capabilities;
•	implementation of an enterprise resource planning system;
•	consolidating the companies’ administrative and information technology infrastructure;
•	implementing and maintaining requisite internal controls over financial reporting and disclosure controls and procedures; and
•	maintaining continued compliance with the Nasdaq Listing Rules, including compliance with Nasdaq corporate governance requirements.
If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, the former stockholders of Corvex OpCo common stock may be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of Corvex OpCo common stock for securities of the Company in the Merger.
The Company intends for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. The completion of the Merger was not conditioned on the Merger qualifying for the intended tax treatment or upon the receipt of an opinion of counsel to that effect, and the Company has not requested a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger.
If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a former Corvex OpCo stockholder that is a U.S. holder generally would recognize a gain or loss for U.S. federal income tax purposes upon the exchange of the Corvex OpCo common stock and series seed preferred stock for the Company’s securities in the Merger.
Potential litigation against the Company could result in substantial costs and divert management’s attention.
Securities class action lawsuits and derivative lawsuits are often brought against public companies in connection with merger transactions. Even if such lawsuits are unsuccessful, defending against them can result in substantial costs and divert management’s attention.

Stockholders of the Company may file lawsuits against the Company and/or the directors and officers of the Company in connection with the Merger. Potential lawsuits could result in significant costs to the Company, including any costs associated with the indemnification of directors and officers. There can be no assurance that any of the defendants will be successful in the outcome of any potential lawsuits.
The expected dilution caused by the issuance of our securities in connection with the Merger may adversely affect the market price of our common stock.
The expected dilution caused by the issuance of new shares of our common stock in connection with the conversion of the convertible preferred stock issued to former Corvex OpCo stockholders, the assumption of Corvex OpCo equity awards and the issuance of new equity awards in connection with the Merger, either alone or in combination with any negative impact on the market price of our common stock following the release of lock-up restrictions entered by the respective directors, officers and certain stockholders of Corvex OpCo and the Company in connection with the Merger, may result in fluctuations in the market price of our common stock, including a stock price decrease.
If the Conversion Proposal is not approved by stockholders at the Annual Meeting, the Series C Preferred Stock and Series D Preferred Stock will remain outstanding and unconverted, which could adversely affect the Company and its stockholders.
Under the terms of the Merger Agreement, we are obligated to obtain stockholder approval for the conversion of all outstanding shares of Series C Preferred Stock and Series D Preferred Stock issued in the Merger into shares of our common stock, as required by the Nasdaq Listing Rules. We are seeking such approval at the Annual Meeting through the Conversion Proposal described in this proxy statement. If our stockholders do not approve the Conversion Proposal, the Series C Preferred Stock and Series D Preferred Stock will remain outstanding and unconverted, and we may be required to seek such approval at a subsequent stockholders meeting, resulting in additional cost and delay. For additional information, please see the section entitled “Proposal 2—the Conversion Proposal” below. If the Conversion Proposal is approved, the conversion of all such Series C Preferred Stock and Series D Preferred Stock will result in the issuance of a maximum of 53,778,572 shares of our Common Stock, causing dilution to existing holders of our Common Stock and an increase in the number of shares eligible for resale in the public market. We also have a contractual obligation under the Merger Agreement to register such shares of common stock for resale shortly following their conversion.
Risks Related to our AI Cloud Computing Business and Industry
Our recent growth may not be indicative of our future growth, and if we do not effectively manage our future growth, our business, operating results, financial condition, and prospects may be adversely affected.
Our AI cloud computing business was founded in October 2024. We launched our platform in the first quarter of 2025 and generated revenue of $7.1 million for the fiscal year ended December 31, 2025. Investors should not rely on the revenue growth of any prior period as an indication of our future performance. Even if our revenue continues to increase, our revenue growth rate may decline in the future as a result of a variety of factors. Overall growth of our revenue will depend on a number of factors, including but not limited to our ability to:
•	expand our AI infrastructure capacity;
•	manage increases in input and operating costs, including price increases for servers, GPUs, memory, storage, networking, cooling, data center space, and power;
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anticipate and adapt to regulatory shifts that affect infrastructure expansion and operations, including federal, state, and local changes related to data center permitting, operation and zoning, energy usage caps, emissions or cooling requirements, and related compliance obligations that could delay or increase the cost of capacity additions;

•	compete with other companies in our industry, including those with greater financial, technical, marketing, sales, and other resources;
•	continue to develop new solutions and services and new functionality for our platform and successfully further optimize our existing infrastructure, solutions, and services;
•	retain existing customers and increase sales to existing customers, as well as attract new customers and grow our customer base;

•	successfully expand our business domestically and internationally;
•
generate sufficient cash flow from operations and raise additional capital, including through indebtedness, to support continued investments in our platform to maintain our technological leadership and the security of our platform;

•	strategically expand our direct sales force and leverage our existing sales capacity;
•	introduce and sell our solutions and services to new markets and verticals;
•	recruit, hire, train, and manage additional qualified personnel for our research and development activities;
•	maintain our existing, and enter into new, more cost-efficient, financing structures; and
•	successfully identify and acquire or invest in businesses, products, or technologies that we believe could complement or expand our platform.
In addition to the factors discussed above, our revenue growth may also be impacted by industry-specific factors, particularly the continued development of AI (including advancements in AI technology that may lead to further compute efficiencies), the broader adoption, use, and commercialization of AI and any impacts of the developing AI regulatory environment.
As many of these factors are beyond our control, it is difficult for us to accurately forecast our future operating results. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, we may be unable to maintain consistent revenue or revenue growth, the value of our stock could be volatile, and it may be difficult to achieve and, if achieved, maintain profitability. In addition, changes in the macroeconomic environment, including actual or perceived global banking and finance related issues, domestic and foreign regulatory uncertainty, changes in trade policies (including the imposition of tariffs, trade controls and other trade barriers), labor shortages, supply chain disruptions, volatile interest rates and inflation, spending environments, geopolitical instability, warfare and uncertainty, including the effects of the conflicts in the Middle East and Russia/Ukraine and tensions between China and Taiwan, weak economic conditions in certain regions, or a reduction in AI spending regardless of macroeconomic conditions may impact our growth.
In addition, as we have grown, our number of customers has also increased, and we have increasingly managed more complex deployments of our infrastructure in more complex computing environments. The rapid growth and expansion of our business places a significant strain on our management, operational, engineering, and financial resources. To manage any future growth effectively, we must continue to improve and expand our infrastructure, including information technology (“IT”) and financial infrastructure, our operating and administrative systems and controls, and our ability to manage headcount, capital, and processes in an efficient manner. If we do not manage future growth effectively, our business, operating results, financial condition, and prospects would be harmed.
As an early-stage company, our systems, controls, staffing, product capabilities, and other aspects of our operations will need to continue to evolve to support current demand and any future revenue growth. If we continue to experience rapid growth, we may not be able to successfully implement or scale improvements to our systems, processes, and controls in an efficient, timely, or cost-effective manner. As we grow, our existing systems, processes, and controls may not prevent or detect all errors, omissions, or fraud. Any future growth will continue to add complexity to our organization and require effective coordination throughout our organization. Failure to manage any future growth effectively could result in increased costs, cause difficulty or delays in deploying our platform to new and existing customers, reduce demand for our platform, and cause difficulties in introducing new solutions and services or other operational difficulties, and any of these difficulties would adversely affect our business, operating results, financial condition, and prospects.

We have a limited number of suppliers for significant components of the equipment we use to build and operate our platform and provide our solutions and services. Any disruption in the availability of these components could delay our ability to expand or increase the capacity of our infrastructure or replace defective equipment.
We do not manufacture the components we use to build the technology infrastructure underlying our platform. We have a limited number of suppliers that we use to procure and configure significant components of the technology infrastructure that we use to operate our platform and provide our solutions and services to our customers. Additionally, for the year ended December 31, 2025, three suppliers accounted for 63%, 23%, and 9% of our total purchases. Utilizing a limited number of suppliers of the components for our technology infrastructure exposes us to risks, including:
•	asymmetry between component availability and contractual performance obligations, including where specified components are required;
•	exposure to volatility in the prices and availability of GPUs, RAM, and other hardware;
•	volatility in the price of power and leased or licensed data centers;
•	shifts in market-leading technologies away from those offered by our current suppliers that could impact our ability to offer our customers the solutions and services that they are seeking;
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reduced control over production costs and constraints based on the then current availability, terms, and pricing of these components, including any delays in our supply chain (such as the recent delays associated with NVIDIA’s Blackwell GPUs);

•	limited ability to control aspects of the quality, performance, quantity, and cost of our infrastructure or of our components;
•	the potential for binding price or purchase commitments with our suppliers at higher than market rates;
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reliance on our suppliers to keep up with technological advancements at the same pace as our business and customer demands, including their ability to continue to deliver next generation components that are substantially better than the prior generation;

•	consolidation among suppliers in our industry, which may harm our ability to negotiate favorable terms with our suppliers and their third-party suppliers;
•	labor and political unrest at facilities we do not operate or own;
•	geopolitical disputes disrupting our or any of our suppliers’ supply chains;
•	business, legal compliance, litigation, and financial concerns affecting our suppliers or their ability to manufacture and ship components in the quantities, quality, and manner we require;
•	impacts on our supply chain from adverse public health developments, including outbreaks of contagious diseases or pandemics; and
•	disruptions due to floods, earthquakes, storms, and other natural disasters, particularly in countries with limited infrastructure and disaster recovery resources, or regional conflicts.
Our technology infrastructure components suppliers fulfill our supply requirements on the basis of individual purchase orders. We currently have no long-term contracts or arrangements with our suppliers that guarantee capacity or the continuation of any particular payment terms. Accordingly, our suppliers are not obligated to continue to fulfill our supply requirements, and the prices we are charged for our products and, if applicable, services could be increased on short notice. Any delay from our suppliers may result in our inability to provide our infrastructure and platform to our customers on a timely basis and fulfill our contractual requirements under our customer contracts, and we may be unable to obtain replacement parts or warranty service on the timelines required to meet our delivery schedules and service level commitments. Suppliers may also suspend, reduce, or discontinue sales, support, or prioritized allocations to us if we experience adverse brand or reputational issues or any perceived compliance lapses (including with know-your-customer (“KYC”)/anti-money laundering (“AML”), sanctions, or related screening obligations) that cause us to be viewed as a higher-risk counterparty, which could disrupt operations, extend lead times, increase costs, and impair our ability to meet customer commitments. If we are required to change suppliers, our ability to meet our obligations to our customers, including scheduled compute access, could be adversely affected and our solutions may not be as performant, which could cause the loss of sales from existing or potential customers, delayed revenue, or an increase in our costs, which could adversely affect our margins. The process to select and onboard alternate suppliers, including software vendors, may be lengthy, and transitioning suppliers could require installation or engineering work, retraining or other processes that may introduce downtime risk and incremental expense. Any production or shipping interruptions for any reason, such as a natural disaster, epidemics, pandemics, capacity shortages, quality problems, or strike or other labor disruption at one of our supplier locations or at shipping ports or locations, could adversely affect sales of our solution and services offerings.
In addition, we are continually working to expand and enhance our infrastructure features, technology, and network and other technologies to accommodate substantial increases in the computing power required by more compute-intensive workloads on our platform, the amount of data we host, and our overall number of total customers. We may be unable to project accurately the rate or timing of these increases or to allocate resources successfully to address such increases and may underestimate the data center capacity needed to address such increases. Our limited number of suppliers, in turn, may not be able to quickly respond to our needs, which would have a negative impact on customer experience and contractual performance. In the future, we may be required to allocate additional resources, including spending substantial amounts, to build, purchase, lease or license data centers and equipment and upgrade our technology and network infrastructure in order to handle increased customer usage, and our suppliers may not be able to satisfy such requirements. There is no assurance that we will be able to enter into agreements to build, purchase, lease or license data centers and related equipment and infrastructure in a timely manner or on terms that are favorable to us. If we are not able to expand our data center capacity to meet the demands of our customers, our business, operating results, financial condition, and prospects may be adversely affected. In addition, our network or our suppliers’ networks might be unable to achieve or maintain data transmission capacity high enough to effectively deliver our services. We may also face constraints on our ability to deliver our platform, solutions, and services if there is limited power supply. Our failure, or our suppliers’ failure, to achieve or maintain high data transmission capacity and sufficient electrical services would impact our ability to meet customer needs and could significantly reduce consumer demand for our services. Such reduced demand and resulting loss of compute, cost increases, or failure to upgrade our equipment or adapt to new technologies would harm our business, operating results, financial condition, and prospects.
Moreover, our suppliers themselves rely on a complex network of third-party suppliers for semiconductor manufacturing, hardware components, and other critical inputs, which introduces additional risks to our supply chain. For example, NVIDIA relies on suppliers such as Taiwan Semiconductor Manufacturing Company for semiconductor fabrication and other manufacturers for compute and networking components. Any disruption in the operations of these upstream suppliers, whether due to equipment failures, geopolitical factors such as the potential for military conflict between China and Taiwan, or supply chain constraints, could affect our suppliers’ ability to supply the significant components of the equipment we use to operate our platform and provide our solutions and services to our customers, which would, in turn, affect the availability of our solutions and services, as well as lead times.
In addition, to the extent any of our suppliers’ businesses are impacted by business, legal compliance, litigation, and financial concerns, including regulatory scrutiny and export controls, our business, operating results, financial condition, and prospects may be adversely affected. For example, increasing use of tariffs, economic sanctions and export controls has impacted and may in the future impact the availability and cost of GPUs and other components of our platform. Broad-based tariffs imposed on imported goods have increased the cost of, among other goods, semiconductors and GPUs imported into the United States. Escalation of tariffs or other trade restrictions applicable to semiconductors, server hardware, networking equipment, or power infrastructure could increase equipment costs, extend lead times, and reduce availability. Intensifying geopolitical tensions or conflict affecting key technology manufacturing hubs, including potential disruptions impacting the Taiwan semiconductor ecosystem, could materially impair our suppliers’ ability to deliver critical components on required schedules or at expected costs, which could adversely affect our ability to meet customer demand and our operating results. Further, stringent export controls targeting semiconductor manufacturing equipment and other items related to advanced integrated circuits may increase the cost of such equipment or otherwise limit the supply chain. Additional export restrictions imposed on components of our technologies may also provoke responses from foreign governments that negatively impact our supply chain, increase the costs for affected imported goods, or limit our ability to obtain additional hardware components, which would also substantially reduce our ability to provide or develop our platform, solutions, and services.

In the event of a supplier unavailability or discontinuation of services, component shortage, or supply interruption, we may not be able to secure alternate sources in a timely manner. Securing alternate sources of supply for these components or services may be time-consuming, difficult, and costly and we may not be able to source these components or services on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. Any interruption or delay in the supply of any of these components or services, or the inability to obtain these components or services from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to meet the demand of our customers, which in turn would have an adverse effect on our business, operating results, financial condition, and prospects.
Our business would be harmed if we are not able to access sufficient power or by increased costs to procure power, prolonged power outages, shortages, or capacity constraints.
We depend on being able to secure power for our data center facilities, in a cost-effective manner. Our inability to secure sufficient power or any power outages, shortages, supply chain issues, capacity constraints, or significant increases in the cost of securing power could have an adverse effect on our business, operating results, financial condition, and prospects. There can be no assurance that we will be able to secure sufficient, cost-effective electrical power and suitable data center space on acceptable terms, or at all.
We rely on third parties to provide a sufficient amount of power to maintain our leased or licensed data center facilities and meet the needs of our current and future customers. We may experience insufficient power to operate our cloud service. Any limitation on the delivered energy supply would limit our ability to operate our platform. These limitations would have a negative impact on a given data center or limit our ability to grow our business which could negatively affect our business, operating results, financial condition, and prospects. Limitations on generation, transmission, and distribution may also limit our ability to obtain sufficient power capacity for potential expansion sites in new or existing markets. Power providers, other participants in the power market, and those entities that regulate us may impose onerous operating conditions to any approval or provision of power or we may experience significant delays and substantial increased costs to provide the level of electrical service required by our current or future leased or licensed data centers, or any data centers we may choose to construct in the future. Our ability to find appropriate sites for expansion, including existing sites to lease or license, will also be limited by access to power.
Our data center facilities are affected by problems accessing electricity sources, such as planned or unplanned power outages and limitations on transmission or distribution of power. Unplanned power outages, including, but not limited to those relating to large storms, earthquakes, fires, tsunamis, cyberattacks, physical attacks on utility infrastructure, war, and any failures of electrical power grids more generally, and planned power outages by public utilities could harm our customers and our business. Further, we may not control access to building infrastructure such as generators or fuel tanks at any leased data center facilities. As a result, in the event of a power outage, we could be dependent upon the landlord, as well as the utility company, to restore the power. Even if we attempt to limit our exposure to system downtime by using backup generators, which are in turn supported by onsite fuel storage and through contracts with fuel suppliers, these measures may not always prevent downtime or solve for long-term or large-scale outages. Any outage or supply disruption could adversely affect our customer experience, as well as our business, operating results, financial condition, and prospects.
The global energy market is currently experiencing inflation and volatility pressures. Various macroeconomic and geopolitical factors are contributing to the instability and global power shortage, including the war in Russia/Ukraine, severe weather events, governmental regulations, government relations, and inflation. We expect the cost for power to continue to be volatile and unpredictable and subject to inflationary pressures, which could materially affect our financial forecasting, business, operating results, financial condition, and prospects.
If our data center providers fail to meet the requirements of our business, or if the data center facilities experience damage, interruption, or a security breach, our ability to provide access to our infrastructure and maintain the performance of our network could be negatively impacted.
We lease space in or otherwise license use of third-party data centers located in the United States. Our business is reliant on these data center facilities. Given that we lease or license use of this data center space, we do not control the operation of these third-party facilities. Consequently, we could be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of our direct control. Our data center facilities and network infrastructure are vulnerable to damage or interruption from a variety of sources including earthquakes, floods, fires, power loss, system failures, computer and other cybersecurity vulnerabilities, physical or electronic break-ins, human error, malfeasance or interference, including by employees, former employees, or contractors, as well as terrorist acts and other catastrophic events. We and the data center facilities we lease space in or license use of have experienced, and may in the future experience, disruptions, outages, and other performance problems due to a variety of factors, including availability or sufficiency of power, infrastructure changes, and capacity constraints, occasionally due to an overwhelming number of customers accessing our infrastructure simultaneously. Our third-party data centers and network infrastructure may also be subject to cybersecurity attacks, including supply chain attacks, due to the actions of outside parties or human error, malfeasance, insider threats, system errors or vulnerabilities, insufficient cybersecurity controls, a combination of these, or otherwise, which may cause service outages and otherwise impact our ability to provide our solutions and services. We likewise depend on software and hardware performing in accordance with manufacturers’ and vendors’ specifications; however, warranties, support and updates or patches may be insufficient, unavailable or delayed. While we take steps to review the security measures of our third-party data centers, we cannot ensure that the measures in place will be sufficient to prevent a cybersecurity attack or to protect the continued operation of our platform in the event of a cybersecurity attack, and any impact to our solutions and services may also impact our business, operating results, financial condition, and prospects. Data center facilities housing our network infrastructure may also be subject to local administrative actions, changes to legal or permitting requirements, labor disputes, litigation to stop, limit, or delay operations, and other legal challenges, including local government agencies seeking to gain access to customer accounts for law enforcement or other reasons. In addition, while we have entered into various agreements for the lease of data center space, equipment, maintenance, and other services, those third parties could fail to deliver on their contractual obligations under those agreements, including agreements to provide certain data, equipment, and utilities information required to run our business. Furthermore, we may require the data centers we lease to have certain highly specific attributes in order to effectively run our business. For example, our data centers may also require networking equipment, high-speed interconnects, enhanced access to power, and liquid cooling infrastructure. In some cases, these third-party data centers are required to undergo extensive retrofitting and improvement efforts, including to incorporate novel developments in our industry, which are time consuming, expensive, and less efficient than if we were to lease from spaces already designed for our operations, and which may not ultimately be successful in meeting all of our requirements.
If third parties fail to successfully deliver on such performance requirements, our ability to maintain the performance of our network would be negatively impacted. Similarly, failures, defects, or delays in our own software or in open-source or commercially licensed software we use can impair availability, functionality, or security and could result in service credits, liquidated damages, or termination rights under our customer contracts.
Other factors, many of which are beyond our control, that can affect the delivery, performance, and availability of our platform include:
•	the development, maintenance, and functioning of the infrastructure of the internet as a whole;
•	the performance and availability of third-party telecommunications services with the necessary speed, data capacity, and security for providing reliable internet access and services;
•	the success or failure of our redundancy systems;
•	the success or failure of our disaster recovery and business continuity plans;
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decisions by the owners and operators of the data center facilities where our infrastructure is installed or by global telecommunications service provider partners who provide us with network bandwidth to terminate our contracts, discontinue services to us, shut down operations or facilities, increase prices, change service levels, limit bandwidth, declare bankruptcy, breach their contracts with us, or prioritize the traffic of other parties;

•	our ability to enter into data center agreements and leases according to our business needs and on terms and with counterparties acceptable to us; and
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changing sentiment by government regulators relating to data center development, including in response to public concerns regarding environmental impact and development, which may result in restrictive government regulation or otherwise impact the future construction of additional data centers.

If we do not accurately anticipate the data center capacity required by our customers, including if they use less or more of our infrastructure than expected, we would incur additional costs due to leasing more capacity than is used and paid for by our customers or, alternatively, in seeking additional data center capacity to fulfill unexpected demand on terms that may not be economically reasonable or acceptable to us, if we are able to lease additional capacity at all. We may also need to seek additional data center capacity in the event any leases with third parties are terminated or not renewed, which we may be unable to do on reasonable terms or at all. Moreover, to the extent we build or otherwise secure additional capacity (including through owned or build-to-suit data centers) and customer demand is insufficient to utilize such capacity at anticipated levels, we may not realize expected returns on these investments, and our business, operating results, financial condition, and prospects would be adversely affected.
The occurrence of any of these factors, or our inability to efficiently and cost-effectively fix such errors or other problems that may be identified, could damage our reputation, negatively impact our relationship with our customers, or otherwise materially harm our business, operating results, financial condition, and prospects.
In the future, we may develop our own data centers, rather than relying on third parties and, because of our limited experience in this area, we could experience unforeseen difficulties. For example, any potential expansion of our data center infrastructure would be complex, and unanticipated delays in the completion of those projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our platform. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully utilize the underlying equipment, that could further degrade our platform or increase our costs. Construction and delivery of new or expanded facilities also present additional risks, including project delays; unexpected budget changes and cost overruns; increased prices for, or shortages of, building supplies, raw materials, and data center equipment; labor availability issues, including as a result of unionization, labor negotiations or labor disputes, or work stoppages among contractors and subcontractors; environmental issues and geologic conditions; and delays or conditions imposed in connection with permits and other approvals from public agencies, utilities, or other organizations. Prices for key inputs required for new builds and expansions - including data center space, construction labor and materials, electrical and cooling infrastructure, networking, and GPUs - may be volatile and may increase materially between project underwriting and delivery, which could delay projects, increase capital intensity, compress returns, or render certain builds uneconomic. Any of these issues could delay readiness, increase capital intensity, limit capacity additions, or impair expected performance.
A substantial portion of our revenue is driven by a limited number of our customers, and the loss of, or a significant reduction in, spend from one or a few of our top customers would adversely affect our business, operating results, financial condition, and prospects.
A substantial portion of our revenue is driven by a limited number of customers.
For the year ended December 31, 2025, three customers accounted for approximately 32%, 19%, and 16%, respectively, of Corvex OpCo’s revenue. None of our other customers represented 10% or more of our revenue for the year ended December 31, 2025. Any negative changes in demand from our top customers, in our top customers’ ability or willingness to perform under their contracts with us or in our broader strategic relationship with our top customers would adversely affect our business, operating results, financial condition, and prospects. In addition to risks associated with customers discontinuing use of our solutions, we face risks that customers may fail to continue usage following renewal events, or even during the term of a lease. We offer varying lease lengths and therefore faces renewal timing risk and credit-quality risk from our counterparties. Where contractual offtake periods are shorter than associated lease obligations, we bear the risk that renewal will occur at lower prices or not at all, requiring rapid replacement of non-performing or non-renewing customers and potentially resulting in periods of under-utilized capacity and lower cash flows. Additionally, we may experience contractual non-performance by certain customers, which may result in losses.
We anticipate that we will continue to derive a significant portion of our revenue from a limited number of customers for the foreseeable future, and in some cases, the portion of our revenue attributable to certain customers may increase in the future. The composition of our customer base, including our top customers, may fluctuate from period to period given that our customer composition has evolved and is expected to continue to evolve significantly as our business continues to evolve and scale and as the use cases for AI continue to develop. However, we may not be able to maintain or increase revenue from our top customers for a variety of reasons, including the following:
•	customers may develop their own infrastructure that may compete with our services;
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some of our customers may redesign their systems to require fewer of our services with limited notice to us and may choose not to renew or increase their purchases of our platform, solutions, and services; and

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our customers may have pre-existing or concurrent relationships with, or may be, current or potential competitors that may affect such customers’ decisions to purchase our platform, solutions, and services.

Customer relationships often require us to continually improve our platform, which may involve significant technological and design challenges, and our customers may place considerable pressure on us to meet tight development and capacity availability schedules. Accordingly, we may have to devote a substantial amount of our resources to our strategic relationships, which could detract from or delay our completion of other important development projects. Delays in making capacity or AI infrastructure available and performing to contractual specifications could impair our relationships with our customers and negatively impact forecasted sales of the services under development. Customer dissatisfaction with our products and services may materially and adversely affect our business, and a failure to continuously improve our solutions may render our technology obsolete.
If we fail to efficiently enhance our platform and develop and sell new solutions and services and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements, or preferences, our platform may become less competitive.
The market in which we compete is relatively new and subject to rapid technological change, evolving industry standards and regulatory changes, as well as changing customer needs, requirements, and preferences. The success of our business will depend, in part, on our ability to, predict, adapt, and respond effectively to these changes on a timely basis. If we are unable to develop and sell new solutions and services that satisfy and are adopted by new and existing customers and provide enhancements, new features, and capabilities to our infrastructure that keep pace with rapid technological and industry change, our business, operating results, financial condition, and prospects could be adversely affected. Further, prospective or existing customers may influence our product roadmap by requiring features optimal for their particular use case. If we are unable to adapt to meet customers’ requirements, they may use competitive offerings or internal solutions that eliminate reliance on third-party providers, and our business, operating results, financial condition, and prospects could be adversely affected. Moreover, prioritizing development of such features may require significant engineering resources and may not be compatible with the requirements of other customers, which could impact overall adoption of our platform. If new technologies emerge that limit or eliminate reliance on AI cloud platform providers like us, or that enable our competitors to deliver competitive services at lower prices, more efficiently, more conveniently, or more securely, such technologies could adversely impact our ability to compete. If our solutions do not allow us or our customers to comply with the latest regulatory requirements, sales of our platform, solutions, and services to existing customers may decrease and new customers will be less likely to adopt our platform.
Our future growth is dependent upon our ability to continue to meet the needs of new customers and the expanding needs of our existing customers as their use of our platform, solutions, and services grows. As sales of our platform grow, we will need to devote additional resources to expanding, improving, and maintaining our infrastructure and integrating with third-party applications. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support, to serve our growing customer base, and to improve our IT and financial infrastructure, operating and administrative systems, and our ability to effectively manage headcount, capital and processes, including by reducing costs and inefficiencies. Any failure of, or delay in, these efforts could result in impaired system performance and reduced customer satisfaction, which would negatively impact our revenue growth and our reputation and could cause existing customers to reduce or terminate use of our platform. We may not be successful in developing or implementing these technologies. In addition, it takes a significant amount of time to plan, develop and test improvements to our technologies and infrastructure, and we may not be able to accurately forecast demand or predict the results we will realize from such improvements. In some circumstances, we may also determine to scale our technology through the acquisition of complementary businesses and technologies rather than through internal development, which may divert management’s time and resources. To the extent that we do not effectively scale our operations to meet the needs of our growing customer base and to maintain performance as our customers expand their use of our services, we will not be able to grow as quickly as we anticipate, our customers may reduce or terminate use of our platform and we will be unable to compete as effectively and our business, operating results, financial condition, and prospects will be adversely affected.
We continually work to upgrade and enhance our platform, solutions, and services in response to customer demand and to keep up with technological changes. Part of this process entails cycling out outdated components of our infrastructure and replacing them with the latest technology available. This requires us to make certain estimates with respect to the useful life of the components of our infrastructure and to maximize the value of the components of our infrastructure, including our GPUs, to the fullest extent possible. We cannot guarantee that our estimates will be accurate or that our attempts at maximizing value will be successful. Any changes to the significant assumptions underlying our estimates or to the estimates of our components’ useful lives, or any inability to redeploy components of our existing infrastructure to extend past their contracted life could significantly affect our business, operating results, financial condition, and prospects.
Our platform must also integrate with a variety of network, hardware, storage, and software technologies, and we need to continuously modify and enhance the capabilities of our platform to adapt to changes and innovation in these technologies. If our customers widely adopt new technologies, we may need to redesign parts of our platform to work with those new technologies. These development efforts may require significant engineering, marketing, and sales resources, all of which would affect our business, operating results, financial condition, and prospects. Any failure of our infrastructure’s capabilities to operate effectively with future technologies and software platforms could reduce the demand for our platform. If we are unable to respond to these changes in a cost-effective manner, our platform may become less marketable and less competitive or obsolete, and our business may be harmed.
In addition, we must also continue to effectively manage our capital expenditures by maintaining and expanding our data center capacity, servers and equipment, grow in geographies where we currently have limited or no presence, and ensure that the performance, features, and reliability of our services and our customer service remain competitive in a rapidly changing technological environment. Depreciation of our infrastructure assets may occur faster or slower than currently estimated as a result of technological change, configuration mismatches, or changes in utilization, which could materially affect reported results, cash flows, and covenant calculations and may necessitate earlier-than-planned replacements or write-downs. Our returns on capital expenditures are uncertain and may be reduced or may be negative due to factors such as changes in equipment pricing over time, higher than expected cost of capital, under-utilization or excess capacity, configuration mismatches with customer demand, renewal pricing pressure, customer credit deterioration, and liquidated damages or service credits for failure to meet SLAs, any of which can lower cash flows and impair project economics. If we fail to manage our growth, the quality of our platform may suffer, which could negatively affect our brand and reputation and harm our ability to retain and attract customers and employees, and we may fail to achieve anticipated returns on our investments.
The broader adoption, use, and commercialization of AI technology, and the continued rapid pace of developments in the AI field, are inherently uncertain. Failure by our customers to continue to use our platform to support AI use cases in their systems, or our ability to keep up with evolving AI technology requirements and regulatory frameworks, could have a material adverse effect on our business, operating results, financial condition, and prospects.
As part of our growth strategy, we seek to attract and acquire customers requiring high-performance computing, such as AI, machine learning, and automated decision-making technologies, including proprietary AI algorithms and models (collectively, “AI Technologies”).
AI has been developing at a rapid pace, and continues to evolve and change. As demand continues for AI services, AI providers, including our customers, have sought increased compute capacity to enable advancements in their AI models and service the demands of end users. We cannot predict whether additional computing power will continue to be required to develop larger, more powerful AI models, or if the practical limits of AI technology will plateau in the future regardless of available compute capacity. Further, there have been recent advancements in AI technology, including open-source AI models, that may lead to compute and other efficiencies that may impact the demand for AI services, including our platform, solutions, and services, which may adversely impact our revenue and profitability. In the event that existing scaling laws do not continue to apply as they have in the past, demand by our customers for compute resources, including our solutions and services, may not continue to increase over time, or may decrease if overall demand for AI is impacted by a lack of further technological development. If we are unable to keep up with the changing AI landscape or in developing services to meet our customers’ evolving AI needs, or if the AI landscape does not develop to the extent it or our customers expect, our business, operating results, financial condition, and prospects may be adversely impacted.
Additionally, we may incur significant costs and experience significant delays in developing new solutions and services or enhancing our current platform to adapt to the changing AI landscape, and may not achieve a return on investment or capitalize on the opportunities presented by demand for AI solutions. Moreover, while AI adoption is likely to continue and may accelerate, the long-term trajectory of this technological trend is uncertain. Further, market acceptance, understanding, and valuation of solutions and services that incorporate AI Technologies are uncertain and the perceived value of AI Technologies used and/or provided by our customers could be inaccurate. If AI is not broadly adopted by enterprises to the extent we expect, or if new use cases do not arise, then our opportunity may be smaller than we expect. Further, if the consumer perception and perceived value of AI Technologies is inaccurate this could have a material adverse effect on our customers, which in turn could have a material adverse effect on our business, operating results, financial condition, and prospects.
Concerns relating to the responsible use by our customers of new and evolving technologies, such as AI, which are supported by our platform, may result in collateral reputational harm to us. AI may pose emerging ethical issues and if our platform enables customer solutions that draw controversy due to their perceived or actual impact on society, we may experience brand or reputational harm, competitive harm, or legal liability.
Furthermore, the rapid pace of innovation in the field of AI has led to developing and evolving regulatory frameworks globally, which are expected to become increasingly complex as AI continues to evolve. Regulators and lawmakers around the world have started proposing and adopting, or are currently considering, regulations and guidance specifically on the use of AI. Regulations related to AI Technologies have been introduced in the United States at the federal level and are also enacted and advancing at the state level. Additional regulations may impact our customers’ ability to develop, use and commercialize AI Technologies, which would impact demand for our platform, solutions, and services and may affect our business, operating results, financial condition, and prospects.
AI and related industries, including cloud services, are under increasing scrutiny from regulators due to their concerns about market concentration, anti-competitive practices, and the pace of partnerships and acquisitions involving generative AI startups. As the industry continues to grow, transactions and business conduct will likely continue to draw scrutiny from regulators. Our customers may become subject to further AI regulations, including any restrictions on the total consumption of compute technology, which could cause a delay or impediment to the commercialization of AI technology and could lead to a decrease in demand for our customers’ AI infrastructure, and may adversely affect our business, operating results, financial condition, and prospects.
Our operations require substantial capital expenditures, and we will require additional capital to fund our business and support our growth, and any inability to generate or obtain such capital on acceptable terms, if at all, or to lower our total cost of capital, may adversely affect our business, operating results, financial condition, and prospects.
We require substantial capital expenditures to support our growth and respond to business challenges. We have made significant financial investments in our business, and we intend to continue to make such investments in the future, including expenditures to procure components for, maintain, upgrade, and enhance our platform, including costs related to obtaining third-party chips and leasing and maintaining, enhancing, and expanding our data centers. The pricing of GPUs, servers, networking, cooling, and other critical equipment can be volatile and subject to rapid technological change; next-generation product launches, supply/demand imbalances, or shifts in customer preferences can reduce the market value of existing configurations and increase the cost of required upgrades or replacements, all of which may adversely affect expected returns on prior capital expenditures. While we have historically been able to fund capital expenditures from cash generated from operations, equity and debt financings, factors outside of our control, including those described in this “Risk Factors” section, could materially reduce the cash available from operations, impede our ability to raise additional capital, or significantly increase our capital expenditure requirements, which may result in our inability to fund the necessary level of capital expenditures to maintain and expand our operations. In addition, the useful life and commercial relevance of certain assets may be shorter than the term of related indebtedness or leases, creating asset-liability duration mismatches. For example, we may be party to a three-year lease on B200 GPUs with offtake commitments of less than three years, or a 10-year data center lease supported by only 3- to 5-year customer offtakes. For example, certain current facilities include data center space leased on three-year terms while a meaningful portion of corresponding customer contracts in those locations are shorter than one year, and financing leases associated with equipment may also have three-year terms; combined with input price volatility and uncertainty in depreciation and useful life, these duration mismatches could increase under-utilization risk, reduce or delay cash flows, necessitate re-marketing at lower prices, and pressure liquidity and covenant compliance. If we cannot renew customer contracts on acceptable terms or replace expiring customer commitments at comparable or higher pricing, we may face excess or under-utilized capacity while continuing to service associated obligations. There can also be no assurance that depreciation of our assets will occur on the timelines originally anticipated, and asset-liability duration mismatches could be exacerbated or caused by changes to treatment of depreciation in applicable tax codes or by unexpected variance in the useful life of our assets. Changes in state and local tax regimes (including property and sales/use taxes), incentives, abatements, assessments, and valuations, which vary by jurisdiction and over time, could increase our effective tax burden on projects, thereby materially affecting site selection and projected returns on capital. The above factors could adversely affect our business, operating results, financial condition, and prospects.
Additional financing may not be available on terms favorable to us, if at all. If adequate financing is not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, financial condition, and prospects. If we raise additional funds through equity or convertible debt issuances, our existing stockholders may suffer significant dilution and these securities could have rights, preferences, and privileges that are superior to those of holders of our common stock. If we obtain additional funds through debt financing, we may not be able to obtain such financing on terms favorable to us. In addition, any debt agreements that we may enter into may impose significant operating and financial restrictions on our business, which may prevent us from taking advantage of new business opportunities and requiring us to maintain compliance with certain restrictive or financial covenants. Our weighted average cost of capital may increase due to interest rate volatility, lender or rating considerations, or adverse market conditions, which could reduce or delay capital deployment and negatively impact project economics. Refinancing risk may arise if market conditions tighten when existing indebtedness matures or requires repricing. We are exposed to floating-rate obligations, including leases and other financing arrangements that reference SOFR or similar benchmarks, and may incur additional floating-rate indebtedness in the future; increases in benchmark rates, credit spreads, or our cost of debt would increase interest and lease expense, reduce project-level cash flows and returns, and could impair our ability to cost-effectively compete against providers with superior credit ratings or fixed-rate capital structures.
Further, the current global macroeconomic environment could make it more difficult to raise additional capital on favorable terms, if at all. Such terms may involve restrictive covenants making it difficult to engage in capital raising activities and pursue business opportunities, including potential acquisitions. The trading prices of recently-public companies have been highly volatile as a result of multiple factors including, the conflicts in the Middle East and Russia/Ukraine and tensions between China and Taiwan, inflation, interest rate volatility, domestic and foreign regulatory uncertainty, changes in trade policies, including the imposition of tariffs, trade controls and other trade barriers, actual or perceived instability in the banking system, and market downturns, which may reduce our ability to access capital on favorable terms or at all. In addition, a recession, depression, or other sustained adverse market event could adversely affect our business and the value of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when required, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired and our business may be adversely affected, requiring us to delay, reduce, or eliminate some or all of our operations. Even if we are able to raise such capital, we cannot guarantee that we will deploy it in such a fashion that allows us to achieve better operating results or grow our business.
While we expect our cost of capital to continue declining as we benefit from economies of scale and access new forms of financing, our ability to lower our cost of capital depends upon a number of factors, many of which are beyond our control, including broader macroeconomic conditions. If we are unable to continue lowering our cost of capital, our ability to effectively compete, especially with larger competitors that have greater financial and other resources, as well as our operating results, financial condition, and business, may be adversely impacted. Additionally, our ability to achieve expected returns on capital expenditures depends on operating performance. Failures to achieve uptime, response or resolution times, or other SLAs may result in liquidated damages, service credits or termination rights, any of which could reduce project-level cash flows and adversely affect returns. Additionally, if we fail to meet SLAs, in addition to asserting termination rights or liquidated damages, affected customers may delay or withhold payment, which could reduce cash flows needed to fund operations. Configuration choices that do not align with evolving customer demand may negatively impact renewal pricing or require additional capital expenditures for reconfiguration.
Certain of our lease agreements require a pledge of our property and equipment as collateral, which may result in the lessors taking possession of such collateral in the event of a payment default.
Our obligations under a lease associated with our B200 services are collateralized by our property and equipment, including several H200 servers and B200 servers that are the subject of the lease. If we default on our lease payments and are unable to cure such default within the prescribed period or are not granted waivers in relation to such default, the lessor has the right to take possession of such assets and collateralize on such indebtedness. If we are unable to pay our lease obligations as they come due, collateral enforcement could materially harm our operations and financial condition.

Our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below expectations.
We have a limited operating history, and our operating results are subject to significant variations from period to period, and we expect that our operating results will continue to vary significantly in the future such that period-to-period comparisons of our operating results may not be meaningful. In addition, in future periods, we may experience fluctuations in remaining performance obligations, given the nature of our committed contract business, the size of those contracts, and period-to-period variation in new business signed and revenue recognized from existing contracts. This could adversely affect our business, operating results, financial condition, and prospects. Accordingly, our financial results in any one quarter should not be relied upon as indicative of future performance. Fluctuations in quarterly results may negatively impact the trading price of our common stock. Our quarterly financial results may fluctuate as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including, without limitation:
•	the amount and timing of operating costs and capital expenditures related to the expansion of our business;
•	any power outages, shortages, supply chain issues, capacity constraints, or significant increases in the cost of securing power;
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general global macroeconomic and political conditions, both domestically and in our foreign markets that could impact some or all regions where we operate, including global economic slowdowns, domestic and foreign regulatory uncertainty, changes in trade policies, including the imposition of tariffs, trade controls and other trade barriers, actual or perceived global banking and finance related issues, increased risk of inflation, potential uncertainty with respect to the federal debt ceiling and budget and potential government shutdowns related thereto, interest rate volatility, supply chain disruptions, labor shortages, increases in energy costs and potential global recession;

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the impact of natural or man-made global events on our business, including wars and other armed conflict, such as the conflicts in the Middle East and Russia/Ukraine and tensions between China and Taiwan;

•	changes in our legal or regulatory environment, including developments in regulations relating to AI and machine learning;
•	our ability to attract new and retain existing customers, increase sales of our platform, or sell additional solutions and services to existing customers;
•	the budgeting cycles, seasonal buying patterns, and purchasing practices of customers;
•	the timing and length of our sales cycles;
•	changes in customer requirements or market needs;
•	changes in the growth rate of the cloud infrastructure market generally;
•	the timing and success of new solution and service introductions by us or our competitors or any other competitive developments, including consolidation among our customers or competitors;
•	any disruption in our strategic relationships;
•	our ability to successfully expand our business domestically and internationally;
•	equity or debt financings and the capital markets environment, including interest rate changes;
•	our ability to reduce our cost of capital over time;
•	decisions by organizations to purchase specialized AI cloud infrastructure from larger, more established vendors;
•	our ability to successfully and timely deliver our solutions and services to customers under our committed contracts, including due to data center lead times;
•	our ability to successfully and timely deploy launches of additional data centers;
•	the timing and success of the integration of new infrastructure, including new GPU generations, into our platform;

•	changes in our pricing policies or those of our competitors;
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insolvency or credit difficulties confronting our customers, including bankruptcy or liquidation, due to individual, macroeconomic, and regulatory factors, including those specifically impacting early-stage AI ventures, affecting their ability to purchase or pay for our platform;

•	significant security breaches of, technical difficulties with, or interruptions to, the use of our platform or other cybersecurity incidents;
•	extraordinary expenses such as litigation or other dispute-related settlement payments or outcomes, taxes, regulatory fines or penalties;
•	the timing of revenue recognition and revenue deferrals;
•	future accounting pronouncements or changes in our accounting policies or practices;
•	negative media coverage or publicity; and
•	increases or decreases in our expenses caused by fluctuations in foreign currency exchange rates.
Any of the above factors, individually or in the aggregate, could result in significant fluctuations in our financial condition, cash flows, and other operating results from period to period.
We face intense competition and could lose market share to our competitors, which would adversely affect our business, operating results, financial condition, and prospects.
The market for AI cloud infrastructure and software is intensely competitive and is rapidly evolving, characterized by changes in technology, customer requirements, industry standards, regulatory developments, and frequent introductions of new or improved solutions and services. Key competitors that offer general purpose cloud computing as part of a broader, diversified product portfolio include Amazon (AWS), Google (Google Cloud Platform), IBM, Microsoft (Azure), and Oracle, a number of which are also our current customers. We also compete with smaller cloud service providers focused on AI. We expect to continue to face intense competition from current competitors, including as our competitors complete strategic acquisitions or form cooperative relationships and/or customer requirements evolve, as well as from new entrants into the market. In addition, as we transition from shorter to longer-term contracts and manage a variety of contract durations across our portfolio, renewal pricing volatility may increase, including where competitors engage in aggressive or uneconomic pricing behavior at renewal that we may be unable or unwilling to match. If we are unable to anticipate or react to these challenges, our competitive position could weaken, and we would experience a decline in revenue or reduced revenue growth, and loss of market share that could adversely affect our business, operating results, financial condition, and prospects.
We do not control market prices for GPU-as-a-Service or the fair market value of the server types we own or offer. GPU-as-a-Service pricing and demand can be volatile and are influenced by factors outside our control, including competitor behavior, macroeconomic conditions, and changes in AI spending. Residual values for our servers will likely decline over time; the timing and magnitude of such declines are uncertain and may be affected by rapid technological evolution.
Our ability to compete effectively depends upon numerous factors, many of which are beyond our control, including, but not limited to:
•	changes in customer or market needs, requirements, and preferences and our ability to fulfill those needs, requirements, and preferences;
•	our ability to expand and augment our platform, including through infrastructure and new technologies, or increase sales of our platform;
•	any power outages, shortages, supply chain issues, capacity constraints, or significant increases in the cost of securing power;
•	our ability to attract, train, retain, and motivate talented employees;
•	our ability to retain existing customers and increase sales to existing customers, as well as attract and retain new customers;
•	the budgeting cycles, buying patterns, and purchasing practices of our customers, including any slowdown in technology spending due to U.S. and general global macroeconomic conditions;

•	price competition;
•	stagnation in the adoption rate or changes in the growth rate of AI and AI cloud infrastructure sectors, including due to emerging AI technologies, which may lead to further compute efficiencies;
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the timing and success of new solution and service introductions by us or our competitors, including new competing technologies that may displace cloud infrastructure, or any other change in the competitive landscape of our industry, including consolidation among our competitors or customers and strategic partnerships entered into by and between our competitors;

•	changes in our mix of solution and services sold, including changes in the average contracted usage of our platform;
•	our ability to successfully and continuously expand our business domestically and internationally;
•	our ability to secure necessary funding;
•	deferral of orders from customers in anticipation of new or enhanced solutions and services announced by us or our competitors;
•	significant security breaches or, technical difficulties with, or interruptions to the use of our platform, including data security;
•	the timing and costs related to the development or acquisition of technologies or businesses or entry into strategic partnerships;
•	our ability to execute, complete, or efficiently integrate any acquisitions that we may undertake;
•	increased expenses, unforeseen liabilities, or write-downs and any impact on our operating results from any acquisitions we consummate;
•	our ability to increase the size and productivity of our sales teams;
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decisions by potential customers to purchase cloud infrastructure and associated services from larger, more established technology companies; insolvency or credit difficulties confronting our customers, which could increase due to U.S. and global macroeconomic issues and which would adversely affect our customers’ ability to purchase or pay for our platform in a timely manner or at all;

•	the cost and potential outcomes of litigation, regulatory investigations or actions, or other proceedings, which could have a material adverse effect on our business;
•	future accounting pronouncements or changes in our accounting policies;
•	increases or decreases in our expenses caused by fluctuations in foreign currency exchange rates;
•	our ability to comply with applicable domestic and international regulations and laws and to obtain the necessary licenses to conduct our business;
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general global macroeconomic and political conditions, both domestically and in our foreign markets that could impact some or all regions where we operate, including global economic slowdowns, domestic and foreign regulatory uncertainty, changes in trade policies, including the imposition of tariffs. trade controls and other trade barriers, actual or perceived global banking and finance related issues, increased risk of inflation, potential uncertainty with respect to the federal debt ceiling and budget and potential government shutdowns related thereto, interest rate volatility, supply chain disruptions, labor shortages, and potential global recession;

•
the impact of natural or man-made global events on our business, including outbreaks of contagious diseases or pandemics and wars and other armed conflicts, such as the conflicts in the Middle East and Russia/Ukraine and the tensions between China and Taiwan; and

•	our ability to attract creditworthy customers and manage counterparty credit risk, particularly in the event of a cyclical decrease in the demand for AI and compute infrastructure.
Many of our competitors have greater financial, technical, marketing, sales, and other resources, greater name recognition, longer operating histories, and a larger base of customers than we do. Our competitors may be able to devote greater resources to the development, promotion, and sale of their solutions and services than we can, and they may offer lower pricing than we do or bundle certain competing solutions and services at lower prices. Our competitors may also have greater resources for research and development of new technologies, customer support, and to pursue acquisitions, and they have other financial, technical, or other resource advantages. Our larger competitors have substantially broader and more diverse solution and service offerings and more mature distribution and go-to-market strategies, which allows them to leverage their existing customer relationships and any distributor relationships to gain business in a manner that discourages potential customers from purchasing our platform. Further, our current and future competitors may include our customers and suppliers, if any of these customers or suppliers were to cease purchasing services from them or supplying them with components as a result, our business, operating results, financial condition, and prospects could be adversely affected.
Conditions in our market could change rapidly and significantly as a result of technological advancements, including but not limited to increased advancements and proliferation in the use of AI and machine learning, partnerships between or acquisitions by our competitors, or continuing market consolidation, including consolidation of potential or existing customers with our competitors. Future technical innovations in this fast-evolving space, including advancements that reduce the compute intensity or change the optimal hardware profile for AI workloads, could reduce demand for our services, shorten the economically useful life of our assets, and adversely affect our business. Some of our competitors have recently made or could make acquisitions of businesses or have established cooperative relationships that may allow them to offer more directly competitive and comprehensive solutions and services than were previously offered and adapt more quickly to new technologies and customer needs. These competitive pressures in our market or our failure to compete effectively may result in price reductions, fewer orders, reduced revenue and operating margin, increased net losses, and loss of market share.
Even if there is significant demand for specialized AI cloud infrastructure like ours, if our competitors include functionality that is, or is perceived to be, equivalent to or better than our solutions and services, we may have difficulty increasing the market penetration of our platform. Furthermore, even if the functionality offered by other cloud infrastructure providers is different and more limited than the functionality of our platform, organizations may elect to accept such limited functionality in lieu of purchasing our solutions and services. If we are unable to compete successfully, or if competing successfully requires us to take aggressive action with respect to pricing or other actions, our business, operating results, financial condition, and prospects would be adversely affected.
A network or data security incident against us, or our third-party providers, whether actual, alleged, or perceived, could harm our reputation, create liability and regulatory exposure, and adversely impact our business, operating results, financial condition, and prospects.
Companies are subject to an increasing number and wide variety of attacks on their networks on an ongoing basis. Traditional computer “hackers,” malicious code (such as viruses and worms), phishing attempts, ransomware, account takeover, business email compromise, employee fraud or insider threat, theft or misuse, denial of service attacks, misconfigurations, bugs, or other vulnerabilities in commercial software that is integrated into our (or our suppliers’ or service providers’) IT systems, and sophisticated nation-state sponsored attacks create risks for our infrastructure and the data, including personal information, which it hosts and transmits. State-supported and geopolitical-related cyberattacks may rise in connection with regional geopolitical conflicts such as the conflicts in the Middle East and Russia/Ukraine and tensions between China and Taiwan. Moreover, ongoing geopolitical conflicts have increased the risk of cyberattacks on various types of infrastructure and operations. Additionally, bad actors are now using AI-based tools to execute attacks, increasing the volume and sophistication of security threats, thus creating unprecedented cybersecurity challenges. We may be a valuable target for cyberattacks given the critical data that we host and transmit. Additionally, our enhanced profile and visibility as a public company may increase the likelihood that we are targeted by malicious actors, including for extortion, disruption, theft of data or IP, or reputational harm.
Although we have implemented security controls designed to prevent such cyber attacks, including a review of our third-party providers’ security measures, we cannot guarantee that such measures will operate effectively or be sufficient to protect our infrastructure, systems, networks, data and physical facilities from breach due to the actions of outside parties or human error, malfeasance, insider threats, system errors or vulnerabilities, insufficient cybersecurity controls, a combination of the foregoing, or otherwise, and as a result, an unauthorized party may obtain access to our, our third-party providers’ or our customers’ systems, networks, or data. Operational and security risks may also arise from employee errors and omissions; for example, inadvertent deletions or misconfigurations can cause data loss, outages, or degraded performance. Because the techniques used to obtain unauthorized access to systems, sabotage systems, or disable or degrade services, change frequently, have become increasingly more complex and sophisticated, and may be difficult to detect for periods of time, we and the third parties that we engage may be unable to anticipate these techniques, implement adequate preventative measures, or respond adequately or in a timely manner. Our servers may be vulnerable to computer viruses or physical or electronic break-ins that our security measures may not detect. Protecting our own assets has become more expensive and these costs may increase as the threat landscape increases, including as a result of use of AI by bad actors. We may face difficulties or delays in identifying or otherwise responding to any attacks or actual or potential security breaches or threats. A breach in our or our third-party providers’ data security or an attack against our platform could impact our infrastructure and systems, creating system disruptions or slowdowns and providing access to malicious parties to information hosted and transmitted by our infrastructure, resulting in data, including the data of our customers, being publicly disclosed, misused, altered, lost, or stolen, which could subject us to liability and reputational harm and adversely affect our financial condition. We rely on third-party service providers for certain services, and our service providers also may be vulnerable to these same threats. Although to date, we are not aware of any security incidents that have had a material impact on our operations or financial results, we cannot guarantee that material incidents will not occur in the future. If compromised, our own systems could be used to facilitate or magnify an attack. Further, the increase in remote work by companies and individuals in recent years has generally increased the attack surface available to bad actors for exploitation, and as such, the risk of a cybersecurity incident potentially occurring has increased.
Any actual, alleged, or perceived security breach in our or our third-party providers’ or partners’ data, systems or networks could result in damage to our reputation, negative publicity, loss of customers and sales, loss of competitive advantages over our competitors, increased costs to remedy any problems and otherwise respond to any incident, regulatory investigations and enforcement actions, fines and penalties, costly litigation (including class actions), and other liability. We would also be exposed to a risk of loss or litigation and potential liability under laws, regulations, and contracts that protect the privacy and security of personal information. For a description of the privacy and security laws, regulations and other industry requirements to which our business is subject, see the risk factor below “- We are subject to laws, regulations, and industry requirements related to data privacy, data protection and information security, and user protection across different markets where we conduct our business and such laws, regulations, and industry requirements are constantly evolving and changing. Any actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies, could harm our business.”
Due to concerns about data security and integrity, a growing number of legislative and regulatory bodies have adopted breach notification and other requirements in the event that information subject to such laws is accessed by unauthorized persons and additional regulations regarding security of such data are possible. We may need to notify governmental authorities and affected individuals with respect to such incidents. For example, laws in the European Union, the United Kingdom, and the United States may require businesses to provide notice to individuals whose personal information has been disclosed as a result of a data security breach. Complying with such numerous and complex regulations in the event of a data security breach can be expensive and difficult, and failure to comply with these regulations could subject us to regulatory scrutiny and additional liability. In addition, certain of our customer or partner agreements, as well as privacy laws, may require us to promptly report security incidents involving our systems or those of our third-party partners that compromise the security, confidentiality, or integrity of certain processed customer data. Regardless of our contractual protections, these mandatory disclosures could be costly, result in litigation, harm our reputation, erode customer trust, and require significant resources to mitigate issues stemming from actual or perceived security breaches.
Although we maintain cybersecurity insurance, there can be no guarantee that any or all costs or losses incurred will be partially or fully recouped from such insurance or that applicable insurance in the future will be available on economically reasonable terms or at all.
We may also incur significant financial and operational costs to investigate, remediate, eliminate, and put in place additional tools and devices designed to prevent actual or perceived security breaches and other security incidents, as well as costs to comply with any notification obligations resulting from any security incidents. Any of these negative outcomes could adversely affect the market perception of our infrastructure and customer and investor confidence in us, and would adversely affect our business, operating results, financial condition, and prospects.

Further, from time to time, government entities (including law enforcement bodies) may in the future seek our assistance with obtaining access to our customers’ data. Although we strive to protect the privacy of our customers, we may be required from time to time to provide access to customer data to government entities. In light of our privacy commitments, although we may legally challenge law enforcement requests to provide access to our systems or other customer content, we may nevertheless face complaints that we have provided information improperly to law enforcement or in response to non-meritorious third-party complaints. We may experience adverse political, business, and reputational consequences, to the extent that we do not provide assistance to or comply with requests from government entities in the manner requested or challenge those requests publicly or in court or provide, or are perceived as providing, assistance to government entities that exceeds our legal obligations. Any such disclosure could significantly and adversely impact our business and reputation.
We have a history of generating net losses as a result of the substantial investments we have made to grow our business and develop our platform, anticipate increases in our operating expenses in the future, and may not achieve or, if achieved, sustain profitability. If we cannot achieve and, if achieved, sustain profitability, our business, operating results, financial condition, and prospects will be adversely affected.
Corvex OpCo incurred net loss of $9.5 million for the year ended December 31, 2025, and it may not achieve or, if achieved, sustain profitability in the future. We cannot predict whether we will maintain our current level of growth or when we will achieve profitability. We also expect our operating expenses to increase in the future, including our general and administrative expenses as a result of increased costs associated with operating as a public company and as we continue to invest for our future growth, including expanding our research and development function to drive further development of our platform, continuing to invest in the technology infrastructure underlying our platform and data center expansion, expanding our sales and marketing activities, developing the functionality to expand into adjacent markets, and reaching customers in new geographic locations and new verticals, which will negatively affect our operating results if our total revenue does not increase.
Our operating efficiencies may decrease as we scale, and our revenue growth may slow as we grow. Our revenue could also decline for a number of other reasons, including reduced demand for our offerings, increased competition, a decrease in the growth or reduction in size of our overall market, or if we cannot capitalize on growth opportunities, including acquisitions and through new and enhanced solutions and services. Furthermore, to the extent our anticipated cash payback period is longer than we expect, or if we fail to maintain or increase our revenue to offset increases in our operating expenses or manage costs as we invest in our business, including if we do not maintain or improve our operating efficiencies, we may not achieve or sustain profitability, and if we cannot achieve and sustain profitability, our business, operating results, financial condition, and prospects will be adversely affected.
We make substantial investments in our technology and infrastructure, and unsuccessful investments could materially adversely affect our business, operating results, financial condition, and prospects.
The industry in which we compete is characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, short product cycles, and evolving industry standards. In order to remain competitive, we have made, and expect to continue to make, significant investments in our technology and infrastructure. If we fail to further develop our platform or develop new and enhanced solutions, services, and technologies, if we focus on technologies that do not become widely adopted, or if new competitive technologies or industry standards that we do not support become widely accepted, demand for our solutions and services may be reduced. Increased investments in technology and infrastructure or unsuccessful improvement efforts could cause our cost structure to fall out of alignment with demand for our solutions and services, which would have a negative impact on our business, operating results, financial condition, and prospects.
Our platform is complex and performance problems, defects or vulnerabilities associated with our platform may adversely affect our business, operating results, financial condition, and prospects.
It may become increasingly difficult to maintain and improve our platform performance, especially during peak demand spikes and as our customer base grows and our platform becomes more complex. If our platform is unavailable or if our customers are unable to access our platform within a reasonable amount of time or at all, we could experience a loss of customers, lost or delayed market acceptance of our platform, delays in payment to us by customers or issuance of credits to impacted customers, injury to our reputation and brand, warranty and legal claims against us, significant cost of remedying these problems, and the diversion of our resources. In addition, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, operating results, financial condition, and prospects, as well as our reputation, may be adversely affected.
Further, the hardware and software technology underlying our platform is inherently complex and may contain material defects or errors, particularly when new solutions and services are first introduced or when new features or capabilities are released. We have from time to time found defects or errors in our platform, and new defects or errors may be detected in the future by us or our customers. We cannot ensure that our platform, including any new solutions and services that we release, will not contain defects. Any real or perceived errors, failures, vulnerabilities, or bugs in our platform could result in negative publicity or lead to data security, access, retention, or other performance issues, all of which could harm our business. We also rely on third-party suppliers for the most significant components of the equipment we use to operate our infrastructure. These third-party suppliers may also experience defects or errors in the products that we utilize in our platform, which would impact our platform and may result in performance problems or service interruptions. The costs incurred in correcting any such defects or errors, including those in third-party components, may be substantial and could harm our business. Moreover, the harm to our reputation and legal liability related to such defects or errors may be substantial and could similarly harm our business.
Our personnel may make errors in the configuration, operation, or maintenance of our infrastructure. Such errors and omissions can affect customer uptime, degrade service performance, result in service credits, and contribute to lost revenue or customer churn, notwithstanding our efforts to prevent them.
Any failure of our IT systems or those of one or more of our IT service providers, business partners, vendors, suppliers, or other third-party service providers, or any other failure by such third parties to provide services to us may negatively impact our relationships with customers and harm our business.
Our business depends on various IT systems and outsourced IT services. We rely on third-party IT service providers, business partners, vendors, and suppliers to provide critical IT systems, corporate infrastructure, and other services, including open-source and commercially licensed software, hardware, and telecommunications connectivity. We are, by necessity, dependent on these third parties to address cybersecurity threats and other vulnerabilities, defects, deficiencies, interoperability issues, and performance limitations in their systems and products. This includes, but is not limited to, infrastructure such as electronic communications, finance, marketing, recruiting platforms and open source or commercial software involved in the orchestration, monitoring and operations of our GPU clusters as well as services such as IT network development and network monitoring, and third-party data center hosting of their systems for our internal and customer use, as well as reliance on carriers and other telecommunications providers for network availability, capacity, and performance. We do not own or control the operation of the third-party facilities or equipment used to provide such services. Our third-party vendors and service providers have no obligation to renew their agreements with us on commercially reasonable terms or at all. If we are unable to renew these agreements on commercially reasonable terms, including with respect to service levels and cost, or at all, we may be required to transition to a new provider, and we may incur significant costs and possible service interruption in connection with doing so. In addition, such service providers could decide to close their facilities or change or suspend their service offerings without adequate notice to us. Moreover, any financial difficulties, such as bankruptcy, faced by such vendors, the nature and extent of which are difficult to predict, may harm our business. Since we cannot easily switch vendors without making other business trade-offs, any disruption with respect to our current providers would impact our operations and our business may be harmed. Furthermore, our disaster recovery systems and those of such third parties may not function as intended or may fail to adequately protect our business information in the event of a significant business interruption. In addition, we rely on manufacturer warranties, maintenance and support, firmware and driver updates, bug fixes, and vendor and data center SLAs for hardware, software, and connectivity services. However, these assurances may not always function as intended or align with the timelines required by us or our customers. Failures by data center providers to meet ticket response times or uptime targets, or by carriers to maintain network availability and capacity, could result in outages, degraded performance, or missed customer service commitments. Any termination, failure, or other disruption of any of such systems or services of our third-party IT providers, business partners, vendors, and suppliers could lead to operating inefficiencies or disruptions, which could harm our business, operating results, financial condition, and prospects. If an upstream vendor has a deficiency, delay, or limitation in features, updates, or support that we depend on, we may be unable to sign or onboard a customer, meet contracted service levels, or deliver capacity when expected, which could result in service credits, penalties, refunds, or termination rights and could negatively impact our reputation and growth.

Corvex has a limited operating history, which makes it difficult to evaluate our current business and prospects and increases the risks associated with investment in our common stock.
Our AI cloud computing business has a short operating history. We launched our platform in the first quarter of 2025. Our limited operating history, including our limited history of selling our cloud infrastructure offering, the dynamic and rapidly evolving market in which we sell our platform, and the concentration of our revenue from a limited number of customers, as well as numerous other factors beyond our control, may make it difficult to evaluate our current business, prospects and other trends. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries and sectors, such as the risks and uncertainties described herein. Any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable or established market. If our assumptions regarding these risks and uncertainties are incorrect or change due to fluctuations in our markets, any material reduction in AI or machine learning spending, changes in demand for specialized AI cloud infrastructure, or otherwise, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business, operating results, financial condition, and prospects would be adversely affected. We cannot ensure that we will be successful in addressing these and other challenges we may face in the future. The risks associated with having a limited operating history may be exacerbated by current macroeconomic and geopolitical conditions discussed herein. Moreover, any changes in the timing or level of customer payments, including prepayments, would impact our cash flows. Furthermore, scaling our operations and evolving our go-to-market strategy may take more time and require more effort to implement than anticipated and may have results that are difficult to predict which could result in decreased revenue from our customers. Our business and pricing models have not been fully proven, and we have only a limited operating history with our current business and pricing models to evaluate our business and prospects, which subjects us to a number of uncertainties, including our ability to plan for and model future growth. Moreover, our historical revenue growth should not be considered indicative of our future performance.
If we are unable to attract new customers, retain existing customers, and/or expand sales of our platform, solutions, and services to such customers, we may not achieve the growth we expect, which would adversely affect our business, operating results, financial condition, and prospects.
In order to grow our business, we must continue to attract new customers in a cost-effective manner and enable these customers to realize the benefits associated with our platform. We may experience difficulties demonstrating to customers the value of our platform and any new solutions and services that we offer. As we develop and introduce new solutions and services and add new and upgraded components of our platform, we face the risk that customers may not value or be willing to adopt these newer offerings, and may forgo adopting one or more newer generations of our existing offerings. Regardless of the improved features or superior performance of the newer offerings, customers may be unwilling to adopt our platform due to design or pricing constraints, among other reasons. Even if customers choose to adopt our platform or new solutions and services that we develop, they may be slow to do so. Certain prospective customers may also be unwilling or reluctant to transact with a public company because of the greater transparency and public scrutiny associated with public company reporting, including potential disclosure of material contracts and customers, which could lengthen sales cycles or reduce pipeline conversion rates. If we are unable to sell new solutions and services, our revenue may decline and our business, operating results, financial condition, and prospects could be negatively affected.
In addition, we must persuade potential customers that our platform offers significant advantages over those of our competitors. As our market matures, our solutions and services evolve, and competitors introduce lower cost and/or differentiated solutions or services that are perceived to compete with our platform, our ability to maintain or expand sales of our platform, solutions, and services could be impaired. Even if we do attract new customers, the cost of new customer acquisition, implementation of our platform, and ongoing customer support may prove higher than anticipated, thereby adversely impacting our profitability.
Other factors, many of which are out of our control, may now or in the future impact our ability to retain existing customers, attract new customers, and expand sales of our platform, solutions, and services to such customers in a cost-effective manner, including:
•	potential customers’ commitments to existing solutions or services or greater familiarity or comfort with other solutions or services;
•	our ability to secure sufficient power for our platform and solutions;

•	decreased spending on specialized AI cloud infrastructure or AI or machine learning development generally;
•	deteriorating general economic and geopolitical conditions;
•	future governmental regulation, which could adversely impact growth of the AI sector;
•	negative media, industry, or financial analyst commentary regarding our platform, AI, and the identities and activities of some of our customers;
•	our ability to expand, retain, and motivate our sales, customer success, cloud operations, and marketing personnel;
•	our ability to obtain or maintain industry security certifications for our platform;
•	the perceived risk, commencement, or outcome of litigation; and
•	increased expenses associated with being a public company.
Any customer contract terminations could cause our operating results to fluctuate from quarter to quarter. Our customer retention may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with the security, performance, and reliability of our platform, our prices and usage plans, our customers’ AI development and use and related budgetary restrictions, the perception that competitive solutions and services provide better or less expensive options, negative public perception of us or our customers, and deteriorating general economic conditions.
Our future financial performance also depends in part on our ability to expand sales of our platform, solutions, and services to our existing customers. In order to expand our commercial relationship with our customers, existing customers must decide that the increased cost associated with additional purchases of our platform, solutions, and services is justified by the additional functionality. Our customers’ decision whether to increase their purchase is driven by a number of factors, including customer satisfaction with the security, performance, and reliability of our platform, the functionality of any new solutions and services we may offer, general economic conditions, and customer reaction to our pricing model. In addition, certain prospective or existing customers may be unwilling or reluctant to transact with a public company due to perceived risks associated with enhanced public reporting and disclosure obligations (including potential disclosure of material contracts, counterparties, and concentration) and broader public scrutiny, which could lengthen sales cycles, constrain deal terms, or result in lost opportunities. If our efforts to expand our relationship with our existing customers are not successful, our business, operating results, financial condition, and prospects may materially suffer.
If we are unable to successfully build, expand, and deploy our sales organization in a timely manner, or at all, or to successfully hire, retain, train, and motivate our sales personnel, our growth and long-term success could be adversely impacted.
Our sales efforts have historically depended on the significant direct involvement of our senior management team. The successful execution of our strategy to increase our sales to existing customers, identify new potential customers, expand our customer base, and enter new markets will depend, among other things, on our ability to successfully build and expand our sales organization and operations. We intend to dedicate significant resources to sales and marketing programs and to expand our sales and marketing capabilities to target additional potential customers and achieve broader market adoption of our platform, but there is no guarantee that we will be successful in attracting and maintaining additional customers. Moreover, identifying, recruiting, training, and managing sales personnel requires significant time, expense, and attention, including from our senior management and other key personnel, which could adversely impact our business, operating results, financial condition, and prospects in the short and long term.
In order to successfully scale our current top-down sales model and as AI use cases expand, we may need to increase the size of our direct sales force. If we do not hire a sufficient number of qualified sales personnel, our future revenue growth and business could be adversely impacted. It may take a significant period of time before our sales personnel are fully trained and productive, particularly in light of our current sales model, and there is no guarantee we will be successful in adequately training and effectively deploying our sales personnel. In addition, we have invested, and may need to continue investing, significant revenues in our sales operations to enable our sales organization to run effectively and efficiently, including supporting sales strategy planning, sales process optimization, data analytics and reporting, and administering incentive compensation arrangements. Our business would be adversely affected if our efforts to build, expand, train, and manage our sales organization are not successful. We periodically make adjustments to our sales organization in response to market opportunities, competitive threats, management changes, product introductions or enhancements, acquisitions, sales performance, increases in sales headcount, cost levels, and other internal and external considerations. Any future sales organization changes may result in a temporary reduction of productivity, which could negatively affect our rate of growth. In addition, any significant change to the way we structure and implement the compensation of our sales organization may be disruptive or may not be effective and may affect our revenue growth. If we are unable to attract, hire, develop, retain, and motivate qualified sales personnel, if our new sales personnel are unable to achieve sufficient sales productivity levels in a reasonable period of time or at all, if our marketing programs are not effective or if we are unable to effectively build, expand, and manage our sales organization and operations, our sales and revenue may grow more slowly than expected or materially decline, and our business, operating results and prospects may be significantly harmed.
If we do not or cannot maintain the compatibility of our platform with our customers’ existing technology, including third-party technologies that our customers use in their businesses, our business may be adversely affected.
The functionality and popularity of our platform depend, in part, on our ability to integrate our platform with our customers’ existing technology, including other third-party technologies that our customers use in their businesses. Our customers, or the third parties whose solutions and services our customers utilize, may change the features of their technologies, restrict our access to their technologies, or alter the terms governing use of their technologies in a manner that makes our platform incompatible with their technologies, and which would adversely impact our ability to service our customers. Such changes could functionally limit or prevent our ability to use these third-party technologies in conjunction with our platform, which would negatively affect the adoption of our platform and harm our business. If we fail to integrate our platform with our customers’ technologies and with third-party technologies that our customers use, we may be unable to offer the functionality that our customers want or need, which could adversely impact our business.
If we are not able to maintain and enhance our brand, our business, operating results, financial condition, and prospects may be adversely affected.
We believe that maintaining and enhancing our brand and our reputation is critical to continued market acceptance of our platform, our relationship with our existing customers and our ability to attract new customers. The successful promotion of our brand will depend on a number of factors, including our ability to continue to provide reliable solutions and services that continue to meet the needs of our customers at competitive prices, our ability to successfully differentiate our platform from those of competitors, and the effectiveness of our marketing efforts. Further, industry standards continue to evolve and there is no consensus around performance benchmarks applied to us and our competitors, which may impact our ability to promote our platform and our brand. Although we believe it is important for our growth, our brand promotion activities may not be successful or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, our business, operating results, financial condition, and prospects may be harmed.
In addition, independent industry and research firms often evaluate our offerings and provide reviews of our platform, as well as the solutions and services of our competitors, and perception of our platform in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors’ solutions and services, our brand may be adversely affected. Our offerings may experience capacity and operational issues for a number of reasons that may or may not be related to the efficacy of our offerings in real world environments. To the extent potential customers, industry analysts, or research firms believe that the occurrence of capacity or computing issues is flawed or indicates that our platform does not provide significant value, we may lose such potential customer opportunities, and our reputation, business, operating results, financial condition, and prospects may be harmed.
As we expand our customer base, we may become further subject to counterparty credit risk, which would adversely impact our business, operating results, financial condition, and prospects.
We intend to increase the number of our enterprise customers over time, including customers in their early stages and/or private companies that may have increased risk of insolvency, bankruptcy, or other issues impacting their creditworthiness. Our business is, and may in the future be, subject to the risks of non-payment and non-performance by these customers, which risk is heightened given that a substantial portion of our revenue is currently, and is expected for the foreseeable future to be, driven by a limited number of customers. We manage our exposure to credit risk through receipt of prepayments under our committed contracts, credit analysis and monitoring procedures, and may use letters of credit, prepayments, and guarantees. However, these procedures and policies cannot fully eliminate customer credit risk, and to the extent our policies and procedures prove to be inadequate, it could negatively affect our business, operating results, financial condition, and prospects. In addition, some of our customers may be highly leveraged and subject to their own operating and regulatory risks and, even if our credit review and analysis mechanisms work properly, we may experience risks of non-payment and non-performance in our dealings with such parties. In such event, we may remain responsible for expenditures for components, infrastructure, and data center leases and build-outs, as well as related financing that we have undertaken for which we may not receive corresponding revenue. If our customers fail to fulfill their contractual obligations, it may have an adverse effect on our business, operating results, financial condition, and prospects.
Our long-term success may in part depend on our ability to expand the sale of our platform to customers located outside of the United States, and such international operations would expose us to risks that could have a material adverse effect on our business, operating results, financial condition, and prospects.
We generate a small portion of our revenue outside of the United States, and conduct our business activities in various foreign countries, where we have limited experience, where the challenges of conducting our business can be significantly different from those we have faced in more developed markets and where business practices may create internal control risks including:
•
slower than anticipated demand for AI and machine learning solutions offered by existing and potential customers outside the United States and slower than anticipated adoption of specialized AI cloud-based infrastructures by international businesses;

•	fluctuations in foreign currency exchange rates, which could add volatility to our operating results;
•	limitations within our debt agreements that may restrict our ability to make investments in our foreign subsidiaries;
•	new, or changes in, regulatory requirements, including with respect to AI;
•	tariffs, export and import restrictions, restrictions on foreign investments, sanctions, and other trade barriers or protection measures;
•	exposure to numerous, increasing, stringent (particularly in the European Union), and potentially inconsistent laws and regulations relating to privacy, data protection, and information security;
•	costs of localizing our platform;
•	lack of acceptance of localized solutions and services;
•	the need to make significant investments in people, solutions, and infrastructure, typically well in advance of revenue generation;
•
challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs;

•	difficulties in maintaining our corporate culture with a dispersed and distant workforce;
•
treatment of revenue from international sources, evolving domestic and international tax environments, and other potential tax issues, including with respect to our corporate operating structure and intercompany arrangements;

•	different or weaker protection of our intellectual property, including increased risk of theft of our proprietary technology and other intellectual property;
•	economic weakness or currency-related disparities or crises;
•
compliance with multiple, conflicting, ambiguous or evolving governmental laws and regulations, including employment, tax, data privacy, anti-corruption, import/export, antitrust, data transfer, storage and protection, and industry-specific laws and regulations, including regulations related to AI;

•	generally longer payment cycles and greater difficulty in collecting accounts receivable;
•	our ability to adapt to sales practices and customer requirements in different cultures;
•
the lack of reference customers and other marketing assets in regional markets that are new or developing for us, as well as other adaptations in our market generation efforts that we may be slow to identify and implement;

•	dependence on certain third parties, including third-party data center facility providers;
•	natural disasters, acts of war, terrorism, or pandemics, including the armed conflicts in the Middle East and Russia/Ukraine and tensions between China and Taiwan;
•	actual or perceived instability in the global banking system;
•	cybersecurity incidents;
•	corporate espionage; and
•	political instability and security risks in the countries where we are doing business and changes in the public perception of governments in the countries where we operate or plan to operate.
Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense.
Our go-to-market approach currently focuses on sales to enterprises using AI. Sales to such customers involve longer and more unpredictable sales cycles. Customers often view the purchase of our platform as a significant strategic decision and, as a result, frequently require considerable time to evaluate, test, and qualify our platform prior to entering into or expanding a relationship with us. Large enterprises in particular, often undertake a significant evaluation process that further lengthens our sales cycle.
We spend substantial time and resources on our sales efforts without any assurance that our efforts will generate sales. Cloud infrastructure capacity purchases are frequently subject to budget constraints, multiple approvals, and unanticipated administrative, processing, and other delays. As a result, it is difficult to predict whether and when a sale will be completed. The failure of our efforts to secure sales after investing resources in a lengthy sales process would adversely affect our business, operating results, financial condition, and prospects.
The sales prices of our offerings may decrease, which may reduce our margins and adversely affect our business, operating results, financial condition, and prospects.
We have limited experience with respect to determining the optimal prices for our platform. As the markets for cloud infrastructure and AI and machine learning solutions mature, or as new competitors introduce new infrastructure solutions or services that are similar to or compete with ours, we may be unable to effectively optimize our prices through increases or decreases or attract new customers at our offered prices or based on the same pricing model as we have used historically. We face renewal risk for expiring contracts; at renewal, customers may seek lower pricing, additional credits or shorter terms. We may also be unable to maintain existing prices, resulting in price reductions or unfavorable commercial concessions. Further, competition continues to increase in the market segments in which we participate, and we expect competition to further increase in the future, thereby leading to increased pricing pressures. Larger competitors with more diverse offerings may reduce the price of any offerings that compete with ours or may bundle them with other solutions and services. This could lead customers to demand greater price concessions or additional functionality at the same price levels. We may also be locked into less favorable pricing during the initial term of contract in certain cases, such as where pricing occurs late in a hardware lifecycle, during a period of adverse competitive dynamics, or based on hardware specifications, and such unfavorable pricing terms may compress margins or constrain pricing flexibility at renewal. As a result, in the future we may be required to reduce our prices or provide more features and services without corresponding increases in price, which would adversely affect our business, operating results, financial condition, and prospects. In addition, if our installed configurations do not align with evolving customer demand (for example, for greater system RAM or liquid cooling), demand for those configurations may decline or customers may only be willing to pay reduced prices.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all.
The estimates of market opportunity and forecasts of market growth may prove to be inaccurate. Market opportunity estimates and growth forecasts, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, including the risks described herein. Even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all.
Further, if AI is not broadly adopted by enterprises to the extent we expect, or if new use cases do not arise, then our opportunity may be smaller than we expect.
The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable customers covered by our market opportunity estimates will purchase our platform at all or generate any particular level of revenue for us. Any expansion in the markets in which we operate depends on a number of factors, including the cost, performance, and perceived value associated with our platform and those of our competitors. Even if the markets in which we compete meet the size estimates and growth forecast, our business could fail to grow at similar rates, if at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, our forecasts for market growth should not be taken as indicative of our future growth.
We may in the future enter into collaborations or strategic alliances with third parties. If we are unsuccessful in establishing or maintaining strategic relationships with these third parties or if these third parties fail to deliver certain operational services, our business, operating results, financial condition, and prospects could be adversely affected.
We may in the future enter into collaborations or strategic alliances with third parties in connection with the development, operation, and enhancements to our platform and the provision of our solutions and services. Identifying strategic relationships with third parties, and negotiating and documenting relationships with them, may be time-consuming and complex and may distract management. Moreover, we may be delayed, or may not be successful, in achieving the objectives that we anticipate as a result of such strategic relationships. In evaluating counterparties in connection with collaborations or strategic alliances, we consider a wide range of economic, legal, and regulatory criteria depending on the nature of such relationship, including the counterparties’ reputation, operating results, and financial condition, operational ability to satisfy our and our customers’ needs in a timely manner, efficiency and reliability of systems, certifications costs to our or to our customers, and licensure and compliance status. Despite this evaluation, third parties may still not meet our or our customers’ needs which may adversely affect our ability to deliver solutions and services to customers and may adversely impact our business, operating results, financial condition, and prospects. Counterparties to any strategic relationship may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals, and may subject us to additional risks to the extent such third party becomes the subject of negative publicity, faces our own litigation or regulatory challenges, or faces other adverse circumstances. Conflicts may arise with our strategic partners, such as the interpretation of significant terms under any agreement, which may result in litigation or arbitration which would increase our expenses and divert the attention of our management. If we are unsuccessful in establishing or maintaining strategic relationships with third parties, our ability to compete or to grow our revenue could be impaired and our business, operating results, financial condition, and prospects could be adversely affected.
Potential future joint ventures, acquisitions, strategic investments, partnerships, or alliances may not achieve their intended benefits, may be difficult and costly to execute or integrate, may expose us to additional risks and liabilities (including non-controlling interests and shared decision-making), and could adversely affect our business, operating results, financial condition, and prospects.
We may in the future pursue joint ventures and other co-investment structures (including to develop and operate data centers), as well as acquisitions, strategic investments, partnerships, or alliances. Any such transactions are inherently risky and uncertain, and we may be unable to identify suitable opportunities or complete them on acceptable terms or timing, obtain required financing or regulatory approvals, realize anticipated benefits on the expected schedule, or at all, or avoid unexpected costs and liabilities. Joint ventures and co-investments may involve non-controlling interests, shared governance, and reliance on partners who may have economic, tax, regulatory, or strategic objectives that differ from or conflict with us, may fail to fund required capital, may become bankrupt or insolvent, may take actions outside our control (including exits at inopportune times), or may take actions that require the joint venture to dispose of assets or require us to purchase a partner’s interests at above-market prices, or take actions unrelated to the joint venture agreement that nevertheless reflect poorly on us. These arrangements can lead to disputes, litigation or arbitration, require us to contribute additional capital (including beyond our pro rata share), or result in liability for partner actions or joint venture obligations in excess of our investment, may limit our ability to exercise sole decision-making authority, may necessitate changing the structure of an established joint venture or creating new complex structures to meet our or our partners’ needs, and a partner’s decision to exit a joint venture may occur at a time or on terms that are not opportune for us or aligned with our business interests.
Acquisitions and strategic investments also present significant risks, including difficulties in diligence, valuation, structuring, accounting (including potential write-downs or impairment charges), and integration of technologies, products, services, real property (including data centers), systems, processes, contracts, internal controls, and personnel. We may face challenges retaining key employees, coordinating research and development and go-to-market activities, aligning product roadmaps, meeting customer commitments, remediating security or compliance deficiencies, and maintaining the performance, reliability, and efficiency of our platform. Additional risks include diversion of management’s time and focus from operating the business to addressing acquisition integration challenges; the inability to coordinate research and development and sales and marketing functions; the inability to integrate solution and service offerings; retention of key employees from the company; changes in relationships with strategic partners or the loss of key customers or partners as a result of acquisitions or strategic positioning; cultural challenges associated with integrating employees from the acquired company; integration of the acquired company’s accounting, customer relationship management, management information, human resources, and other administrative systems; the need to implement or improve controls, procedures, and policies at a business that may have lacked sufficiently effective controls, procedures, and policies; unexpected security risks or higher-than-expected costs to improve the acquired company’s security posture; higher-than-expected costs to bring the acquired company’s IT infrastructure up to our standards; additional legal, regulatory, or compliance requirements; financial reporting, revenue recognition, or other financial or control deficiencies of the acquired company that are not adequately addressed and that cause our reported results to be incorrect; liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities. Transactions may divert management attention, disrupt ongoing operations, increase operating costs, and be viewed negatively by customers, suppliers, employees, or investors. We may also face litigation or other claims in connection with acquired companies, including claims from or against terminated employees, customers, current and former stockholders, or other third parties. If we finance transactions with cash, debt, or equity, we could experience reduced liquidity, increased leverage and restrictive covenants, interest expense, or dilution (which could be significant), and may be limited by restrictions in our debt agreements.
Projects pursued through joint ventures or acquisitions, particularly data center development, may be more difficult, time-consuming, or costly than expected, and subject to risks such as inflation, supply chain constraints, permitting and construction delays, power pricing and availability, inability to secure anticipated tax incentives or abatements, and challenges in attracting or retaining customers on expected terms, any of which could reduce returns or result in losses. Our due diligence may fail to identify all material issues, liabilities, cybersecurity vulnerabilities, control gaps, or regulatory exposures; domestic or international regulatory review processes may delay, condition, or prevent transactions or reduce anticipated benefits, and remedies available to us under transaction agreements may be limited. If we do not successfully execute, integrate, or manage such transactions, or if anticipated synergies, efficiencies, or strategic benefits are not realized when expected, or at all, our business, operating results, financial condition, and prospects could be adversely affected.
Future acquisitions could include real property and subject us to the general risks associated with the ownership of real property.
We currently lease all of our data centers and office locations. However, we could in the future make acquisitions that include real property, which would most likely be one or more data centers. As a result of any such acquisition, we would directly own real property and become subject to the general risks associated with the ownership of real property, including:
•	changes in governmental laws and regulations, including the Americans with Disabilities Act and zoning ordinances, and the related costs of compliance;
•	increased upfront costs of purchasing real property;

•	the ongoing need for repair, maintenance and capital improvements;
•	natural disasters, including earthquakes and floods, and acts of war or terrorism;
•	general liability, property and casualty losses, some of which may be uninsured;
•	liabilities for clean-up of undisclosed environmental contamination; and
•	liabilities incurred in the ordinary course of business.
If negative publicity arises with respect to us, our employees, our third-party suppliers, service providers, or our partners, our business, operating results, financial condition, and prospects could be adversely affected, regardless of whether the negative publicity is true.
Negative publicity about us or our platform, solutions, or services, even if inaccurate or untrue, could adversely affect our reputation and the confidence in our platform, solutions, or services, which could harm our business, operating results, financial condition, and prospects. Harm to our reputation can also arise from many other sources, including employee misconduct, which we have experienced in the past, and misconduct by our partners, consultants, suppliers, and outsourced service providers. Additionally, negative publicity with respect to our partners or service providers could also affect our business, operating results, financial condition, and prospects to the extent that we rely on these partners or if our customers or prospective customers associate us with these partners.
Our ability to maintain customer satisfaction depends in part on the quality of our customer support and cloud operations services. Our failure to maintain high-quality customer support and cloud operations services could have an adverse effect on our business, operating results, financial condition, and prospects.
We believe that the successful use of our platform requires a high level of support and engagement for many of our customers. In order to deliver appropriate customer support and engagement, we must successfully assist our customers in deploying and continuing to use our platform, resolve performance issues, address interoperability challenges with the customers’ existing IT infrastructure, and respond to security threats and cyber-attacks and performance and reliability problems that may arise from time to time. Increased demand for customer support and cloud operations services, without corresponding increases in revenue, could increase our costs and adversely affect our business, operating results, financial condition, and prospects.
Furthermore, there can be no assurance that we will be able to hire sufficient support personnel as and when needed, particularly if our sales exceed our internal forecasts. We expect to increase the number of our customers, and that growth may put additional pressure on our customer support and cloud operations services teams. Our customer support and cloud operations services teams may need additional personnel to respond to customer demand. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for services. To the extent that we are unsuccessful in hiring, training, and retaining adequate support resources, our ability to provide high-quality and timely support to our customers will be negatively impacted, and our customers’ satisfaction and their purchase of our infrastructure could be adversely affected.
In addition, as we continue to grow our operations and expand outside of the United States, we need to be able to provide efficient services that meet our customers’ needs globally at scale, and our customer support and cloud operations services teams may face additional challenges, including those associated with operating the platforms and delivering support, training, and documentation in languages other than English and providing services across expanded time-zones, as well as coordinating with third-party vendors and service providers that support our services. If we are unable to provide efficient customer support services globally at scale, effectively manage vendor performance, and meet contractual service level obligations (including uptime and customer service response times), our ability to grow our operations may be harmed, and we may need to hire additional services personnel which could increase our expenses. In addition, failures by us or our vendors to meet applicable service level obligations may trigger service credits, penalties, or liquidated damages, and negatively impact our business, financial condition, operating results, and prospects and give rise to customer terminations or non-renewals. Under certain contracts, the amounts of such liquidated damages or service credits may be significant relative to project-level cash flows and, in the aggregate or with respect to a single large customer, could be material to our results for one or more reporting periods.

We rely on our management team and other key employees and will need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel, including members of our board of directors, could harm our business.
Our future success is dependent, in part, on our ability to hire, integrate, train, manage, retain, and motivate the members of our management team and other key employees throughout our organization as well as members of our board of directors. The loss of key personnel, particularly Seth Demsey and Jay Crystal, as well as certain of our key personnel, could disrupt our operations and have an adverse effect on our ability to grow our business.
Competition for highly skilled personnel is intense, and we may not be successful in hiring or retaining qualified personnel to fulfill our current or future needs. We are in the process of building out our senior management team, and certain leadership roles are currently interim or unfilled (for example, an interim chief financial officer), which may persist for some period of time. There is a risk that we will be unable to recruit permanent executives for key positions on expected timelines or at all, that newly hired executives will not succeed in their roles or may depart after a short tenure, and that onboarding a number of new leaders, some of whom may have limited public-company experience, could create execution, governance, reporting (including with respect to internal controls, SEC reporting, and Nasdaq requirements) or reputational risks. More generally, the technology industry, and the cloud infrastructure industry more specifically, is also subject to substantial and continuous competition for engineers with high levels of experience in designing, developing, and managing infrastructure and related services. Moreover, the industry in which we operate generally experiences high employee attrition. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we are unable to timely complete our management team build-out, if newly hired leaders are not effective, or if leadership turnover increases, we may experience slower decision-making, reduced operational discipline, delays in key initiatives (including financial reporting and systems build-outs), higher cash compensation costs to recruit replacements, and impairment of our ability to execute our strategy. For example, in recent years, recruiting, hiring, and retaining employees with expertise in the AI computing industry has become increasingly difficult as the demand for AI computing infrastructure has increased as a result of the increase in AI and machine learning development, deployment, and demand. Because the AI infrastructure market is nascent and still relatively small, there is a very limited pool of potential engineering hires with the requisite background to support the development of our service and technology. Our ability to execute our growth plan, meet customer commitments, and scale our operations depends on attracting and retaining these engineering and operations specialists; if we cannot do so in a timely manner, we may face slower innovation, delayed deployments, higher costs to recruit or train staff, and impaired service quality. We may be required to provide more training to our personnel than we currently anticipate. Further, labor is subject to external factors that are beyond our control, including our industry’s highly competitive market for skilled workers and leaders, cost inflation, overall macroeconomics, and workforce participation rates. Should our competitors recruit our employees, our level of expertise and ability to execute our business plan would be negatively impacted.
Additionally, many of our key personnel are, or will soon be, vested in a substantial number of options to purchase our common stock. Employees may be more likely to terminate their employment with us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or exercise price of the options, or, conversely, if the exercise price of the options that they hold are significantly above the trading price of our common stock. Given the scarcity of experienced engineers in our market, equity value volatility and competition from larger technology companies for the same talent could increase the risk of employee turnover.
Moreover, many of the companies with which we compete for experienced personnel have greater resources than we have. Our competitors also may be successful in recruiting and hiring members of our management team, sales team, or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. We may in the future be subject to allegations that employees we hire have been improperly solicited, or that they have divulged proprietary or other confidential information or that their former employers own such employees’ inventions or other work product, or that they have been hired in violation of non-compete provisions or non-solicitation provisions.
In addition, job candidates and existing employees often consider the value of the equity awards and other compensation they receive in connection with their employment. If the perceived value of our compensatory package declines or is subject to significant value fluctuations, it may adversely affect our ability to attract and retain highly skilled employees. We may also change the composition of our compensation package to employees, including the amount or ratio of cash and equity compensation. Any increases to the amount of cash compensation will increase our cash expenditures, which may impact our business, operating results, financial condition, and prospects. Further, our competitors may be successful in recruiting and hiring members of our management team or other key employees as well as directors, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all. In recent years, the increased availability of hybrid or remote working arrangements has expanded the pool of companies that can compete for our employees and employment candidates. We have entered into offer letters with certain of our key employees, however these agreements are on an “at-will” basis, meaning we are able to terminate their employment with us at any time and we do not have employment agreements with all of our key employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be severely harmed.
We believe that our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity, and teamwork fostered by our culture, and our business may be harmed.
We believe that our corporate culture has been, and will continue to be, a key contributor to our success. If we do not continue to maintain our corporate culture, which includes our focus on our customers, as we grow and evolve, including as we continue to grow in headcount, it could harm our ability to foster the drive, innovation, inclusion, creativity, and teamwork that we believe is important to support our growth. As we implement more complex organizational structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture, which could negatively impact our future success.
Risks Related to Our Healthcare Business
Our healthcare business has a limited history of generating revenue, have a history of operating losses, and we may never achieve or maintain profitability.
Our healthcare business has a limited operating history and have generated only limited revenue to date. We have largely focused our efforts and resources towards research and development activities relating to our development of the Wellness Ring, Medical Ring and the SoC, the commercial launch of the Wellness Ring and the FDA 510(k) clearance for the pulse oximeter feature of the Medical Ring. The likelihood of success of our business plan must be considered in light of the challenges, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the regulatory and competitive environment in which we operate. Technology product development is a highly speculative undertaking, involves a substantial degree of risk and is a capital-intensive business.
As of December 31, 2025, we had an accumulated deficit of approximately $166.4 million. We expect that our losses will continue for the foreseeable future as we continue to invest significant additional resources toward the commercialization of our products and ongoing research and development. We have experienced these losses and accumulated deficit primarily due to the investments we have made in developing our proprietary technologies and products, building our team and manufacturing capabilities and the commercial launch and FDA clearance of our products. Without additional capital our existing cash and cash equivalents will be insufficient to fully fund our business plan. We expect to continue to incur losses for the foreseeable future. Our ability to achieve revenue-generating operations and, ultimately, achieve profitability will depend on whether we can obtain additional capital when we need it, complete the development of our technology, receive regulatory approvals of our technology, potentially find strategic collaborators that can incorporate our technology into applications which can be successfully commercialized and achieve market acceptance. There can be no assurance that we will ever generate substantial revenues or achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.
We face competition from other technology companies and our operating results will suffer if we fail to compete effectively.
The technology industry, generally, and the general wellness, continuous glucose and blood pressure monitoring markets, in particular, are intensely competitive, subject to rapid change, and significantly affected by new product introductions and other market activities by industry participants. To compete successfully, we will need to demonstrate the advantages of our products and technologies over well-established alternative solutions, products and technologies, as well as newer ones, and convince consumers and enterprises of the advantages of our products and technologies. With respect to our Wellness Ring and other planned solutions, we face or will face direct and indirect competition from a number of competitors who have developed or are developing products for general wellness and continuous or periodic monitoring of glucose and blood pressure levels, and we anticipate that other companies will develop additional competitive products in the future. Traditional glucometers and blood pressure monitors remain an inexpensive alternative to our proposed solution. We have existing competitors and potential new competitors, many of which have or will have substantially greater name recognition, financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and sales and marketing of approved products than we have. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Established competitors may invest heavily to quickly discover and develop novel technologies that could make obsolete or uneconomical the technology or the products that we plan to develop. Other small or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Any new product that we develop that competes with a competitor’s existing or future product may need to demonstrate compelling advantages in cost, convenience, quality, and safety to be commercially successful. In addition, new products developed by others could emerge as competitors to our proposed product development candidates. If our technology under development or our future products are not competitive based on these or other factors, our business would be harmed, and our financial condition and operations will suffer.
We are subject to risks associated with our utilization of consultants.
To improve productivity and accelerate our development efforts while we build out our own engineering team, we use experienced consultants to assist in selected business functions, including the development of our integrated circuits. We take steps to monitor and regulate the performance of these independent third parties. However, arrangements with third party service providers may make our operations vulnerable if these consultants fail to satisfy their obligations to us as a result of their performance, changes in their own operations, financial condition or other matters outside of our control. Effective management of our consultants is important to our business and strategy. The failure of our consultants to perform as anticipated could result in substantial costs, divert management’s attention from other strategic activities or create other operational or financial problems for us. Terminating or transitioning arrangements with key consultants could result in additional costs and a risk of operational delays, potential errors and possible control issues as a result of the termination or during the transition.
We depend on third parties to design, manufacture, market and distribute our products. If any third party fails to successfully design, manufacture, market or distribute any of our products, our business will be materially harmed.
We depend and expect to continue to depend on strategic partners such as third-party OEMs, VARs and other distributors to complete the design, manufacture, market and distribute the Wellness Ring, Medical Ring and other future products. If these strategic partners fail to successfully design, manufacture, market or distribute our current or future products, our business will be materially harmed.
We have limited control over the efforts and resources that any third-party OEMs, VARs and other distributors devote to designing, manufacturing, marketing or distributing our products under development. An OEM may not be able to successfully design and manufacture our products and such failure by an OEM could substantially harm the value of our business. Similarly, the OEMs, VARS or other distributors we engage with to market and sell our product under development may not be successful at marketing and selling such product. If we cannot find suitable strategic partners or our strategic partners do not perform as expected, our potential for revenue may be dramatically reduced and our business could be harmed.

Risks Related to Intellectual Property
Failure to obtain, maintain, protect, or enforce our intellectual property and proprietary rights could enable others to copy or use aspects of our platform without compensating us, which could harm our brand, business, operating results, financial condition, and prospects.
We rely on a combination of trademark, copyright, trade secret, patent, unfair competition, and other related laws in the United States and internationally, as well as confidentiality agreements and contractual provisions with our customers, third-party manufacturing partners, joint venture partners, employees, and consultants to protect our technology and intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our platform or obtain and use information that we regard as proprietary. In particular, we are unable to predict or assure that:
•	our intellectual property rights will not lapse or be invalidated, circumvented, challenged, or, in the case of third-party intellectual property rights licensed to us, be licensed to others;
•	our intellectual property rights will provide competitive advantages to us;
•
rights previously granted by third parties to intellectual property licensed or assigned to us, including portfolio cross-licenses, will not hamper our ability to assert our intellectual property rights or hinder the settlement of currently pending or future disputes;

•	any of our pending or future trademark or patent applications will be issued or have the coverage originally sought;
•	we will be able to enforce our intellectual property rights in certain jurisdictions where competition is intense or where legal protection may be weak; or
•	we have sufficient intellectual property rights to protect our solutions and services or our business.
We customarily enter into confidentiality or license agreements with our employees, consultants, vendors, and customers, and make significant efforts to limit access to and distribution of our proprietary information. However, such agreements may not be enforceable in full or in part in all jurisdictions and any breach could negatively affect our business and our remedy for such breach may be limited. The contractual provisions that we enter into may not prevent unauthorized use or disclosure of our proprietary technology or intellectual property rights and may not provide an adequate remedy in the event of unauthorized use or disclosure of our proprietary technology or intellectual property rights. Lastly, the measures we employ to limit the access and distribution of our proprietary information may not prevent unauthorized use or disclosure of our proprietary technology or intellectual property. As such, we cannot guarantee that the steps taken by us will prevent infringement, violation, or misappropriation of our technology.
We pursue the registration of our trademarks, service marks, patents, and domain names where applicable in the United States and in certain foreign jurisdictions. These processes are expensive and may not be successful in all jurisdictions or for every such application, and we may not pursue such protections in all jurisdictions that may be relevant, for all our goods or services or in every class of goods and services in which we operate. As such, policing unauthorized use of our technology or platform is difficult. Additionally, we may not be able to obtain, maintain, protect, exploit, defend, or enforce our intellectual property rights in every foreign jurisdiction in which we may operate. For example, effective trade secret protection may not be available in every country in which our service is available or where we may have employees or independent contractors. We currently own no patents and thus rely on trade secret protection for our proprietary technology. The loss of trade secret protection could make it easier for third parties to compete with our platform by copying functionality and trade secret protection does not prevent third parties from independently developing similar technology. Any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which we may operate may compromise our ability to enforce our trade secret and intellectual property rights. In addition, we believe that the protection of our trademark rights is an important factor in product recognition, protecting our brand and maintaining goodwill and if we do not adequately protect our rights in trademarks from infringement, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business. The legal systems of certain countries do not favor the enforcement of trademarks, trade secrets, and other intellectual property and proprietary protection, which could make it difficult for us to stop the infringement, misappropriation, dilution, or other violation of our intellectual property or marketing of competing platforms, solutions, or services in violation of our intellectual property rights generally. Any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our intellectual property rights. If we fail to maintain, protect and enhance our intellectual property rights, our business, operating results, financial condition, and prospects may be harmed.
In addition, defending our intellectual property rights through litigation might entail significant expense. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results, financial condition, and prospects. If we are unable to protect our proprietary rights, we could find ourselves at a competitive disadvantage to others who need not incur the additional expense, time, and effort required to create our platform and other innovative offerings that have enabled us to be successful to date. Moreover, we may need to expend additional resources to defend our intellectual property rights in foreign countries, and our inability to do so could impair our business or adversely affect our international expansion.
Third parties may claim that our platform infringes, misappropriates, or otherwise violates our intellectual property rights, and such claims could be time-consuming or costly to defend or settle, result in the loss of significant rights, or harm our relationships with our customers or reputation in the industry.
Third parties may in the future claim that our current or future offerings infringe their intellectual property rights, and such claims may result in legal claims against us, our third-party partners, and our customers. The likelihood that we receive such claims (whether warranted or not) is expected to increase, particularly as a public company with an increased profile and visibility, as the level of competition in our market grows, as the functionality of our offerings overlaps with that of other cloud infrastructure companies, and as the volume of issued hardware and software patents and patent applications continues to increase. We generally agree in our customer and partner contracts to indemnify customers for certain expenses or liabilities they incur as a result of third-party intellectual property infringement claims associated with our platform. To the extent that any claim arises as a result of third-party technology we have licensed for use in our platform, we may be unable to recover from the appropriate third party any expenses or other liabilities that we incur.
Companies in the cloud infrastructure and technology industries, including some of our current and potential competitors, may own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, patent holding companies, non-practicing entities, and other adverse patent owners that are not deterred by our existing intellectual property protections may seek to assert patent claims against us. From time to time, third parties have invited us to license their patents and may, in the future, assert patent, copyright, trademark, or other intellectual property rights against us, our third-party partners, or our customers. We may in the future receive notices that claim we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims.
There may be third-party intellectual property rights that cover significant aspects of our technologies or business methods and assets. In the event that we engage software engineers or other personnel who were previously engaged by competitors or other third parties, we may be subject to claims that those personnel inadvertently or deliberately incorporated proprietary technology of third parties into our platform or have improperly used or disclosed trade secrets or other proprietary information. We may also in the future be subject to claims by our third-party partners, employees, or contractors asserting an ownership right in our intellectual property as a result of the work they performed on our behalf. In addition, we may lose valuable intellectual property rights or personnel. A loss of key personnel or our work product could hamper or prevent our ability to develop, market, and support potential offerings and platform enhancements, which could severely harm our business.
Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate, could divert our management’s attention and other resources, could damage our brand and reputation, harm our customer relationships, and create liability for us. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights, and may require us to indemnify our customers for liabilities they incur as a result of such claims. These claims could also result in us having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. Alternatively, we could be required to develop alternative non-infringing technology, which could require significant time, effort, and expense, and may affect the performance or features of our platform. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit or stop sales of our platform and may be unable to compete effectively. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Any of these results would adversely affect our business, operating results, financial condition, and prospects.
We license technology from third parties for the development of our solutions, and our inability to maintain those licenses could harm our business.
We currently incorporate, and will in the future incorporate, technology that we license from third parties, including software, into our offerings. If we are unable to continue to use or license these technologies on reasonable terms, or maintain the requirements of our inbound license agreements, or if these technologies become unreliable, unavailable, or fail to operate properly, we may not be able to secure adequate alternatives in a timely manner or at all, and our ability to offer our solutions and remain competitive in our market would be harmed. Further, licensing technologies from third parties exposes us to increased risk of being the subject of intellectual property infringement and vulnerabilities due to, among other things, our lower level of visibility into the development process with respect to such technology and the care taken to safeguard against risks. We cannot be certain that our licensors do not or will not infringe on the intellectual property rights of third parties or that our licensors have or will have sufficient rights to the licensed intellectual property in all jurisdictions in which they may sell our platform. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. In addition, licensors may discontinue features or cease providing support or updates, and we may be unable to obtain needed support or maintenance. If access to licensed technology is discontinued or needed support becomes unavailable, we could experience delays, outages, or reduced performance and may be unable to meet our own customer service obligations, which could result in credits, penalties, refunds, or termination rights under our customer contracts. If we are unable to continue to license technology because of intellectual property infringement claims brought by third parties against our licensors or against us, or if we are unable to continue our license agreements or enter into new licenses on commercially reasonable terms, our ability to develop and sell our platform containing or dependent on that technology would be limited, and our business, including our financial condition, cash flows, and operating results could be harmed.
Additionally, if we are unable to license technology from third parties, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner, or at all, and may require us to use alternative technology of lower quality or performance standards. This could limit or delay our ability to offer new or competitive offerings and increase our costs. Third-party software we rely on may be updated infrequently, unsupported, or subject to vulnerabilities that may not be resolved in a timely manner, any of which may expose our solutions to vulnerabilities. Any impairment of the technologies or of our relationship with these third parties could harm our business, operating results, financial condition, and prospects.
Some of our technology incorporates “open-source” software, and failure to comply with the terms of the underlying open-source software licenses could adversely affect our business, results of operations, financial condition, and prospects.
We use open-source software in our solutions and services and may continue to use open-source software in the future. Certain open-source licenses contain requirements that we make available source code for modifications or derivative works we create. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our proprietary software to the public on unfavorable terms or at no cost. Any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract may allow our competitors to create similar products with lower development effort and time and, ultimately, could result in a loss of sales for us.
The use and distribution of open-source software may entail greater risks than the use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code, which they are not typically required to maintain and update, and they can change the license terms on which they offer the open-source software. Although we believe that we have complied with our obligations under the applicable licenses for open-source software, it is possible that we may not be aware of all instances where open-source software has been incorporated into our proprietary software or used in connection with our solutions or our corresponding obligations under open-source. We take steps to monitor our use of open-source software in an effort both to comply with the terms of the applicable open-source licenses and to avoid subjecting our platform to conditions we do not intend, but there are risks associated with use of open-source software that cannot be eliminated and could negatively affect our business. We rely on multiple software programmers to design our proprietary software and, while it takes steps to vet software before it is incorporated into our proprietary software and monitor the software incorporated into our proprietary software, we cannot be certain that our programmers have not incorporated open-source software into our proprietary software that we intend to maintain as confidential or that they will not do so in the future. In addition, the wide availability of source code used in our offerings could expose us to security vulnerabilities. Such use, under certain circumstances, could materially adversely affect our business, operating results, financial condition, and prospects, as well as our reputation, including if we are required to take remedial action that may divert resources away from our development efforts.
On occasion, companies that use open-source software have faced claims challenging their use of open-source software or compliance with open-source license terms. There is evolving legal precedent for interpreting the terms of certain open-source licenses, including the determination of which works are subject to the terms of such licenses. The terms of many open-source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in ways that could impose unanticipated conditions or restrictions on our ability to commercialize any offerings incorporating such software. Moreover, we cannot ensure that our processes for controlling our use of open-source software in our platform will be effective. From time to time, we may face claims from third parties asserting ownership of, or demanding release of, the open-source software or derivative works that we developed using such software (which could include our proprietary source code), or otherwise seeking to enforce the terms of the applicable open-source license. These claims, regardless of validity, could result in time consuming and costly litigation, divert management’s time and attention away from developing the business, expose us to customer indemnity claims, or force us to disclose source code. Litigation could be costly for us to defend, result in paying damages, entering into unfavorable licenses, have a negative effect on our business, operating results. financial condition, and prospects, or cause delays by requiring us to devote additional research and development resources to change our solution.
Risks Related to Legal Matters and Regulation
We are subject to laws and regulations, including governmental export and import controls, sanctions, and anti-corruption laws, that could impair our ability to compete in our markets and subject us to liability if we are not in full compliance with applicable laws.
We are subject to laws and regulations, including governmental export and import controls, that could subject us to liability or impair our ability to compete in our markets. Our platform and related technology are subject to U.S. export controls, including the U.S. Department of Commerce’s Export Administration Regulations (the “EAR”), and we and our employees, representatives, contractors, agents, intermediaries, and other third parties are also subject to various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and other government agencies. Changes to sanctions and export or import restrictions in the jurisdictions in which we operate could further impact our ability to do business in certain parts of the world and to do business with certain persons and entities, which could adversely affect our business, operating results, financial condition, and prospects. In particular, we are continuing to monitor recent and forthcoming developments in export controls with respect to the semiconductor industry and their impact on our sourcing of equipment for our computing infrastructure. While we have implemented certain procedures to facilitate compliance with applicable laws and regulations, we cannot ensure that these procedures are fully effective or that we, or third parties who we do not control, have complied with all laws or regulations in this regard. Failure by our employees, representatives, contractors, partners, agents, intermediaries, or other third parties to comply with applicable laws and regulations also could have negative consequences to us, including reputational harm, government investigations, loss of export privileges and penalties. Changes in our platform, and changes in or promulgation of new export and import regulations, may create delays in the introduction of our platform into international markets, prevent our customers with international operations from deploying our platform globally or, in some cases, prevent the export or import of our platform to certain countries, governments, or persons altogether. Any change in export or import regulations, economic sanctions, or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased sales of our platform, solutions, and services, or in our decreased ability to export or sell our platform, to existing or potential customers with international operations. Any decreased sales of our platform, solutions, and services or limitation on our ability to export or sell our platform would adversely affect our business, operating results, financial condition, and prospects.
We are also subject to the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and other anti-corruption, sanctions, anti-bribery, anti-money laundering, and similar laws. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees, agents, intermediaries, and other third parties from promising, authorizing, making, or offering improper payments or other benefits to government officials and others in the public, and in certain cases, private sector. We cannot ensure that our policies and procedures to address compliance with FCPA and other anti-corruption, sanctions, anti-bribery, anti-money laundering, and similar laws will be effective, or that all of our employees, representatives, contractors, partners, agents, intermediaries, or other third parties have not taken, or will not take actions, in violation of our policies and applicable law, for which we may be ultimately held responsible. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from government contracts, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage, and other consequences. Any investigations, actions, or sanctions could harm our reputation, business, operating results, financial condition, and prospects.
Our service relies on hardware that features encryption and other security features. Encrypted hardware and components may be subject to heightened export classifications or other restrictions. Evolving interpretations of export controls applicable to such hardware could limit our ability to deploy our service for certain customers and geographies, increase compliance costs, delay projects, and adversely affect our business, operating results, financial condition, and prospects.
Additionally, additions to international restricted country lists, sanctions programs or similar regulatory regimes may further limit our ability to transact with certain customers, counterparties, or suppliers, require enhanced know-your-customer and end-user diligence, and result in the termination, suspension, or non-renewal of existing or prospective arrangements. Any failure to maintain effective sanctions, export control, and KYC screening and diligence procedures could result in investigations, penalties, reputational harm, and other adverse consequences. Our ability to conduct the requisite diligence and comply with export controls and other international regulatory frameworks may not keep pace with the growth of our operations and sales activities in international markets.
Our customer and counterparty diligence obligations may increase, and any failure to implement and maintain effective know-your-customer, anti-money laundering and sanctions compliance controls could adversely affect us.
As we grow our customer base and expand into new geographies, we expect increased obligations to implement and maintain robust KYC, AML, and sanctions compliance programs, including customer onboarding, beneficial ownership verification, ongoing monitoring, and screening of customers, partners, and other counterparties. These obligations may be complex, costly, and time-consuming, and could delay or prevent new customer activations or expansion opportunities. Any actual or perceived deficiencies in our KYC/AML or sanctions compliance controls, or failure by customers or partners to comply with applicable laws, could result in investigations, enforcement actions, penalties, contractual disputes, remediation costs, the loss of customers or partners, and reputational harm, and could adversely affect our business, operating results, financial condition, and prospects.
We are subject to laws, regulations, and industry requirements related to data privacy, data protection and information security across different markets where we conduct our business and such laws, regulations, and industry requirements are constantly evolving and changing. Any actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies, could harm our business.
Various local, state, federal, and international laws, directives, and regulations apply to our collection, use, retention, protection, disclosure, transfer, and processing of personal information. These data protection and privacy laws and regulations are subject to uncertainty and continue to evolve in ways that could adversely impact our business. These laws have a substantial impact on our operations both in the United States and internationally and compliance with new and existing laws may result in significant costs due to implementation of new processes, which could ultimately hinder our ability to grow our business by extracting value from our data assets.

In the United States, state and federal lawmakers and regulatory authorities have increased their attention on the collection and use of user data. For example, the CCPA requires companies that hit certain broad revenue or data processing related thresholds to, among other things, provide new disclosures to California users, and affords such users privacy rights such as the ability to opt-out of certain processing of personal information and expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is collected, used, and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for security breaches that may increase security breach litigation. In addition, other states have enacted laws that contain obligations similar to the CCPA that have taken effect or will take effect in coming years and many others continue to propose similar laws, or are considering proposing similar laws. For example, Virginia has enacted the Virginia Consumer Data Protection Act. Corvex cannot fully predict whether and to what extent it will be subject to these laws, which, with the exception of the CCPA, apply largely to companies that provide services directly to consumers. Accordingly, we cannot predict the impact of recently proposed or enacted laws or regulations on our business or operations, but compliance may require us to modify our data processing practices and policies, incurring costs and expenses in the process. Further, to the extent multiple state-level laws are introduced with inconsistent or conflicting standards, it may require costly and difficult efforts to achieve compliance with such laws. Our failure or perceived failure to comply with state or federal privacy laws or regulations passed in the future could have a material adverse effect on our business, including how we use personal information, our business, operating results, financial condition, and prospects and could expose us to regulatory investigations or possible fines.
Additionally, many foreign countries and governmental bodies, including the European Union, United Kingdom, Canada, and other jurisdictions in which we may operate or conduct our business, have laws and regulations concerning the collection, use, processing, storage, and deletion of personal data obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the United States. Such laws and regulations may require companies to implement new privacy and security policies, permit individuals to access, correct, and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, require that certain types of data be retained on local servers within these jurisdictions, and, in some cases, obtain individuals’ affirmative opt-in consent to collect and use personal information for certain purposes. The increased focus on data sovereignty and data localization requirements around the world could also impact our business model with respect to the storage, management, and transfer of data.
The General Data Protection Regulation of the European Union (“E.U.”) and the United Kingdom (“U.K.”) (collectively, the “GDPR”), comprehensively regulate use of personal data, including cross-border transfers of personal data out of the European Economic Area (“EEA”) and the U.K. The GDPR imposes stringent privacy and data protection requirements and could increase the risk of non-compliance and the costs of providing our services in a compliant manner. A breach of the GDPR could result in regulatory investigations, reputational damage, fines and sanctions, orders to cease or change our processing of our data, enforcement notices, or assessment notices (for a compulsory audit). For example, if regulators assert that we have failed to comply with the GDPR, we may be subject to fines. Since we may be subject to the supervision of relevant data protection authorities under multiple legal regimes, we could be fined under those regimes independently in respect of the same breach. We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.
The GDPR prohibits transfers of personal data from the EEA or U.K. to countries not formally deemed adequate by the European Commission or the U.K. Information Commission Office, respectively, including the United States, unless a particular compliance mechanism (and, if necessary, certain safeguards) is implemented. The mechanisms that we and many other companies, including our customers, rely upon for European and U.K. data transfers (for example, Standard Contractual Clauses or the E.U.-U.S. Data Privacy Framework) are the subject of legal challenge, regulatory interpretation, and judicial decisions by the Court of Justice of the European Union. The suitability of Standard Contractual Clauses for data transfer in some scenarios has recently been the subject of legal challenge, and while the U.S. and the E.U. reached agreement on the E.U.-U.S. Data Privacy Framework (and similar agreements were reached with respect to the U.K.), there are legal challenges to that data transfer mechanism as well. We expect the legal complexity and uncertainty regarding international personal data transfers to continue, and as the regulatory guidance and enforcement landscape in relation to data transfers continues to develop, we could suffer additional costs, complaints, and/or regulatory investigations or fines; we may have to stop using certain tools and vendors and make other operational changes; we may have to implement alternative data transfer mechanisms under the GDPR and/or take additional compliance and operational measures; and/or it could otherwise affect the manner in which we provide our services, and could adversely affect our business, operating results, financial condition, and prospects.
We are also subject to evolving U.S. and international privacy laws governing cookies, tracking technologies, and e-marketing. In the United States, plaintiffs are increasingly making use of existing laws such as the California Invasion of Privacy Act to litigate use of tracking technologies. In the European Union, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem. In the European Union, informed consent, including a prohibition on pre-checked consents and a requirement to ensure separate consents for each cookie, is required for the placement of a non-essential cookie or similar technologies on a user’s device and for direct electronic marketing. As regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, negatively impact our efforts to understand users, adversely affect our margins, increase costs, and subject us to additional liabilities.
There is a risk that as we expand, we may assume liabilities for breaches experienced by the companies we acquire. Additionally, there are potentially inconsistent world-wide government regulations pertaining to data protection and privacy. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection, and information security, it is possible that our practices, offerings, or platform could fail, or be alleged to fail to meet applicable requirements. For instance, there are changes in the regulatory landscape relating to new and evolving technologies, such as generative AI. Changes to existing regulations, their interpretation or implementation, or new regulations could impede any potential use or development of AI Technologies, which could impair our competitive position and result in an adverse effect on our business, operating results, financial condition, and prospects. Our failure, or the failure by our third-party providers or partners, to comply with applicable laws or regulations and to prevent unauthorized access to, or use or release of personal information, or the perception that any of the foregoing types of failure has occurred, even if unfounded, could subject us to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, severe criminal, or civil sanctions, damage our reputation, or result in fines or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, operating results, financial condition, and prospects.
Our business is subject to a wide range of laws and regulations, and our failure to comply with those laws and regulations could harm our business.
Our business is subject to regulation by various federal, state, local, and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety and environmental laws, including those related to energy usage and energy efficiency requirements, privacy and data protection laws, AI, financial services laws, anti-bribery laws, sanctions, national security, import and export controls, anti-boycott, federal securities laws, and tax laws and regulations.
For example, government authorities have in the past sought to restrict data center development based on environmental considerations and have imposed moratoria on data center development, citing concerns about energy usage, requiring new data centers to meet energy efficiency requirements. We may face higher costs from any laws requiring enhanced energy efficiency measures, changes to cooling systems, caps on energy usage, land use restrictions, limitations on back-up power sources, or other environmental requirements.
In certain foreign jurisdictions, these regulatory requirements may be more stringent than those in the United States. These laws and regulations are subject to change over time and thus we must continue to monitor and dedicate resources to ensure continued compliance. In particular, the global AI regulatory environment continues to evolve as regulators and lawmakers have started proposing and adopting, or are currently considering, regulations and guidance specifically on the use of AI. Non-compliance with applicable regulations or requirements could subject Corvex to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions and jail time for responsible employees and managers. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results, financial condition, and prospects could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results, financial condition, and prospects.

We could become subject to product liability claims, product recalls and warranty claims that could be expensive, divert management’s attention and harm our business.
Our healthcare business exposes us to potential liability risks that are inherent in the manufacturing, marketing and sale of products used by consumers. We may be held liable if our products cause injury or death or are found otherwise unsuitable during usage. Our future products to be developed are expected to incorporate sophisticated components and computer software. Complex software can contain errors, particularly when first introduced. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after installation. While we believe our technology will be safe, because our proposed solution is an RF-based technology that is being designed to be used in close proximity to users, users may allege or possibly prove defects, some of which could be alleged or proved to cause harm to users or others. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. We cannot guarantee that we will be able to obtain products liability insurance; if we do, however, the coverage limits of any insurance policies that we may choose to purchase to cover related risks may not be adequate to cover future claims, and the cost of insurance, if obtainable, could be prohibitive. If sales of our products increase or we suffer future product liability claims, we may be unable to maintain product liability insurance in the future at satisfactory rates or with adequate amounts. A product liability claim, any product recalls or excessive warranty claims, whether arising from defects in design or manufacture or otherwise, could negatively affect our sales or require a change in the design or manufacturing process, any of which could harm our reputation and result in a decline in revenue, each of which would harm our business.
In addition, if a product we designed or manufactured is defective, whether due to design or manufacturing defects, improper use of the product or other reasons, we may be required to notify regulatory authorities and/or to recall the product. A required notification to a regulatory authority or recall could result in an investigation by regulatory authorities of our products, which could in turn result in required recalls, restrictions on the sale of the products or other penalties. The adverse publicity resulting from any of these actions could adversely affect the perception of customers and potential customers. These investigations or recalls, especially if accompanied by unfavorable publicity, could result in our incurring substantial costs, losing revenues and damaging our reputation, each of which would harm our business.
FDA clearance of the pulse oximetry feature of our Medical Ring does not ensure commercial success of the product.
In November 2024, we received 510(k) clearance from the FDA for the pulse oximetry feature in our Medical Ring, making it a medical device. The Medical Ring clearance was the first medical device marketing authorization we have received. In order to market and distribute Medical Ring or other medical devices, we will need to modify certain of our internal business operations to ensure they comply with medical device requirements and to enable distribution of the product in accordance with the limitations of use described in our marketing authorizations. For example, for our Medical Ring product, the 510(k) clearance limits distribution of this product to prescription use-only. In the direct-to-consumer model we have utilized to distribute the Wellness Ring, consumers purchase our products directly from us or one of our retailers, and we will not be able to utilize this model to distribute the Medical Ring in accordance with its prescription-required marketing authorization. Though we have explored a number of new distribution channels, including working with durable medical equipment distributors, healthcare institutions, and other healthcare payor and provider channels, we may not be successful in identifying, or implementing with our current resources, an appropriate distribution channel. Further, even though we have received FDA clearance for the Medical Ring, we will still need to demonstrate the business and clinical rationale and justifications of this product in order for healthcare institutions and providers to be convinced of the need to prescribe it, and we may not be successful in these efforts.
Our Medical Ring is subject to ongoing regulatory obligations and review and failure to comply with applicable regulatory requirements may adversely affect our business and operations.
While we commercialized our first iteration of the Wellness Ring without FDA clearance, our Medical Ring is subject to current and future regulation by the FDA and may be subject to regulation by other federal, state and local agencies. These agencies and regulations require manufacturers of medical devices to comply with applicable laws and regulations governing development, testing, manufacturing, labeling, marketing and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, based on the risk level of the device. Governmental regulations specific to medical devices are wide-ranging and govern, among other things:
•	product design, development and manufacture;
•	laboratory, pre-clinical and clinical testing, labeling, packaging, storage and distribution;

•	premarketing clearance or approval;
•	record keeping;
•	product marketing, promotion and advertising, sales and distribution; and
•	post-marketing surveillance, including reporting of deaths, serious injuries and certain malfunctions, as well as corrections and removals (recalls).
Before a new medical device or a new intended use for an existing product can be marketed in the United States, a company must first submit and receive either 510(k) clearance or PMA from FDA, unless an exemption applies. The typical duration to receive a 510(k) clearance is approximately nine to twelve months from the date of the initial 510(k) submission and the typical duration to receive a PMA approval is approximately two years from the date of submission of the initial PMA application, although there is no guarantee that the timing will not be longer.
Our Medical Ring is a Class II medical device, which requires us to seek and receive a 510(k) clearance for the pulse oximeter feature prior to marketing. In some instances, the 510(k) pathway for product marketing may be used with only proof of substantial equivalence in technology for a given indication with a lawfully marketed device (a “predicate device”). In other instances, FDA may require additional clinical work to prove efficacy in addition to technological equivalence and basic safety. Whether clinical data is provided or not, FDA may decide to reject the substantial equivalence argument we present. If that happens, our device would be automatically designated as a Class III device, and we would have to fulfill the more rigorous PMA requirements or request a “de novo” reclassification of the device into Class I or II. Thus, although at this time we do not anticipate that we will be required to do so, it is possible that one or more of our product features may require PMA approval de novo reclassification.
We may not be able to obtain the necessary clearances or approvals or may be unduly delayed in doing so, which could harm our business. Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses for the product, which may limit the market for the product. Delays in obtaining clearance or approval could increase our costs and harm our revenues and growth.
In addition, we are required to timely file various reports with FDA, including reports required by the medical device reporting regulations that require us to report to FDA if our devices may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. If these reports are not filed timely, regulators may impose sanctions and sales of our products may suffer, and we may be subject to regulatory enforcement actions, all of which could harm our business.
If we initiate a correction or removal for one of our devices to reduce a risk to health posed by the device, we would be required to submit a publicly available Correction and Removal report to FDA and, in many cases, similar reports to other regulatory agencies. This report could be classified by FDA as a device recall which could lead to increased scrutiny by FDA, other international regulatory agencies and our customers regarding the quality and safety of our devices. Furthermore, the submission of these reports has been and could be used by competitors against us in competitive situations and cause customers to delay purchase decisions or cancel orders and would harm our reputation.
FDA and FTC also regulate the advertising and promotion of our products to ensure that the claims we make are consistent with our regulatory clearances, that there are adequate and reasonable data to substantiate the claims and that our promotional labeling and advertising is neither false nor misleading in any respect. If FDA or FTC determines that any of our advertising or promotional claims are misleading, not substantiated or not permissible, we may be subject to enforcement actions, including warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions.
FDA and state authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by FDA or state agencies, which may include any of the following sanctions:
•	adverse publicity, warning letters, fines, injunctions, consent decrees and civil penalties;
•	repair, replacement, refunds, recall or seizure of our products;
•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our requests for 510(k) clearance or PMA of new products, new intended uses or modifications to existing products;
•	withdrawing 510(k) clearance or PMAs that have already been granted;
•	refusal of importation or exportation; and
•	criminal prosecution and/or civil penalties.
If any of these events were to occur, our business and financial condition would be harmed.
The cost of compliance with new laws or regulations governing our technology or future products could adversely affect our financial results. New laws or regulations may impose restrictions or obligations on us that could force us to redesign our technology under development or other future products and may impose restrictions that are not possible or practicable to comply with, which could cause our business to fail. We cannot predict the impact on our business of any legislation or regulations related to our technology or future products that may be enacted or adopted in the future.
If any OEMs contracted to manufacture our products fail to comply with FDA’s Quality System Regulations or other regulatory bodies’ equivalent regulations, manufacturing operations could be delayed or shut down and the development of our products could suffer.
The manufacturing processes of third-party OEMs are required to comply with FDA’s Quality System Regulations and other regulatory bodies’ equivalent regulations, which cover the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our planned non-invasive solution. They may also be subject to similar state requirements and licenses and engage in extensive recordkeeping and reporting and make available their manufacturing facilities and records for periodic unannounced inspections by governmental agencies, including FDA, state authorities and comparable agencies in other countries. If any OEM fails such an inspection, our operations could be disrupted and our manufacturing interrupted. Failure to take adequate corrective action in response to an adverse inspection could result in, among other things, a shut-down of our manufacturing operations, significant fines, suspension of marketing clearances and approvals, seizures or recalls of our products, operating restrictions and criminal prosecutions, any of which would cause our business to suffer. Furthermore, these OEMs may be engaged with other companies to supply and/or manufacture materials or products for such companies, which would expose our OEMs to regulatory risks for the production of such materials and products. As a result, failure to meet the regulatory requirements for the production of those materials and products may also affect the regulatory clearance of a third-party manufacturer’s facility. If FDA determines that any of the facilities that manufacture our proposed solution are not in compliance with applicable requirements, we may need to find alternative manufacturing facilities, which would impede or delay our ability to develop, obtain regulatory clearance or approval for, or market our products, if developed and approved. Additionally, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements, which may result in manufacturing delays for our product and cause our results of operations to suffer.
We expect our planned solution to be subject to certain Federal Communication Commission (“FCC”) regulations.
Our RF-based technology involves the transmission of RF energy, and as such, will be subject to regulation by the FCC, including the FCC’s equipment authorization regulations and its regulations governing human exposure to RF energy. In particular, we expect the planned solution to be regulated under Part 18 of the FCC’s rules governing industrial, scientific, and medical (ISM) equipment, and to be classified as consumer ISM equipment under that rule part. Based on the expected frequency and power of operation, we expect that the product will comply with the Part 18 technical specifications for these types of devices, which we will be required to verify under FCC equipment authorization procedures. We also expect, based on the device’s frequency and power of operation, that the product will comply with the FCC’s requirements governing human exposure to RF energy. There is the risk that the product, as we expect it to be developed, may not comply with these requirements, which could significantly affect our development costs and delay commercialization of the product. There is also the risk that we will be unable to cost effectively develop and produce a solution using RF technology that complies with these FCC requirements.
Healthcare reform measures could hinder or prevent the commercial success of our healthcare business.
There have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system in ways that could harm our future revenues and profitability and the future revenues and profitability of our potential customers. Federal and state lawmakers regularly propose and, at times, enact legislation that would result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, one of the most significant healthcare reform measures in decades, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (the “Affordable Care Act”), was enacted in 2010. The Affordable Care Act contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which may impact existing government healthcare programs and result in the development of new programs. The Affordable Care Act imposed a 2.3 percent excise tax on sales of medical devices. The excise tax was suspended by statute twice before being repealed in December 2019. While this tax has been repealed, Congress could enact future legislation or further change the law related to the medical devise excise tax in a manner that could negatively impact our operating results. The financial impact such future taxes could have on our business is unclear.
Other significant measures contained in the Affordable Care Act include research on the comparative clinical effectiveness of different technologies and procedures, initiatives to revise Medicare payment methodologies, such as bundling of payments across the continuum of care by providers and physicians, and initiatives to promote quality indicators in payment methodologies. The Affordable Care Act also includes significant new fraud and abuse measures, including required disclosures of financial payments to and arrangements with physician customers, lower thresholds for violations and increasing potential penalties for such violations.
Since its enactment, there have been judicial and Congressional challenges to certain aspects of the Affordable Care Act. It remains unclear whether changes will be made to the Affordable Care Act, or whether it will be repealed or materially modified. There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future or their full impact. The continuing efforts of the government, insurance companies, managed care organizations and other payers of healthcare services to contain or reduce costs of healthcare may harm our ability to set a price that we believe is fair for our products, our ability to generate revenues and achieve or maintain profitability and the availability of capital.
If we fail to comply with healthcare regulations with respect to our current or future Movano products, we could face substantial penalties and our business, operations and financial condition could be adversely affected.
Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payers, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The regulations that will affect how we operate include:
•
the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs;

•
the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;
•
the federal Physician Payment Sunshine Act, created under the Affordable Care Act, and its implementing regulations, which require manufacturers of drugs, medical devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to the U.S. Department of Health and Human Services information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

•
the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information; and

•
state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payer, including commercial insurers.

The Affordable Care Act, among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.
Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal and similar foreign healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could harm our ability to operate our business and our results of operations.
We may become involved in litigation that may adversely affect us.
From time to time, we may be subject to claims, suits, and other proceedings. Regardless of the outcome, legal proceedings can have an adverse impact on us because of legal costs and diversion of management attention and resources, and could cause us to incur significant expenses or liability, adversely affect our brand recognition, or require us to change our business practices. The expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect our business, operating results, financial condition, and prospects. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that would adversely affect our business, financial condition, operating results, or cash flows in a particular period. These proceedings could also result in reputational harm, sanctions, consent decrees, or orders requiring a change in our business practices. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Because litigation is inherently unpredictable, Corvex cannot ensure that the results of any of these actions will not have a material adverse effect on our business, operating results, financial condition, and prospects. Any of these consequences could adversely affect our business, operating results, financial condition, and prospects. Our status and visibility as a public company may also increase the frequency of non-meritorious lawsuits, demands, stockholder claims, or third-party complaints, which could be costly and divert management time regardless of outcome.
Risks Related to Financial and Accounting Matters
We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.
We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the applicable listing standards of the Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting, and other procedures that are designed to ensure information required to be disclosed by us in our financial statements and in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. In order to maintain and improve the effectiveness of our internal controls and procedures, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.
We are required to maintain internal control over financial reporting and to evaluate and determine the effectiveness of our internal control over financial reporting. Beginning with our annual report on Form 10-K for the year ending December 31, 2026, we will be required to provide a management report on internal control over financial reporting, and we also expect our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting. Neither we nor our independent registered public accounting firm were required to, and therefore did not, perform an evaluation of our internal control over financial reporting as of or for any period included in our financial statements, nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act. However, while preparing the financial statements that are included in the prospectus for the Merger, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in our control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified pertained to the lack of designing and maintaining an effective control environment and related control activities, including appropriate segregation of duties and period-end close procedures, and our risk assessment and monitoring processes were not sufficiently robust to identify and remediate these deficiencies. Management plans to make improvements to our control environment and business processes to support and scale with our growing operations, and expects that our remediation efforts will continue to take place in 2026, such as continuing to implement processes and controls to better manage and monitor our segregation of duties risks, including enhancing the usage of technology and tools for segregation of duties within our systems, applications and tools, and continuing to expand our resources with the appropriate level of expertise within our accounting, finance, and operations functions.
We may not be able to fully remediate these material weaknesses until these steps have been completed and the internal controls have been operating effectively for a sufficient period of time. This evaluation process, including testing the effectiveness of the remediation efforts, is expected to extend further into 2026. Additionally, as stated above, we have not performed an evaluation of our internal control over financial reporting; accordingly, we cannot ensure that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, beginning with our annual report on Form 10-K for the year ending December 31, 2026.
The process of designing and implementing internal control over financial reporting required to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act will be time consuming and costly. If during the evaluation and testing process we identify additional material weaknesses in our internal control over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that there are material weaknesses with respect to our internal control over financial reporting. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our stock could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.
Further, as a public company, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results, financial condition, and prospects.

We incur significant costs and management resources as a result of operating as a public company.
As a public company, we incur significant legal, accounting, compliance, and other expenses that we did not incur as a private company prior to the Merger. Our management and other personnel dedicate a substantial amount of time and incur significant expense in connection with compliance initiatives. As a public company, we bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the U.S. securities laws.
In addition, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and the related rules and regulations implemented by the SEC have increased legal and financial compliance costs and will make some compliance activities more time-consuming. We have invested, and will continue to invest, resources to comply with evolving laws, regulations, and standards, and this investment has resulted, and will continue to result, in increased general and administrative expenses and may divert management’s time and attention from our other business activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain and maintain the same or similar coverage. These factors would also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
We could be subject to additional tax liabilities and United States federal and global income tax reform could adversely affect it.
We are subject to U.S. federal, state, and local income taxes, sales, and other taxes in the United States and income taxes, withholding taxes, transaction taxes and other taxes in numerous foreign jurisdictions. Significant judgment is required in evaluating our tax positions and our worldwide provision for income taxes. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, our future income tax obligations could be adversely affected by changes in, or interpretations of, tax laws in the United States or in other jurisdictions in which we operate.
For example, the United States tax law legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 significantly reformed the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), reducing U.S. federal tax rates, making sweeping changes to rules governing international business operations, and imposing significant additional limitations on tax benefits, including the deductibility of interest and the use of net operating loss (“NOL”) carryforwards. On July 4, 2025, the legislation commonly referred to as the One Big Beautiful Bill Act (the “OBBBA”) was signed into law. The OBBBA amends key provisions of the tax code, including modifications to bonus depreciation, domestic research cost expensing, and the business interest expense limitation. While we continue to evaluate the impact of these legislative changes, the impact on our business, results of operations and financial position remain uncertain and may change as additional guidance or interpretation by tax authorities becomes available.
Changes in tax laws, regulations and administrative practices at the federal, state or local level, including modifications to real property tax regimes, assessments and valuations, the availability or terms of tax incentives and abatements, could increase our effective tax rate or reduce or eliminate anticipated incentives. Local governments may increase assessments or alter abatement programs applicable to data center real property and to taxable personal property (such as servers and networking equipment), which could materially increase municipal property tax expense at specific facilities and adversely affect site selection decisions and projected returns. Any such changes could adversely affect site selection decisions, data center operating economics and projected returns, adversely affecting our business, operating results, financial condition and prospects.
As our operations continue to expand across multiple jurisdictions, the potential impact of such legislative and regulatory changes to the taxation of our activities could impact the tax treatment of our foreign earnings, increase our worldwide effective tax rate, increase the amount of taxes imposed on our business, and harm our financial position. Such changes may also apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
We have U.S. federal and state NOL carryforwards that may be available to offset future taxable income for U.S. income tax purposes. Realization of these net operating loss carryforwards depends on our future taxable income, and there is a risk that certain of our existing carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our business, operating results, financial condition, and prospects.
In addition, under Sections 382 and 383 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% cumulative change (by value) in ownership by “5 percent stockholders” over a rolling three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes, such as research and development credits, to offset its post-change income or taxes may be limited. We have experienced, and may in the future experience, ownership changes as a result of shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change U.S. NOL carryforwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, we may undergo additional ownership changes in the future, which could further limit our ability to use our NOLs and other pre-change tax attributes. Similar provisions of state tax law may also apply to limit our use of accumulated state tax NOLs. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase our state income tax liabilities. As a result of the foregoing, even if we attain profitability, we may be unable to use all or a material portion of our net operating losses and other tax attributes, which could adversely affect our future cash flows.
We could be required to collect additional sales, use, value added, digital services, or other similar taxes or be subject to other liabilities with respect to past or future sales, that may increase the costs our customers would have to pay for our solutions and adversely affect our business, operating results, financial condition, and prospects.
We do not collect sales and use, value added, or similar taxes in all jurisdictions in which we have sales because we have determined in consultation with our advisors that our sales in certain jurisdictions are not subject to such taxes. Sales and use, value added, and similar tax laws and rates vary greatly by jurisdiction and the application of such laws is subject to uncertainty. As a result, state and local authorities may assert additional sales/use obligations for prior periods, which could result in assessments, interest, and penalties that may be significant relative to revenues in the affected jurisdictions. Jurisdictions in which we do not collect such taxes may assert that such taxes apply to our sales and seek to impose incremental or new sales, use, value added, digital services, or assert other tax collection obligations on us, which could result in tax assessments, penalties, and interest, to us or our customers for past sales, and we may be required to collect such taxes in the future. If we are unsuccessful in collecting such taxes from our customers, we could be held liable for such costs, which may adversely affect our operating results.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our operating results could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include but are not limited to those related to the identification of performance obligations in revenue recognition, the valuation of stock-based awards, the valuation of derivatives and warrants, and accounting for leases, property and equipment, income taxes and variable interest entities. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a potential decline in the market price of our common stock.
Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial condition, and profit, or cause an adverse deviation from our revenue and operating profit target, which may adversely affect our financial results.
We are exposed to fluctuations in currency exchange rates, which could negatively affect our business, operating results, financial condition, and prospects.
Our sales contracts are primarily denominated in U.S. dollars, and therefore a majority of our revenue is not subject to foreign currency risk. However, strengthening of the U.S. dollar increases the real cost of our platform to our customers outside of the United States, which could lead to delays in the purchase of our platform and the lengthening of our sales cycle. If the U.S. dollar continues to strengthen, this could adversely affect our business, operating results, financial condition, and prospects. In addition, increased international sales in the future, including through continued international expansion, could result in foreign currency denominated sales, which would increase our foreign currency risk.
Risks Related to the Company Generally
Adverse global macroeconomic conditions, geopolitical risks, or reduced spending on AI and machine learning or on cloud infrastructure could adversely affect our business, operating results, financial condition, and prospects.
Our business depends on the overall demand for and adoption of AI and machine learning and cloud infrastructure and on the economic health of our current and prospective customers. In addition, the purchase of our platform is often discretionary and may involve a significant commitment of capital and other resources. Weak global and regional economic conditions, including United States and global macroeconomic issues, actual or perceived global banking and finance related issues, domestic and foreign regulatory uncertainty, changes in trade policies, including the imposition of tariffs, trade controls and other trade barriers, labor shortages, supply chain disruptions, rising interest rates and inflation, spending environments, geopolitical instability, warfare and uncertainty, including the effects of the conflicts in the Middle East and Russia/Ukraine, and tensions between China and Taiwan, weak economic conditions in certain regions or a reduction in business spending, including spending on developing AI and machine learning capabilities and on cloud infrastructure, regardless of macroeconomic conditions, could adversely affect our business, operating results, financial condition, and prospects, including resulting in longer sales cycles, a negative impact on our ability to attract and retain new customers, increase sales of our platform, or sell additional solutions and services to our existing customers, lower prices for our solutions and services, and slower or declining growth. Deterioration in economic conditions in any of the countries in which we do business could also cause slower or impaired collections on accounts receivable, which may adversely impact our business, operating results, financial condition, and prospects.
Geopolitical risks, including those arising from trade tension and/or the imposition of trade tariffs, terrorist activity, or acts of civil or international hostility, are increasing. In particular, the imposition of tariffs, trade controls, border taxes, or other barriers to trade may directly or indirectly impact our business, operating results, financial condition, prospects, and stock price. For example, the current U.S. presidential administration has pursued an aggressive policy of tariffs in 2025, including certain tariffs that have been temporarily suspended, on imported goods from most countries and select countries have announced retaliatory tariffs in response, contributing to volatility in the markets. The international trade and tariff landscape is highly volatile and tariffs rates are subject to frequent change and negotiation. There can be no assurance that we will be able to mitigate the impacts of the foregoing or any future changes in global trade dynamics on our business. Similarly, the potential for military conflict between China and Taiwan could have negative impacts on the global economy, including by affecting the supply of semiconductors from Taiwan, contributing to higher energy prices and creating uncertainty in the global capital markets. While we do not currently have employees or direct operations in Taiwan, our suppliers rely heavily on semiconductors supplied by Taiwan which are an important component of our platform and any reduction in that supply could materially disrupt our operations.
Various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates and overall economic conditions and uncertainties, including those resulting from the current and future conditions in the global financial markets. Cost inflation, including increases in raw material prices, labor rates, and transportation costs may impact our profitability. Global financial markets and the banking sector can experience extreme volatility, disruption and credit contraction, which adversely affect global economic conditions. The volatility of the capital markets could also affect the value of our investments and our ability to liquidate our investments or access our cash and cash equivalents in order to fund our operations. Our ongoing cash management strategy is to maintain diversity in our deposit accounts at multiple financial institutions, but there can be no assurance that this strategy will be successful. If our banking partners are negatively impacted by financial conditions affecting the banking system and financial markets, then our ability to access our cash and cash equivalents may be threatened which could have a material adverse effect on our business and financial condition.
Increasing interest rates, reduced access to capital markets and bank failures could also adversely affect the ability of our suppliers, OEMs, VARs, distributors, licensors, collaborators and other strategic partners to remain effective business partners or to remain in business. The loss of a strategic partner, or a failure to perform by a strategic partner, could have a disruptive effect on our business and could adversely affect our results of operations.
We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as war and regional geopolitical conflicts around the world, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could have an adverse effect on us. Our business operations are also subject to interruption by fire, power shortages, flooding, and other events beyond our control. In addition, our global operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. Further, acts of war, armed conflict, terrorism and other geopolitical unrest, such as the conflicts in the Middle East and Russia/Ukraine and tensions between China and Taiwan, could cause disruptions in our business or the businesses of our partners or the economy as a whole.
In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, cyberattack, or telecommunications failure experienced by us or a critical third party vendor, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our platform, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. Additionally, all the aforementioned risks will be further increased if we do not implement an effective disaster recovery plan or our partners’ disaster recovery plans prove to be inadequate.
Environmental, social, and governance factors may impose additional costs and expose us to new risks.
Compliance with environmental, social and governance (“ESG”) regulations and policies may result in increased costs associated with operating our business. Further, there is particular focus on concerns relating to AI and its impact on the environment, including the power-intensive nature of the industry, high consumption of water, and reliance on critical minerals and rare elements. Compliance with recently adopted and potential upcoming ESG requirements may require the dedication of significant time and resources. Our failure to manage public sentiment and the legal landscape in these areas on a timely basis, or at all, could adversely affect our reputation, business, and financial performance.
The level of insurance coverage that we purchase may prove to be inadequate, which could materially and adversely impact our business, financial condition, and results of operations.
We purchase insurance policies intended to cover certain operational, governance, property, cyber and business interruption risks. Insurance may be unavailable, insufficient, or subject to significant exclusions and deductibles and may not cover all losses, including those arising from floods and other catastrophic events, prolonged outages, destruction of critical data center hardware, or cyber incidents. Insurance markets for data center and cyber risks have become more expensive and capacity-constrained. Any shortfall between insurance recoveries and actual losses could materially adversely affect our business, operating results, financial condition, and prospects. Our ability to recover under our insurance policies is subject to the determinations of insurers, which may be adverse to us and could limit or eliminate anticipated coverage. The scope of coverage under these policies can be difficult to ascertain with certainty in some cases, and certain losses may be excluded. Insurers may also dispute or deny claims based on policy interpretations or exclusions.

We may determine that it is necessary to expand our insurance coverage to address evolving risks; however, additional coverage may be unavailable or only obtainable at rates or terms that are not commercially reasonable. If adequate insurance coverage cannot be obtained or if claims are denied, we may be required to bear substantial losses directly, which could materially and adversely affect our business, financial condition, and results of operations.
Our business and operations are subject to risks related to climate change.
The effects of global climate change present risks to our business. Natural disasters, extreme weather and other conditions caused by or related to climate change could adversely impact our supply chain, the availability and cost of raw materials and components, energy supply, transportation, or other inputs necessary for the operation of our business. Climate change and natural disasters could also result in physical damage to our facilities as well as those of our suppliers, and strategic partners, which could cause disruption in our business and operations. Our facilities and our equipment would be costly to replace and could require substantial lead time to repair or replace. Although we believe we possess adequate insurance for the disruption of our business related to climate change, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.
Our business and operations would suffer in the event of information technology system failures, including cyber-attacks.
Our information technology computer systems, as well as those of our contractors and consultants, are vulnerable to damage from computer viruses, unauthorized access, natural disasters (including fires and earthquakes), terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs. In the ordinary course of our business, we collect and store sensitive data, including intellectual property, proprietary business information, personal data and personally identifiable information of our clinical trial subjects and employees, on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. High-profile security breaches at other companies and in government agencies have increased in recent years, and security industry experts and government officials have warned about the risks of hackers and cyber-attacks targeting businesses such as ours. Cyber-attacks are becoming more sophisticated and frequent, and in some cases have caused significant harm. Computer hackers and others routinely attempt to breach the security of technology products, services and systems, and to fraudulently induce employees, customers, or others to disclose information or unwittingly provide access to systems or data. While we devote significant resources to security measures to protect our systems and data, these measures cannot provide absolute security, and our information technology and infrastructure may be vulnerable to attacks by hackers or internal bad actors, or breached due to employee error, a technical vulnerability, malfeasance or other disruptions. Although, to our knowledge, we have not experienced any such material security breach to date, any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information and significant regulatory penalties, and such an event could disrupt our operations, damage our reputation and cause a loss of confidence in us and our ability to conduct clinical trials, which could adversely affect our reputation and delay our development of our products.
Risks Related to Ownership of Our Common Stock
The market price of our common stock may be volatile, and you could lose all or part of your investment.
We cannot predict the prices at which our common stock will trade. The market price of our common stock will depend on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. In addition, the limited public float of our common stock will tend to increase the volatility of the trading price of our common stock. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the market price of our common stock include, but are not limited to, the following:
•	actual or anticipated changes or fluctuations in our operating results;
•	our incurrence of any indebtedness;

•	our ability to produce timely and accurate financial statements;
•	the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;
•	announcements by us or our competitors of new offerings or new or terminated significant contracts, commercial relationships, acquisitions, or capital commitments;
•	industry or financial analyst or investor reaction to our press releases, other public announcements and filings with the SEC;
•	rumors and market speculation involving us or other companies in our industry;
•	price and volume fluctuations in the overall stock market from time to time;
•	the overall performance of the stock market or technology companies;
•	the expiration of contractual lock up agreements and sales of shares of our common stock by us or our stockholders;
•
failure of industry or financial analysts to initiate or maintain coverage of us, changes in financial estimates by any analysts who follow us, or our failure to meet these estimates or the expectations of investors;

•	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
•	litigation or other proceedings involving us or our industry, or investigations by regulators into our operations or those of our competitors;
•	developments or disputes concerning our intellectual property rights or our solutions, or third-party proprietary rights;
•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•	any major changes in our management or our board of directors;
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the global political, economic, and macroeconomic climate, including but not limited to, actual or perceived instability in the banking industry, potential uncertainty with respect to the federal debt ceiling and budget and potential government shutdowns related thereto, domestic and foreign regulatory uncertainty, changes in trade policies, including the imposition of tariffs, trade controls and other trade barriers, labor shortages, supply chain disruptions, potential recession, inflation, and rising interest rates;

•
other events or factors, including those resulting from war, armed conflict, including the conflicts in the Middle East and Ukraine and tensions between China and Taiwan, incidents of terrorism, or responses to these events; and

•	cybersecurity incidents.
In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies, particularly during the current period of global macroeconomic and geopolitical uncertainty. These economic, political, regulatory, and market conditions may negatively impact the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market prices of a particular company’s securities, securities class action litigation has often been instituted against that company. Securities litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources from our business. This could have an adverse effect on our business, operating results, financial condition, and prospects.
Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could cause the market price of our common stock to decline.
Sales of a substantial number of shares of our common stock into the public market, and particularly sales by our directors, executive officers, and principal stockholders, or the perception that these sales might occur, could cause the market price of our common stock to decline.

In connection with the Merger, the directors and officers of the Company and Corvex OpCo, as well as certain significant stockholders of Corvex OpCo, have agreed, subject to limited exceptions, not to transfer or otherwise dispose of shares of our common stock (or securities convertible into common stock) for a period of 180 days after the Effective Time. As a result, for so long as the lock-up restrictions remain in effect, a substantial portion of our outstanding common stock will be restricted from trading. The reduction in the available public float may limit the liquidity of our common stock, increase the volatility of the trading price, and make it more difficult for investors to sell their shares at a desired time or price. Limited float can also exacerbate the impact of market or industry fluctuations and short-term trading dynamics on the price of our common stock.
Upon expiration of the lock-up period, a significant number of additional shares may become eligible for sale in the public market. If the locked up parties sell substantial amounts of our common stock in the public market after the lock-up restrictions expire, or if the market perceives that such sales could occur, the market price of our common stock could decline materially.
Additionally, assuming stockholder approval of the Conversion Proposal at the Annual Meeting, each share of Series C Preferred Stock will automatically convert and each share of Series D Preferred Stock will be become convertible into 1,000 shares of Common Stock, thereby increasing significantly the number of shares that may be sold into the public market.
Furthermore, because a meaningful portion of our outstanding shares are held by insiders and significant stockholders subject to lock-up restrictions, the interests of such holders with respect to the timing of sales or hedging transactions following the lock-up expiration may not be aligned with those of other stockholders. Any overhang created by the impending availability of a substantial number of shares for sale, combined with actual or anticipated sales after the lock-up period expires, could adversely affect the market price of our common stock and our ability to raise additional capital through equity offerings on acceptable terms. Sales of a substantial number of such shares, or the perception that such sales may occur, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.
We may also issue shares of our common stock or securities convertible into shares of our common stock from time to time in connection with a financing, acquisition, investment, or otherwise. Any further issuance could result in substantial dilution to our existing stockholders and cause the market price of our common stock to decline.
If financial analysts issue inaccurate or unfavorable research regarding, or do not or cease to cover, our common stock, our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that financial analysts publish about us, our business, our market and our competitors. We will not control these analysts or the content and opinions included in their reports. As a new public company, the analysts who publish information about our common stock will have had relatively little experience with our business, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If any of the analysts who cover us issue an inaccurate or unfavorable opinion regarding our stock price, our stock price would likely decline. In addition, the stock prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If our financial results fail to meet, or significantly exceed, our announced guidance, if any, or the expectations of analysts or public investors, analysts could downgrade our common stock or publish unfavorable research about us. If one or more of these analysts cease coverage of our common stock or fail to publish reports on us regularly, our visibility in the financial markets could decrease, which in turn could cause our stock price or trading volume to decline.
Our amended and restated certificate of incorporation contains exclusive forum provisions for certain claims, which may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against the Company arising pursuant to the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine or asserting an “internal corporate claim” as defined in the DGCL.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our amended and restated certificate of incorporation provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (“Federal Forum Provision”). While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.
Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or employees, which may discourage lawsuits against us and our directors, officers, and employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results, financial condition, and prospects.
We could be subject to securities class action litigation.
In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results, or financial condition. Additionally, the dramatic increase in the cost of directors’ and officers’ liability insurance may cause us to opt for lower overall policy limits and coverage or to forgo insurance that we may otherwise rely on to cover significant defense costs, settlements, and damages awarded to plaintiffs, or incur substantially higher costs to maintain the same or similar coverage. These factors could make it more difficult for us to attract and retain qualified executive officers and members of our board of directors.
Our quarterly and annual results may fluctuate significantly, may not fully reflect the underlying performance of our business and may result in decreases in the price of our securities.
Our financial condition and operating results may fluctuate significantly from quarter-to-quarter and year-to-year due to a variety of factors, some of which are beyond our control. Our operating results will be affected by numerous factors such as:
•	variations in the level of expenses related to our proposed products;
•	status of our product development efforts;
•	execution of collaborative, licensing or other arrangements, and the timing of payments received or made under those arrangements;
•	intellectual property prosecution and any infringement lawsuits to which we may become a party;
•	regulatory developments affecting our products or those of our competitors;
•	our ability to obtain and maintain FCC clearance and/or FDA approval for our products, which have not yet been approved for marketing;
•	our ability to successfully commercialize our products;
•	market acceptance of our products;

•
the timing and success of new products and feature introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

•	the amount and timing of costs and expenses related to the maintenance and expansion of our business and operations;
•	general economic, industry and market conditions;
•	the hiring, training and retention of key employees, including our ability to develop a sales team;
•	litigation or other claims against us;
•	our ability to obtain additional financing;
•	our ability to maintain the minimum requirements for continued listing on the Nasdaq Capital Market;
•	business interruptions caused by events such as pandemics and natural disasters; and
•	advances and trends in new technologies and industry standards.
Any or all of these factors could adversely affect our cash position requiring us to raise additional capital, which may be on unfavorable terms and result in substantial dilution.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
We are subject to the periodic reporting requirements of the Exchange Act, and are required to maintain disclosure controls and procedures that are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the rules and forms of the SEC, and that such information is accumulated and communicated to management to allow timely decisions regarding required disclosure.
As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in those internal controls. Such internal controls are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. We have identified three material weaknesses in our internal control over financial reporting at December 31, 2025: (1) ineffective control environment, including an insufficient number of personnel with an appropriate level of knowledge and experience to create the proper environment for effective internal control over financial reporting, and did not maintain the other components of the COSO framework, including appropriate risk assessment, control activities, information and communication, and monitoring activities components, relating to (i) sufficiency of processes related to identifying and analyzing risks to the achievement of objectives, including technology, across the entity, (ii) developing general control activities over technology to support the achievement of objectives across the entity, (iii) sufficiency of selecting and developing control activities that contribute to the mitigation of risks to the achievement of objectives to acceptable levels and (iv) sufficiency of monitoring activities to ascertain whether the components of internal control are present and functioning; (2) effective information technology (IT) general controls for certain information systems supporting our key financial reporting processes. Specifically, the Company did not design and maintain (a) change management controls to ensure that program and data changes affecting financial applications and underlying accounting records are identified, tested, authorized and implemented appropriately, (b) access controls to ensure appropriate IT segregation of duties are maintained that adequately restrict and segregate privileged access between environments which support development and production, (c) controls to monitor on an on-going basis for the proper segregation of privileged access between environments which support development and production and (d) operations controls to ensure appropriate interfacing between systems; (3) ineffective process-level controls which affects substantially all financial statement account balances and disclosures within the Company.
Although we are making efforts to remediate these issues, these efforts may not be sufficient to avoid similar material weaknesses in the future. Designing and implementing internal controls over financial reporting may be time consuming, costly and complicated as we are a small organization with limited management resources.

If the material weakness in our internal controls is not fully remediated or if additional material weaknesses are identified, those material weaknesses could cause us to fail to meet our future reporting obligations, reduce the market’s confidence in our consolidated financial statements, harm our stock price and subject us to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. In addition, our common stock may not be able to remain listed on Nasdaq or any other securities exchange.
For as long as we are an “emerging growth company,” as defined in the JOBS Act, or a non-accelerated filer, as defined in Rule 12b-2 under the Exchange Act, our auditors will not be required to attest as to our internal control over financial reporting. If we continue to identify material weaknesses in our internal control over financial reporting, are unable to comply with the requirements of Section 404 in a timely manner, are unable to assert that our internal control over financial reporting is effective or, once required, our independent registered public accounting firm is unable to attest that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decrease. We could also become subject to stockholder or other third-party litigation as well as investigations by the securities exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources and could result in fines, trading suspensions or other remedies.
Any control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
The issuance of additional stock in connection with financings, acquisitions, our equity incentive plan, upon exercise of outstanding warrants or otherwise will dilute our existing stockholders.
If we issue additional equity securities, our existing stockholders’ percentage ownership will be reduced, and these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences, and privileges senior to those of our common stock. Subject to compliance with applicable rules and regulations, we may issue our shares of common stock in connection with a financing, acquisition, our equity incentive plan, upon exercise of outstanding warrants or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.
Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our common stock.
Our common stock is currently traded on the Nasdaq Stock Market (“Nasdaq”). On November 14, 2023, we were notified by Nasdaq that because the closing bid price for our common stock listed on Nasdaq was below $1.00 for 30 consecutive trading days, we no longer met the minimum bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Marketplace Rule 5550(a)(2), requiring a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”). On May 15, 2024, since we did not regain compliance by May 13, 2024, we requested, and were granted, an additional 180 calendar days to regain compliance with the Bid Price Requirement expiring November 11, 2024.
On October 29, 2024, we completed a 1-for-15 reverse stock split of our issued and outstanding common stock. On November 12, 2024, the we were notified by Nasdaq that we had regained compliance with the Minimum Bid Price Requirement. On January 17, 2025, Nasdaq announced the effectiveness of new listing rules that will complicate regaining compliance with the Bid Price Requirement by removing the stay period during an appeal of a delisting determination to a hearings panel and reducing the availability of further compliance periods for issuers that implement multiple reverse stock splits.
On May 20, 2025, we were notified by Nasdaq that, because we had not yet filed our Form 10-Q for the quarterly period ended March 31, 2025, we were not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Filing Requirement”). We had until July 21, 2025, to submit a plan to regain compliance with the Filing Requirement. On July 7, 2025, we received a notice from Nasdaq that we were not in compliance with the Minimum Bid Price Requirement and, due to the fact we effected a reverse stock split within the prior year, we were not eligible for an extended compliance period. We requested a hearing to appeal the delisting of our common stock.

This hearing was held on August 19, 2025. At this hearing, we presented our plan to regain compliance with the Minimum Bid Price Requirement. Separately, on August 21, 2025, we received a notice from Nasdaq that we were not in compliance with the Filing Requirement because we had not yet filed our 10-Q for the quarterly period ended June 30, 2025.
On August 27, 2025, we received a notice from Nasdaq that Nasdaq had granted our request to continue our listing on Nasdaq subject to (i) our regaining compliance with the Filing Requirement by filing our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 on or before September 30, 2025, and (ii) our demonstrating compliance with the Minimum Bid Price Requirement on or before October 30, 2025. On September 24, 2025, we filed Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, within the extension period granted by Nasdaq. On October 7, 2025, we were notified by Nasdaq that we had regained compliance with the Filing Requirement. On October 10, 2025, we effected a 1-for-10 reverse stock split, the effect of which allowed us to demonstrate compliance with the Bid Price rule within the extension period granted by Nasdaq. On November 11, 2025, we were notified by Nasdaq that we had regained compliance with the Minimum Bid Price Requirement.
On October 1, 2025, we received a written notice from Nasdaq indicating that we were not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (the “Stockholders’ Equity Requirement”) and serves as an additional basis of delisting before the Nasdaq Hearings Panel (the “Panel”). In our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on September 24, 2025, we reported stockholders’ equity of approximately $1.637 million and, as a result, did not satisfy the Stockholders’ Equity Requirement. In the Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, we reported stockholders’ equity of approximately $(1.701) million and, as a result, we continued to not satisfy the Stockholders’ Equity Requirement.
The notice provided that the Panel would consider the Stockholders’ Equity Requirement in its decision regarding our continued listing on The Nasdaq Capital Market and provided us the opportunity to present our views with respect to this deficiency in writing to the Panel no later than October 8, 2025. Accordingly, we presented a written plan of compliance to the Panel with respect to the Stockholders’ Equity Requirement before such deadline and updated that plan following our announcement of the Merger Agreement. On December 18, 2025, the Panel granted us an extension until March 30, 2026 to regain compliance with the Stockholders’ Equity Requirement. Following the Closing of the Merger, on March 19, 2026, we submitted a written update to the Panel describing how the Merger resulted in us regaining compliance with the Stockholders’ Equity Requirement.
On April 7, 2026, we received a letter from Nasdaq indicating that the Panel has found the Company to be in compliance with the Stockholders’ Equity Requirement. The letter also indicated that the Company will be subject to a Mandatory Panel Monitor for a period of one year commencing on April 7, 2026, during which, if the Nasdaq Listing Qualifications Staff (the “Staff”) find that the Company is out of compliance with a Nasdaq Listing Rule, the Company will not be afforded the opportunity to provide the Staff with a plan of compliance or permitted additional time to regain compliance. However, the Company will have an opportunity to request a new hearing with the Panel prior to the Company’s securities being suspended or delisted from Nasdaq.
Any future non-compliance with Nasdaq listing requirements could result in Nasdaq taking steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair stockholders’ ability to sell or purchase our common stock. Any perception that we may not regain compliance for future noncompliance or a delisting of our common stock by Nasdaq could adversely affect our ability to attract new investors, decrease the liquidity of the outstanding shares of our common stock, reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholders.
Provisions in our charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may limit attempts by our stockholders to replace or remove our current management and members of our board of directors.
Provisions that will be in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a merger, acquisition or other change of control of our company that the stockholders may consider favorable. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that:
•	provide that our board of directors is classified into three classes of directors with staggered three-year terms;
•	permit our board of directors to establish the number of directors and fill any vacancies and newly created directorships;
•	require supermajority voting to amend some provisions in our amended and restated certificate of incorporation and amended and restated bylaws;
•	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
•	provide that only the majority of our board of directors, the chair of the board of directors or each of the Chief Executive Officers may call a special meeting of stockholders;
•	eliminate the ability of stockholders to call special meetings of stockholders;
•	do not provide for cumulative voting;
•	because our board is classified, provide that directors may only be removed by the board of directors, with or without cause;
•	prohibit stockholder action by written consent, requiring all stockholder actions to be taken at a duly called meeting of stockholders;
•	provide that our board of directors is expressly authorized to adopt, amend or repeal the bylaws, and that stockholder amendments to the bylaws require a supermajority vote;
•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings; and
•	designate exclusive forums for certain stockholder litigation.
Moreover, Section 203 of the DGCL, may discourage, delay, or prevent a change in control of us. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock.
We have not paid cash dividends in the past and have no immediate plans to pay cash dividends.
We plan to reinvest all of our earnings, to the extent we have earnings, in order to further develop our technology and potential products and to cover operating costs. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future, except for those contemplated by the Merger Agreement. We may never generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend. Therefore, our stockholders should not expect to receive cash dividends on the common stock.
Concentration of ownership among our existing executive officers, directors and significant stockholders may prevent new investors from influencing significant corporate decisions.
All decisions with respect to the management of the Company will be made by our board of directors and our officers, who beneficially own approximately 21.4% of our common stock as of April 28, 2026, as calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Peter Appel beneficially owns approximately 9.3%, as calculated in accordance with Rule 13d-3 promulgated under the Exchange Act. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of the Company or changes in management, in each case, which other stockholders might find favorable, and will make the approval of certain transactions difficult or impossible without the support of these significant stockholders.

Holders of the Series A Preferred Stock have certain voting and other rights that may adversely affect holders of our common stock, and the holders of the Preferred Stock may have different interests from and vote their shares in a manner deemed adverse to, holders of our common stock.
The holders of Series A Preferred Stock vote on an “as-converted” basis with the holders of our common stock on all matters brought before the holders of our common stock. The shares of Series A Preferred Stock are entitled to a dividend at a rate of 8.0% per annum, paid in kind or paid in cash depending on the timing of the conversion of such shares. Payment of dividends in cash may adversely affect our financial position while payment of dividends in kind may cause incremental dilution to holders of our common stock. In addition, these dividend obligations, as well as the rights of the Preferred Stock on liquidation, are senior to the rights of our common stock, which could negatively affect the value of our common stock and impair our ability to raise additional capital. Our Preferred Stock, if not converted into common stock, will also be senior to our common stock in distribution and liquidation if such shares are not converted into common stock, which could negatively affect the value of our common stock and impair our ability to raise additional capital. As a result, the holders of Preferred Stock may vote in a manner that is deemed adverse to holders of our common stock.
We are an “emerging growth company” under the JOBS Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we expect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, (i) being required to present only two years of audited financial statements and related financial disclosure, (ii) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (iii) extended transition periods for complying with new or revised accounting standards, (iv) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (v) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have taken, and in the future may take, advantage of these exemptions until such time that we are no longer an “emerging growth company. We cannot predict if investors will find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.
We will remain an “emerging growth company” through December 31, 2026, although we will lose that status sooner if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30, 2026. If we remain an emerging growth company through December 31, 2026, we will have to consider any consequences that might apply from the change in status when we prepare the financial statements and related disclosures as of and for the year ended December 31, 2026.

CORVEX’S BUSINESS
Overview
On March 19, 2026, we consummated and completed the Merger pursuant to the Merger Agreement, as further described below. Following the closing of the Merger, the Company conducts its operations through two primary business divisions. Our AI cloud computing business specializes in GPU-accelerated infrastructure for AI workloads and our healthcare business consists of our wellness ring (formerly referred to as the Evie Ring) (the “Wellness Ring”), a wearable designed specifically for women that was launched in November 2023.
The descriptions of the two business divisions, their corresponding products, and business models are detailed below.
AI Cloud Computing Business
Our engineering-led, AI computing platform specializes in GPU-accelerated infrastructure for AI workloads. Our mission is to become the trusted infrastructure partner for AI model training and inference.
Our platform allows organizations to leverage the advantage of AI by providing secure, scalable, and cost-efficient computational resources. Our infrastructure leverages advanced GPU-accelerated compute clusters, high-throughput storage systems and layered architecture to provide enhanced security, consistent performance and efficiency at scale.
We provide a range of capabilities, including:
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AI Factories and GPU Clusters. Our integrated computing and data-center platform is designed to deliver artificial intelligence workloads at scale by combining high-performance AI accelerators, networking, power, cooling, and systems software to support reliable and cost-efficient production AI training and inference. Deployments may be delivered using managed Kubernetes or as bare metal, and operated on-premise or in multi-tenant or single-tenant configurations that are compliant with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and SOC 2 Type II (“SOC 2”).

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Confidential Computing. Confidential computing is designed to protect customers’ valuable intellectual property and enhance compliance with data security mandates. Our patent-pending Corvex Secure Model Weights product enables AI model builders and security-conscious enterprises to safely deploy inference workloads on third-party GPU infrastructure without exposing their model weights via the integration of Trusted Execution Environments, post-quantum key exchange, and remote attestation.

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Token Factory. Currently in development, Token Factory is expected to provide access to premium open-source AI models through simplified API integration and a performance-optimized inference engine operating on automatically scaling infrastructure. The platform is designed to improve performance and reduce per-token inference costs relative to certain alternatives by leveraging a proprietary inference engine and custom orchestration logic intended to maximize compute resource utilization when serving multiple models concurrently. We intend for Token Factory to achieve SOC 2 Type II certification and to support HIPAA-compliant deployments.

Our capabilities are designed to capture the accelerating demand for AI infrastructure driven by global digital transformation, the proliferation of AI applications and the increasing complexity of enterprise workloads. Modern AI models require far more compute, faster networking and more power than what general-purpose cloud infrastructures can support. Such demand is accelerating the shift toward purpose-built AI infrastructure designed for high-density GPUs, fast interconnects and predictable performance at scale. Our platform provides purpose-built solutions optimized for AI workloads focused on creating competitive differentiation around performance, cost efficiency and flexibility as well as security and reliability.
Our technology stack combines high-density GPU Clusters, fast networking, and software to deliver reliable model training and inference at up to AI Factory scale, without customers having to build or operate the underlying infrastructure. The system is organized in layers that handle hardware, orchestration, and certain security functions to enable more predictable performance, security and operational control at scale.
The infrastructure services layer provides the core hardware and facility environment needed to operate high-density computing clusters. A core component of our infrastructure is our GPU-accelerated compute clusters, which are optimized for both training and inference of AI models. These clusters leverage the latest generation of GPUs, including NVIDIA’s B200 GPU, and are often interconnected through high-bandwidth, low-latency networking to ensure optimal performance for distributed workloads. High-bandwidth networking is engineered to move data quickly between nodes, which keeps distributed training efficient. In addition to compute services, we provide high-throughput storage solutions positioned close to compute in order to reduce delays during data loading, checkpointing and model serving. These capabilities are important for organizations engaged in training large language models, conducting real-time analytics or processing high-resolution imaging data. Further, our current tier III-designed facility provides redundant power, cooling, and other forms of resiliency to support reliable AI workloads.
The managed software services layer handles how jobs work on the hardware and gives customers flexibility in how they use the platform. Our technology platform supports bare metal and managed Kubernetes, allowing clients to manage complex workloads with flexibility and efficiency.
Security and compliance are integral to our operations. We adhere to rigorous compliance standards, including SOC 2 and HIPAA, and employs advanced encryption protocols for data in transit and at rest. Optional confidential computing protects information as it is being processed. We also conduct regular penetration testing and vulnerability assessments to identify and remediate potential risks.
The platform services and operations layer is designed to keep the overall environment stable, secure, and integrated with customer systems. As part of every product and service offering, we provide ongoing hands-on support, including provisioning, monitoring and maintenance of infrastructure to help customers maximize the value of their reservations. These services include strategic consulting to align infrastructure investments with business objectives, migration support to ensure a smooth transition from legacy environments, and workload optimization to enhance performance and cost efficiency. Our team of experts works closely with customers to design tailored solutions that address specific technical and operational challenges, leveraging deep domain expertise in AI infrastructure to deliver measurable outcomes.
Our infrastructure roadmap includes ongoing investments in next-generation GPUs, high-speed interconnects and advanced orchestration capabilities to support emerging workloads and maintain a competitive edge in the rapidly evolving AI ecosystem.
Strategic Relationships
To strengthen our ability to deliver secure, high-performance AI infrastructure at scale we have developed strategic relationships with leading manufacturers and software and other vendors. We believe these relationships will allow us to expand our reach, accelerate deployment timelines and provide customers with integrated solutions that combine hardware, software and professional services. For example, since September 2025 we have participated in the NVIDIA Partner Network Program as an NVIDIA Certified Cloud Partner. The Company believes that its status as an NVIDIA Certified Cloud Partner enhances its credibility and visibility within the AI infrastructure ecosystem, supports access to NVIDIA technical resources and other opportunities, and may improve its ability to attract customers seeking high-performance AI computing solutions. In addition, we lease data-center capacity to obtain the physical infrastructure necessary to supply power, cooling and network connectivity required to run large GPU Clusters and support capacity expansion. We also use redundant telecommunications network providers to maintain low-latency interconnectivity between major networks.
Customers
We serve a broad spectrum of industries that require running mission-critical AI workloads with predictable performance, security and scale. The versatility of our platform enables organizations to deploy workloads that range from AI model training to real-time analytics, supporting mission-critical applications across diverse sectors.
Technology companies represent a significant portion of our customer base. These organizations utilize our GPU Clusters for training and deploying generative AI models, including large language models and diffusion-based architectures. Our HIPAA and SOC 2 compliance certifications and our emerging security capabilities position us to serve healthcare organizations, financial institutions, and government agencies in the future.
Our ability to serve a wide range of industries reflects our commitment to delivering solutions that combine high performance scalability and security. By enabling customers to access advanced compute resources without the need for significant upfront investment, we empower organizations to innovate faster and compete more effectively in an increasingly data-driven economy.

Sales Infrastructure and Go-to-Market Strategies
Our go-to-market strategy is designed to position us as a trusted partner for organizations seeking reliable, secure and scalable infrastructure for AI workloads. We employ a direct sales model supported by a network of strategic partnerships with resellers, brokers, technology providers and system integrators. Our sales strategy focuses primarily on annual or multi-year commitments for customers that demand performance, security and operational reliability to support GPU infrastructure and capabilities.
We invest in direct engagement through account teams and solutions engineers supporting customers through cluster design, deployment and ongoing operations. In addition, we focus on workload expansion over time to support the growth of customer usage as training scales and inference workloads shift into production. Our sales team consists of experienced account executives and engineers skilled in solution design, delivery and operations who work collaboratively to deliver tailored solutions that meet the unique needs of each client. This high-touch model matches the technical depth and evaluation cycles of the targeted AI deployments.
Our pricing strategy is designed to offer flexibility and scalability. We provide reserved capacity agreements that align with customer requirements and budget constraints. This approach helps customers to optimize costs while ensuring access to the compute resources necessary for mission-critical workloads.
We also prioritize customer retention and long-term relationships through account management and post-sales support. We offer onboarding assistance and related services and success motions to ensure that customers derive maximum value from their investment in our infrastructure. Customer feedback is incorporated into product development cycles, which enables continuous improvement and innovation.
We plan to expand our sales infrastructure by increasing our presence, hiring additional sales and technical personnel, marketing personnel, and other types of roles as well as systems to enhance pipeline visibility and forecasting accuracy. We intend to continue to refine our go-to-market strategy to address emerging opportunities in AI, confidential computing and other deployments, while maintaining our focus on security, scalability and cost efficiency as core differentiators.
Data Center Footprint
We operate our platform in a Tier III data center facility located in Delaware. Clusters use current-generation NVIDIA H200-class and B200 systems to support the dense, predictable compute required for training and inference required by our customers. We intend to add data center capacity in various domestic and foreign geographies based on customer demand and to engineer greater geographic diversity and operational resilience.
Our data center is designed to meet stringent reliability and security standards, incorporating redundant power supplies, backup generators and uninterruptible power systems to maintain continuous availability. Networking infrastructure within these facilities includes high-speed fiber connections and advanced routing technologies to support low-latency communication between clusters and external networks. The facilities are designed to provide redundant power infrastructure beyond the minimum required to support the normal load (“N”), including N+N power paths, N+1 uninterruptible power supply and generators, N+1 cooling, and redundant network and storage delivery, as well as complying with applicable fire-protection standards for data centers.
Competition
The market for AI infrastructure and high-performance computing services is highly competitive and characterized by rapid technological change, evolving customer requirements and significant capital investment. We compete with a broad range of providers that offer varying degrees of scale, geographic reach, and service integration, and many possess substantial financial resources and established customer relationships. Traditional hyperscale cloud platforms, such as Amazon (Amazon Web Services), Google (Google Cloud Platform) and Microsoft (Azure), represent the most significant competitive threat due to their extensive infrastructure, global presence and ability to bundle AI compute services with complementary offerings such as storage, networking and software. These providers benefit from economies of scale and can exert pricing pressure across multiple service categories. However, their platforms are generally designed for broad, general-purpose workloads rather than optimized for the unique performance requirements of reliable model AI training and inference, sometimes resulting in slow provisioning, inconsistent performance at scale and higher per-GPU costs. Neoclouds and specialized providers, such as CoreWeave, Inc. and Nebius Group N.V., focus on GPU-optimized infrastructure with flexible provisioning and competitive pricing. Across the neocloud segment, competitors vary in maturity and operational depth. Some customers deploy and manage their own GPU resources and develop internal AI infrastructures, which may allow for better control of data and latency, but requires significant capital, engineering talent and operational discipline to scale clusters, maintain a consistent supply of GPUs and upkeep infrastructure at the level required for production.
Competition is expected to intensify as demand for AI compute resources accelerates and new technologies gain traction. Our strategy to maintain and strengthen our competitive position includes continuous innovation in our product offerings and technology platforms, expansion of our infrastructure capacity, and development of strategic partnerships. We believe that our ability to deliver secure, high-throughput infrastructure at scale, tailored to the needs of customers, will enable us to compete effectively against both general-purpose cloud providers and specialized competitors.
Healthcare Business Overview
On May 15, 2025, the Company announced that it had initiated a process to explore strategic alternatives to maximize stockholder value. In order to conserve cash, it reduced our operations and turned its primary focus to consummating a strategic transaction with the goal of maximizing stockholder value, which resulted in the Merger described above. While we expect to ultimately dispose of the assets related to our legacy healthcare business, as of the date of this filing we are continuing to operate this business in a reduced capacity as we explore available opportunities. Pursuant to the Loan Agreement, as amended, if the Company has not sold the legacy assets by the maturity date of June 30, 2026, the Company will transfer such assets to the Lender on the maturity date in full satisfaction of the debt.
Our commercial product was the Wellness Ring, a wearable designed specifically for women that was launched in November 2023. We launched the Wellness Ring as a general wellness device without any FDA premarket clearances. All revenues from the sale of the Wellness Ring were generated in the United States. Following a final order by the Trademark Trial and Appeal Board (“TTAB”) of the United States Patent and Trademark Office sustaining Allora Health, Inc. d/b/a EVVY’s (“EVVY”) opposition to the Company’s registration of its EVIE mark for two of the three classes of products challenged by EVVY and receipt from EVVY of a cease and desist letter relating to our use of the EVIE mark, we currently have paused all commercial sales of the Wellness Ring (See Note 13 Subsequent Events in our consolidated financial statements for further discussions).
The Wellness Ring combines health and wellness metrics to give a full picture of one’s health, which include resting heart rate, heart rate variability, blood oxygen saturation, respiration rate, skin temperature variability, period and ovulation tracking, menstrual symptom tracking, activity profile, including steps, active minutes and calories burned, sleep stages and duration, and mood tracking. The device provides women with continuous health data distilled down to simple, yet meaningful, insights to help them make manageable lifestyle changes and take a more proactive approach that could mitigate the risks of chronic disease.
Separately, in November 2024, the Company received FDA 510(k) clearance for the pulse oximetry feature in its Medical Ring, making it a medical device. The clearance enables the Company to pursue health solutions needed for applications such as clinical trials, post-clinical trial management, and remote patient spot check monitoring for both healthcare providers and payors. The Company believes the Medical Ring is one of the first patient wearables with FDA clearance on the entire system, both hardware and software, differing from its competition that sometimes gets FDA clearance on an individual algorithm under “Software as a Medical Device” guidance. The FDA clearance of these metrics, including pulse rate and blood oxygen saturation, will be sold via prescription, and will help to ensure clinical-level confidence in the Medical Ring’s monitoring capabilities and make the device attractive to clinicians and to facilities engaged in clinical trials for at-home and/or long-term patient monitoring. This unique competitive advantage is not only a key pillar in building brand trust and loyalty but will also redefine the expectations of wearable devices.
In addition to the Wellness Ring and Medical Ring, the Company is developing one of the smallest ever patented and proprietary System-on-a-Chip (“SoC”) designed specifically for blood pressure or CGM systems. The Company built the integrated sensor from the ground up with multiple antennas and a variety of frequencies to achieve an unprecedented level of precision in health monitoring. The Company’s end goal is to bring a Class II FDA-cleared wearable device to the market that includes CGM and cuffless blood pressure monitoring capabilities. Over time, the Company’s technology could also enable the measurement and continuous monitoring of other health data.

Intellectual Property
Our intellectual property assets primarily consist of our proprietary software, system design and operational expertise that drive our AI infrastructure platform. Our intellectual property assets include proprietary inference engine and technologies, proprietary AI software ecosystem and infrastructure management software, trade secrets, trademarks and contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements, that collectively form the foundation of our product offerings and technology platforms that support the performance, security, and reliability requirements of AI workloads.
In connection with our AI cloud computing business, as of December 31, 2025, we own two pending U.S. provisional patent applications. In connection with our healthcare business, as of April 28, 2026, we own, jointly own, or have exclusive rights to 30 issued and in-force patents (that cover one or more of our products or product candidates for method, system and device development) that expire at various times between November 12, 2039 and December 18, 2040. Furthermore, as of April 28, 2026, we own, jointly own, or have exclusive rights to two pending U.S. patent applications.
Our trade secrets, proprietary know-how and copyrights include our source code and confidential methodologies for our technology platforms that are optimized for serving large AI models at scale, confidential computing that support secure execution of sensitive workloads and GPU node integration technology that improves throughput, reliability and utilization. Corvex employs rigorous internal controls to safeguard these trade secrets and proprietary know-how, including restricted access policies, encryption of sensitive documentation and confidentiality agreements with employees and third-party partners to control access to and non-disclosure of our proprietary information.
Our intellectual property strategy is closely aligned with our product roadmap and growth objectives. We actively monitor emerging trends in AI infrastructure to identify opportunities for innovation and patent protection. Our intellectual property portfolio and strategies are the result of significant research and development focused on optimizing performance, security, and scalability for AI workloads, and further supports our competitive advantage and increasingly differentiated product and service offerings relative to general-purpose and specialized cloud infrastructure providers.
Government Regulation
Our operations are subject to an extensive and evolving framework of federal, state and international laws and regulations that govern AI, data privacy, cybersecurity, export controls, environmental and other aspects of technology infrastructure and data centers. Compliance with these regulations is critical to maintaining customer trust and ensuring uninterrupted service delivery.
We actively monitor developments in emerging AI regulatory frameworks, including Regulation (EU) 2024/1689 of the European Parliament and of the Council (the EU AI Act) and similar initiatives in the United States and other jurisdictions. New and evolving legislation may impose additional requirements on companies deploying AI technologies or the responsible use of such AI technologies, which could require us to implement new governance processes, conduct risk assessments and provide disclosures regarding the ethical use of AI. These requirements may increase compliance costs and operational complexity. We also monitor our use and development of AI as regulated by existing, technology-agnostic regulatory frameworks, including, for example, consumer protection, non-discrimination, and employment. Such frameworks continue to apply to us, despite the use of novel technology, and we must ensure that our use and development of AI continue to align with our existing obligations. These requirements may require updates to existing compliance frameworks to account for AI and introduce additional operational complexity in enforcing internal policies. Export control regulations represent another significant area of compliance for our operations. Our products and services incorporate advanced technology and encryption features that are subject to the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce. We must obtain appropriate licenses for the export of controlled technologies and ensure that our operations do not involve prohibited end-users or destinations. Failure to comply with these regulations could result in severe penalties, including fines, restrictions on export privileges and reputational harm.
As a global company, we are subject to state, federal, and international laws, rules and regulations pertaining to privacy and security, such as state omnibus privacy laws (e.g., the CCPA and similar state laws) and the GDPR. We may be required to undertake additional compliance investment to evaluate the application of these laws to our business and to take steps to come into compliance with these laws, which could include changing our business processes. In addition, our internal computer and information technology systems, and those of our vendors and customers are vulnerable to attack, unauthorized access, unauthorized use, or other harm. Cyberattacks are increasing in frequency and sophistication, and although we have invested in security for our product offerings and technology platforms, there is no guarantee that such measures will be sufficient to protect against external or internal threats. We could incur costs to comply with the laws and to address a security incident as well as penalties if we are not deemed to be in compliance with these laws, which could have a material impact on our business.
In addition to data privacy, cybersecurity and AI-specific regulations, we are subject to environmental and energy efficiency standards applicable to data center operations. Certain jurisdictions mandate reporting of greenhouse gas emissions and adherence to sustainability targets, which may require additional investment in renewable energy sources and energy-efficient cooling technologies. We are also required to comply with occupational health and safety regulations governing our facilities and workforce.
Environmental Regulations
The cost of compliance with federal, state, and local provisions related to the protection of the environment has had no material effect on our business. There were no material capital expenditures for environmental control facilities in the year ended December 31, 2025, and there are no material expenditures planned for such purposes for the year ended December 31, 2026.
Healthcare Regulations
FDA Regulation
While the first iteration of the Wellness Ring is a general wellness device and therefore does not require FDA premarket clearance, the Medical Ring is a medical device and required FDA clearance and over time we believe the execution of additional accuracy studies could lead to additional FDA clearances on vital signs monitoring capabilities including respiration rate.
Before and after approval or clearance in the U.S., any subsequent iterations of our planned solution will be subject to extensive regulation by FDA under the Federal Food, Drug and Cosmetic Act (the “FD&C Act”) and/or the Public Health Service Act, as well as by other regulatory bodies. FDA regulations govern, among other things, the development, testing, manufacturing, labeling, safety, storage, record-keeping, market clearance or approval, advertising and promotion, import and export, marketing and sales, and distribution of medical devices and pharmaceutical products. There may be certain commercial applications for our technology that require less regulatory scrutiny than described below.
FDA Approval or Clearance of Medical Devices
In the U.S., medical devices are subject to varying degrees of regulatory control and are classified in one of three classes depending on the extent of controls FDA determines are necessary to reasonably ensure their safety and efficacy:
•	Class I: general controls, such as labeling, establishment registration, device listing, and, for some devices, adherence to quality system regulations;
•
Class II: the general controls plus certain special controls, FDA clearance via a premarket notification, or 510(k) submission, specific controls such as performance standards, patient registries and post-market surveillance and additional controls such as labeling and adherence to quality system regulations; and

•	Class III: general and special controls and approval of a premarket approval (“PMA”) application.
To request marketing authorization by means of a 510(k) clearance, we must submit a notification demonstrating that the proposed device is substantially equivalent to another legally marketed medical device, a “predicate device,” has the same intended use, and is as safe and effective as the predicate device and does not raise different questions of safety and effectiveness than a legally marketed device. 510(k) submissions generally include, among other things, a description of the device and its manufacturing, device labeling, medical devices to which the device is substantially equivalent, safety and biocompatibility information and the results of performance testing. In this case, the 510(k) submission will likely also include data from human clinical studies demonstrating performance and other parameters. Marketing may commence only when FDA issues a clearance letter finding substantial equivalence. The typical duration to receive a 510(k) clearance is approximately six to twelve months from the date of the initial 510(k) submission, although there is no guarantee that the timing will not be longer.

In some instances, the 510(k) pathway for product marketing may be used with only proof of substantial equivalence in technology for a given indication with a predicate device. In other instances, FDA may require additional clinical work to prove efficacy in addition to technological equivalence and basic safety. Whether clinical data is provided or not, FDA may decide to reject the substantial equivalence argument we present. If that happens, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements or can request a risk-based classification determination for the device in accordance with the “de novo” process, which may determine that the new device is of low to moderate risk and that it can be appropriately regulated as a Class I or II device. If a de novo request is granted, the device may be legally marketed, and a new classification is established. If the device is classified as Class II, the device may serve as a predicate for future 510(k) submissions. If the device is not reclassified through de novo review, then it must go through the standard PMA process for Class III devices.
After a device receives 510(k) clearance, any product modification that could significantly affect the safety or effectiveness of the product, or that would constitute a significant change in intended use, requires a new 510(k) clearance or, if the device would no longer be substantially equivalent, a PMA.
A PMA application must provide a demonstration of safety and effectiveness, which generally requires extensive pre-clinical and clinical trial data. Information about the device and its components, device design, manufacturing, and labeling, among other information, must also be included in the PMA. As part of the PMA review, FDA will inspect the manufacturer’s facilities for compliance with quality system regulation requirements, which govern testing, control, documentation, and other aspects of quality assurance with respect to manufacturing, testing, and storage of medical devices. If FDA determines the application or manufacturing facilities are not acceptable, FDA may outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. During the review period, an FDA advisory committee, typically a panel of clinicians and statisticians, may be convened to review the application and recommend to FDA whether, or upon what conditions, the device should be approved. FDA is not bound by the advisory panel decision. While FDA often follows the panel’s recommendation, there have been instances in which FDA has not. FDA must find the information to be satisfactory to approve the PMA. The PMA approval can include post-approval conditions, including, among other things, restrictions on labeling, promotion, sale and distribution, or requirements to do additional clinical studies after approval. Even after approval of a PMA, a new PMA or PMA supplement is required to authorize certain modifications to the device, its labeling, or its manufacturing process. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA. The typical duration to receive PMA approval is approximately two years from the date of submission of the initial PMA application, although there is no guarantee that the timing will not be longer.
Clinical Trials of Medical Devices
One or more clinical trials are generally required to support a PMA application and are sometimes necessary to support a 510(k) submission. Clinical studies of unapproved or uncleared medical devices or devices being studied for uses for which they are not approved or cleared (investigational devices) must be conducted in compliance with FDA requirements. If an investigational device could pose a significant risk to patients, the sponsor company must submit an investigational device exemption application to FDA prior to initiation of the clinical study. If an institutional review board determines that a device study does not present a significant risk, an investigational device exemption submission to FDA is not required. An investigational device exemption application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device on humans and that the testing protocol is scientifically sound. Except for studies involving certain banned devices, the investigational device exemption will automatically become effective 30 days after receipt by FDA unless FDA notifies the company that the investigation may not begin. Clinical studies of investigational devices may not begin until an institutional review board has approved the study.
During the study, the sponsor must comply with FDA’s investigational device exemption requirements. These requirements include investigator selection, trial monitoring, adverse event reporting, and record keeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices, and comply with reporting and record keeping requirements. The sponsor, FDA, or the institutional review board at each institution at which a clinical trial is being conducted may suspend a clinical trial at any time for various reasons, including a belief that the subjects are being exposed to an unacceptable risk. During the approval or clearance process, FDA typically inspects the records relating to the conduct of one or more investigational sites participating in the study supporting the application.
Post-Approval Regulation of Medical Devices
After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:
•	FDA quality systems regulation, which governs, among other things, how manufacturers design, test, manufacture, exercise quality control over, and document manufacturing of their products;
•	labeling and claims regulations, which prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; and
•	the Medical Device Reporting regulation, which requires reporting to FDA of certain adverse experiences associated with use of the product.
Good Manufacturing Practices Requirements
Manufacturers of most medical devices are required to comply with the good manufacturing practices set forth in the quality system regulation promulgated under Section 520 of the FD&C Act. Current good manufacturing practices regulations require, among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. The manufacturing facility for an approved product must be registered with FDA and meet current good manufacturing practices requirements to the satisfaction of FDA pursuant to a pre-PMA approval inspection before the facility can be used. Manufacturers, including third party contract manufacturers, are also subject to periodic inspections by FDA and other authorities to assess compliance with applicable regulations. Failure to comply with statutory and regulatory requirements subjects a manufacturer to possible legal or regulatory action, including the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations, and civil and criminal penalties. Adverse experiences with the product must be reported to FDA and could result in the imposition of marketing restrictions through labeling changes or in product withdrawal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following the approval.
Federal Communication Commission (“FCC”) Regulations
Our RF-based technology involves the transmission of RF energy, and as such, will be subject to regulation by the FCC, including the FCC’s equipment authorization regulations and its regulations governing human exposure to RF energy. In particular, we expect the planned solution to be regulated under Part 18 of the FCC’s rules governing industrial, scientific, and medical (ISM) equipment, and to be classified as consumer ISM equipment under that rule part. Based on the expected frequency and power of operation, we expect that the product will comply with the Part 18 technical specifications for these types of devices, which we will be required to verify under FCC equipment authorization procedures. We also expect, based on the device’s frequency and power of operation, that the product will comply with the FCC’s requirements governing human exposure to RF energy.
The regulatory environment in which we operate is dynamic and subject to frequent changes. New laws or amendments to existing regulations could impose additional obligations, result in additional compliance costs or restrictions on our business practices. We constantly monitor regulatory developments and industry standards and their impact on business, investments in ongoing compliance programs, and reviews and assesses the adequacy of our technical controls to ensure compliance with all applicable laws and regulations. Failure to comply with applicable regulations could result in civil or criminal penalties, contractual liabilities, and reputational damage, any of which could materially and adversely affect our business, financial condition, and results of operations. See “Risk Factors—Risks Related to Legal and Regulatory Matters of the Company—our business is subject to a wide range of laws and regulations, and our failure to comply with those laws and regulations could harm our business.”
People, Culture and Values
As of April 28, 2026, we employ approximately 39 full-time and two part-time professionals across engineering, operations, product development, customer success and administrative functions. Our workforce is predominantly technical, with highly skilled individuals with expertise in AI infrastructure and high-performance compute. We place significant emphasis on recruiting top talent from leading technology firms, research institutions and academic programs to ensure that our team remains at the forefront of innovation.
We foster a culture of collaboration and continuous improvement, encouraging employees to contribute ideas that drive product development and operational excellence. Employee development is a strategic priority for us.
Our ability to attract, develop, and retain highly skilled professionals is critical to our success. We believe that our engineering-driven culture, commitment to disciplined execution and competitive compensation practices help attract and retain skilled technical talent. We expect headcount to increase as we expand our data-center footprint and broaden our product capabilities.
Available Information
We were incorporated in the State of Delaware in January 2018 under the name Maestro Sensors Inc. On August 3, 2018, we changed our name to Movano Inc. and on March 23, 2026 we changed our name to Corvex, Inc. following the Merger. Our principal executive offices are located at 3401 North Fairfax Drive, Suite 3230, Arlington, VA 22226, and our telephone number is (866) GET-GPUS ((866) 438-4787). Our Internet website address is www.corvex.ai. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, including exhibits, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through the investor relations page of our Internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the U.S. Securities and Exchange Commission (the “SEC”). Our Internet website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Pre-Annual Meeting Ownership
The following table sets forth certain information regarding beneficial ownership of our voting stock as of April 28, 2026 by:
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of any class of our voting stock;
•	each of our named executive officers (as defined in Item 402(m)(2) of Regulation S-K);
•	each of our directors and nominees; and
•	all executive officers, directors and nominees as a group.
Unless otherwise noted below, the address of each person listed on the table is c/o Corvex, Inc. at 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226. To our knowledge, each person listed below has sole voting and investment power over the shares shown as beneficially owned except to the extent jointly owned with spouses or otherwise noted below.
Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate ownership for any other purpose. Under these rules, shares of stock which a person has the right to acquire (i.e., by the exercise of an option or warrant) within 60 days after April 28, 2026 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person. The applicable percentage of common stock as of April 28, 2026 is based upon 1,981,047 shares outstanding on that date.

Name and Address of Beneficial Owner	Shares of Common Stock	Shares Underlying Options, RSUs and Warrants	Number of Shares Beneficially Owned	Percentage of Class
Named Executive Officers and Directors:
John Mastrototaro(1)	73,620	1,631	75,251	3.8%
Michael Leabman	37,315	81	37,396	1.9%
J. Cogan(2)	80,059	489	80,548	4.1%
Rubén Caballero	8,819	29,397	38,216	1.9%
Jay Crystal(3)	18,132	—	18,132	*
Brian Cullinan	13,067	48,631	61,698	3.0%
Seth Demsey(4)	24,671	—	24,671	1.2%
Emily Wang Fairbairn(5)	151,920	—	151,920	7.7%
Patrick Fleury	—	—	—	*
Nicholas Donofrio	—	—	—	*
Directors and Executive Officers as a group (9 persons)	407,603	80,229	487,832	23.7%

5% Stockholders:
Peter Appel(6)	88,106	106,734	194,840	9.3%

*	Less than one percent.
(1)	Includes 13,488 shares of common stock underlying vested restricted stock unit awards that will settle within 60 days of April 28, 2026.
(2)
26,434 shares of common stock and 489 warrants to purchase one share of common stock are held by the Cogan/Goldberg Living Trust, the Jesse Gabriel Goldberg Cogan Irrevocable Trust and Maya Brooke Cogan Irrevocable Trust. J. Cogan is a trustee of each of these trusts as a result of which he has voting and dispositive power over such securities. Includes 10,523 shares of common stock underlying vested restricted stock unit awards that will settle within 60 days of April 28, 2026.

(3)
3,167 shares of common stock are held by the John Adler Crystal III Roth IRA. Mr. Crystal is a beneficial owner of the John Adler Crystal III Roth IRA and therefore may be deemed to exercise voting and investment discretion over securities held by John Adler Crystal III Roth IRA. The amounts reported in this table exclude approximately 3,345,523 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Mr. Crystal and 708,154 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by the John Adler Crystal III Roth IRA, which will only convert upon the receipt of stockholder approval at the Company’s 2026 Annual Meeting.

(4)
139 shares of common stock are held by Ainsworth Holdings LLC. Seth Demsey is a beneficial owner of Ainsworth Holdings LLC and therefore may be deemed to exercise voting and investment discretion over securities held by Ainsworth Holdings LLC. The amounts reported in this table exclude approximately 5,484,388 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Mr. Demsey and 31,270 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Ainsworth Holdings, which will only convert upon the receipt of stockholder approval at the Company’s 2026 Annual Meeting.

(5)
Consists of 4,783 shares of common stock held by Valley High Partners, LP, 9,231 shares of common stock held by Moira Partners LLC, and 45,129 shares of common stock held by the Malcolm P. Fairbairn and Emily T. Fairbairn Charitable Remainder Unitrust (the “Charitable Trust”). In addition, the Charitable Trust holds warrants to purchase 43,238 shares of common which are exercisable within 60 days of April 28, 2026. Ms. Fairbairn and Malcolm Fairbairn are trustees of the Charitable Trust and share voting and dispositive power over the shares held by the Charitable Trust. Also includes 14,162 shares of common stock underlying vested restricted stock unit awards that will settle within 60 days of April 28, 2026. The amounts reported in this table exclude approximately 2,063,822 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Moira Partners, which will only convert upon the receipt of stockholder approval at the Company’s 2026 Annual Meeting.

(6)
Information based on a Schedule 13G filed April 4, 2024, which reports 88,106 shares of common stock held directly and warrants to purchase 106,734 shares of common stock which are exercisable within 60 days of April 28, 2026. The address of Mr. Appel is 3505 Main Lodge Drive, Coconut Grove, FL 33133.

Illustrative Post-Annual Meeting Ownership
The following table sets forth certain information regarding beneficial ownership of our voting stock as of April 28, 2026 assuming that the Conversion Proposal is approved by the stockholders at the Annual Meeting by:
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of any class of our voting stock;
•	each of our named executive officers (as defined in Item 402(m)(2) of Regulation S-K);
•	each of our directors and nominees; and
•	all executive officers, directors and nominees as a group.
Unless otherwise noted below, the address of each person listed on the table is c/o Corvex, Inc. at 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226. To our knowledge, each person listed below has sole voting and investment power over the shares shown as beneficially owned except to the extent jointly owned with spouses or otherwise noted below.
Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate ownership for any other purpose. Under these rules, shares of stock which a person has the right to acquire (i.e., by the exercise of an option or warrant) within 60 days after April 28, 2026 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person. The applicable percentage of common stock as of April 28, 2026 is based upon 1,981,047 shares outstanding on that date and the issuance of 20,145,859 shares of common stock upon automatic conversion of the Series C Preferred Stock (after giving effect to the exchange of Series C Preferred Stock for Series D Preferred Stock as discussed below in the Conversion Proposal). The shares of Series D Preferred Stock will be convertible into 33,632,692 shares of common stock (after giving effect to the Preferred Exchange). Such shares of Series D Preferred Stock are subject to ownership limitations that restrict conversions that would put the holder above 4.9% ownership of our common stock.

Name and Address of Beneficial Owner	Shares of Common Stock	Shares Underlying Options, RSUs and Warrants	Number of Shares Beneficially Owned	Percentage of Class
Named Executive Officers and Directors:
John Mastrototaro(1)	73,620	1,631	75,251	*
Michael Leabman	37,315	81	37,396	*
J. Cogan(2)	80,059	489	80,548	*
Rubén Caballero	8,819	29,397	38,216	*
Jay Crystal(3)	4,071,809	—	4,071,809	18.4%
Brian Cullinan	13,067	48,631	61,698	*
Seth Demsey(4)	5,540,329	—	5,540,329	25.0%

Name and Address of Beneficial Owner	Shares of Common Stock	Shares Underlying Options, RSUs and Warrants	Number of Shares Beneficially Owned	Percentage of Class
Emily Wang Fairbairn(5)	2,215,742	—	2,215,742	10.0%
Patrick Fleury	—	—	—	*
Nicholas Donofrio	—	—	—	*
Directors and Executive Officers as a group (9 persons)	12,040,760	80,229	12,120,989	54.6%

*	Less than one percent.
(1)	Includes 13,488 shares of common stock underlying vested restricted stock unit awards that will settle within 60 days of April 28, 2026.
(2)
26,434 shares of common stock and 489 warrants to purchase one share of common stock are held by the Cogan/Goldberg Living Trust, the Jesse Gabriel Goldberg Cogan Irrevocable Trust and Maya Brooke Cogan Irrevocable Trust. J. Cogan is a trustee of each of these trusts as a result of which he has voting and dispositive power over such securities. Includes 10,523 shares of common stock underlying vested restricted stock unit awards that will settle within 60 days of April 28, 2026.

(3)
3,167 shares of common stock are held by the John Adler Crystal III Roth IRA. Mr. Crystal is a beneficial owner of the John Adler Crystal III Roth IRA and therefore may be deemed to exercise voting and investment discretion over securities held by John Adler Crystal III Roth IRA.The amounts reported in this table include approximately 3,345,523 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Mr. Crystal and 708,154 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by the John Adler Crystal III Roth IRA, which will only convert upon the receipt of stockholder approval at the Company’s 2026 Annual Meeting.

(4)
139 shares of common stock are held by Ainsworth Holdings LLC. Seth Demsey is a beneficial owner of Ainsworth Holdings LLC and therefore may be deemed to exercise voting and investment discretion over securities held by Ainsworth Holdings LLC. The amounts reported in this table include approximately 5,484,388 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Mr. Demsey and 31,270 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Ainsworth Holdings, which will only convert upon the receipt of stockholder approval at the Company’s 2026 Annual Meeting.

(5)
Consists of 4,783 shares of common stock held by Valley High Partners, LP, 9,231 shares of common stock held by Moira Partners LLC, and 45,129 shares of common stock held by the Malcolm P. Fairbairn and Emily T. Fairbairn Charitable Remainder Unitrust (the “Charitable Trust”). In addition, the Charitable Trust holds warrants to purchase 43,238 shares of common which are exercisable within 60 days of April 28, 2026. Ms. Fairbairn and Malcolm Fairbairn are trustees of the Charitable Trust and share voting and dispositive power over the shares held by the Charitable Trust. Also includes 14,162 shares of common stock underlying vested restricted stock unit awards that will settle within 60 days of April 28, 2026. The amounts reported in this table also include approximately 2,063,822 shares of common stock issuable upon conversion of shares of Series C Preferred Stock held by Moira Partners, which will only convert upon the receipt of stockholder approval at the Company’s 2026 Annual Meeting.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and any persons holding more than 10% of our common stock to file reports of holdings and transactions in the Company’s equity securities with the SEC. Based solely upon a review of forms filed with the SEC and the written representations of such persons, we believe that in 2025 our directors, officers and stockholders who were subject to Section 16(a) met all applicable filing requirements, except, due to inadvertent administrative errors by the Company, the following transactions were reported late:
•
Each of Ms. Fairbairn, Mr. Caballero, Mr. Wirk, Mr. Cullinan, Mr. Mastrototaro, Mr. Leabman and Mr. Cogan was late in filing a Form 4 to report the forfeiture of restricted stock units and the grant of stock options by the Company in connection with the Board’s revision of the Director Equity Program (as defined below) on November 3, 2025, each such Form 4 reporting two transactions.

•	Ms. Fairbairn was also late in filing a Form 4 to report the grant of restricted stock units by the Company pursuant to the Director Equity Program on October 3, 2025.

PROPOSAL 1—ELECTION OF DIRECTORS
General
At the Annual Meeting, two Class II directors, Patrick Fleury and Jay Crystal, are to be elected to hold office until the 2029 annual meeting and one Class III director, Nicholas Donofrio, is to be elected to hold office until the 2027 annual meeting, until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.
The Company’s Bylaws (the “Bylaws”) provide that the authorized number of directors of the Company shall be determined from time to time by resolution of the full Board. Our Board currently consists of five members and is divided into three classes serving terms of three years. Stockholders elect one class of directors at each annual meeting of our stockholders.
In connection with the Merger, Michael Leabman, a Class I director, and Shaheen Wirk, a Class III director, each resigned from the Board effective March 19, 2026. In connection with the vacancy created by the resignation of Mr. Leabman, the Board appointed Mr. Demsey as a Class I director to hold office until the 2028 annual meeting, effective March 19, 2026. In connection with the vacancy created by the resignation of Mr. Wirk, the Nominating and Corporate Governance Committee of our Board has nominated and recommended the election of Mr. Donofrio as a Class III director to hold office until the 2027 annual meeting.
John Mastrototaro and Rubén Caballero, current Class II directors, will not stand for re-election at the Annual Meeting. The Nominating and Corporate Governance Committee of our Board has nominated and recommended the election of Patrick Fleury and Jay Crystal as Class II directors to hold office until the 2029 annual meeting.
Upon approval of this Director Election Proposal, the total number of directors comprising the Board will be six directors, effective immediately following the Annual Meeting and will consist of the following:
•	the Class I directors will be Emily Wang Fairbairn and Seth Demsey, and their terms will expire at the 2028 annual meeting of stockholders;
•	the Class II directors will be Patrick Fleury and Jay Crystal, and their terms will expire at the 2029 annual meeting of stockholders; and
•	the Class III directors will be Brian Cullinan and Nicholas Donofrio, and their terms will expire at the 2027 annual meeting of stockholders.
Shares represented by all proxies received by us and not marked so as to withhold authority to vote for any individual nominee will be voted “FOR” the election of the nominees named above. Each nominee has indicated a willingness to serve for the term to which they are nominated, if elected. The Board knows of no reason why any nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person nominated by the Board.
Vote Required for Approval
The three nominees receiving the highest number of votes cast by stockholders at the Annual Meeting will be elected as directors.
Board Recommendation
The Board unanimously recommends that the stockholders vote “FOR” each of the three nominees named above.

INFORMATION CONCERNING DIRECTORS AND NOMINEES FOR DIRECTOR
Set forth below is certain information about the nominees for election as directors, as well as information regarding additional experience, qualifications, attributes or skills that led the Board to conclude that each director or nominee should serve on the Board. There are no family relationships among any of our directors, nominees for director and executive officers.
Nominees for Class II Directors
Patrick Fleury, age 48, has been the Chief Financial Officer and Treasurer of TeraWulf Inc. since May 16, 2022, where he is responsible for directing and overseeing the financial activities of the Company, including financial strategy, planning and reporting. Mr. Fleury brings over 25 years of finance experience, comprising of capital markets, principal investing, and advisory roles. Most recently, Mr. Fleury served as a founding member of the credit team at Platinum Equity, where he was responsible for public and private credit investments. Before that, he was a Managing Director at Blackstone’s global credit platform, GSO Capital Partners. Mr. Fleury began his career in the Global Energy & Power Investment Banking Group at Banc of America Securities, LLC. Mr. Fleury received a BA, magna cum laude, in Economics and Government & Legal Studies from Bowdoin College. We believe Mr. Fleury is qualified to serve on our board of directors based on his executive leadership and significant knowledge of, and breadth of experience in, the large-scale digital infrastructure industry.
Jay Crystal, age 48, has served as the Chief Executive Officer of the Company since March 31, 2026. Mr. Crystal has served as the Co-Chief Executive Officer and Co-Founder of Corvex OpCo and on the Corvex OpCo board of directors since October 2024. Prior to co-founding Corvex OpCo, Mr. Crystal previously co-founded and served as a board director of clean.io (now HUMAN Security, Inc.) and configure8. Mr. Crystal also served in several management roles at AOL, Inc. and its successors and subsidiaries, including as Director, Corporate Development and Vice President, Corporate Strategy and Partnerships, from 2010 to 2017. Mr. Crystal began his career serving in growth equity, private equity, and investment banking roles at Staley Capital, American Capital and Banc of America Securities between 2000 to 2010. We believe Mr. Crystal is qualified to serve as a member of our board of directors based on his industry knowledge and broad previous experience as a co-founder of several technology companies.
Nominee for Class III Director
Nicholas Donofrio, age 80, held a variety of executive and technical management positions during his 44-year career at IBM in its server, advanced workstations, personal computing, manufacturing and semiconductor development divisions, including as Senior Vice President, Technology and Manufacturing from 1997 to 2005 and as Executive Vice President, Innovation and Technology from 2005 until his retirement in September 2008. Mr. Donofrio served as a member of the Board of Directors of Aptiv PLC from 2009 to 2022. Mr. Donofrio holds seven technology patents and is a member of numerous technical and science honor societies. He is a Life Fellow of the Institute for Electrical and Electronics Engineers, a Fellow of the UK-based Royal Academy of Engineering and the American Academy of Arts and Sciences. Mr. Donofrio is also a member of the U.S.-based National Academy of Engineering. Mr. Donofrio is the recipient of numerous awards. Mr. Donofrio has a bachelor of science degree in electrical engineering from Rensselaer Polytechnic Institute and a master of science in the same discipline from Syracuse University. We believe Mr. Donofrio is qualified to serve as a member of our board of directors based on his history of executive leadership and ability to provide us with valuable insight and guidance regarding technological and innovation strategies.
Other Continuing Members of Our Board of Directors
Seth Demsey, age 49, has served as a member of the Board since March 19, 2026. Mr. Demsey has served as the Co-Chief Executive Officer and Co-Founder of Corvex OpCo and on the Corvex OpCo board of directors since October 2024. Before joining Corvex OpCo, Mr. Demsey served as the chief executive officer and co-founder of Configure8 from May 2021 through October 2024. He has spent nearly three decades architecting and operating high-impact AI/ML and developer platforms across startups and industry leaders including NASA, Microsoft, Google, and AOL/Yahoo!. He holds dozens of patents spanning high-performance computing, distributed systems, security, and data management. Prior to co-founding Corvex OpCo, Mr. Demsey served in technical leadership roles driving innovation in large-scale distributed computing and mission-critical infrastructure. His expertise encompasses the full stack of cloud infrastructure technologies required to deliver reliable, high-performance AI computing at scale. Mr. Demsey received a Bachelor of Science degree in Computer Engineering from Bucknell University and was previously a business fellow at The Wharton School of the University of Pennsylvania. We believe that Mr. Demsey is qualified to serve on the Board because of his industry knowledge and broad previous experience as a co-founder and technology leader.
Emily Wang Fairbairn, age 64, has served as a director of the Company and as Chair of the Board since 2018. Ms. Fairbairn brings more than 40 years of experience in institutional asset management, capital markets, and operations. She is the co-founder and served as Chief Executive Officer of Ascend Capital, a multi-billion-dollar institutional hedge fund specializing in long/short equity strategies for global pension funds, endowments, and public entities, a position she held for approximately two decades. Prior to founding Ascend Capital, Ms. Fairbairn managed equity portfolios for high-net-worth clients at Merrill Lynch, and earlier in her career served as a process engineer and production supervisor at Frito-Lay, a subsidiary of PepsiCo, where she gained experience in manufacturing operations, large-scale capital projects, and workforce management. Ms. Fairbairn has served as an Independent Director of IN8bio, Inc., a clinical-stage biopharmaceutical company focused on γδ T cell therapies for the treatment of cancer, since 2021, and has served as a Funding Board Member of the MIT Sandbox Innovation Fund, which supports early-stage technology ventures, since 2017. She also serves as a Board Advisor to Acelab Inc., an AI-driven materials platform serving the architecture and design industry. Ms. Fairbairn holds a B.S. in Chemical Engineering from California State Polytechnic University, Pomona. We believe Ms. Fairbairn is qualified to serve on the Board based on her background, experience, qualifications, attributes and skills, including her background in investment and finance matters, and extensive executive leadership and management experience.
Brian Cullinan, age 66, has served as a director of the Company since August 2020. Mr. Cullinan was a partner at PricewaterhouseCoopers LLP (“PwC”) from July 1997 through June 2020. While at PwC, Mr. Cullinan served as a Senior Relationship and Global Engagement Partner with responsibility for numerous PwC Fortune 500 clients. In addition, he served on PwC’s U.S. Board of Partners & Principals from 2010 to 2018, including two terms as Lead Director from 2012 to 2016. Mr. Cullinan simultaneously served as a member of PwC’s Global Board from 2013 to 2017 and as Managing Partner – Southwest Region from 2011 to 2017. Mr. Cullinan has served in numerous other leadership roles during his career at PwC, including West Region Assurance Leader from 2009 to 2012 and U.S. Entertainment, Media & Communications Assurance Leader from 2007 to 2009. He received a Bachelor of Arts from Cornell University and a Master of Science in Financial Accounting from Northeastern University. We believe Mr. Cullinan is qualified to serve on our board of directors based on his extensive knowledge of, and experience in, the application of accounting principles and the financial reporting process, as well as his extensive executive leadership and management experience.

INFORMATION CONCERNING EXECUTIVE OFFICERS
The following table sets forth the name, age as of the record date and position of each of our current executive officers. The following also includes certain information regarding our current executive officers’ individual experience, qualifications, attributes and skills. Unless otherwise stated, the business address for all of our current executive officers and key personnel is c/o Corvex, Inc., 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226.

Name	Age	Position
Jay Crystal	48	Chief Executive Officer
Jeremy (“J.”) Cogan	57	Chief Financial Officer
John Mastrototaro	65	Chief Operating Officer

Jay Crystal is discussed above under Information Concerning Directors and Nominees for Director.
J. Cogan has served as the Company’s Chief Financial Officer since May 2019. Mr. Cogan brings more than 30 years of financial experience to the Company. From July 2007 to December 2018, Mr. Cogan managed the Leisure & Media portfolio at Ascend Capital, a multi-billion-dollar, long/short equity hedge fund, based in the San Francisco Bay Area. At Ascend, he was also a member of the firm’s Executive Committee. From January 1995 to May 2007, Mr. Cogan was a member of the equity research team at Banc of America Securities LLC (and its predecessors). For the majority of his tenure at Banc of America Securities, Mr. Cogan was a Principal and Senior Equity Research Analyst, responsible for the Gaming and Lodging sectors. Mr. Cogan received a Bachelor of Arts degree in Communications from the University of Pennsylvania.
John Mastrototaro, Ph.D. has served as Chief Operating Officer of the Company since March 30, 2026. Previously, Mr. Mastrototaro served as President and CEO from April 2021 to March 30, 2026, and as a director of the Company since December 2020. Mr. Mastrototaro has over 30 years of experience in the medical device industry, leading innovation and bringing new products to the market. Mr. Mastrototaro served as the Chief Operating Officer of Orthosensor, Inc. from 2017 to March 2021. Previously, Mr. Mastrototaro spent the majority of his career with Medtronic, PLC. and MiniMed, Inc., where he was instrumental in initiating and leading a series of firsts in the world of diabetes, including the ambulatory continuous glucose monitoring system, the sensor augmented insulin pump and the early generations of the artificial pancreas. Prior to joining Orthosensor, Mr. Mastrototaro was Medtronic’s first VP of Informatics from 2013 to 2017, a role in which he helped develop a corporate strategy for the use of data and analytics to improve healthcare delivery. During his tenure in Medtronic’s Diabetes division, Mr. Mastrototaro held a number of positions, including CTO, VP of R&D and Business Development and Global VP of Clinical Research and Health Affairs. Mr. Mastrototaro started his career with Eli Lilly. He holds a B.A. in Mathematics and Physics from Holy Cross College and M.S. and Ph.D. in Biomedical Engineering from Duke University. Mr. Mastrototaro has authored over 50 peer reviewed manuscripts and holds over 60 US patents. We believe Mr. Mastrototaro is qualified to serve on the Board based on his background, experience, qualifications, attributes and skills, and that his significant knowledge of, and breadth of experience in, the medical device industry in general and diabetes monitoring and care in particular, provides valuable insight to our Board.
Following the Annual Meeting, it is expected that Mr. Demsey will be appointed as Co-Chief Executive Officer of the Company, together with Mr. Crystal, and Mr. Mastrototaro will resign from his position as Chief Operating Officer of the Company. Mr. Demsey is discussed above under Information Concerning Directors and Nominees for Director.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Director Independence
Upon the approval of the Director Election Proposal, our Board will be composed of six directors, of whom four are independent in accordance with the applicable Nasdaq independence listing standards. Our Board has determined that each of Brian Cullinan and Emily Fairbairn is an “independent director” as such term is defined under the applicable independence listing standards of the Nasdaq Stock Market LLC (“Nasdaq”) and Rule 10A-3 under the Exchange Act. The Board has also determined that each of Ruben Caballero, who currently serves as a director but will not stand for re-election at the Annual Meeting, and Patrick Fleury and Nicholas Donofrio, who are nominated for election at the Annual Meeting, is an independent director. Additionally, the Board has determined that Shaheen Wirk was an independent director until his resignation from the Board.
Board Leadership Structure
The Board has an independent chairperson, meaning that the positions of Chair of the Board and Chief Executive Officer are not held by a single individual. The Board believes that having an independent chairperson ensures that management is subject to independent and objective oversight and the independent directors have an active voice in the governance of the Company.
Role of the Board of Directors in Risk Oversight
Enterprise risks are identified and prioritized by management and the Board receives periodic reports from management regarding the most significant risks facing the Company. These risks include, without limitation, (i) risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation and (ii) risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.
The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the Board, as appropriate. Each of the Board’s standing committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. Presently, the Board has the following standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the standing committees is comprised solely of independent directors. In accordance with Nasdaq rules, our Audit Committee is responsible for reviewing and periodically assessing with management and our independent registered public accounting firm the Company’s major financial risk exposures, including financial, operational, cyber security and data privacy, legal proceedings and other legal and regulatory risks, and the steps management has taken to monitor and control such exposures, including the Company’s policies with respect to risk assessment and risk management and its implementation and effectiveness. The Compensation Committee reviews the Company’s compensation practices to confirm that they do not create risks likely to have a material adverse effect on the Company. This review includes comparing the compensation practices of the Company with peer companies as well as ensuring that the compensation packages of key executives are tied to the long-term success of the Company and therefore correlated to increases in stockholder value. The Nominating and Corporate Governance Committee reviews the size and composition of the Board, including board leadership structure and the appropriateness of Board committees. The Board intends to re-examine the Company’s corporate governance policies on an ongoing basis to ensure that they continue to meet the Company’s needs.
Meetings of the Board and Committees
Our Board met seventeen times during the year ended December 31, 2025. During 2025, no director attended fewer than 75% of the aggregate of all meetings of the Board held during the period in which he or she served as a director and the total number of meetings held by the committee(s) on which he or she served during the period. Members of our Board are invited and encouraged to attend each annual meeting of stockholders. Although the Company does not have a formal policy regarding director attendance at annual meetings of stockholders, each director is encouraged and expected to attend our annual meetings. Two of our directors then serving on the Board attended the 2025 annual meeting of stockholders.
The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Board and each standing committee retains the authority to engage its own advisors and consultants. Each committee has a charter that has been approved by the Board. Copies of the Audit, Compensation and Nominating and Corporate Governance Committee charters are available at www.corvex.ai. Each committee reviews the appropriateness of its charter annually or at such other intervals as such committee determines.
Board Committees
Audit Committee. Our Audit Committee currently consists of Messrs. Cullinan and Caballero and Ms. Fairbairn. Mr. Caballero is not standing for re-election at the Annual Meeting. Mr. Fleury will join the Audit Committee upon his election to the Board at this Annual Meeting. The Board has determined that each member of the Audit Committee is independent within the meaning of the Nasdaq director independence standards and applicable rules of the SEC for audit committee members. The Board has elected Mr. Cullinan as Chair of the Audit Committee and has determined that he qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to financial reports and other financial information. The Audit Committee assists the Board in its oversight of (1) accounting and financial reporting processes of the Company, (2) the integrity of the financial reports and other financial information, (3) the audits of the Company’s financial statements and (4) the Company’s compliance with legal and regulatory requirements. The Committee also reviews the qualifications, independence and performance, and approve the terms of engagement, of the Company’s independent auditor and prepare any reports required of the Committee under applicable SEC rules. The Audit Committee met four times in 2025.
Compensation Committee. Our Compensation Committee consists of Messrs. Cullinan and Caballero and Ms. Fairbairn, each of whom is a non-employee director as defined in Rule 16b-3 of the Exchange Act. Mr. Caballero is not standing for re-election at the Annual Meeting. The Board has also determined that each member of the Compensation Committee is also an independent director within the meaning of Nasdaq’s director independence standards. Mr. Cullinan serves as Chair of the Compensation Committee. The Compensation Committee (1) reviews and approves the compensation and benefits of the Company’s executive officers and directors, (2) evaluates the performance of the Chief Executive Officers and other executive officers in light of the corporate and individual performance goals and objectives relevant to compensation and (3) recommends, approves and oversees the Company’s compensation and benefit plans, policies and programs to achieve the Company’s business objectives and align with the long-term interests of the Company’s stockholders. The Compensation Committee did not meet in 2025.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Messrs. Cullinan and Caballero and Ms. Fairbairn. Mr. Caballero is not standing for re-election at the Annual Meeting. The Board has determined that each member of the Nominating and Corporate Governance Committee is an independent director within the meaning of the Nasdaq director independence standards and applicable rules of the SEC. Ms. Fairbairn serves as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (1) develops and recommends to the Board criteria for selecting qualified director candidates, (2) using such criteria, identifies and nominates, or recommends to the Board, persons to serve as members of the Board, (3) oversees the evaluation of the performance of the Board and each committee of the Board and (4) reviews and makes recommendations to the Board on corporate governance matters. The Nominating and Corporate Governance Committee met once in 2025.
Material Proceedings
No material proceedings exist in which any of our directors or executive officers is an adverse party to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries as defined in Item 103(c)(2), Regulation S-K.
Policies Regarding Director Nominations
The Board has delegated to its Nominating and Corporate Governance Committee responsibility for establishing membership criteria for the Board, identifying individuals qualified to become directors consistent with such criteria and recommending the director nominees.
The Nominating and Corporate Governance Committee considers a number of factors in identifying and evaluating director nominees. While all nominees should have the highest personal integrity, meet any required regulatory qualifications and have a record of exceptional ability and judgment, the Board relies on the judgment of members of the Nominating and Corporate Governance Committee to assess the qualifications of potential Board nominees. The Board seeks members with a wide range of experience, qualifications, backgrounds and skills that, in concert, bring valuable insights, independent judgment and a breadth of perspectives that contribute to a highly-qualified, well-rounded and effective Board. The Nominating and Corporate Governance Committee has not set specific, minimum qualifications that must be met by director candidates. Rather, in determining candidates to recommend to the Board to serve as members of the Board, the Nominating and Corporate Governance Committee will consider a number of factors that it deems appropriate, including, but not limited to:
•	ethical character and sharing of values of the Company;
•	reputation, both personal and professional, being consistent with the image and reputation of the Company;
•	experiences, backgrounds, perspectives and skills;
•	relevant technological knowledge and skills, including with respect to artificial intelligence;
•	independence as defined by applicable listing standards and other applicable laws, rules or regulations;
•	financial literacy;
•	service as an executive officer of another corporation or on the boards of directors of other public companies and existence of material conflicts of interests; and
•
if an incumbent director, an evaluation of such director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

The Nominating and Corporate Governance Committee considers recommendations for nominations from a variety of sources, including members of the Board, employees, community leaders, business contacts, as well as third-party search firms and any other sources deemed appropriate by the Nominating and Corporate Governance Committee. As described below, the Nominating and Corporate Governance Committee will also consider stockholder recommendations for Board nominees. The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates is the same with respect to candidates recommended by members of the Board, management, stockholders or others.
Stockholder Director Nominee Recommendations
The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. Stockholders who wish their proposed nominee to be considered by the Nominating and Corporate Governance Committee for nomination at our next annual stockholders’ meeting should follow the procedures set forth in our Bylaws as described in “Stockholder Proposals and Other Information” in this proxy statement.
Code of Business Conduct and Ethics
We have in place a Corporate Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our directors, officers, employees, agents and contractors. The Code of Conduct is designed to deter wrongdoing and to promote, among others:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications that we make;
•	compliance with applicable governmental laws, rules and regulations;
•	the prompt internal reporting of violations of the Code of Conduct to an appropriate person identified in the Code of Conduct; and
•	accountability for adherence to the Code of Conduct.
A current copy of the Code of Conduct is available at www.corvex.ai. A copy may also be obtained, free of charge, from us upon a request directed to Corvex, Inc., 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226, Attention: Investor Relations. We intend to disclose any amendments to or waivers of a provision of the Code of Conduct required to be disclosed by applicable SEC rules by posting such information on our website available at www.corvex.ai and/or in our public filings with the SEC.
Policy Governing Security Holder Communications with the Board of Directors
Security holders who wish to communicate directly with the Board, the independent directors of the Board or any individual member of the Board may do so by sending such communication by certified mail addressed to the Chair of the Board, the entire Board, to the independent directors as a group or to the individual director or directors, in each case, c/o Secretary, Corvex, Inc., 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226. The Secretary reviews any such security holder communication and forwards relevant communications to the addressee.
Insider Trading, Anti-Hedging and Pledging Policies
We have adopted an Insider Trading Policy containing policies and procedures governing the purchase, sale and/or other dispositions of our securities by our directors, officers, and employees, as well as by the Company itself. Such policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. Our Insider Trading Policy has been filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Pursuant to the Company’s Insider Trading Policy, directors, officers, employees and consultants of the Company and its affiliates, as well as any immediate family members sharing the household of any of the foregoing, are prohibited from engaging in transactions in publicly traded options, such as puts, calls and other derivative securities, relating to the Company.
Clawback Policy
We have adopted an Incentive-based Compensation Recovery Policy (the “Clawback Policy”) in accordance with the Nasdaq listing standards. The Clawback Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by our current or former executive officers who is or was an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act, including our named executive officers.
The Clawback Policy applies in the case of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy provides that promptly following such an accounting restatement, the Compensation Committee will determine the amount of the erroneously awarded compensation, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will provide each such executive officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Clawback Policy provides that the Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by Nasdaq. Our Clawback Policy has been filed as Exhibit 97.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is currently comprised of Messrs. Cullinan and Caballero and Ms. Fairbairn. None of the current or former members of the Audit Committee is an officer or employee of the Company, and the Board has determined that each member of the Audit Committee meets the independence requirements promulgated by The Nasdaq Stock Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures. In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and has discussed them with both management and RBSM LLP (“RBSM”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has reviewed permitted services under rules of the SEC as currently in effect and discussed with RBSM its independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered and discussed the compatibility of non-audit services provided by RBSM with that firm’s independence.
Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report.
Respectfully submitted by the Audit Committee.

THE AUDIT COMMITTEE:

Brian Cullinan, Chair Rubén Caballero Emily Wang Fairbairn

COMPENSATION AND OTHER INFORMATION CONCERNING
DIRECTORS AND OFFICERS
Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The principal elements of our executive compensation program have to date included base salary and long-term equity compensation in the form of stock options. We believe successful long-term Company performance is more critical to enhancing stockholder value than short-term results. For this reason and to conserve cash and better align the interests of management and our stockholders, we emphasize long-term performance-based equity compensation over base annual salaries.
The following table sets forth information concerning the compensation earned by the individual that served as our Principal Executive Officer during 2025 and our two most highly compensated executive officers other than the individual who served as our Principal Executive Officer during the fiscal year ended December 31, 2025 (collectively, the “named executive officers”):
2025 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	TOTAL ($)
John Mastrototaro Former Chief Executive Officer (Current Chief Operating Officer)	2025	379,999	105,654	—	16,351	502,004
	2024	361,042	—	268,876	16,351	646,269
Michael Leabman Former Chief Technology Officer	2025	306,696	47,436	—	—	354,133
	2024	347,500	—	268,876	—	616,376
J. Cogan Chief Financial Officer	2025	314,927	178,965	—	34,141	528,032
	2024	299,792	—	85,846	—	385,638

(1)
The amounts in this column for fiscal 2025 include $229,999 for Mr. Mastrototaro, $134,763 for Mr. Leabman, and $186,875 for Mr. Cogan, each representing the grant date fair value of RSUs, and the incremental accounting expense associated with the issuance of discounted stock options, granted to each named executive officer in lieu of salary, as further described below under “2025 Equity Compensation in Lieu of Cash Salary.”

(2)
The amounts in this column for fiscal 2025 include $105,654 for Mr. Mastrototaro, $47,436 for Mr. Leabman, and $178,965 for Mr. Cogan, each representing the grant date fair value of discounted stock options, granted to each named executive officer, as described further below under “Additional Discounted Options”.

(3)
The amounts shown in this column indicate the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see note 12 to our audited financial statements included with our annual report on Form 10-K for the year ended December 31, 2024 filed with the SEC.

(4)	The amounts shown in this column represent reimbursement for certain health benefit plan premiums.

Outstanding Equity Awards at Year-End
The following table provides information regarding equity awards held by the named executive officers as of December 31, 2025.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
John Mastrototaro Former Chief Executive Officer (Current Chief Operating Officer)	2,623	—	—	59.64	12/06/2030
	9,051	—	—	360.08	2/09/2031
	1,220	—	—	552.28	11/15/2031
	3,054	—	—	142.48	3/20/2033
	10,299	—	—	51.91	5/15/2034
	105,698	—	—	0.92	06/30/2026
Michael Leabman Former Chief Technology Officer	4,888	—	—	41.97	11/18/2029
	1,222	—	—	142.48	3/20/2033
	10,299	—	—	51.91	5/15/2034
	57,375	—	—	0.92	06/30/2026
J. Cogan Chief Financial Officer	723	—	—	220.91	12/06/2030
	586	—	—	552.28	11/15/2031
	1,719	—	—	142.48	3/20/2033
	3,287	—	—	51.91	5/15/2034
	115,204	—	—	0.92	06/30/2026

Employment Agreements and Change of Control Arrangements
Employment Agreements
The following is a summary of the employment arrangements with our named executive officers.
Michael Leabman. The Company entered into an “at-will” amended and restated offer letter with no fixed term with Mr. Leabman, formerly the Company’s Chief Technology Officer and a Director, effective November 29, 2019, which was amended pursuant to a first amendment dated February 10, 2021 (as amended, the “Leabman Offer Letter”). Under the Leabman Offer Letter: (1) Mr. Leabman received an initial base salary of $250,000, which was adjusted to $315,000 in January 2022 and adjusted to $375,000 in June 2024, and was eligible to receive target performance bonuses equal to 80% of base salary (or any other amount approved by the Board), and (2) Mr. Leabman was awarded stock options to acquire 4,888 shares of common stock, one fourth of which options vested on the November 18, 2020, and the balance of which such options vested in 36 equal monthly installments thereafter. The Leabman Offer Letter provided that, subject to execution of a release satisfactory to the Company, (1) if Mr. Leabman was terminated by the Company other than for Cause he was entitled to receive cash severance in an amount equal to 12 months of base salary plus a pro-rated amount of his target bonus based on the number of days he is employed during the year of termination and (2) if there occurred a Change in Control (as defined in the Omnibus Incentive Plan) and in the period prior to and in connection with or in anticipation of such Change in Control and ending on the one-year anniversary of the consummation of such Change in Control, Mr. Leabman was terminated by the Company other than for Cause, 100% of any such options that remain unvested would immediately vest. “Cause” includes, among other items, Mr. Leabman’s conviction of a felony involving fraud, misappropriation, embezzlement or dishonesty in conjunction with his duties to the Company or repeated willful failure to perform his job duties as defined by the Board or uncured material breach of the Leabman Offer Letter or Mr. Leabman’s confidential information and inventions assignment agreement with the Company. Mr. Leabman was also entitled to participate in the Company’s regular health insurance and other employee benefit plans established by Corvex for its employees from time to time. On March 18, 2026, Mr. Leabman’s employment with the Company terminated and he resigned from the Board on March 18, 2026. Pursuant to the Leabman Offer Letter, subject to his execution of a release of claims satisfactory to the Company, Mr. Leabman is entitled to receive cash severance of $375,000.
J. Cogan. The Company entered into an offer letter with J. Cogan, the Company’s Chief Financial Officer on similar terms to the agreement entered with Michael Leabman. Pursuant to his offer letter Mr. Cogan (1) received an initial base salary of $250,000, which was adjusted to $270,000 in January 2022 and adjusted to $325,000 in June 2024, (2) is entitled to a target performance bonus equal to 60% of base salary (or any other amount approved by the Board) and (3) was awarded stock options to acquire 4,118 shares of common stock, one fourth of which options vested on the one year anniversary of the grant date, and the balance of which such options vested in 36 equal monthly installments thereafter. Mr. Cogan’s Offer Letter provides for severance in connection with an involuntary termination and the acceleration of his stock options in connection with a Change of Control on identical terms as those described in the description of Mr. Leabman’s offer letter above. On March 16, 2026, the Company entered into an amendment to Mr. Cogan’s Offer Letter (the “Cogan Amendment”). Pursuant to the Cogan Amendment, Mr. Cogan is (1) entitled to an annual base salary of $400,000, and (2) in the event of a termination by the Company other than for Cause, will receive $325,000 in severance and full reimbursement of health care expenses pursuant to COBRA upon termination by the Company other than for Cause through twelve months following the expiration date.
John Mastrototaro. The Company entered into an offer letter with John Mastrototaro, the Company’s Chief Operating Officer and Director on similar terms to the agreement entered with Michael Leabman. Pursuant to his offer letter Mr. Mastrototaro (1) received an initial base salary of $300,000, which was adjusted to $315,000 in January 2022 and adjusted to $400,000 in June 2024, (2) is entitled to a target performance bonus equal to 80% of base salary (or any other amount approved by the Board) and (3) was awarded stock options to acquire 9,058 shares of common stock, one fourth of which options vested on the one year anniversary of the grant date, and the balance of which such options vest in 36 equal monthly installments thereafter. Mr. Mastrototaro’s Offer Letter provides for severance in connection with an involuntary termination and the acceleration of his stock options in connection with a Change of Control on identical terms as those described in the description of Mr. Leabman’s offer letter above. On March 16, 2026, the Company entered into an amendment to Mr. Mastrototaro’s Offer Letter (the “Mastrototaro Amendment”). Pursuant to the Mastrototaro Amendment, Mr. Mastrototaro is entitled to (1) an annual base salary of $300,000, and (2) $400,000 in severance in the event that Mr. Mastrototaro is terminated by the Company other than for Cause.
2025 Equity Compensation in Lieu of Cash Salary
Corvex’s named executive officers that remain employed with Corvex are eligible to receive equity awards under the Amended and Restated 2019 Omnibus Incentive Plan (the “2019 Plan”). Awards under the 2019 Plan are intended to align the interests of our named executive officers with those of Corvex’s stockholders and to create a link between executive pay and the long-term performance of the Corvex common stock.
Due to the liquidity challenges facing Corvex in 2025, the Board determined to offer certain employees, including all of the named executive officers, restricted stock unit awards (“RSUs”) as consideration for such employees’ voluntary agreement to forego payments of salary in cash for various periods in fiscal year 2025 (the “NEO Equity Program”). The RSUs granted pursuant to the NEO Equity Program vested in daily installments for each quarter in which they were granted, assuming that there was no separation from service for the employee during the vesting period. Unvested RSUs would be forfeited upon a separation from service resulting from a death, disability, or for cause termination. If the employee was terminated without cause, their RSUs would vest automatically as of the date of the termination.
On November 3, 2025, the Board revised the NEO Equity Program and replaced all previously granted RSUs with discounted option awards. The discounted option awards have an exercise price of $0.92 a share and are exercisable until June 30, 2026 (extended from December 31, 2025).

Additional Discounted Options
In connection with Corvex’s entry into the Prior Merger Agreement, on November 3, 2025, the Board approved the issuance of additional discounted option awards to the Company’s named executive officers. Messrs. Mastrototaro, Leabman, and Cogan received 33,271, 14,938 and 56,357 discounted option awards, respectively. The discounted option awards have an exercise price of $0.92 a share and are exercisable until June 30, 2026 (extended from December 31, 2025).
Potential Payments Upon a Termination or Change in Control
2019 Plan
In the event of a merger or change in control of Corvex, the treatment of each outstanding award granted under the 2019 Plan will be determined by the administrator of the 2019 Plan, including whether each such award will be assumed, accelerated or an equivalent option or right substituted by the successor corporation. The administrator will not be required to treat all awards similarly in the transaction.
Employee Agreements
The employment agreements of Corvex’s executive officers provide for post-employment compensation arrangements. These Corvex employment agreements establish the amount of severance payments and benefits available in the event of a termination of employment by Corvex without “cause” (as such term is defined in the respective agreements).
Pursuant to the Leabman Offer Letter, subject to execution of a release satisfactory to the Company, (1) if Mr. Leabman was terminated by the Company other than for Cause he was entitled to receive cash severance in an amount equal to 12 months of base salary plus a pro-rated amount of his target bonus based on the number of days he was employed during the year of termination and (2) if there occurs a change in control and in the period prior to and in connection with or in anticipation of such change in control and ending on the one-year anniversary of the consummation of such change in control, Mr. Leabman was terminated by the Company other than for Cause, 100% of any options that remain unvested would immediately vest. “Cause” includes, among other items, Mr. Leabman’s conviction of a felony involving fraud, misappropriation, embezzlement or dishonesty in conjunction with his duties to the Company or repeated willful failure to perform his job duties as defined by the Board or uncured material breach of the Leabman Offer Letter or Mr. Leabman’s confidential information and inventions assignment agreement with the Company. On March 18, 2026, Mr. Leabman’s employment with the Company terminated without Cause and he resigned from the Board on March 18, 2026.
Mr. Cogan’s Offer Letter provides the acceleration of Mr. Cogan’s stock options in connection with a Change of Control on identical terms as those described in the description of Mr. Leabman’s offer letter above. Pursuant to the Cogan Amendment, Mr. Cogan is (1) entitled to an annual base salary of $400,000, and (2) in the event of a termination by the Company other than for Cause, will receive $325,000 in severance and full reimbursement of health care expenses pursuant to COBRA upon termination by the Company other than for Cause through twelve months following the termination date.
Mr. Mastrototaro’s Offer Letter provides for the acceleration of his stock options in connection with a Change of Control on identical terms as those described in the description of Mr. Leabman’s offer letter above. Pursuant to the Mastrototaro Amendment, Mr. Mastrototaro is (1) entitled to $300,000 annual base salary and (2) in the event Mr. Mastrototaro is terminated by the Company other than for Cause he is entitled to $400,000 in severance.
Director Compensation
Pursuant to the Company’s non-employee director compensation policy in place during fiscal year 2025, our non-employee directors receive a $50,000 annual cash retainer plus the following additional annual cash fees: Chair of the Board, $25,000, Chair of the Audit Committee, $20,000 and Chair of the Compensation Committee, $10,000. Our non-employee director compensation policy provided that each director were entitled to receive options to purchase 1,000 shares of our common stock at the beginning of each year.
Due to the liquidity challenges facing the Company in 2025, the Board determined to offer all of its non-employee directors RSUs as consideration for such directors’ voluntary agreement to forego payments of cash fees for various periods in fiscal year 2025 (the “Director Equity Program”). The RSUs granted pursuant to the

Director Equity Program vested in full on the grant date. Each vested RSU represents the right to receive one share of the Company’s common stock, with settlement to occur upon the earliest of (i) a change of control, (ii) the director’s separation from service, or (iii) December 31, 2025. Unsettled RSUs would be forfeited upon a separation from service resulting from a death, disability, or for cause termination.
On November 3, 2025, the Board revised the Director Equity Program and replaced all previously granted RSUs with discounted option awards. The discounted option awards have an exercise price of $0.92 a share and are exercisable until June 30, 2026 (extended from December 31, 2025).
On November 3, 2025, the Board approved the issuance of additional discounted option awards to certain of Corvex’s non-employee directors. Mr. Caballero, Mr. Cullinan, and Ms. Fairbairn received 12,222, 21,049, and 49,567 discounted option awards, respectively. The discounted option awards have an exercise price of $0.92 a share and are exercisable until June 30, 2026 (extended from December 31, 2025).
The following table sets forth information with respect to compensation earned by or awarded to each of our independent directors who served on the Board during the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Rubén Caballero	43,124	70,280	113,404
Brian Cullinan	68,998	98,310	167,308
Emily Wang Fairbairn	64,686	188,871	253,557
Shaheen Wirk	43,124	75,833	118,957

(1)
The amounts in this column represent the grant date fair value of RSUs, and the incremental accounting expense associated with the issuance of discounted stock options, granted to each director in lieu of cash board fees on November 3, 2025, as further described above under “Director Compensation.”

(2)
The amounts shown in this column indicate the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see note 11 to our audited financial statements included with our annual report on Form 10-K for the year ended December 31, 2025 filed with the SEC. The following table shows the number of shares subject to outstanding option awards and unvested stock awards held by each non-employee director as of December 31, 2025:

Name	Shares Subject to Outstanding Stock Option Awards (#)	Unvested Shares of Restricted Stock
Rubén Caballero	35,985	—
Brian Cullinan	50,108	—
Emily Wang Fairbairn	77,018	—
Shaheen Wirk	16,744	—

Following the completion of the Merger in March of 2026, we adopted a new director compensation policy that will apply on a go-forward basis (the “Director Compensation Policy”). Under the Director Compensation Policy, each non-employee director will receive the cash and equity compensation for board services described below. The Company will also reimburse non-employee directors for reasonable, customary, and documented travel expenses to board or committee meetings.
Subject to stockholder approval of the 2026 Plan Proposal, on March 19, 2026, our Board approved, and on April 29, 2026, ratified, a one-time grant to Ms. Fairbairn of 135,800 restricted stock units and options to purchase 271,600 shares of common stock in recognition of her significant contribution in structuring and closing the Merger (such award amounts were adjusted from the initial grant amounts of 100,000 restricted stock units and 200,000 stock option awards as a result of the Stock Dividend).
In connection with his nomination to the Board, Patrick Fleury entered into a Board Service Letter with the Company providing for a one-time grant of 100,000 restricted stock units and 200,000 stock option awards (the “Fleury Initial Grant Awards”). The Fleury Initial Grant Awards will vest in three equal annual installments on the anniversary of the grant date and will be issued under the Company’s 2026 Equity Incentive Plan, subject to stockholder approval of the 2026 Plan Proposal at the Annual Meeting. The Company and Mr. Fleury will enter into the Company’s standard form of indemnification agreement for directors.
In connection with his nomination to the Board, Nicholas Donofrio entered into a Board Service Letter with the Company providing for a one-time grant of 50,000 restricted stock units (the “Donofrio Initial Grant Awards”). The Donofrio Initial Grant Awards will vest in three equal annual installments on the anniversary of the grant date and will be issued under the Company’s 2026 Equity Incentive Plan, subject to stockholder approval of the 2026 Plan Proposal at the Annual Meeting. The Company and Mr. Donofrio will enter into the Company’s standard form of indemnification agreement for directors.
Cash Compensation
Under the Director Compensation Policy, each non-employee director of the Company will receive annual cash retainers, payable quarterly in arrears and prorated for partial years of service, and equity awards as set forth below:

Annual Retainer for Board Membership
Annual service on the Corvex Board	$65,000
Additional retainer for annual service as non-executive chairperson or lead independent director	$25,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$25,000
Annual service as member of the audit committee (other than chairperson)	$12,000
Annual service as compensation committee chairperson	$20,000
Annual service as member of the compensation committee (other than chairperson)	$10,000
Annual service as nominating and governance committee chairperson	$18,000
Annual service as member of the nominating and governance committee (other than chairperson)	$7,500

Each non-employee director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the annual fee as a member of the committee while serving as such chair. A non-employee director who serves as the non-executive chair of Board, or if there is no non-executive chair of the Board, the lead independent director, will receive the annual fee as a non-employee director and the additional annual fee as the non-executive chair. All cash payments to outside directors are paid quarterly in arrears on a pro-rated basis.
Equity Compensation
Subject to approval of the 2026 Plan Proposal at the Annual Meeting, non-employee directors will be entitled to receive all types of equity awards other than incentive stock options under the 2026 Plan, including discretionary awards not covered under the Director Compensation Policy. Following the effective date of the Director Compensation Policy, on the first trading day following December 31 of each year, each non-employee director will be granted an award to purchase an aggregate value of $135,000 shares of the Company’s common stock under the 2026 Plan, on a pro-rated basis, with such number subject to equitable adjustment by Board in the event of certain capitalization adjustments (the “Annual Award”). The exercise price per share of such awards shall be the closing price of the Company’s common stock on the grant date. The Annual Award will be scheduled to vest in full on the first anniversary of the date on which the Annual Award is granted, subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.
If a change in control occurs (as defined in the 2026 Plan), each non-employee director will fully vest in his or her outstanding equity awards immediately prior to the change in control, subject to the non-employee director continuing to be a non-employee director through the date of the change in control.
Non-employee directors may also be eligible to receive other compensation and benefits, as may be determined by Board or any committee of the Board designated by the Board with appropriate authority, as applicable, from time to time.
The Board or any committee thereof designated by the Board with appropriate authority, as applicable and in its discretion, may change and revise the terms of the Annual Awards granted under the Director Compensation Policy, including, without limitation, the number of shares subject to each award and type of award.

Equity Compensation Plan Information
The following table presents information on the Company’s equity compensation plans as of December 31, 2025. All outstanding awards relate to our common stock.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options(a)	Weighted-Average Exercise Price of Outstanding Options(b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities in Column (a))
Equity compensation plans approved by security holders	593,637	$21.85	180,436
Equity compensation plans not approved by security holders	3,145	$285.33	14,962
Total	596,782	$23.24	195,398

Compensation Committee Interlocks and Insider Participation
During 2025 and as of the date of this proxy statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.
Policies and Practices Related to the Grant of Certain Equity Awards
We make awards of equity to certain employees, including our named executive officers, contractors, and our non-employee directors. The timing of the grant of stock options and other equity awards occurs independent of the release of any material, non-public information, and we do not time the disclosure of material non-public information for the purpose of affecting the value or exercise price of stock options.

PROPOSAL 2—THE CONVERSION PROPOSAL
Overview
We are requesting stockholders to approve, for purposes of complying with Nasdaq Listing Rule 5635(a) and 5635(b), the issuance of more than 20% of our issued and outstanding common stock in connection with the conversion of shares of Series C Preferred Stock and Series D Preferred Stock issued as consideration in the Merger pursuant to the Merger Agreement.
Reasons for the Proposal
On March 19, 2026, the Company completed the Merger with Corvex OpCo, in accordance with the terms of the Merger Agreement.
Under the terms of the Merger Agreement, at the closing of the Merger, the Company issued an aggregate of 240.562 shares of Series B Preferred Stock to certain Corvex OpCo securityholders, which such shares of Series B Preferred Stock, on an as-converted basis, represented no more than 19.9% of the outstanding shares of the Company’s common stock immediately prior to the Closing. The 240.562 shares of Series B Preferred Stock were automatically converted into an aggregate 240,544 shares of common stock on March 31, 2026, with cash paid in lieu of fractional shares of common stock.
At the closing of the Merger, the following aggregate number of shares of Series C Preferred Stock and Series D Preferred Stock were also issued by the Company to certain Corvex OpCo securityholders under the terms of the Merger Agreement:

	Number of Preferred Stock	Number of Common Stock (as converted)
Series C Preferred Stock	23,551.520	23,551,502
Series D Preferred Stock	30,227.052	30,227,050
Total	53,778.572	53,778,552

Shares of Series D Preferred Stock were issued to each Corvex OpCo securityholder that elected to receive Series D Preferred Stock in lieu of Series C Preferred Stock. The terms of the Series D Preferred Stock include a beneficial ownership limitation pursuant to which the Company is not permitted to effect any conversion of Series D Preferred Stock held by a holder to the extent that after giving effect to such issuance the holder and its affiliates would beneficially own in excess of 4.99% of the outstanding shares of common stock, which may be increased or decreased at the holder’s option to a percentage not in excess of 19.99% upon at least 61 days’ prior notice to the Company.
The Exchanging Stockholders have expressed interest in participating in the Preferred Exchange whereby such Exchanging Stockholders would exchange their shares of Series C Preferred Stock for Series D Preferred Stock before the Annual Meeting. The Company may enter into exchange agreements with the Exchanging Stockholders to accommodate these requests. If any holders of Series C Preferred Stock enter into exchange agreements and receive Series D Preferred Stock pursuant to the Preferred Exchange, it will not increase the aggregate amount of shares of common stock that will be issued as described in the table above. However, if each of the currently identified Exchanging Stockholders exchange all of their outstanding Series C Preferred Stock for Series D Preferred Stock in the contemplated Preferred Exchange, then the outstanding Series C Preferred Stock and Series D Preferred Stock as of the date of the Annual Meeting would be as follows:

	Number of Preferred Stock	Number of Common Stock (as converted)
Series C Preferred Stock	20,145.874	20,145,859
Series D Preferred Stock	33,632.698	33,632,692
Total	53,778.572	53,778,552

Upon approval by the stockholders of this Conversion Proposal, without giving effect to the Preferred Exchange, (i) 23,551.5195 shares of Series C Preferred Stock will automatically convert into 23,551,502 shares of common stock with cash paid in lieu of fractional shares of common stock and (ii) 30,227.0524 shares of Series D

Preferred Stock will be convertible into 30,227,050 shares of common stock at the option of the holder with cash paid in lieu of fractional shares of common stock. Giving effect to the Preferred Exchange, (i) 20,145.874 shares of Series C Preferred Stock will automatically convert into 20,145,859 shares of common stock with cash paid in lieu of fractional shares of common stock and (ii) 33,632.6975 shares of Series D Preferred Stock will be convertible into 33,632,692 shares of common stock at the option of the holder with cash paid in lieu of fractional shares of common stock.
Our common stock is listed on the Nasdaq Capital Market, and, as such, we are subject to Nasdaq Listing Rule 5635(a), which requires stockholder approval in connection with the acquisition of another company in order for us to issue more than 20% of our common stock at the time of the transaction. We are also subject to Nasdaq Listing Rule 5635(b), which requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), it has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, in excess of 20% of the issued and outstanding shares of common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
The conversion of outstanding Series C Preferred Stock and Series D Preferred Stock, together with shares of common stock issued in connection with the conversion of the Series B Preferred stock on March 31, 2026 and the issuance of the common stock underlying the Corvex OpCo options and RSUs as described in the Option Proposal, are aggregated under applicable Nasdaq Listing Rules to result in over 20% of the Company’s outstanding shares of common stock at the time of the Merger. Thus, in order to permit the issuance of common stock upon conversion of the Series C Preferred Stock and Series D Preferred Stock, we must obtain stockholder approval of this issuance.
Holders of record of shares of our common stock (other than the shares of common stock issued upon conversion of the Series B Preferred Stock) and Series A Preferred Stock as of the close of business on the record date will be entitled to vote on this Conversion Proposal, subject to certain beneficial ownership limitations set forth in the certificate of designations for the Series A Preferred Stock. Pursuant to Nasdaq Listing Rule 5635, the shares of common stock issued upon the conversion of the Series B Preferred Stock are not entitled to vote on this Conversion Proposal. Our Series C Preferred Stock and Series D Preferred Stock do not have any voting rights and are not entitled to notice of or to vote at the Annual Meeting. In connection with the Merger, certain directors, officers and stockholders of the Company, solely in their capacity as stockholders of the Company, entered into support agreements that include covenants as to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement, including this Conversion Proposal.

DESCRIPTION OF THE TRANSACTIONS
On March 19, 2026, the Company acquired Corvex OpCo in accordance with the terms of the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into Corvex OpCo, pursuant to which Corvex OpCo was the surviving corporation and became a wholly owned subsidiary of the Company. The Merger Agreement amended and restated in its entirety the Prior Merger Agreement. Following the Merger, the Company was renamed Corvex, Inc., effective March 23, 2026.
Corvex OpCo was founded in 2024 and commercially launched in February 2025. As a certified cloud partner of a leading GPU original equipment manufacturer, Corvex OpCo’s current and planned suite of GPU-as-a-Service (“GPUaaS”) and AI-as-a-Service (“AIaaS”) capabilities have been instrumental in its revenue growth and expanding sales pipeline. With GPUaaS and AIaaS markets anticipated to scale to more than $130 billion by 2030, we believe Corvex OpCo’s Amplified AI Cloud™ platform is well-positioned to capture market share. Corvex OpCo is developing capabilities that are designed to improve the security as well as cost of AI computing, which it believes will provide competitive advantages relative to traditional hyperscalers and neocloud companies. Corvex OpCo’s sales pipeline exceeds more than $250 million in total contract value, with select opportunities involving more than 10,000 GPUs and multi-year offtake agreements. In order to support potential pipeline conversions featuring the latest generation of GPU hardware with 2026 delivery targets, Corvex OpCo intends to add additional data center capacity.
Acquisition of Corvex OpCo
The Merger was structured as a stock-for-stock transaction pursuant to which all of Corvex OpCo’s outstanding equity interests were exchanged based on a fixed exchange ratio for consideration as a combination of (i) 240.562 shares of Series B Preferred Stock, which such shares of Series B Preferred Stock, on an as-converted basis, represented no more than 19.9% of the outstanding shares of the Company’s common stock immediately prior to the Closing, (ii) 23,551.5195 shares of Series C Preferred Stock and (iii) 30,227.0524 shares of Series D Preferred Stock. The Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were each newly designated series of preferred stock. The rights of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are set forth in the Certificate of Designation of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”), the Certificate of Designation of Series C Convertible Preferred Stock (the “Series C Certificate of Designation”) and the Certificate of Designation of Series D Convertible Preferred Stock (the “Series D Certificate of Designation”), respectively, that we filed with the Secretary of State of the State of Delaware. Please see “Description of Series C Preferred Stock” and “Description of Series D Preferred Stock” below for a complete description of the Series C Certificate of Designation and Series D Certificate of Designation, respectively. The Merger was approved by the Board of Directors of the Company and the board of directors and stockholders of Corvex OpCo.
Each share of Series B Preferred Stock automatically converted into 1,000 shares of common stock on March 31, 2026, which was one day following the March 30, 2026 record date of the stock dividend payable to holders of the Company’s common stock and Series A Preferred Stock pursuant to the Merger Agreement. Subject to and contingent upon the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at a meeting of stockholders of Company to approve the issuance of shares of common stock to the former securityholders of Corvex OpCo upon conversion, (1) each share of Series C Preferred Stock will automatically convert into 1,000 shares of common stock and (2) each share of Series D Preferred Stock will be convertible into 1,000 shares of common stock.
Pursuant to the Merger Agreement, the Company declared the Stock Dividend. The Stock Dividend was issuable to common stock holders of record at the close of business on March 30, 2026 and was distributed and allocated on April 6, 2026.
Support Agreements
In connection with the execution of the Prior Merger Agreement, the directors, officers and certain stockholders of the Company (solely in their capacity as stockholders) entered into the Support Agreements, which remain in place. Additionally, in connection with the Merger, the holders of all the outstanding shares of Series A Preferred Stock of the Company have entered into Support Agreements on substantially the same terms as the Support Agreements entered in connection with the Prior Merger Agreement. The Support Agreements provide certain restrictions on the transfer of shares of the Company held by the signatories thereto and obligate the signatories thereto to vote their shares in favor of the Conversion Proposal, the Option Proposal, the 2026 Plan Proposal, the ESPP Proposal and the Adjournment Proposal, and to vote against any actions that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger or the other transactions contemplated by the Merger Agreement.
Lock-Up Agreements
In connection with the execution of the Merger Agreement, the directors, officers and certain stockholders of the Company and the directors, officers and substantially all stockholders of Corvex OpCo entered into the Lock-Up Agreements pursuant to which, and subject to specified exceptions, they have agreed not to transfer their shares of common stock until 180 days following the closing of the Merger, or September 15, 2026.
Interests of Directors and Officers in the Merger
Interests of the Company’s Directors and Officers in the Merger
In considering the recommendation of the Board that you vote in favor of the proposals outlined herein, you should be aware that in addition to their interests as Company stockholders, the directors and executive officers of the Company had interests in the Merger that were different from, or in addition to, those of other Company stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger. See the section entitled “The Company’s Reasons for the Transaction” of this Proxy Statement. Company stockholders should take these interests into account in deciding whether to vote in favor of the proposals outlined herein. These interests are described in more detail below. As discussed above, the Merger has already been completed, and the approval of Company stockholders is not required for the Merger. The Company is not seeking stockholder approval of, and you are not being asked to vote on, the Merger. The employment agreements of the Company’s executive officers provide for post-employment compensation arrangements. These Company employment agreements establish the amount of severance payments and benefits available in the event of a termination of employment by the Company without “cause” (as such term is defined in the respective agreements).
The employment agreements of the Company’s executive officers provide for post-employment compensation arrangements. These Company employment agreements establish the amount of severance payments and benefits available in the event of a termination of employment by the Company without “cause” (as such term is defined in the respective agreements). See the section entitled “Employment Agreements and Change of Control Arrangements-Employment Agreements” above.
In connection with the Corvex OpCo SAFE financing, on October 24, 2025 and November 5, 2025, Moira Partners, LLC (“Moira Partners”), a limited liability company managed by Emily Wang Fairbairn, the chair of the Board, entered into agreements with Corvex OpCo pursuant to which Corvex OpCo issued rights to an aggregate of $9.9 million of shares of Corvex OpCo common stock to Moira Partners. Pursuant to the terms of the SAFE, Moira Partners received shares of Corvex OpCo common stock immediately prior to the closing of the Merger. The number of shares of Corvex OpCo common stock issued under the SAFE was calculated by dividing the $9.9 million investment amount by a price per share calculated by dividing $225 million by the sum of all outstanding shares of Corvex OpCo capital stock, including options and convertible securities.
Additionally, pursuant to the terms of the Merger Agreement, Emily Fairbairn, Brian Cullinan and Ruben Caballero, who were directors of the Company pre-closing of the Merger have continued as directors of the Company after the closing of the Merger and are eligible for certain non-employee director compensation.
As of April 28, 2026, Company directors, executive officers and their affiliates owned approximately 17.6% of the outstanding shares of common stock entitled to vote at the Annual Meeting (such shares representing approximately 16.7% of the voting power of the outstanding common stock and Series A Preferred Stock, voting together as a single class, and, with respect to the Series A Preferred Stock, on an as-converted basis on April 28, 2026). All directors, officers and certain stockholders of the Company entered into the Support Agreements in connection with the Merger, which obligate such signatories to vote all shares of common stock owned by them as of the record date in favor of the Conversion Proposal, the Option Proposal, the adoption of the 2026 Plan and ESPP, and any adjournment of the Annual Meeting. The Support Agreements are discussed in detail in the section titled “Support Agreements” above.
The Board was aware of these interests and considered them, among other matters, in the decision to approve the Merger Agreement.

Interests of the Corvex OpCo Directors and Officers and Others in the Merger
Company stockholders should be aware that certain members of the Corvex OpCo Board and executive officers of Corvex OpCo had interests in the Merger that were different from, or in addition to, interests of the Corvex OpCo stockholders. For example, some of Corvex OpCo’s directors and executive officers became directors and executive officers of the Company upon the Closing of the Merger.
Specifically, Seth Demsey, Co-Chief Executive Officer and Co-Founder of Corvex OpCo, was appointed as a director of the Company, and Jay Crystal, Co-Chief Executive Officer and Co-Founder of Corvex OpCo, was appointed as Chief Executive Officer of the Company, in each case upon the Closing of the Merger.
Certain Corvex OpCo directors and executive officers and their affiliates held shares of Corvex OpCo common stock, stock options and warrants to purchase shares of common stock. As of January 6, 2026, all directors and executive officers of Corvex OpCo, together with their affiliates, owned (i) 46.7% of the outstanding shares of Corvex OpCo common stock (on an as-converted to common stock basis) (ii) no stock options and (iii) warrants to purchase an aggregate of 1,632,000 shares of Corvex OpCo common stock (on an as-converted to common stock basis), representing 6.9% of the fully diluted capitalization of Corvex OpCo at an exercise price of $4.90 per share, subject to customary adjustments.
The Corvex OpCo Board was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement.
Accounting Treatment
The Merger has been accounted for as a business combination, using the acquisition method of accounting under U.S. GAAP, where the Company is considered to be the accounting acquirer and Corvex OpCo is the accounting acquiree. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated under the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Corvex OpCo meets the definition of a variable interest entity, and the Company, which is the sole shareholder of Corvex OpCo, has been determined to be the primary beneficiary. Under the acquisition method of accounting, the assets and liabilities of Corvex OpCo are recorded at their estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, is recognized as goodwill. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma condensed combined financial information and the combined company’s future results of operations and financial position. See the “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus for additional information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The amounts in this unaudited pro forma condensed combination financial information are presented in thousands of U.S. dollars except share and per share amounts.
Introductory Note
On March 19, 2026, the Company acquired Corvex OpCo, in accordance with the terms of the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into Corvex OpCo, pursuant to which Corvex OpCo was the surviving corporation and became a wholly owned subsidiary of the Company. The Merger Agreement amended and restated in its entirety the Prior Merger Agreement. Following the Merger, the Company was renamed Corvex, Inc., effective March 23, 2026.
Pursuant to the Merger Agreement, the Company issued to the prior securityholders of Corvex OpCo (i) 240.562 shares of Series B Preferred Stock, which on an as-converted basis represented no more than 19.9% of the Company’s outstanding Common Stock immediately prior to the Merger, (ii) 23,551.5195 shares of Series C Preferred Stock and (iii) 30,227.0524 shares of Series D Preferred Stock. Each share of Series B Preferred Stock automatically converted into 1,000 shares of Common Stock on March 31, 2026. Subject to stockholders approving such conversion, (1) each share of Series C Preferred Stock will automatically convert into 1,000 shares of Common Stock and (2) each share of Series D Preferred Stock will be convertible into 1,000 shares of Common Stock.
In connection with the Merger Agreement, the Company declared a stock dividend of 0.358 shares of Common Stock for every share outstanding at the close of business on March 30, 2026. The Stock Dividend is being accounted for as a 1.358-for-1 stock split of its outstanding shares of Common Stock pursuant to ASC 505-20-25-1 through 6. The Stock Dividend was distributed on approximately April 6, 2026. The additional shares of Common Stock that would have been issuable to the holders of record of Series A Preferred Stock, Warrants, and vested and outstanding stock options and RSUs, if they had converted or exercised such securities into Common Stock on the record date of the dividend, will become issuable upon the conversion or exercise of such securities. Shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and all assumed Corvex OpCo equity awards were not eligible to receive the Stock Dividend.
Collectively, the Series B, Series C and Series D Preferred Stock are referred to collectively as “Payment Shares” on that basis that each share has been converted or will be converted or convertible into Common Stock and each Payment Share, on an as converted basis, represents 1,000 shares of the combined company, which is the basis for the determination of the estimated purchase price.
Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
In the unaudited pro forma condensed combined financial information, the Merger has been accounted for as a business combination, using the acquisition method of accounting under U.S. GAAP, where the Company is considered to be the accounting acquirer and Corvex OpCo is the accounting acquiree.
As described in Note 3—Acquisition in the Condensed Consolidated Financial Statements of Corvex, Inc. as of and for the three months ended March 31, 2026, the Company accounted for the Merger using the acquisition method of accounting. The estimated consideration transferred (“Purchase Price”) of $581,911 consists of Payment Shares issued and replacement awards related to the pre-combination portion of Corvex OpCo that were replaced by the Company stock options and restricted stock units. The excess of the purchase price over the estimated fair value of the identifiable net assets acquired has been recorded as goodwill of $518,263. Identifiable intangible assets recognized include customer relationships of $5,190 and trade names of $10,210.
The Company allocated the purchase price to tangible and identified intangible assets acquired and liabilities assumed based on their preliminary estimated fair values, which were determined using generally accepted valuation techniques based on estimates and assumptions made by management at the time of acquisition. These estimates and assumptions are believed to be reasonable, but they are inherently uncertain and may be subject to material change as additional information becomes available during the respective measurement period, which will not exceed 12 months from applicable acquisition date. The primary areas that are preliminary relate to the valuation of the

Payment Shares transferred, the fair values of goodwill, intangible assets, certain tangible assets and liabilities, and income taxes, and the determination of the useful lives of intangible assets.
The unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2026 and for the year ended December 31, 2025 gives effect to the Merger as if it occurred on January 1, 2025 and combines the condensed consolidated historical results of Corvex for the three months ended March 31, 2026 and for the year ended December 31, 2025 with the historical results of Corvex OpCo for the period through March 19, 2026 and for the year ended December 31, 2025.
A pro forma condensed combined balance sheet has not been presented because the Merger, which was consummated on March 19, 2026, is already reflected in the historical condensed consolidated balance sheet of Corvex, Inc. as of March 31, 2026 included in the Company’s 10-Q for the three months ended March 31, 2026.
The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and year ended December 31, 2025 (the “Pro Forma Financials”) have been derived from the following sources:
•
The Company’s condensed consolidated financial statements, accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its interim report on Form 10-Q for the three months ended and as of March, 31, 2026, as filed with the SEC on May 19, 2026.

•
The Company’s historical consolidated financial statements, accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its annual report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 31, 2026.

•	The historical audited financial statements of Corvex OpCo as of and for the year ended December 31, 2025, as filed with the SEC as Exhibit 99.3 to the Company’s Form 8-K filed on April 30, 2026; and
•
The Amended and Restated Agreement and Plan of Merger, dated March 19, 2026, by and among Corvex, Corvex OpCo, and Merger Sub, as filed with the SEC as Exhibit 2.1 to the Company’s Form 8-K filed on March 19, 2026.

For purposes of the unaudited pro forma condensed combined financial information, “Total Transaction Accounting Adjustments” consist of adjustments related to the Merger (the “Transaction Accounting Adjustments: Merger”). The unaudited pro forma condensed combined financial information for the year ended December 31, 2025 has been presented consistent with the pro forma financial information previously disclosed in the Company’s Exhibit 99.3 on Form 8-K filed on May 1, 2026. Such presentation has been updated solely to update the classification of certain items in the pro forma condensed combined statements of operations to conform to the Company’s presentation and does not reflect any changes to the underlying transaction accounting adjustments previously reported.
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of the Company and Corvex OpCo after giving effect to the Merger described in the accompanying notes. Subsequent to the Merger, the Company and Corvex OpCo are referred to herein as the “combined company.”
This unaudited pro forma condensed combined financial information, including the notes thereto, is for informational purposes only and does not purport to indicate the financial conditions or results that would have been obtained had the Merger actually been completed on the assumed date or for the periods presented, nor what may be realized or expected in the future. The Total Transaction Accounting Adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined statements of operations and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined statements of operations do not include any management adjustments related to the realization of any costs (or cost savings) from operating efficiencies or synergies. The unaudited condensed combined pro forma statements of operations are subject to certain risks and uncertainties that could cause actual results to differ materially from those illustrated. See “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2026
(in thousands, except share and per share data)

	Historical		Total Pro Forma Adjustments
	Corvex, Inc.	Corvex Legacy Holdings, Inc.	Transaction Accounting Adjustments: Merger	Note 3	Pro Forma Combined
Revenue	$510	$3,143	$—		$3,653
COSTS AND EXPENSES:
Cost of revenue (exclusive of depreciation and amortization)	512	1,089	592	(b), (c)	2,193
Depreciation and amortization	326	1,671	272	(a)	2,269
Technology and infrastructure	822	274	946	(c), (d)	2,042
Sales and marketing	304	278	263	(c)	845
General and administrative	3,393	1,965	6,316	(b), (c), (d)	11,674
Total costs and expenses	5,357	5,277	8,389		19,023
Loss from operations	(4,847)	(2,134)	(8,389)		(15,370)
Other income (expense), net:
Interest expense (related party)	(178)	—	—		(178)
Interest and other income, net	20	(462)	57	(b)	(385)
Other income (expense), net	(158)	(462)	57		(563)
Net loss and total comprehensive loss	$(5,005)	$(2,596)	$(8,332)		$(15,933)
Net loss per share, basic and diluted	$(3.13)		$(4.08)		$(7.81)
Weighted average shares used in computing net loss per share, basic and diluted	1,628,515		2,039,726		2,039,726

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
(in thousands, except share data)

	Historical		Total Pro Forma Adjustments
	Corvex, Inc.	Corvex Legacy Holdings, Inc.	Reclassification Adjustments	Note 4	Transaction Accounting Adjustments: Merger	Note 4	Total Pro Forma Adjustments	Pro Forma Combined
Revenue	$433	$7,102	$—		$—		$—	$7,535
COSTS AND EXPENSES:
Cost of revenue (exclusive of depreciation and amortization)	2,273	2,851	—		2,744	(e), (i)	2,744	7,868
Depreciation and amortization	—	4,392	149	(a)	1,061	(b)	1,210	5,602
Technology and infrastructure	—	1,342	5,667	(a)	4,357	(e), (f)	10,024	11,366
Research and development	5,740	—	(5,740)	(a)	—		(5,740)	—
Sales and marketing	—	1,186	1,410	(a)	1,213	(e)	2,623	3,809
General and administrative	—	7,099	6,437	(a)	30,864	(e), (f), (g), (h), (i)	37,301	44,400
Sales, general and administrative	7,923	—	(7,923)	(a)	—		(7,923)	—
Total costs and expenses	15,936	16,870	—		40,239		40,239	73,045
	—
Loss from operations	(15,503)	(9,768)	—		(40,239)		(40,239)	(65,510)
Other income (expense), net:
Interest expense (related party)	(2,965)	—	—		—		—	(2,965)
Loss (gain) change in warrant liability fair value	—	(9,575)	—		9,575	(c)	9,575	—
Loss (Gain) in fair value of SAFE liability	—	9,856			(9,856)	(d)	(9,856)	—
Interest and other income, net	183	30	—		(77)	(i)	(77)	136
Other income (expense), net	(2,782)	311	—		(358)		(358)	(2,829)
Income tax benefits (expense)	—	(60)	—		—		—	(60)
Net loss and total comprehensive loss	$(18,285)	$(9,517)	$—		$(40,597)		$(40,597)	$(68,399)
Net loss per share, basic and diluted	$(21.79)				$(19.90)		$(19.90)	$(33.53)
Weighted average shares used in computing net loss per share, basic and diluted	840,720				2,039,726		2,039,726	2,039,726

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1- Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2026 and for year ended December 31, 2025, gives effect to the Merger as if it took place on January 1, 2025 and combines the condensed consolidated historical results of Corvex for the three months ended March 31, 2026 and for the year ended December 31, 2025 with the historical results of Corvex OpCo for the period through March 19, 2026 and for the year ended December 31, 2025.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The Company accounts for the Merger as a business combination using the acquisition method of accounting under ASC 805. The Company is deemed the accounting acquirer and Corvex OpCo is treated as the accounting acquiree. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated under the variable interest or voting interest model pursuant to ASC 810. If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Corvex OpCo was determined to be a variable interest entity (“VIE”) as its equity at risk is not sufficient to finance its activities without ongoing subordinated financial support. Upon the Closing, the Company obtained a 100% equity interest in Corvex OpCo, which represents a variable interest as it absorbs expected losses and is entitled to residual returns, the Company also has the power to direct the activities that most significantly impact Corvex OpCo’s economic performance and is therefore the primary beneficiary of the VIE.
The application of acquisition accounting to Corvex OpCo is dependent upon other factors such as the share price of the Company as well as certain valuations that have yet to progress to a stage where there is sufficient information for a definitive measurement. These valuations include the determination of the GAAP purchase consideration for the convertible Series B, Series C and Series D Preferred Stock issued to former Corvex OpCo equityholders, the valuation of intangible assets, the valuation of property and equipment and the allocation of the GAAP purchase consideration among the acquired assets and liabilities assumed.
Following the closing of the Merger, the combined company is in the process of completing the valuations and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing of the Merger. The assets and liabilities of Corvex OpCo and other pro forma adjustments have been measured based on various preliminary estimates using assumptions the Company believes are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting could be significant, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.
The unaudited pro forma condensed combined financial information does not include the impact of any cost or other operating synergies that may result from the Merger.
To the extent there are significant changes to the business of the combined company following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial information could change significantly. Accordingly, the pro forma adjustments are subject to change as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes, including the estimates of fair value of Corvex OpCo’s assets and liabilities.
The Exchange
At the Closing date, Corvex OpCo was capitalized through the issuance of common stock and Series Seed Preferred Stock. Additionally, Corvex OpCo had issued to investors Series Seed Preferred Warrants (“Corvex Warrants”) and simple agreements for future equity (“SAFEs”), which were convertible into shares of Corvex OpCo’s common stock, $0.00001 par value (“Corvex OpCo Common Stock”). Immediately prior to the closing, all existing Corvex OpCo warrants were converted into shares of Corvex OpCo Series Seed Preferred Stock, based on the net exercise provisions of such warrants. All outstanding SAFEs were converted into Series Seed Preferred Stock, on the basis of the conversion terms provided in each SAFE agreement. The equity of Corvex OpCo, including the conversions noted above, is referred to as Corvex OpCo Capital Stock.

Pursuant to the terms of the Merger Agreement, the merger consideration to be paid by the Company for all of the issued and outstanding shares of Corvex OpCo Capital Stock immediately prior to the closing of the Merger (the “Closing”) is equal to the following:
(a)	240.5620 shares of Movano Series B Preferred Stock which were converted into 240,544 shares of Common Stock on March 31, 2026, with cash paid in lieu of fractional shares of Common Stock.
(b)
23,551.5195 shares of Series C Preferred Stock, which are convertible into approximately 23,551,502 shares of Common Stock, subject to stockholder approval at the Company’s 2026 Annual Meeting of Stockholders.

(c)
30,227.0524 shares of Series D Preferred Stock which shares shall be convertible into approximately 30,227,050 shares of Common Stock, subject to stockholder approval at the Company’s 2026 Annual Meeting of Stockholders.

Under the terms of the Merger Agreement, at the closing of the Merger, the Company assumed RSUs representing 6,108,470 shares of Common Stock on a post-Exchange Ratio and options to purchase 8,755,418 shares of Common Stock issued by Corvex OpCo on a post-Exchange Ratio, under the Corvex, Inc. 2024 Equity Incentive Plan that were outstanding and unexercised immediately prior to the closing of the Merger.
Each option to purchase shares of Corvex OpCo outstanding and unexercised immediately prior to the Closing (each a “Corvex OpCo Option”), whether vested or unvested, was converted into an option to purchase Common Stock, and each restricted stock unit (“RSU”) issued by Corvex OpCo outstanding immediately prior to the Closing (each a “Corvex OpCo RSU” and together with the Corvex OpCo Options, the “Corvex OpCo Equity Awards”) was converted into an RSU representing a right to receive Common Stock. The Corvex OpCo Equity Awards were assumed in accordance with their original terms and no changes to vesting conditions occurred as a result of the Merger. The number of shares underlying the Corvex OpCo Equity Awards following their assumption by the Company was determined based on the number of shares of Corvex Common Stock subject to each award immediately prior to the Closing, multiplied by the Exchange Ratio, as defined in the Merger Agreement. Any restriction on the exercise of an assumed Corvex OpCo Option remained in full force and effect, and the term, exercisability, vesting schedule and other provisions of each assumed Corvex OpCo Option otherwise remain unchanged.
The Exchange Ratio of 2.2255 was determined by dividing the aggregate shares of Common Stock to be issued to former Corvex OpCo equityholders pursuant to the Merger Agreement by the number of outstanding shares of Corvex OpCo Common Stock following the conversion of all SAFEs, warrants, and Corvex OpCo shares of preferred stock. Each share of Corvex OpCo Common Stock was converted into 2.2255 shares of Common Stock.
Refer to Note 3—Acquisition in the condensed consolidated financial statements of Corvex, Inc as of and for the three months ended March 31, 2026, for the calculation of estimated merger consideration, preliminary purchase price allocation and replacement awards.
Note 2- Net Loss Per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2025. As the Merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger has been outstanding for the entire period presented.
The computation of the pro forma basic and diluted net loss per share attributable to common stockholders during the three months ended March 31, 2026 and the year ended December 31, 2025 is as follows (in thousands, except share data):

	Three Months Ended March 31, 2026	Year Ended December 31, 2025
Numerator:
Net loss attributed to common stockholders	$(15,933)	$(68,399)
Denominator
Weighted average shares used in computing net loss per share, basic and diluted	2,039,726	2,039,726
Net loss per share, basic and diluted	(7.81)	(33.53)

Refer to Note 13- Net Loss Per Share of the Condensed Consolidated Financial Statements of Corvex, Inc. as of and for the three months ended March 31, 2026, for the potential shares of common stock that were excluded from the computation of diluted net loss per share for the three months ended March 31, 2026.
Note 3 – Merger and Reclassification Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for three months ended March 31, 2026
(a)	Reflects the estimated incremental amortization expense of $272 resulting from the Merger.
Amortization expense related to the acquired finite-lived intangible assets has been calculated based on preliminary estimated fair values and estimated useful lives of 7 years for customer relationships and 20 years for trade names.
The amount of amortization expense will ultimately be based on the periods in which the associated economic benefits are expected to be derived and the pattern of benefit for each intangible asset, and therefore, the preliminary amount reported may differ significantly between periods based upon the final values assigned to amortization methodology used for each asset.
A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of $27 to the amortization expense amounts as presented in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026.
(b)	Reflects decrease of lease expense in cost of revenue of $39, sales, general and administrative of $10 and interest expense of $57.
(c)	Reflects stock options post-combination expense of $631 to cost of revenue, $769 to technology and infrastructure, $263 to sales and marketing, and $2,955 to general and administrative.
(d)	Reflects restricted stock units post-combination expense of $177 in technology and infrastructure and $3,371 in general and administrative.
Note 4 – Merger and Reclassification Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2025
(a)
Represents the reclassification of sales, general and administrative expenses into sales and marketing and general and administrative expenses; the reclassification of research and development into technology and infrastructure; and the reclassification of historical Movano depreciation expense from research and development and sales, general and administrative expenses into depreciation expense.

(b)	Reflects the estimated incremental amortization expense of $1,061 resulting from the Merger.
A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of $106 to the amortization expense amounts as presented in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025.
(c)
Elimination of change in fair value of warrant liability as the Corvex Preferred Stock Warrants converted into shares of Corvex common stock and subsequently into Payment Shares, at the Exchange Ratio on the merger date.

(d)
Elimination of change in fair value of SAFE liability as the SAFEs automatically converted into shares of Corvex common stock and subsequently into Payment Shares, at the Exchange Ratio on the merger date.

(e)	Reflects stock options post-combination expense of $2,823 to cost of revenue, $3,540 to technology and infrastructure, $1,213 to sales and marketing, and $13,559 to general and administrative.
(f)	Reflects restricted stock units post-combination expense of $817 in technology and infrastructure and $15,526 in general and administrative.
(g)	Reflects estimated incremental transaction-related costs of approximately $719 incurred by the Company after December 31, 2025.
(h)	Reflects the accrual of severance payments pursuant to pre-existing employment agreements of $1,125.
(i)	Reflects decrease of lease expense in cost of revenue of $79, sales, general and administrative of $65 and interest expense of $77.

BACKGROUND AND REASONS FOR THE TRANSACTIONS
Background of the Transaction
Following completion of a $24.2 million common stock and warrants financing in April 2024, which included an investment from a tier-one multi-billion dollar medical device company (the “Strategic Partner”), the Company focused primarily on obtaining FDA approval for its EvieMED Ring, which was expected to enable Movano to pursue significant commercial opportunities in the business-to-business channel, and leveraging success in these efforts to secure additional needed capital.
In August 2024, the Company engaged JonesTrading as its financial advisor for a potential capital raise with new institutional investors. The Company received FDA approval for the EvieMED Ring in November 2024 and worked with JonesTrading to leverage this achievement to secure a capital raise with institutional investors from late December 2024 through early 2025. However, due to the Strategic Partner making an investment in a competitor and declining to provide any further funding to the Company and a poor environment in the capital markets, in general, the Company had not been able to complete an institutional round of financing by the early part of March 2025. In March 2025, Movano engaged Lake Street Capital Markets along with JonesTrading to pursue a public offering of equity securities and on March 17, 2025, the Company confidentially submitted to the SEC draft registration statement on Form S-1 for a potential public offering of its common stock. By late March 2025, the Company determined these efforts were not going to succeed and terminated these engagements.
In March 2025, the Company engaged The Benchmark Company LLC as placement agent for a potential secured convertible note financing and began discussions with Movano’s largest investor Peter Appel (“Party A”), with regard to terms.
On March 31, 2025, the Company had $4.4 million in cash and cash equivalents, $2.5 million in accounts payable and $7.8 million of total assets. On April 2, 2025, to conserve cash the Company initiated a reduction in force covering a total of 12 employees.
During March and April 2025 the Company continued discussions with Party A and The Benchmark Company with respect to terms of the potential secured convertible note financing. By late April 2025, the Board determined to abandon the potential financing due to the short-term nature of the proposed financing and the significant dilution that it would have represented to existing stockholders.
In April 2025, the Company initiated a confidential process to explore strategic alternatives including a sale, merger or similar transaction to maximize stockholder value and had initial discussions regarding a potential transaction with multiple parties including the Strategic Partner.
During April and May 2025, the Strategic Partner conducted significant due diligence before ultimately declining to submit a proposal.
To conserve cash, in early May 2025, a total of eight employees of the Company, including the entire executive management team, and all non-employee directors volunteered to accept restricted stock units in lieu of their salaries and any other cash compensation for the periods from May 1, 2025 to June 30, 2025 and from October 1, 2024 and June 30, 2025, respectively.
On May 14, 2025, the Company engaged Aquilo Partners as its advisor for a potential sale or other strategic transaction.
On May 15, 2025, the Company filed a Current Report on Form 8-K to report that it had initiated a process to explore strategic alternatives, including a sale, merger or similar transaction to maximize stockholder value and that it had engaged Aquilo Partners as its financial advisor and K&L Gates as its legal counsel.
From May 14, 2025 through June 4, 2025, Aquilo Partners contacted a total of 47 potential strategic acquirers. Of these parties, 12 signed new non-disclosure agreements and conducted some level of due diligence and eight took meetings. All such parties received non-confidential information pursuant to the new non-disclosure agreements or pre-existing non-disclosure agreements with the Company.

Beginning in late-May 2025, the Company also began exploring potential digital asset treasury (“DAT”) and reverse merger transactions. As part of this process, from late-May 2025 through September 2025, the Company entered into non-exclusive engagement letters with a total of five different investment banks, including Chardan and had meetings with five potential DAT counterparties and two potential reverse merger counterparties, including Corvex OpCo.
On May 29, 2025, the Company received a non-binding offer from Party B, a privately held healthcare technology company, to acquire the Company for upfront cash consideration of $4.0 million and potential additional cash consideration totaling $5.0 million based on achievement of certain milestones (which offer represented upfront consideration per share equal to approximately $4.00 and maximum potential additional contingent consideration per share of approximately $5.00). In this proposal, Party B offered to make a $500,000 secured bridge loan to the Company.
On June 4, 2025, the Board held a meeting at which representatives of Aquilo Partners and K&L Gates were present. The Board discussed, among other things, the status of strategic and financing discussions to date, how the Company should respond to the initial proposal received from Party B, as well as the Company’s cash runway, and a potential wind-down of business operations if the Company were unable to identify a strategic transaction.
In response to a counter proposal from the Company, on June 13, 2025, Party B submitted a revised non-binding offer to acquire the Company for upfront cash consideration of $5.0 million and potential additional cash consideration totaling $16.0 million based on achievement of certain product development and regulatory milestones (which offer represented upfront consideration per share equal to approximately $5.00 and maximum potential additional contingent consideration per share of approximately $16.00). In this proposal, Party B also offered to make a $500,000 secured bridge loan to the Company.
On June 18, 2025, the Board held a meeting at which representatives of Aquilo Partners and K&L Gates were present. The Board discussed, among other things, the status of strategic and financing discussions to date, how the Company should respond to the revised proposal received from Party B, as well as the potential to create value for stockholders via a non-conventional transaction like a reverse merger or DAT transaction. Management also reported on the Company’s cash position and near-term cash flow forecast. The Board directed management to continue to pursue a potential sale transaction with Party B as well as other strategic transactions, including non-conventional transactions such as a reverse merger or DAT transaction.
During June 2025, Aquilo Partners continued its efforts to secure a potential sale or other strategic transaction, but by July 2025, the only party that continued to have interest in a potential acquisition was Party B.
On June 30, 2025, the Company had $2.1 million in cash and cash equivalents, $2.8 million in accounts payable and $5.7 million of total assets.
To conserve cash, in early July 2025, a total of eight employees of the Company, including the entire executive management team, and all non-employee directors volunteered to accept restricted stock units in lieu of cash compensation for the period from July 1, 2025 to September 30, 2025.
On July 7, 2025, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that because the closing bid price for the Company’s common stock has fallen below $1.00 per share for 30 consecutive trading days, it was no longer in compliance with the $1.00 Minimum Bid Price Requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market, and because it had not yet filed its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, it was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Filing Requirement”), which requires Nasdaq-listed companies to timely file all periodic financial reports. The Notice stated that the Company’s securities would be suspended from trading and delisted, unless it requested an appeal of such determination (the “Delisting Determination”) to Nasdaq’s Hearings Panel (the “Panel”) by July 14, 2025. The Company timely submitted a request for an appeal of such determination.
In response to a counter proposal from the Company, on July 14, 2025, Party B submitted a revised non-binding offer to acquire the Company for upfront cash consideration of $7.5 million and potential additional cash consideration totaling $16.5 million based on achievement of certain product development and regulatory milestones (which offer represented upfront consideration per share equal to approximately $7.50 and maximum potential additional contingent consideration per share of approximately $16.50). In this proposal, Party B also offered to make a $1.5 million secured bridge loan to the Company.

During July 2025, the Company began discussions with Party A regarding a potential secured bridge note financing on similar terms as the transaction proposed by Party B. On August 6, 2025, the Company entered into the Loan Agreement and related security agreement with an affiliate of Party A pursuant to which the Company received $1.5 million of financing. Given the Company’s limited resources and significant risk profile, the terms of the Bridge Financing included (i) a 90 day term, (ii) a lien covering substantially all of the Company’s assets and (iii) a potential $3.0 million repayment premium that would be payable unless the Company was able to complete a sale transaction, DAT transaction or reverse merger transaction satisfying certain minimum terms.
During August 2025 and September 2025, the Company continued its discussions with Party B regarding a proposed acquisition transaction. On August 12, 2025, Party B submitted a revised non-binding offer to acquire the Company for upfront cash consideration of $10.0 million (which offer represented upfront consideration per share equal to approximately $10.00). In this proposal, Party B also offered to make a $1.5 million secured bridge loan to the Company.
On August 13, 2025, the Board held a meeting at which representatives of Aquilo Partners and K&L Gates were present. The Board discussed, among other things, the status of strategic discussions to date and how the Company should respond to the revised proposal received from Party B. Over the next several days, the Company and Party B engaged in further negotiations over the terms of a strategic transaction between the parties.
On August 14, 2025, the Company provided a counteroffer to Party B that contemplated an upfront cash consideration of $16.0 million (which offer represented upfront consideration per share equal to approximately $16.00). Discussions continued between Party B and the Company over the next month as the parties disagreed about the terms of the proposal and the form and timing of the consideration.
On August 19, 2025, the Company appealed the Delisting Determination at a hearing with the Panel during which the Company submitted a plan to regain compliance with the Filing Requirement and the Minimum Bid Price Requirement.
During August 2025, representatives of Corvex OpCo and representatives of Chardan began exploring a potential strategic transaction that would result in Corvex OpCo becoming publicly listed on a U.S. exchange. On August 26, 2025, representatives of Chardan began discussing with representatives of Corvex OpCo potential engagement terms pursuant to which Chardan would serve as Corvex OpCo’s financial advisor in connection with one or more transactions that would result in Corvex OpCo becoming publicly listed on the New York Stock Exchange or Nasdaq.
On August 27, 2025, the Panel granted the Company’s request to continue its listing on Nasdaq, subject to the Company regaining compliance with (i) the Filing Requirement by filing its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 on or before September 30, 2025, and (ii) the Minimum Bid Price Requirement by effecting a reverse stock split, on or before October 30, 2025. To address the Filing Requirement, on September 24, 2025, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025. To address the Minimum Bid Price Requirement, on October 10, 2025, the Company implemented a 1-for-10 reverse stock split.
On September 3, 2025, Chardan contacted the Company with respect to Chardan advising the Company on a potential DAT transaction.
On September 5, 2025, the Company was introduced to Party C, a potential DAT transaction counterparty, and began discussions with Party C regarding a potential DAT transaction. On September 17, 2025, Party C met with the Board and made a presentation regarding the subject token upon which it proposed to base a potential DAT transaction.
On September 6, 2025, the Company and Chardan executed an engagement letter (the “Movano-Chardan Engagement Letter”), pursuant to which Chardan agreed to act as the Company’s merger & acquisition and capital markets advisor with respect to potential DAT transactions and other financings. Pursuant to its terms, the Movano-Chardan Engagement Letter would become exclusive once the Company reached a preliminary agreement (e.g., executed letter of intent) with respect to a potential DAT transaction. The Movano-Chardan Engagement Letter outlined various terms, such as Chardan’s scope of engagement, expense reimbursement and compensation, including that Chardan is entitled to receive a financing fee of 5% of the aggregate amount of proceeds of any public and private equity and debt offering agreed by the Company during the term of the letter. From September 8, 2025 to October 7, 2025, Chardan introduced the Company to multiple potential counterparties and held regular calls to discuss potential crypto-related transactions. Chardan discussed two crypto/DAT opportunities with the Company, which resulted in the Company having preliminary meetings with such parties. However, neither prospect resulted in a term sheet or letter of intent being prepared on behalf of the Company. Additionally, in connection with the Company’s confidential filing of a registration statement on S-1, representatives of Chardan provided advisory services primarily with respect to disclosure to prepare for the potential implementation of a committed equity facility with Chardan.
On September 11, 2025, Chardan sent Corvex OpCo an engagement letter to act as Corvex OpCo’s exclusive financial advisor in connection with one or more potential transactions that would result in Corvex OpCo becoming publicly listed on the New York Stock Exchange or Nasdaq.
On September 19, 2025, to bolster its efforts to arrange a potential DAT transaction, the Company confidentially submitted to the SEC draft registration statements on Form S-1 for a potential PIPE and equity line of credit financings.
On September 26, 2025, at the Company’s annual meeting, stockholders approved a reverse stock split and an increase in authorized shares, after which, on October 8, 2025, the Company filed a Certificate of Amendment for a 1-for-10 reverse stock split with the Secretary of State of the State of Delaware, with the split effective at 12:01 a.m. Eastern Time on October 10, 2025. Trading commenced on a split-adjusted basis on October 10, 2025, with the stated purpose of regaining compliance with the Minimum Bid Price Requirement.
From September 19, 2025 through September 29, 2025, the Company’s management had additional discussions with Party B regarding a potential revised transaction structure under which Party B would acquire the Company’s assets (but not liabilities) for cash, which would enable the Company to achieve additional value for stockholders via an alternative transaction such as a DAT transaction.
Following these negotiations and review by the Board of the revised terms, on September 29, 2025, the Company executed a non-binding letter of intent with Party B to acquire substantially all of the Company’s assets (but no liabilities) for total cash consideration of $10.0 million (which offer represented consideration per share equal to approximately $10.00 prior to taking into account the Company’s outstanding liabilities). In this letter of intent, the Company agreed to an exclusivity provision under which it was prohibited from entering into or continuing any discussions with any other parties regarding a potential sale of its medical device assets through October 31, 2025. The Company continued its efforts to enter into a reverse merger or DAT transaction in addition to the asset sale with Party B.
On September 30, 2025, the Company had $2.0 million in cash and cash equivalents, $6.9 million in current liabilities and $5.6 million of total assets.
On October 1, 2025, the Company received a written notice from Nasdaq indicating that because its stockholders’ equity was approximately $1.6 million as of June 30, 2025 it was not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (the “Stockholders’ Equity Requirement”) which served as an additional basis for the Company to be delisted from Nasdaq. As permitted by applicable rules, the Company timely presented a written plan of compliance to the Panel with respect to the Stockholders’ Equity Requirement.
During the first half of October 2025, Party B conducted due diligence and in the second half of October 2025, representatives from Party B met with representatives from the Company and indicated Party B would only be willing to move forward with a potential transaction at a substantial reduction in the purchase price. At such purchase price, no net proceeds would have been received that would be distributable to the Company’s stockholders.
To conserve cash, in early October 2025, a total of five employees of the Company, including two members of the executive management team, and all non-employee directors volunteered to accept restricted stock units in lieu of cash compensation for the period from October 1, 2025 to December 31, 2025.
In early October 2025, following initial contact facilitated by Chardan, the Company began discussions with Corvex OpCo regarding a potential reverse merger transaction introduced to the Company by Chardan. During the discussion, the Company informed Corvex OpCo that we would require terms that permitted the Company to continue our efforts to sell its existing medical device assets and distribute the net proceeds from any such sale to our then-existing stockholders.

On October 5, 2025, the Company was introduced to Party D and began discussions regarding a potential DAT transaction. From October 5, 2025 through October 9, 2025, Party D conducted due diligence on the Company and its business. On October 9, 2025, Party D met with the Board and made a presentation regarding its proposal for a DAT transaction, including a discussion of the subject token. Party D’s proposal was contingent upon the Company’s agreement to accept the proposal and agree to exclusivity by no later than the close of business later that day.
On October 7, 2025, Chardan hosted an introductory call between Corvex OpCo and the Company to discuss a potential business combination. Also on October 7, 2025, the Company was notified by Nasdaq that it had regained compliance with the Filing Requirement.
On October 9, 2025, representatives from Corvex OpCo met with the Board and made a presentation regarding Corvex OpCo’s business and its proposal for a reverse merger transaction.
On October 9, 2025, due to its determination that pursuit of the proposed Corvex OpCo transaction was in the best interest of stockholders, the Board determined that the Company should not agree to exclusivity with Party D. Following communication from the Company that it would not be agreeing to exclusivity on October 9, 2025, Party D ceased further discussions with the Company regarding a potential DAT transaction.
From October 9, 2025 to October 13, 2025, the Company negotiated with Corvex OpCo regarding the terms of proposed reverse merger transaction. The parties also discussed the terms of financing transactions to be effected concurrently with the signing and announcement of a merger transaction, including a possible bridge financing, PIPE transaction and an equity line of credit for the Company with Chardan and a private placement of equity capital for Corvex OpCo in the form of a SAFE.
On October 10, 2025, representatives of Chardan, on behalf of Corvex OpCo, circulated a draft non-binding letter of intent regarding the proposed business combination to the Company, which, based on certain assumed relative values, would have resulted in the Company’s stockholders owning approximately 3.8% of the post-merger entity’s outstanding shares, as well as the potential for a contingent value right related to the available net proceeds of the sale of the Company’s legacy medical device business, after debt paydown and related expenses.
As set forth in the initial draft, the letter of intent included an acknowledgement by each of Corvex OpCo and the Company that (i) Chardan was engaged as Corvex OpCo’s exclusive merger & acquisition and capital markets advisor in connection with the proposed business combination and (in the capacity as placement agent) of the proposed concurrent financing; (ii) Chardan was also engaged as the Company’s merger & acquisition and capital markets advisor with respect to certain transactions and related financings contemplated by the Movano-Chardan Engagement Letter and (iii) Chardan was expected to act as the purchaser of the Company’s securities pursuant to a continuous equity facility. The letter of intent further outlined the expectation that, concurrently with the execution of such letter of intent, Chardan and the Company would amend the Movano-Chardan Engagement Letter to clarify that Chardan would not be engaged by the Company, nor entitled to receive a fee from the Company, with respect to the proposed business combination, but that it would remain engaged by the Company as a placement agent with respect to the proposed concurrent financing pursuant to the Movano-Chardan Engagement Letter.
From October 10, 2025 through October 13, 2025, the Company and Corvex OpCo negotiated the terms of the letter of intent. Following negotiations, the Company and Corvex OpCo agreed to revised terms that, based on certain assumed relative values, were expected to result in the Company’s stockholders owning approximately 5.2% of the post-merger entity’s outstanding shares, and on October 13, 2025, the Company and Corvex OpCo executed a non-binding letter of intent for a reverse merger transaction embodying these revised terms.
On October 12, 2025, the Company and Chardan amended the Movano-Chardan Engagement Letter, which was replaced by a second amendment between the parties on November 4, 2025. The amended Movano-Chardan Engagement letter addressed the proposed business combination between the Company and Corvex OpCo by acknowledging, among other things, that Chardan was not engaged by the Company with respect to the proposed business combination with Corvex OpCo, and that Chardan was engaged as the Company’s capital markets advisor or placement agent with respect to any other financings.
From October 13, 2025 through November 5, 2025, the Company and Corvex OpCo and their representatives, including K&L Gates, counsel to the Company, and DLA Piper LLP (US) (“DLA Piper”), counsel to Corvex OpCo, conducted their respective due diligence investigations, which included written responses to extensive diligence and supplemental diligence requests and a number of videoconferences focused on a variety of diligence topics, including finance, regulatory, legal and intellectual property. Also participating in the due diligence review and videoconferences was Chardan and its legal representatives, Goodwin Procter LLP (“Goodwin”). During this period the Company, Corvex OpCo, Chardan and their respective representatives and advisors held regular all-hands meetings to discuss the status of diligence matters, transaction documents and other topics related to the proposed Merger and financing transactions.
On October 14, 2025, the Company and Corvex OpCo held a call with representatives of K&L Gates, DLA Piper, Goodwin and Chardan to discuss next steps and a go-forward plan for the transaction. The Company and Corvex OpCo agreed to recurring semi-weekly calls with such representatives through the signing of a definitive merger agreement.
On October 24, 2025, Corvex OpCo executed an engagement letter with Chardan pursuant to which Chardan would act as Corvex OpCo’s financial advisor and exclusive M&A advisor for Corvex OpCo’s proposed business combination transaction with the Company.
Also on October 24, 2025, representatives of DLA Piper sent to representatives of K&L Gates a first draft of the Merger Agreement. During the following days, representatives of K&L Gates reviewed and discussed the terms of the Merger Agreement with the Company management and the chair of the Board.
From October 10, 2025 through November 6, 2025, the Company negotiated with Party A regarding an amendment to the Loan Agreement to extend the term to enable the Company to complete the proposed Merger.
On October 27, 2025, the Board held a meeting at which representatives of Aquilo Partners and K&L Gates were present. The Board discussed, among other things, the status of discussions with Party B and how the Company should respond to the decreased proposal received from Party B. Based on its assessment that the revised terms were not in the best interests of the Company’s stockholders, the Board determined that the Company would terminate discussions with Party B regarding a potential transaction, which following the termination of the exclusivity period on October 31, 2025, would enable the Company to recommence efforts to sell the legacy medical device assets to third parties. At the meeting the Board also discussed the status of negotiations with Corvex OpCo regarding the proposed Merger and financing transactions and the status of negotiations with Party A regarding an amendment to the Loan Agreement.
On October 28, 2025, representatives of the Company, Chardan, K&L Gates and Goodwin met with the Company’s special Nasdaq advisors to discuss the Stockholders’ Equity Requirement deficiency and the impacts of various structuring options with respect to the proposed merger and bridge financing.
On October 29, 2025, representatives of the Company met with representatives of Corvex OpCo, K&L Gates, DLA Piper, Chardan and Goodwin as part of ongoing legal, intellectual property, and regulatory due diligence.
On October 30, 2025, the Company met with Corvex OpCo, K&L Gates, DLA Piper, Goodwin and Chardan, and the Company’s auditors to discuss financial due diligence. K&L Gates delivered to DLA Piper an issues list covering various provisions in the Merger Agreement and K&L Gates and DLA Piper held a call to discuss the principal open issues on the Merger Agreement later that day. Between October 30, 2025 and November 5, 2025, representatives of K&L Gates and DLA Piper exchanged drafts of the Merger Agreement and related documents and participated in discussions regarding the terms of the Merger Agreement and related documents. The items negotiated with respect to the Merger Agreement and related documents included, among other things: the representations and warranties to be made by the parties; the calculation of the exchange ratio, including the adjustments thereto related to the concurrent financing transactions, the Company’s liabilities at closing and variances from the Company’s budget as agreed between the parties; the inclusion of an earn-out to Corvex OpCo’s stockholders if certain trading price thresholds are met; interim operating covenants, including the Company’s ability to sell the Legacy Assets and distribute the proceeds to our stockholders; the conditions to completion of the Merger; and the remedies available to each party under the Merger Agreement, including the triggers and values of the termination fees and expense reimbursement payable to each of the parties and the outside date for the proposed transaction.
On November 3, 2025, the Board held a meeting at which representatives of K&L Gates were present. During the meeting, representatives of K&L Gates reviewed the fiduciary duties of the Board in connection with the proposed transaction with Corvex OpCo, as well as the terms of the Merger Agreement and other ancillary agreements. The Board discussed the Company’s evaluation of strategic alternatives, including the potential alternative transactions the Board had already considered, as well as its discussion of a potential wind-down of the

Company’s business operations. The Board then discussed various considerations with respect to the proposed transaction, including those risks discussed in previous meetings and as summarized under “the Company’s Reasons for the Transaction.” The Board and the Company’s management discussed these and other considerations in comparison with proceeding with a wind-down of the Company’s regular business operations and a subsequent dissolution of the Company and concluded that, based a review of the proposed Corvex OpCo transaction and the terms of the Merger Agreement and other agreements, and discussions among the Board at prior meetings, pursuing the Corvex OpCo transaction on the terms set forth in the Merger Agreement and related agreements was the preferred strategy. Following such discussion, the Board: (i) determined that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of shares of the Company’s common stock to the stockholders of Corvex OpCo pursuant to the Merger Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the stockholders of the Company approve the Merger.
On November 3, 2025, the Company and an affiliate of Party A agreed to a two-day extension of the maturity date of the Loan Agreement to provide additional time for Party A and the Company to finalize the terms of an amendment thereto in connection with the entry into of a final Merger Agreement.
On November 6, 2025, the parties executed the Merger Agreement and the other applicable transaction documents.
On November 6, 2025, the Company and an affiliate of Party A agreed to a second amendment to the Party A Bridge Financing under which the maturity date was extended until March 31, 2026 and the Company agreed that it would sell its assets only if in connection therewith the Party A Bridge Financing was fully satisfied. The second amendment further provided that if the debt was not so satisfied prior to closing of the merger, the Company would transfer the Legacy Assets to Party A in full satisfaction of the debt.
On the morning of November 10, 2025, prior to the opening of trading on Nasdaq, the Company and Corvex OpCo issued a joint press release announcing entry into the Merger Agreement. The Company also filed a current report on Form 8-K with the SEC announcing, among other things, the execution of the Merger Agreement and the second amendment to the Loan Agreement.
On November 11, 2025, the Company was notified by Nasdaq that it had regained compliance with the Minimum Bid Price Requirement.
From November 1, 2025 through December 9, 2025, Aquilo Partners contacted a total of 57 potential strategic acquirers of the Company’s legacy health care operations, many of whom had previously engaged in discussions with the Company prior to the Company going exclusive with Party B. Of these parties, 22 conducted some level of due diligence, took meetings or received non-confidential information.
On December 22, 2025, the Company filed a registration statement on Form S-4 with the SEC relating to the contemplated merger for the purpose of seeking the approval of the Company’s stockholders of: (i) the issuance of more than 20% of the shares of the Company outstanding immediately prior to the contemplated merger pursuant to Nasdaq Listing Rule 5635(a), (ii) a change of control of the Company pursuant to Nasdaq Listing Rule 5635(b) and (iii) approval of the Company’s 2026 Equity Incentive Plan and 2026 Employee Stock Purchase Plan (the “Form S-4”).
On January 30, 2026, the Company received a comment letter from the SEC requesting that the Company make certain revisions to the Form S-4 and answer certain questions about the disclosures contained therein.
On February 5, 2026, the Company filed Amendment No. 1 to the Form S-4 in response to the SEC’s comment letter and simultaneously provided a written letter responding to the SEC’s comments.
On February 17, 2026, representatives of the Company, K&L Gates and DLA Piper held a meeting with the Company’s special Nasdaq advisors to discuss potential options to regain compliance with Nasdaq’s Stockholders’ Equity Requirement due to the likelihood that the Form S-4 would not be able to be declared effective by the March 30, 2026 deadline established by Nasdaq to regain compliance.
On February 19, 2026, the Company received a comment letter from the SEC relating to certain disclosures of the Form S-4/A filed with the SEC on February 5, 2026.

On February 21, 2026, the Company, Corvex OpCo and their respective counsel determined to pursue a new structure for the contemplated merger intended to enable the Company to regain compliance with the Nasdaq Stockholders’ Equity Requirement by March 30, 2026.
Between February 24, 2026 and March 19, 2026, representatives of K&L Gates and DLA Piper exchanged drafts of the Merger Agreement and related documents and participated in discussions regarding the terms of the Merger Agreement and related documents. The items negotiated with respect to the Merger Agreement and related documents included, among other things: the form and amount of the aggregate merger consideration to be paid by the Company for all of the issued and outstanding shares of capital stock of Corvex OpCo; the post-Closing conversion mechanics of the Company’s preferred stock; the treatment of Company equity awards in the Merger; the registration rights of the Company’s registrable securities; the sale of the Company’s legacy assets; the Stock Dividend; the specifics of the post-Closing Company stockholders meetings; and the Company’s post-Closing board composition.
On March 19, 2026, the Company and Corvex OpCo executed the Merger Agreement. The Company also filed a current report on Form 8-K with the SEC announcing, among other things, the execution of (i) the Merger Agreement, (ii) the Support Agreements by the holders of all outstanding shares of the Series A Preferred Stock, (iii) the Lock-Up Agreements by the directors, officers and certain stockholders of the Company and the directors, officers and substantially all stockholders of Corvex OpCo, (iv) a third amendment to the Loan Agreement extending the maturity date thereof to June 30, 2026, (v) employment agreements with Jay Crystal and Seth Demsey, and (vi) indemnification agreements with Jay Crystal and Seth Demsey. Upon the closing of the Merger, Mr. Crystal was appointed Chief Executive Officer, John Mastrototaro assumed the role of Chief Operating Officer, and Seth Demsey was appointed to the Board. Concurrently, the Company filed a request with the SEC to withdraw the Form S-4 pursuant to Securities Act Rule 477, effective March 19, 2026 or as soon as practicable thereafter.
On April 7, 2026, the Company received a letter from Nasdaq stating that Nasdaq found the Company to be in compliance with the Stockholders’ Equity Requirement.
The Company’s Reasons for the Transaction
During the course of its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, the Board held numerous meetings, consulted with the Company’s management, advisors and outside legal counsel and reviewed and assessed a significant amount of information. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including:
•
the historical and current information concerning the Company’s business, financial performance, financial condition, operations, management and competitive position, the prospects of the Company and its products, the nature of the medical device industry generally;

•
that Corvex OpCo’s differentiated AI infrastructure capabilities that leverage advanced GPU-accelerated compute clusters, high-throughput storage systems and layered architecture to provide enhanced security, consistent performance and efficiency at scale;

•
that the Board undertook a comprehensive and thorough process of reviewing and analyzing potential strategic alternatives and the Board’s view that no alternatives to the Merger (including remaining a standalone company, a liquidation and dissolution of the Company and the distribution of any available cash, and alternative strategic transactions) were reasonably likely to create greater value to the Company’s stockholders;

•	that the merger would provide the Company’s stockholders with a significant opportunity to participate in the potential growth of the Company following the merger;
•	that the Company is led by an experienced senior management team and Board with representation from each of the pre-merger board of directors and the Corvex OpCo board of directors;
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the Board’s belief, after thorough review of strategic alternatives and discussions with the Company’s management and outside legal counsel, that the Merger was more favorable to the Company’s stockholders than the potential value that might have resulted from other strategic alternatives available to the Company, including a liquidation and dissolution of the Company and the distribution of any available cash;

•
the likelihood that the Company would be delisted from the Nasdaq Capital Market for noncompliance with the Nasdaq requirement to maintain a minimum of $2,500,000 in stockholders’ equity if the Company failed to consummate the Merger by March 30, 2026;

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the terms of the Merger Agreement and associated transactions, including the relative percentage ownership of the Company’s pre-Merger stockholders and Corvex OpCo stockholders immediately following the closing of the Merger, the reasonableness of the fees and expenses related to the Merger and the likelihood that the Merger would be completed; and

•
that the Board believed that the structure of the Merger, including the issuance of Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock at a simultaneous sign and close of the Merger (“Sign and Close Structure”) instead of a structure where the consummation of the Merger would need to be delayed until the Company could call and hold a meeting of the stockholders to approve the Merger (“Traditional Structure”), had significant benefits to our stockholders. By mid-February 2026, the Board concluded that merger using the Traditional Structure would be impossible to consummate before the March 30, 2026 compliance deadline set by the Nasdaq Hearings Panel. By using the Sign and Close Structure, the Board believed that the Company was able to increase the implied value to our stockholders by decreasing the risk of delisting by Nasdaq under the more elongated closing process of the Traditional Structure.

The foregoing information and factors considered by the Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Board may have given different weight to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Company’s management and outside legal counsel, and considered the factors overall to be favorable to, and to support, its determination.
No Fairness Opinion
The Company has not received, and, as of the date hereof, does not intend to obtain, an opinion from any financial advisor, investment banker, or other firm or person performing a similar function, with respect to the fairness of the exchange ratio, from a financial point of view, to the holders of the Company’s common stock. The Merger exchange ratio was reached through negotiation by the Company and Corvex OpCo, and was found to be fair to the stockholders of the Company by the Board. In determining whether to obtain a fairness opinion in connection with consideration of the merger, the Board considered the cost of such an opinion as well as, among other factors, the extensive negotiations with Corvex OpCo by the Company, the Board’s assessment of the prospects for Corvex OpCo based on its evaluation of its business, when compared to and in light of the Company’s current market value and its financial position.
Interests of Chardan in the Merger
Although Chardan was not a financial advisor to the Company in connection with the Merger, Chardan was and is a placement agent in connection with the Company’s preferred equity financing, which was announced on November 10, 2025 in connection with the entry into the Merger Agreement. Chardan has earned certain placement agent advisory fees in the aggregate amount of $150,000 in connection with the preferred equity financing.
Chardan acted as a financial advisor and exclusive M&A advisor to Corvex OpCo in connection with the Merger, pursuant to which Chardan received certain advisory fees equal to 2% of the aggregate value of $250 million. Additionally, Chardan Holdings, LP, an affiliate of Chardan, participated in the SAFE financing, purchasing a SAFE for $2.5 million, and holds 5,967 shares of common stock and 1,824 shares of Series C Preferred Stock of the Company following the Closing of the Merger. JonesTrading acted as a financial advisor to Corvex OpCo in connection with the Merger, pursuant to which JonesTrading received certain advisory fees equal to $350,000, which were paid by Corvex OpCo to JonesTrading in cash.

DESCRIPTION OF SERIES C PREFERRED STOCK
•
Conversion. Following stockholder approval of this Conversion Proposal, effective as of 5:00 p.m. (Eastern time) on the third business day after the date on which such stockholder approval is received, each share of Series C Preferred Stock then outstanding shall automatically convert into 1,000 shares of common stock.

•
Voting Rights. Except as otherwise required under the Series C Certificate of Designations or otherwise required by the DGCL, the Series C Preferred Stock does not have voting rights. However, as long as any shares of Series C Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series C Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, or alter or amend the Series C Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or our Bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of our preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series C Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series C Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

•
Dividends. Holders of Series C Preferred Stock are entitled to receive dividends on shares of Series C Preferred Stock, on an as-if-converted-to-common stock basis, equal to and in the same form and in the same manner as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. Holders of Series C Preferred Stock are not entitled to any dividends payable pursuant to the Merger Agreement.

•
Liquidation and Dissolution. The Series C Preferred Stock ranks on parity with common stock and junior to the Series A Preferred Stock as to distributions of assets upon liquidation, dissolution or winding-up of Corvex, whether voluntarily or involuntarily.

DESCRIPTION OF SERIES D PREFERRED STOCK
•
Conversion. Following stockholder approval of this Conversion Proposal, effective as of 5:00 p.m. (Eastern time) on the third business day after the date on which such stockholder approval is received, each share of Series D Preferred Stock then outstanding shall become convertible, at and upon the election of the holder thereof, into 1,000 shares of common stock.

•
Voting Rights. Except as otherwise required under the Series D Certificate of Designations or otherwise required by the DGCL, the Series D Preferred Stock does not have voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series D Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock, or alter or amend the Series D Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or our Bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of our preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series D Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series D Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series D Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

•
Dividends. Holders of Series D Preferred Stock are entitled to receive dividends on shares of Series D Preferred Stock, on an as-if-converted-to-common stock basis, equal to and in the same form and in the same manner as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. Holders of Series D Preferred Stock are not entitled to any dividends payable pursuant to the Merger Agreement.

•
Liquidation and Dissolution. The Series D Preferred Stock ranks on parity with common stock and junior to the Series A Preferred Stock as to distributions of assets upon liquidation, dissolution or winding-up of Corvex, whether voluntarily or involuntarily.

•
Beneficial Ownership Limitations. Even if the Conversion Proposal is approved, the Series D Preferred Stock will continue to have a beneficial ownership conversion limit that would prevent a stockholder from converting its shares if, as a result of such conversion, it would beneficially own a number of shares in excess of 4.99% of the outstanding shares of common stock, which may be increased or decreased at the holder’s option to a percentage not in excess of 19.99% upon at least 61 days’ prior notice to us.

STOCKHOLDER APPROVAL
Vote Required for Approval
Approval of the Conversion Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock of the Company which are present in person or represented by proxy and entitled to vote thereon.
Board Recommendation
The Board unanimously recommends that the stockholders vote “FOR” the approval of the Conversion Proposal.

PROPOSAL 3—THE OPTION PROPOSAL
Overview
We are requesting stockholders to approve, for purposes of complying with Nasdaq Listing Rule 5635(a) and 5635(b), the issuance of more than 20% of our issued and outstanding common stock in connection with the vesting of RSUs and exercise of options assumed by the Company in the Merger pursuant to the Merger Agreement.
Reasons for the Proposal
On March 19, 2026, pursuant to the Merger Agreement, the Company assumed Corvex OpCo RSUs and options issued under the Corvex, Inc. 2024 Equity Incentive Plan that were outstanding and unexercised immediately prior to the closing of the Merger (the “Assumed Awards”). The Assumed Awards outstanding are as follows:

Common Stock Underlying RSUs/Options
Restricted Stock Units	6,108,470
Options	8,755,418

Our common stock is listed on the Nasdaq Capital Market, and, as such, we are subject to Nasdaq Listing Rule 5635(a), which requires stockholder approval in connection with the acquisition of another company in order for us to issue more than 20% of our common stock at the time of the transaction. We are also subject to Nasdaq Listing Rule 5635(b), which requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), it has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, in excess of 20% of the issued and outstanding shares of common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.
The issuance of the common stock underlying the Assumed Awards, as applicable, together with shares of common stock issued in connection with the conversion of the Series B Preferred Stock on March 31, 2026 and the conversion of the Series C Preferred Stock and Series D Preferred Stock into shares of common stock as described in the Conversion Proposal, are aggregated under applicable Nasdaq Listing Rules to result in over 20% of the Company’s outstanding shares of common stock at the time of the Merger. Thus, in order to permit the issuance of common stock underlying the Assumed Awards, we must obtain stockholder approval of this issuance.
Holders of record of shares of our common stock (other than the shares of common stock issued upon conversion of the Series B Preferred Stock) and Series A Preferred Stock as of the close of business on the record date will be entitled to vote on this Option Proposal, subject to certain beneficial ownership limitations set forth in the certificate of designations for the Series A Preferred Stock. Pursuant to Nasdaq Listing Rule 5635, the shares of common stock issued upon the conversion of the Series B Preferred Stock are not entitled to vote on this Option Proposal. Our Series C Preferred Stock and Series D Preferred Stock do not have any voting rights and are not entitled to notice of or to vote at the Annual Meeting. In connection with the Merger, certain directors, officers and stockholders of the Company, solely in their capacity as stockholders of the Company, entered into support agreements that include covenants as to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement, including this Option Proposal.
Vote Required for Approval
Approval of the Option Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock of the Company which are present in person or represented by proxy and entitled to vote thereon.
Board Recommendation
The Board unanimously recommends that the stockholders vote “FOR” the approval of the Option Proposal.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholder Ratification of Appointment of Independent Registered Public Accounting Firm
Following the closing of the Merger, on April 27, 2026, the Audit Committee of the Board appointed BDO USA, P.C. (“BDO”), which was Corvex OpCo’s independent registered public accounting firm prior to the Merger, as our independent registered public accounting firm for the fiscal year ending December 31, 2026 and recommended to our full Board that it ratify such appointment. We are submitting the appointment by the Audit Committee to our stockholders for ratification at the Annual Meeting. A representative of each of BDO and RBSM LLP (“RBSM”) is expected to attend the Annual Meeting. In addition to having the opportunity to make a statement, the BDO and RBSM representatives will be available to respond to any appropriate questions.
RBSM, the Company’s independent registered public accounting firm, audited our financial statements for the fiscal year ended December 31, 2025.
The audit report of RBSM on the Company’s consolidated financial statements for the fiscal year ended December 31, 2025 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except that such report included an explanatory paragraph regarding the Company’s ability to continue as a going concern. During the Company’s fiscal year ended December 31, 2025 and the subsequent interim period through the effective date of the change in the Company’s independent accountant, there were no (a) disagreements with RBSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to RBSM’s satisfaction, would have caused RBSM to make reference to the subject matter of the disagreement in its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K except for the material weaknesses previously disclosed in the Company’s Annual Report under, as described below. RBSM was not the Company’s independent accountant for the fiscal year ended December 31, 2024 and did not issue an audit report in respect of such fiscal year.
As described in the Annual Report, the Company previously identified material weaknesses in its internal control over financial reporting stemming from control deficiencies relating to an ineffective control environment. The disclosure in the Annual Report noted that the Company has an insufficient number of personnel with an appropriate level of knowledge and experience to create the proper environment for effective internal control over financial reporting, and did not maintain the other components of the COSO framework, including appropriate risk assessment, control activities, information and communication, and monitoring activities components, relating to (i) sufficiency of processes related to identifying and analyzing risks to the achievement of objectives, including technology, across the entity, (ii) developing general control activities over technology to support the achievement of objectives across the entity, (iii) sufficiency of selecting and developing control activities that contribute to the mitigation of risks to the achievement of objectives to acceptable levels and (iv) sufficiency of monitoring activities to ascertain whether the components of internal control are present and functioning.
This reportable event was discussed among the Company’s management, the Audit Committee, and RBSM. RBSM has been authorized by the Company and the Audit Committee to respond fully to the inquiries of BDO, the Company’s successor independent registered public accounting firm, concerning this reportable event or other matters.
The Company provided RBSM with a copy of the above disclosures, as included in its Current Report on Form 8-K filed with the SEC on April 28, 2026, and requested that RBSM furnish the Company with a letter addressed to the Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of RBSM’s letter to the Commission, dated April 28, 2026, was filed as Exhibit 16.1 to such Form 8-K.
During the Company’s two most recent fiscal years ended December 31, 2025 and 2024 and the subsequent interim period through April 27, 2026, neither the Company nor anyone acting on its behalf consulted with BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided by BDO to the Company that BDO concluded was an important factor considered by the

Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). Prior to the Merger, BDO served as Corvex OpCo’s independent auditor.
Baker Tilly US, LLP, the Company’s independent registered public accounting firm (“Baker Tilly”) audited our financial statements for the fiscal year ended December 31, 2024. On June 24, 2025, the Company was formally notified that Baker Tilly resigned, effective June 24, 2025.
During the years ended December 31, 2024 and 2023, and the subsequent interim period through the effective date of the resignation of Baker Tilly, there were no (a) disagreements with Baker Tilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Baker Tilly’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses related to (i) an ineffective control environment, (2) ineffective information technology (IT) general controls for certain information systems supporting the Company’s key financial reporting processes, and (3) ineffective process-level controls that are disclosed under the heading “Item 9A. Controls and Procedures” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the material weakness related to ineffective design and operation of the Company’s financial close and reporting controls that is disclosed under the heading “Item 9A. Controls and Procedures” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
The Company provided Baker Tilly with a copy of the above disclosures, as included in its Current Report on Form 8-K filed with the SEC on June 25, 2025, and requested that Baker Tilly furnish the Company with a letter addressed to the Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of Baker Tilly’s letter to the Commission, dated June 25, 2025, was filed as Exhibit 16.1 to such Form 8-K.
The following table sets forth the aggregate fees billed or expected to be billed by RBSM for audit and non-audit services related to 2025 and 2024, respectively, including “out-of-pocket” expenses incurred in rendering these services. The nature of the services provided for each category is described following the tables.

Fee Category	2025 ($)	2024 ($)
Audit Fees(1)	188,041	—
Audit-Related Fees(2)	78,550	—
Tax Fees	—	—
All Other Fees	—	—
Total	266,591	—

(1)	Audit fees include fees for professional services rendered for the audit of our annual statements, quarterly reviews, consents and assistance with and review of documents filed with the SEC.
(2)	Audit-Related Fees include fees for due diligence services and review meetings related to the Company’s registration statements in fiscal year 2025.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires that all services to be provided by the Company’s independent public accounting firm, including audit services and permitted non-audit services, to be pre-approved by the Audit Committee. The Audit Committee has delegated pre-approval authority to its chair when necessary due to timing considerations. Any services pre-approved by such chair must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services provided by RBSM during the fiscal year ended December 31, 2025.
Vote Required for Approval
Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of stock of the Company which are present in person or represented by proxy and entitled to vote thereon. If our stockholders fail to ratify the selection of BDO as the independent registered public accounting firm for 2026, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.
Board Recommendation
The Board unanimously recommends that the stockholders vote “FOR” ratification of the appointment of BDO as our independent registered public accounting firm for 2026.

PROPOSAL 5—THE 2026 PLAN PROPOSAL
Overview
We are requesting stockholders to approve the Corvex, Inc. 2026 Equity Incentive Plan (the “2026 Plan”), which, if approved by the stockholders, will be available to the Company on a go-forward basis. The 2026 Plan is described in more detail below, and a copy of the 2026 Plan is attached here as Appendix A.
Reasons for the Proposal
The purpose of the 2026 Plan is to enhance the ability of the Company to attract, retain and incentivize employees, independent contractors and directors and promote the success of its business. Equity compensation will be a vital element of the Company’s compensation program and the ability to grant stock awards at competitive levels is in the best interest of the Company and its stockholders.
Approval of the 2026 Plan by the stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2026 Plan. If the 2026 Plan is approved by the stockholders, the 2026 Plan will become effective immediately. If our stockholders do not approve the 2026 Plan, we will not be able to grant equity awards under the 2026 Plan, and we may have to rely more heavily on cash compensation to attract and retain employees and other service providers. This could increase our compensation expense and reduce the cash available to fund our operations and growth.
Summary of the 2026 Plan
The Corvex, Inc. 2026 Equity Incentive Plan, or the 2026 Plan, was adopted by our Board on March 19, 2026. We intend to use the 2026 Plan to provide incentives that will assist us to attract, retain, and motivate employees, including officers, consultants, independent contractors and directors.
Below is a summary of the principal provisions of the 2026 Plan, which summary is qualified in its entirety by reference to the full text of the 2026 Plan, a copy of which is attached here as Annex F.
The 2026 Plan will remain in effect, subject to the right of our board of directors or Compensation Committee to amend or terminate the 2026 Plan at any time, until the earlier of (a) the earliest date as of which all awards granted under the 2026 Plan have been satisfied in full or terminated and no shares of common stock approved for issuance under the 2026 Plan remain available to be granted under new awards, or (b) March 19, 2036. No awards will be granted under the 2026 Plan after such termination date. Subject to other applicable provisions of the 2026 Plan, all awards made under the 2026 Plan on or before March 19, 2036, or such earlier termination of the 2026 Plan, shall remain in effect until such awards have been satisfied or terminated in accordance with the 2026 Plan and the terms of such awards.
The 2026 Plan will be administered by the Compensation Committee. The Compensation Committee has the authority, in its sole and absolute discretion, to grant awards under the 2026 Plan to eligible individuals, and to take all other actions necessary or desirable to carry out the purpose and intent of the 2026 Plan. Further, the Compensation Committee has the authority, in its sole and absolute discretion, subject to the terms and conditions of the 2026 Plan, to, among other things:
•	determine the eligible individuals to whom, and the time or times at which, awards shall be granted;
•	determine the type of awards to be granted to any eligible individual;
•	determine the number of shares of common stock to be covered by or used for reference purposes for each award or the value to be transferred pursuant to any award; and
•
determine the terms, conditions and restrictions applicable to each award and any shares of common stock acquired pursuant thereto, including, without limitation, (i) the purchase price of any shares of common stock, (ii) the method of payment for shares of common stock purchased pursuant to any award, (iii) the method for satisfying any tax withholding obligation arising in connection with any award, including by the withholding or delivery of shares of common stock, (iv) the timing, terms and conditions of the exercisability, vesting or payout of any award or any shares of common stock acquired pursuant thereto, (v) the performance goals applicable to any award and the extent to which such performance goals have been attained, (vi) the time of the expiration of an award, (vii) the effect of a participant’s termination of service on any of the foregoing and (viii) all other terms, conditions and restrictions applicable to any award or shares of common stock acquired pursuant thereto as the administrator considers to be appropriate and not inconsistent with the terms of the 2026 Plan.
3,500,000 shares of our common stock will be initially authorized and reserved for issuance under the 2026 Plan. The reserve will automatically increase on January 1, 2027 and each subsequent anniversary through 2036, by an amount equal to the smaller of (a) 4% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 (treating all then-outstanding non-compensatory convertible securities of the Company, including convertible preferred stock and convertible debt, on an as-converted basis, as applicable, in accordance with their terms), or (b) an amount determined by the Compensation Committee.
Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2026 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire, are cancelled, forfeited, terminated unearned, settled in cash, or withheld or surrendered in payment of an exercise price or taxes under the 2026 Plan will again become available for issuance under the 2026 Plan.
Subject to adjustment as provided in the provision of the 2026 Plan pertaining to the occurrence of certain corporate transactions, the maximum number of shares of common stock that may be issued pursuant to stock options granted under the 2026 Plan that are intended to qualify as incentive stock options is 15,000,000.
The Compensation Committee may establish compensation for directors who are not our employees, provided that the sum of any cash compensation and the grant date fair value of Awards granted under the 2026 Plan to a non-employee director as compensation for services as a non-employee director during any calendar year may not exceed $750,000 for an annual grant, or $1,000,000 in the first year of service; and provided further such limits shall not apply to awards that are approved by stockholders. The Compensation Committee, in its discretion, may make exceptions to this limit for individual non-employee directors in extraordinary circumstances.
Awards may be granted individually or in tandem with other types of awards, concurrently with or with respect to outstanding awards. All awards will be evidenced by a written agreement between us and the holder of the award and may include any of the following:
•
Stock options. We may grant non-statutory stock options or incentive stock options (as described in Section 422 of the Code), each of which gives its holder the right, during a specified term (not exceeding ten years) and subject to any specified vesting or other conditions, to purchase a number of shares of our common stock at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our common stock on the date of grant.

•
Stock appreciation rights. A stock appreciation right, or SAR, gives its holder the right, during a specified term (not exceeding ten years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock or in cash.

•
Restricted stock. We may grant restricted stock awards. Shares of restricted stock remain subject to forfeiture until vested, based on such terms and conditions as we specify. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends may be subject to the same vesting conditions as the related shares.

•
Restricted stock units. Restricted stock units, or RSUs, represent rights to receive shares of our common stock (or their value in cash) at a future date without payment of a purchase price, subject to vesting or other conditions specified by the administrator. Holders of RSUs have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant RSUs that entitle their holders to dividend equivalent rights.

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Performance awards. Performance awards, consisting of either performance shares or performance units, are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. The administrator establishes the applicable performance goals based on one or more measures of business performance, such as combined ratio or gross written premiums growth. To the extent earned, performance awards may be settled in cash, in shares of our common stock or a combination of both in the discretion of the administrator. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the administrator may grant performance shares that entitle their holders to dividend equivalent rights.
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Other share-based awards. The administrator may grant cash-based awards that specify a monetary payment or range of payments or other share-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares of our common stock, as determined by the administrator. Their holders will have no voting rights or right to receive cash dividends unless and until shares of our common stock are issued pursuant to the awards. The administrator may grant dividend equivalent rights with respect to other share-based awards.

Awards are generally nontransferable except on death or in limited cases subject to approval by the administrator.
Awards may be granted only to “Eligible Individuals,” which include employees, officers, non-employee directors, consultants and certain other service providers. Only employees (as defined for tax purposes) are eligible to receive incentive stock options.
In the event of a change in control, as defined in the 2026 Plan, outstanding awards will terminate upon the effective time of the change in control unless provision is made for the continuation, assumption or substitution of awards by the surviving or successor entity or its parent. Unless an award agreement says otherwise, the following will occur with respect to awards that terminate in connection with a change in control:
•	stock options and stock appreciation rights will become fully exercisable and holders of these awards will be permitted immediately before the change in control to exercise them;
•
restricted stock and stock units with time-based vesting (i.e., not subject to achievement of performance goals) will become fully vested immediately before the change in control, and stock units will be settled as promptly as is practicable in accordance with applicable law; and

•
performance shares and units that vest based on the achievement of performance goals will vest as if the performance goal for the unexpired performance period had been achieved at the target level (unless the award agreement provides for vesting at a greater amount) and the performance units will be settled as promptly as is practicable in accordance with applicable law.

New Plan Benefits
Except as described below, no awards have been previously granted under the 2026 Plan as of the date hereof and no awards have been granted under the 2026 Plan, subject to stockholder approval of the 2026 Plan. Further, and except as described below, the type, number, recipients, and other terms of awards to be granted under the 2026 Plan cannot be determined at this time, because future awards under the 2026 Plan will be granted in the discretion of the Compensation Committee.
Subject to stockholder approval of this proposal, on March 19, 2026, our Board approved, and on April 29, 2026, ratified, a one-time grant to Ms. Fairbairn of 135,800 restricted stock units and options to purchase 271,600 shares of common stock in recognition of her significant contribution in structuring and closing the Merger (such award amounts were adjusted from the initial grant amounts of 100,000 restricted stock units and 200,000 stock option awards as a result of the Stock Dividend).
Subject to stockholder approval of this proposal, on April 27, 2026, our Compensation Committee approved a one-time grant to Mr. Fleury of 100,000 restricted stock units and options to purchase 200,000 shares of common stock in recognition of the value of his qualifications, technical skills and industry expertise he will bring to the Company in connection with his services as a director.
Subject to stockholder approval of this proposal, our Compensation Committee approved a one-time grant to Mr. Donofrio of 50,000 restricted stock units in recognition of the value of his qualifications, technical skills and industry expertise he will bring to the Company in connection with his services as a director.

Name and Position	Dollar value ($)(1)	Number of Shares Subject to Contingent Stock Awards	Number of Shares Subject to Contingent Stock Options
Jay Crystal Chief Executive Officer	0	0	0
J Cogan Chief Financial Officer	0	0	0
John Mastrototaro Chief Operating Officer	0	0	0
All current executive officers as a group	0	0	0
All current directors who are not executive officers as a group	4,529,930	285,800	471,600
All employees who are not executive officers as a group	0	0	0

(1)	Represents the dollar value of the contingent restricted stock units, determined by multiplying the number of units by the Company’s closing stock price of $15.85 on April 29, 2026.
Summary of U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2026 Plan. It does not describe all federal tax consequences under the 2026 Plan, nor does it describe state or local tax consequences.
Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of the common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the Company nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of the common stock) over the option price thereof, and (ii) the Company or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of the Company’s common stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards. The current federal income tax consequences of other awards authorized under the 2026 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); restricted stock units, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. The Company’s subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the Company or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Vote Required for Approval
The approval of the 2026 Plan and the awards described in the New Plan Benefits table, the issuance of which are subject to approval of the 2026 Plan Proposal, require the affirmative vote of the holders of a majority of the voting power of the shares of stock of the Company which are present in person or represented by proxy and entitled to vote thereon.
Board Recommendation
The Board unanimously recommends that the stockholders vote “FOR” the approval of the 2026 Plan.

PROPOSAL 6—THE 2026 ESPP PROPOSAL
Overview
We are asking stockholders to approve the Corvex, Inc. 2026 Employee Stock Purchase Plan (the “ESPP”), which, if approved by the stockholders, will be available to the Company on a go-forward basis. The ESPP is described in more detail below, and a copy of the ESPP is attached here as Annex G.
Reasons for the Proposal
The purpose of the ESPP is to provide eligible employees with the opportunity to acquire an ownership interest in the Company at a discount through accumulated payroll deductions. We believe that the ESPP will be a key factor in retaining existing employees, recruiting and retaining new employees, and aligning the interests of the Company’s employees with those of its stockholders. The ESPP will permit the grant of purchase rights to employees that are intended to qualify for favorable U.S. federal income tax treatment under Section 423 of the Code.
Summary of the ESPP
The Corvex, Inc. 2026 Employee Stock Purchase Plan, or the ESPP, was adopted by our board of directors on March 19, 2026, subject to stockholder approval. If the ESPP is approved by the stockholders, the ESPP will become effective immediately.
The purpose of the ESPP is to attract, retain and reward our employees who contribute to our growth and profitability by providing them with an opportunity to acquire an ownership interest in the Company.
900,000 shares of our common stock will be available for sale under the ESPP. In addition, the ESPP provides for annual increases in the number of shares available for issuance under the ESPP on January 1, 2027 and each subsequent anniversary through 2036, equal to the smallest of:
•	2% of the outstanding shares of our common stock on the immediately preceding December 31; or
•	3,000,000 shares; or
•	such other amount as may be determined by our Compensation Committee.
Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are cancelled will again become available for issuance under the ESPP.
The Compensation Committee will administer the ESPP and have full authority to interpret the terms of the ESPP. The ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the ESPP.
All of our employees, including our named executive officers, are eligible to participate if they are customarily employed at least 20 hours per week and more than five months in any calendar year. Non-employee directors are not eligible to participate in the ESPP. Employees will be limited to purchasing $25,000 of stock each year and will not be able to purchase if such a purchase would cause the employee to own 5% or more of our stock.
Approximately 37 employees are expected to be eligible to participate in the ESPP. The basis for participation in the ESPP is the Compensation Committee’s decision, in its sole discretion, that the individual’s employer should be the Participating Company (as defined in the ESPP) designated under the ESPP. In exercising its discretion, the Compensation Committee will consider the purposes of the ESPP and such other factors it deems relevant.
The ESPP is intended to qualify under Section 423 of the Code and the ESPP shall be so construed. The ESPP includes a non-423 component to allow for issuances to participants outside the United States, if any.
The ESPP provides for offering periods of such length as the Compensation Committee shall determine, provided that no offering period may exceed twenty-seven months in duration. Each offering period may consist of one or more purchase periods having such duration as the Compensation Committee shall specify. The Compensation Committee shall determine the start and end dates of each offering period and purchase period. The Compensation Committee may designate separate offerings under the ESPP (the terms of which need not be identical).

The ESPP permits participants to purchase common stock through payroll deductions of up to 15.0% of their regular gross earnings and overtime payments. Other types of compensation are not considered part of compensation for purposes of the ESPP.
Unless provided otherwise by the Compensation Committee, the purchase price of the shares will be 85.0% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.
Prior to the beginning of any offering period, the Compensation Committee may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the administrator will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.
A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP as described below. In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control.
Upon a participant ceasing to be eligible to participate in the ESPP for any reason, contributions credited to such participant’s ESPP account during the applicable offering period but not yet used to purchase shares under the ESPP will be returned to such participant (or, in the case of his or her death, to the participant’s designated beneficiaries), and such participant’s purchase right will be automatically terminated.
The ESPP will continue in effect until terminated by the Compensation Committee. The Compensation Committee has the authority to amend, suspend or terminate the ESPP at any time.
New Plan Benefits
No awards have been previously granted under the ESPP as of the date hereof and no awards have been granted under the ESPP, subject to stockholder approval of the ESPP.
Summary of U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information and does not purport to be complete. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. For federal income tax purposes, a participant in an offering generally will not recognize taxable income on the grant of a purchase right under the ESPP, nor will the Company be entitled to any deduction at that time. Additionally, participants in the 423 component of the ESPP should not recognize taxable income at the time of exercise of any purchase right granted under the ESPP. In general, no income relating to purchase rights granted or shares purchased under the 423 component of the ESPP will be taxable to a participant until the disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.
If stock acquired upon exercise of a purchase right granted under the 423 component of the ESPP is held for a minimum of two years from the offering date and one year from the purchase date (or the participant dies holding the shares at any time), the participant (or the participant’s estate) will recognize ordinary income on a subsequent sale or disposition of the shares (or, upon death, while holding the shares), measured as the lesser of (x) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (y) the excess of the fair market value of the shares on the offering date over the purchase price. Any additional gain on a sale or other disposition of the shares will be treated as long-term capital gain.

If the holding period requirements are not met (i.e., a disqualifying disposition), the participant will recognize ordinary income at the time of the sale or other disposition equal to the excess of the fair market value of the shares on the date the purchase right is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the purchase right was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.
The Company and its subsidiaries and affiliates generally are not entitled to a federal income tax deduction upon either the exercise of a purchase right granted under an offering or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Vote Required for Approval
The approval of the ESPP requires the affirmative vote of the holders of a majority of the voting power of the shares of stock of the Company which are present in person or represented by proxy and entitled to vote thereon.
Board Recommendation
The Board unanimously recommends that the stockholders vote “FOR” the approval of the ESPP.

PROPOSAL 7 —THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow us to adjourn the Annual Meeting to a later date or dates if the chairman of the Annual Meeting determines that it is necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Conversion Proposal or the Option Proposal, or to establish a quorum for the Annual Meeting.
In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning the Annual Meeting and any later adjournments. If our stockholders approve the Adjournment Proposal, we could adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, to use the additional time to solicit additional proxies in favor of the aforementioned proposals or establish a quorum.
Among other things, approval of the Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against any of the proposals have been received, we could adjourn the Annual Meeting without a vote on such proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval of such proposal.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock of the Company which are present in person or represented by proxy and entitled to vote thereon.
Board Recommendation
The Board unanimously recommends that the stockholders vote “FOR” the approval of the Adjournment Proposal.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions
Our Board is responsible for reviewing and approving all material transactions with any related person on a continuing basis. Related persons can include any of our directors, nominees for director, officers, holders of 5% or more of our capital stock and their immediate family members. We may not enter into a related person transaction unless our Board has reviewed and approved such transaction. We believe the transactions set forth below were executed on terms no less favorable to us than we could have obtained from unaffiliated third parties.
Except as described below, since January 1, 2024, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed the lesser of (A) $120,000 or (B) 1% of the average of the Company’s total assets as of the end of last two completed fiscal years, in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate families had or will have a direct or indirect material interest.
April 2024 Private Placement
On April 2, 2024, the Company entered into a Securities Purchase Agreement with the purchasers named therein for a private placement (the “2024 Private Placement”) of an aggregate of 40,946 units (the “Units”) with each unit consisting of (1) one Share, or at the election of the Purchaser a pre-funded warrant in lieu thereof (a “Pre-Funded Warrant”), and (2) one warrant to purchase one share of common stock (each, a “2024 Private Placement Warrant”). Certain directors and officers participated in the 2024 Private Placement and purchased 2,607 of the Units at an offering price of $62.44 per share and accompanying 2024 Private Placement Warrant, which was the consolidated closing bid price of the Company’s common stock on The Nasdaq Capital Market on April 1, 2024 of $48.61 per share plus $13.84 per 2024 Private Placement Warrant. The 2024 Private Placement closed on April 4, 2024. Certain of our directors and executive officers participated in the 2024 Private Placement as follows:

Name	Shares of Common Stock Purchased	Shares Underlying Warrants Purchased	Purchase Price Paid
J. Cogan	408	408	$25,425
Ruben Caballero	200	200	$12,500
Brian Cullinan	400	400	$24,860
John Mastrototaro	1,599	1,599	$99,723

Corvex OpCo Series Seed Preferred Stock and Warrant Financing
On November 18, 2024, Corvex OpCo issued and sold an aggregate of 8,976,000 shares of its Series Seed Preferred Stock, at a purchase price of $2.45098 per share for an aggregate purchase price of approximately $22 million. In addition, Corvex OpCo issued Series Seed Warrants to purchase 4,488,000 shares of its Series Seed Preferred Stock with an exercise price of $4.90196 per share.
Purchasers of Corvex OpCo’s Series Seed Preferred Stock and Series Seed Warrants included certain of its directors and holders of more than 5% of its capital stock at the time of the financing (or subsequent closings of such financing). The following table presents the number of shares and the total purchase price paid by these entities. In connection with the Merger, the Corvex OpCo Series Seed Preferred Stock and Series Seed Warrants presented in the table below were exchanged for Series B Preferred Stock and Series D Preferred Stock based on the exchange ratio set forth in the Merger Agreement.

Investor	Shares of Series Seed Preferred Stock	Number of Series Seed Warrants	Total Purchase Price
PV Klustr LLC(1)	3,264,000	1,632,000	$8,000,000
Cluster Capital LLC	1,836,000	918,000	$4,500,000
VOC Capital LP	2,142,000	1,071,000	$5,250,000

(1)	Affiliated with Mateo Levy, a non-employee director of Corvex OpCo, who resigned from the Corvex OpCo board of directors on March 19, 2026 in connection with the closing of the Merger.

Corvex OpCo Investors’ Rights Agreement
Corvex OpCo was party to an investors’ rights agreement, dated November 18, 2024, with certain holders of its capital stock (the “Investors’ Rights Agreement”). Under the Investors’ Rights Agreement, certain holders of Corvex OpCo’s capital stock had the right to demand that Corvex OpCo file a registration statement or request that their shares of Corvex OpCo capital stock be covered by a registration statement that Corvex OpCo is otherwise filing. Corvex OpCo’s Investors’ Rights Agreement was terminated by investors holding a majority of the shares of the Series Seed Preferred Stock in connection with the closing of the Merger.
Corvex OpCo Right of First Refusal and Co-Sale Agreement
Corvex OpCo was party to a right of refusal and co-sale agreement, dated November 18, 2024, with certain holders of its capital stock (the “Right of First Refusal and Co-Sale Agreement”). Under the Right of First Refusal and Co-Sale Agreement, Corvex OpCo had a first refusal right and the investors had secondary refusal and co-sale rights with respect to proposed transfers of capital stock by key holders, subject to customary exceptions, lock-up provisions and termination upon an IPO or a deemed liquidation event. Corvex OpCo’s Right of First Refusal and Co-Sale Agreement was terminated by investors holding a majority of the shares of the Series Seed Preferred Stock in connection with the closing of the Merger.
Corvex OpCo Voting Agreement
Corvex OpCo was party to a voting agreement, dated November 18, 2024, with certain holders of its capital stock (the “Voting Agreement”). Pursuant to the Voting Agreement, the parties agreed to vote their shares to elect designated directors, increase authorized common stock as needed for conversion of preferred stock, and support drag-along sales of Corvex OpCo subject to customary conditions. Corvex OpCo’s Voting Agreement was terminated by investors holding a majority of the shares of the Series Seed Preferred Stock in connection with the closing of the Merger.
Corvex OpCo SAFE Financing
Corvex OpCo entered into a series of SAFEs with multiple investors. The SAFEs were issued between October 2025 and December 2025, and Corvex OpCo received an aggregate of $37.2 million in cash proceeds. Purchasers of Corvex OpCo’s SAFEs included certain of its directors and holders of more than 5% of Corvex OpCo’s capital stock at the time of the financing and a director of the Company. The following table presents the number of shares of Corvex OpCo common stock to be issued upon conversion of the SAFEs and the total purchase price paid by these entities. Pursuant to the Merger Agreement, the Corvex OpCo SAFEs presented in the table below were exchanged for Series B Preferred Stock and Series C Preferred Stock based on the exchange ratio set forth in the Merger Agreement.

Investor	Shares of Corvex OpCo Common Stock	Total Purchase Price
Ainsworth Holdings LLC(1)	14,114	$150,000
Cluster Capital LLC	188,183	$2,000,000
Moira Partners LLC(2)	931,505	$9,900,000
PV Klustr LLC(3)	553,399	$5,881,500
VOC Capital LP	188,183	$2,000,000

(1)	Affiliated with Mr. Demsey, Co-CEO and director of Corvex OpCo prior to the Merger and member of the Board of the Company following the Merger.
(2)	Affiliated with Ms. Fairbairn, a non-employee director of the Company.
(3)	Affiliated with Mateo Levy, a non-employee director of Corvex OpCo, who resigned from the Corvex OpCo board of directors on March 19, 2026 in connection with the closing of the Merger.
November 2025 Series A Preferred Stock Offering
On November 6, 2025, the Company entered into a Preferred Stock Subscription Agreement with the purchasers named therein for a private placement of an aggregate of 3,000 shares of Series A Preferred Stock, or a purchase price per share equal to $1,000 and an aggregate purchase price of $3,000,000. 1,500 shares of such

Series A Preferred Stock were purchased by PV Klustr LLC, an affiliate of Mateo Levy, a non-employee director of Corvex OpCo, who resigned from the Corvex OpCo board of directors in connection with the closing of the Merger. Each Series A Preferred Stock, including any accrued and unpaid dividends, shall be converted to common stock at the option of the holder at a conversion price of $5.50 per share.
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Policies and Procedures for Related Person Transactions
Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. In reviewing and approving any such transactions, our Audit Committee, but only those independent directors who are disinterested, will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS; HOUSEHOLDING
Pursuant to the rules of the SEC, Corvex, intermediaries (e.g., brokers, banks and nominees) and service providers that we employ to deliver communications to our stockholders are each permitted to deliver to two or more stockholders sharing the same address a single Notice or copy of the proxy materials. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. Under this process, stockholders of record who have the same address and last name will receive a single envelope containing the Notice for all stockholders having that address. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares.
Upon written or oral request, we will promptly deliver a separate copy of the Notice or proxy materials to any stockholder at a shared address to which a single copy of the Notice or proxy materials was delivered and/or who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the Notice or proxy materials may likewise request that we deliver single copies of the Notice or proxy materials in the future. Stockholders may notify us of their requests by calling us at our Investor Relations department at (866) GET-GPUS ((866) 438-4787) or writing us at our mailing address at Corvex, Inc., 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226, Attention: Corporate Secretary.
If you are a beneficial owner, you can request information about householding from your broker, bank or nominee.
STOCKHOLDER PROPOSALS AND OTHER INFORMATION
Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s 2027 Proxy Materials
Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2027 annual meeting of stockholders under Rule 14a-8 of the Exchange Act must be received by February 5, 2027. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals under Rule 14a-8 of the Exchange Act must be delivered to the Company’s Secretary at 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226.

Requirements for Stockholder Proposals to Be Brought Before the 2027 Annual Meeting of Stockholders
Notice of any director nomination or other proposal that a stockholder intends to present at the 2027 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2027 annual meeting of stockholders under Rule 14a-8 of the Exchange Act, must be delivered to the Company’s Secretary at 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226 not earlier than the close of business on February 26, 2027 and not later than the close of business on March 28, 2027. In addition, such notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that is intended to be presented by a stockholder at the 2027 annual meeting of stockholders.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are included with these proxy materials. A copy of our proxy statement and our Annual Report on Form 10-K, including the financial statements included therein, is also available without charge on the “Investor Relations” section of our website at www.corvex.ai, www.proxyvote.com, or upon written request to us at Corvex, Inc., 3401 North Fairfax Drive, Suite 3230, Arlington, Virginia 22226, Attention: Corporate Secretary.
If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.
EXPENSES AND SOLICITATION
All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, certain of our directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone. The Company may elect to engage outside professionals to assist it in the distribution and solicitation of proxies at a fee to be borne by the Company. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

OTHER BUSINESS
The Board knows of no business that will be presented for consideration at the Annual Meeting other than those items stated above. If any other business should properly come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.
WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION BY REFERENCE
We are subject to the informational requirements of the Exchange Act, and are required to file reports, any proxy statements and other information with the SEC. Copies of any reports, statements or other information that we file with the SEC, including this proxy statement, can also be obtained upon written request from the SEC’s website on the Internet at www.sec.gov, free of charge. We also maintain a website at www.corvex.ai, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on websites referred to and/or linked to in this proxy statement is not part of this proxy statement and is not incorporated by reference into this proxy statement or any other proxy materials.
We have not authorized anyone to provide you with information that differs from that contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as on any date other than the date of the proxy statement, and the mailing of this proxy statement to our stockholders shall not create any implication to the contrary.
This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
This proxy statement incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2025, a copy of which is being sent to stockholders concurrently with this proxy statement; provided, however, that we are not incorporating by reference Part III thereof and any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules.
If you have more questions about this proxy statement or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact us in writing or by telephone at the following address:
Corvex, Inc.
3401 North Fairfax Drive, Suite 3230
Arlington, Virginia 22226
Attention: Corporate Secretary
Telephone: (866) GET-GPUS ((866) 438-4787)

INDEX TO FINANCIAL STATEMENTS
Condensed Consolidated Financial Statements of Corvex, Inc. (unaudited) for the Three Months ended March 31, 2026
Corvex Legacy Holdings, Inc. (f/k/a Corvex, Inc.) Financial Statements for the Year ended December 31, 2025

Corvex, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$29,330	$2,827
Accounts receivable, net	1,504	—
Inventory	1,776	1,766
Prepaid expenses and other current assets	5,293	394
Total current assets	37,903	4,987
Property and equipment, net	29,074	101
Operating lease right-of-use assets, net	3,792	415
Intangible assets, net	15,359	—
Goodwill	518,263	—
Other assets	92	97
Total assets	604,483	5,600

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	3,668	3,477
Accrued liabilities	1,535	683
Deferred revenue, current	2,226	12
Bridge loan (related party)	4,500	4,382
Operating lease liabilities, current	1,893	253
Finance lease liabilities, current	3,856	—
Total current liabilities	17,678	8,807
Operating lease liabilities, non-current	2,090	267
Finance lease liabilities, non-current	6,559	—
Deferred revenue, non-current	2,153	—
Total non-current liabilities	10,802	267
Total liabilities	28,480	9,074

Commitments and contingencies (Note 13)

Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 5,000,000 shares authorized at March 31, 2026; 56,639 and 3,000 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively.	574,469	—
Common stock, $0.0001 par value, 500,000,000 shares authorized at March 31, 2026 and December 31, 2025; 1,921,809 and 1,228,272 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	10
Additional paid-in capital	172,931	162,908
Accumulated deficit	(171,397)	(166,392)
Total stockholders’ equity (deficit)	576,003	(3,474)
Total liabilities and stockholders’ equity	$604,483	$5,600

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Corvex, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
REVENUE:
Revenue - AI Platform and services	$475	$—
Revenue - Connected devices and services	35	206
Total revenue	510	206

OPERATING EXPENSES:
Cost of revenue - AI Platform and services (exclusive of depreciation and amortization)	247	—
Cost of revenue - Connected devices and services (exclusive of depreciation and amortization)	265	642
Depreciation and amortization	326	38
Technology and infrastructure	822	2,364
Sales and marketing	304	763
General and administrative	3,393	1,637
Total operating expenses	5,357	5,444

Loss from operations	(4,847)	(5,238)

Other (expense) income, net:
Interest expense (related party)	(178)	—
Interest and other income, net	20	60
Other (expense) income, net	(158)	60

Loss before provision for income taxes	(5,005)	(5,178)
Income tax provision	—	—
Net loss	$(5,005)	(5,178)

Cumulative dividends on Series A preferred stock	$(96)	$—
Net loss attributable to common stockholders	$(5,101)	(5,178)

Net loss per share, basic and diluted	$(3.13)	$(5.35)

Weighted average shares used in computing net loss per share, basic and diluted	1,628,515	967,331

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Corvex, Inc.
Condensed Consolidated Statements of Stockholders’ Equity (Deficit)
(in thousands, except share and per share data)
(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
Three Months Ended March 31, 2025	Shares	Amount	Shares	Amount
Balance at December 31, 2024	—	$—	928,911	$—	$155,462	$(148,107)	$7,355
Stock-based compensation	—	—	—	—	299	—	299
Issuance of common stock	—	—	26,641	—	758	—	758
Net loss	—	—	—	—	—	(5,178)	(5,178)
Balance at March 31, 2025	—	$—	955,552	$—	$156,519	$(153,285)	$3,234

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
Three Months Ended March 31, 2026	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2025	3,000	$—	1,228,272	$10	$162,908	$(166,392)	$(3,474)
Stock-based compensation	—	—	—	—	2,178	—	2,178
Series B preferred stock issued in connection with the Merger	241	2,576	—	—	—	—	2,576
Series C preferred stock issued in connection with the Merger	23,412	250,737	—	—	—	—	250,737
Series D preferred stock issued in connection with the Merger	30,227	323,732	—	—	—	—	323,732
Common stock issued upon conversion of Series B Preferred stock	(241)	(2,576)	240,544	—	2,576	—	—
Issuance of replacement awards in connection with the Merger	—	—	—	—	4,866	—	4,866
Issuance of common stock upon exercise of options	—	—	427,244	—	393	—	393
Stock split rounding adjustment	—	—	—	(10)	10	—	—
Issuance of common stock from restricted stock units	—	—	25,749	—	—	—	—
Net loss	—	—	—	—	—	(5,005)	(5,005)
Balance at March 31, 2026	56,639	$574,469	1,921,809	$—	$172,931	$(171,397)	$576,003

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Corvex, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the three months ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,005)	$(5,178)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	326	38
Stock-based compensation	2,178	299
Noncash lease expense	—	8
Write down of inventory to net realizable value	32	—
Amortization of debt discount (related party)	118	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(162)	—
Inventory	(42)	(212)
Prepaid expenses and other current assets	(747)	142
Other assets	48	(4)
Accounts payable	(1,362)	509
Deferred revenue	27	(18)
Operating lease liabilities, net	50	—
Accrued liabilities	251	113
Net cash used in operating activities	(4,288)	(4,303)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,238)	—
Cash acquired in business combination	36,679	—
Net cash provided by investing activities	30,441	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on finance lease liabilities	(32)	—
Issuance of common stock, net of issuance costs	—	758
Issuance of common stock upon exercise of stock options	382	—
Net cash provided by financing activities	350	758

Net increase (decrease) in cash and cash equivalents	26,503	(3,545)
Cash and cash equivalents at beginning of period	2,827	7,902
Cash and cash equivalents at end of period	$29,330	$4,357

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$1	$—
Cash paid for taxes	$—	$—

NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock upon exercise of stock options in exchange for receivable	$11	$—
Business acquired by issuance of equity instruments	$581,911	$—
Broker receivable recorded in prepaid and other current assets for payroll withholding taxes	$97	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Corvex Inc.
Notes to the Condensed Consolidated Financial Statements
For the three months ended March 31, 2026 and 2025
(Unaudited)
NOTE 1 - BUSINESS ORGANIZATION, NATURE OF OPERATIONS
Corvex, Inc. (formerly Movano Inc., dba Movano Health) (the “Company”, “Corvex”, “we”, “us” or “our”), was incorporated in Delaware on January 30, 2018 as Maestro Sensors Inc., changed its name to Movano Inc. (“Movano”) on August 3, 2018, and changed its name to Corvex, Inc. on March 23, 2026 following its previously announced merger (the “Merger”) with Corvex Legacy Holdings, Inc. (formerly known as Corvex, Inc.) (“Corvex OpCo”) as further described below.
The Merger was completed on March 19, 2026 in accordance with the terms of the Amended and Restated Agreement and Plan of Merger, dated March 19, 2026 (the “Merger Agreement”), by and among the Company, Thor Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Corvex OpCo. The Merger Agreement amends and restates in its entirety the prior merger agreement between the parties which was entered into and announced on November 6, 2025 (the “Prior Merger Agreement”). The Company has been determined to be both the legal and accounting acquirer of Corvex OpCo.
Pursuant to the Merger Agreement, the Company issued to the prior security holders of Corvex OpCo (i) 240.562 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), which on an as-converted basis represented no more than 19.9% of the Company’s outstanding common stock, par value $0.0001 per share (the “Common Stock”) immediately prior to the Merger, (ii) 23,551.5195 shares of Series C Convertible Non-Voting Preferred Stock (“Series C Preferred Stock”) and (iii) 30,227.0524 shares of Series D Convertible Non-Voting Preferred Stock (“Series D Preferred Stock”). 140 shares of Series C Preferred Stock are subject to the Company’s right to repurchase such shares in the event of the termination of the holders’ employment with the Company. Each share of Series B Preferred Stock automatically converted into 1,000 shares of Common Stock on March 31, 2026. Subject to stockholders approving such conversion, (1) each share of Series C Preferred Stock will automatically convert into 1,000 shares of Common Stock and (2) each share of Series D Preferred Stock will be convertible into 1,000 shares of Common Stock. In connection with the Merger Agreement, the Company completed a 1.358-for-1 stock split, effected as a 35.8% stock dividend of its issued and outstanding Common Stock (the “2026 Stock Dividend”). As a result of the 2026 Stock Dividend, each share of Common Stock issued and outstanding at the close of business on March 30, 2026 was automatically converted into 1.358 shares of Common Stock and was distributed on approximately April 6, 2026. Additional shares of Common Stock that would have been issuable to the holders of record of Series A Preferred Stock, Warrants, and vested and outstanding stock options and RSUs, if they had converted or exercised such securities into Common Stock on March 30, 2026, will become issuable upon the conversion of the Series A Preferred Stock, Warrants, and vested and outstanding stock options and RSUs. Shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and all assumed Corvex OpCo equity awards were not eligible to be adjusted by the 2026 Stock Dividend.
The information included in these condensed consolidated financial statements and the related notes present only the historical operations of the Company through March 19, 2026 which is prior to the completion of the Merger and combined results of the Company and Corvex OpCo for the twelve days post completion of the Merger.
Following the closing of the Merger, the Company has an Artificial Intelligence (“AI”) cloud computing business that specializes in Graphic Processing Unit-accelerated (“GPU”) infrastructure for AI workloads and a healthcare business that consists of our wellness ring (formerly referred to as the Evie Ring) (the “Wellness Ring”), a wearable designed specifically for women that was launched in November 2023.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and in accordance with the instructions to Form 10-Q and Rule 8-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. Intercompany transactions are eliminated in the condensed consolidated financial statements. These financial statements should be read in conjunction with the audited financial statements and notes thereto for the preceding fiscal year contained in the Company’s Annual Report on Form 10-K filed on March 31, 2026 with the United States Securities and Exchange Commission (the “SEC”).
The results of operations for the three months ended March 31, 2026, are not necessarily indicative of the results to be expected for the year ending December 31, 2026. The condensed consolidated balance sheet as of December 31, 2025, has been derived from audited financial statements at that date but does not include all the information required by GAAP for complete financial statements.
Reclassifications
As a result of the acquisition of Corvex OpCo and in connection with the preparation of these condensed consolidated financial statements, certain reclassifications were made to the prior periods presentation to conform to the Company’s current consolidated financial statement presentation.
Principles of Consolidation
The consolidated financial statements comprise the financial statements of the Company and its subsidiaries that it controls due to ownership of a majority voting interest or if the subsidiary is a variable interest entity (“VIE”) where the Company has been determined to be the primary beneficiary. For controlled subsidiaries that are not wholly owned, the third-party ownership interest represents a noncontrolling interest, which is presented separately in the consolidated financial statements. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the Company. All intercompany balances and transactions are eliminated.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods.
Significant estimates and assumptions reflected in these condensed consolidated financial statements include but are not limited to the fair value of stock options, income taxes, useful lives assigned to property and equipment, the discount rates used for operating and finance leases, valuation of acquired intangible assets, allocation of fair value for the assets and liabilities acquired, the assessment of recoverability of intangible assets, goodwill, long-lived assets and their estimated useful lives. Estimates are periodically reviewed considering changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates or assumptions.
2025 Reverse Stock Split
On August 27, 2025, by letter received, the Nasdaq Hearings Panel (the “Panel”) of The Nasdaq Stock Market LLC (“Nasdaq”) determined to grant the Company’s request to continue its listing on Nasdaq, subject to (i) the Company regaining compliance with Listing Rule 5250(c)(1), requiring the timely filing of periodic reports (the “Period Filing Rule”), by filing its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025 on or before September 30, 2025, and (ii) the Company demonstrating compliance with Listing Rule 5550(a)(2), requiring the maintenance of $1.00 per share bid price (the “Bid Price Rule”), on or before October 30, 2025. The Panel’s determination followed a hearing on August 19, 2025, at which the Panel considered the Company’s plan to regain compliance with the Periodic Filing Rule and the Bid Price Rule.
On October 10, 2025, the Company completed a 1-for-10 reverse stock split of its issued and outstanding Common Stock (the “2025 Reverse Stock Split”). As a result of the 2025 Reverse Stock Split, each share of Common Stock issued and outstanding immediately prior to October 10, 2025 was automatically converted into one-10th (1/10th) of a share of Common Stock. The 2025 Reverse Stock Split affected all common stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the 2025 Reverse Stock Split would result in a stockholder owning a fractional share. If the split results in fractional shares, then the number of shares for the stockholder is rounded upward. No cash was issued for fractional shares as part of the 2025 Reverse Stock Split.
The 2025 Reverse Stock Split did not change the par value of the Common Stock or the authorized number of shares of Common Stock. All outstanding stock options, restricted stock units and warrants entitling their holders to obtain shares of the Company’s Common Stock were adjusted, as required by the terms of these securities.
All common share and per-share amounts in these financial statements have been retroactively restated to reflect the effect of the 2025 Reverse Stock Split.
2026 Stock Dividend
In connection with the Merger Agreement, the Company declared a stock dividend of 0.358 shares of Common Stock for every share outstanding at the close of business on March 30, 2026 (the “Stock Dividend”). The Stock Dividend is being accounted for as a 1.358-for-1 stock split of its outstanding shares of Common Stock pursuant to ASC 505-20-25-1 through 6. The Stock Dividend was distributed on approximately April 6, 2026. The additional shares of Common Stock that would have been issuable to the holders of record of Series A Preferred Stock, Warrants, and vested and outstanding stock options and restricted stock units (“RSUs”), if they had converted or exercised such securities into Common Stock on the record date of the dividend, will become issuable upon the conversion or exercise of such securities. Shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and all assumed Corvex OpCo equity awards were not eligible to receive the Stock Dividend.
The Stock Dividend affected all of the Company’s common stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s equity, except to the extent that the Stock Dividend resulted in a stockholder of record owning a fractional share. Stockholders of record who were otherwise entitled to receive a fractional share, instead received cash in lieu of such fractional share equal to such fraction multiplied by the closing trading price of the Company’s Common Stock on the Nasdaq on the trading day immediately prior to the payment date.
The Stock Dividend did not change the par value of the Common Stock or the authorized number of shares of Common Stock. Proportionate adjustments were made to the exercise prices and the number of shares underlying the Company’s equity plans and grants thereunder, as applicable. Additionally, proportionate adjustments were made to the exercise prices and the number of shares underlying all outstanding warrants, as required by the terms of these securities.
All common share and per-share amounts in the consolidated financial statements have been retroactively restated to reflect the effect of the Stock Dividend.
Segment Information
Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. Following the acquisition, the Company views its operations and manages its business as two operating and reportable segments. The Company’s CODM, the Chief Executive Officer, allocates resources and assesses performance based upon financial information, which includes net loss as the reported measure of segment profit or loss for each reportable segment. The CODM reviews and utilizes functional expenses (cost of revenue, technology and infrastructure, sales and marketing, and general and administrative) at the reportable segment level to manage the Company’s operations. Revenues from the sale of AI Platform and services and Connected devices and services have only been generated in the United States. Service level agreement (“SLA”) credits and platform services were immaterial for the three months ended March 31, 2026.

The table below presents information about reported segments for the three months ended March 31 (except for asset information for 2025 that is presented as of December 31):

	March 31, 2026
	AI Platform and services	Connected devices and services	Total
Revenue	$475	$35	$510
Less:
Cost of revenue - AI Platform and services (exclusive of D&A)	247	—	247
Cost of revenue - Connected devices and services (exclusive of D&A)	—	265	265
Depreciation and amortization	295	31	326
Technology and infrastructure	169	653	822
Sales and marketing	103	201	304
General and administrative	1,298	2,095	3,393
Loss from operations	$(1,637)	$(3,210)	$(4,847)
Other expense (income)	(12)	170	158
Loss before provision for income taxes	$(1,625)	$(3,380)	$(5,005)
Income tax provision	—	—	—
Net loss	$(1,625)	$(3,380)	$(5,005)

	March 31, 2025
	AI Platform and services	Connected devices and services	Total
Revenue	$—	$206	$206
Less:
Cost of revenue - AI Platform and services (exclusive of D&A)	—	—	—
Cost of revenue - Connected devices and services (exclusive of D&A)	—	642	642
Depreciation and amortization	—	38	38
Technology and infrastructure	—	2,364	2,364
Sales and marketing	—	763	763
General and administrative	—	1,637	1,637
Loss from operations	$—	$(5,238)	$(5,238)
Other expense (income)	—	(60)	(60)
Loss before provision for income taxes	$—	$(5,178)	$(5,178)
Income tax provision	—	—	—
Net loss	$—	$(5,178)	$(5,178)

	As of March 31, 2026
	AI Platform and services	Connected devices and services	Total
Property and equipment, net	$28,999	$75	$29,074
Capital expenditures	6,238	—	6,238
Total assets	$600,128	$4,355	$604,483

	As of December 31, 2025
	AI Platform and services	Connected devices and services	Total
Property and equipment, net	$—	$101	$101
Capital expenditures	—	—	—
Total assets	$—	$5,600	$5,600

Cash and Cash Equivalents
The Company invests its excess cash primarily in money market funds, commercial paper, and short-term debt securities. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
Concentration of Credit Risk and Off-Balance Sheet Risk
The Company is subject to certain risks and uncertainties that could have a material adverse effect on its business, financial condition, results of operations, or cash flows primarily due to concentration of credit risk, significant customers, and supplier concentration.
Cash and cash equivalents are financial instruments that are potentially subject to concentrations of credit risk. Substantially all cash and cash equivalents are held in United States financial institutions. Cash equivalents consist of interest-bearing money market accounts and institutional money market funds. The amounts deposited in the money market accounts exceed federally insured limits. Further, the Company has amounts in excess of federally insured limits as of March 31, 2026 at two financial institutions that totaled approximately $29.3 million. The Company has not experienced any losses related to this account and believes the associated credit risk to be minimal due to the financial condition of the depository institutions in which those deposits are held.
The Company is dependent on third-party manufacturers to supply products for manufacturing as well as research and development activities. These programs could be adversely affected by a significant interruption in the supply of such materials. As of March 31, 2026 and 2025, no individual supplier accounted for more than 10% of total purchases. The Company has no financial instruments with off-balance sheet risk of loss.
Significant Customers
One customer accounted for approximately 52% of the Company’s revenue for the three months ended March 31, 2026, related to the Company’s AI cloud computing business. No customer represented 10% or more of revenue for the three months ended March 31, 2025.
Accounts Receivable, Net and Allowance for Expected Credit Losses
Accounts receivable represents amounts billed to customers for services provided in the ordinary course of business. Payment terms generally require payment upon receipt of invoice. Accounts receivable are stated at the amounts management expects to collect. The Company evaluates the collectability of its receivables on an ongoing basis using relevant available information, including historical collection experience, current economic conditions, and specific customer circumstances. Based on this evaluation, management determined that no allowance for credit losses was necessary as of March 31, 2026.
Inventory
Inventory consists of raw materials and is stated at the lower of cost or net realizable value. Cost comprises purchase price and incidental expenses incurred in bringing the inventory to its present location and condition. Cost is computed using the weighted-average cost method.
The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.
Property and Equipment, Net
Property and equipment, net are stated at cost, less accumulated depreciation. Property and equipment comprises technology equipment (servers, switches, and other equipment) intended to be used in the Company’s operations, software, and computers and office equipment.
Expenditures for maintenance and repairs that do not extend the lives of the respective assets are expensed as incurred. The carrying value of property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Depreciation expense is recorded using the straight-line method over the estimated useful lives of the assets as follows:

Technology equipment	Shorter of lease term or 5 years
Computers and office equipment	3-5 years
Software	3-5 years

Goodwill
The Company will evaluate goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the Company’s reporting units that are expected to benefit from the combination. The Company evaluates changes in its reporting structure to assess whether that change impacts the composition of one or more of its reporting units. If the composition of the Company’s reporting units’ changes, goodwill is reassigned between reporting units using the relative fair value allocation approach.
The Company performs the annual impairment test of goodwill at October 1. In addition, the Company performs impairment tests during any reporting period in which events or changes in circumstances indicate that impairment may have occurred. To test goodwill for impairment, the Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, the Company then performs a quantitative impairment test. Otherwise, the quantitative impairment test is not required. Under the quantitative impairment test, the Company would compare the estimated fair value of each reporting unit to its carrying value.
In assessing the fair value of the reporting units, the Company considers the market approach, the income approach, or a combination of both. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on several significant management assumptions, including estimated future revenue growth rates, gross margin on sales, operating margins, capital expenditures, tax rates and discount rates.
If the carrying amount of the reporting unit exceeds the calculated fair value, a loss on impairment is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Additionally, the Company considers the income tax effect from any tax-deductible goodwill on the carrying amount of the reporting unit, if applicable, when measuring the goodwill impairment charge.
Intangible Assets
The Company’s definite-lived intangible assets are carried at cost, net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives. The Company estimates the useful life by estimating the expected period of economic benefit. Amortization of intangible assets is included in depreciation and amortization in the condensed consolidated statements of operations and comprehensive loss.
Impairment of Long-Lived Assets
The Company reviews long-lived assets, including intangible assets subject to amortization and property and equipment subject to depreciation, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The recoverability of long-lived assets is assessed by comparing the undiscounted future cash flows expected to be generated by the asset to its carrying value. If the carrying amount of a long-lived asset exceeds the expected undiscounted cash flows, an impairment loss is recognized in an amount equal to the excess of the asset’s carrying value over its fair value. Fair value is determined using valuation techniques such as discounted cash flow models, market comparisons, and, where applicable, independent third-party appraisals. No impairment losses were recorded during the three months ended March 31, 2026 and 2025.

Revenue
The Company recognizes revenue from contracts with customers upon transfer of control of promised goods or services at the transaction price which reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services.
The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (Topic 606). Revenue is recognized when services are delivered. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for services. The Company determines revenue recognition by applying the following five steps:
•	Identification of the contract, or contracts, with the customer
•	Identification of the performance obligations in the contract
•	Determination of the transaction price
•	Allocation of the transaction price to the performance obligations in the contract
•	Recognition of the revenue when, or as, a performance obligation is satisfied
The adequacy of the estimates for the variable consideration is reviewed at each reporting date. If the actual amount of consideration differs from the estimates, the Company would adjust the estimates, impacting revenue in the period that such variances become known. If any of the judgments were to change, this change could cause a material increase or decrease in the amount of revenue reported in a particular period.
The Company allocates the transaction price to each performance obligation using the relative stand-alone selling price (“SSP”) for each distinct good or service in the contract. When available, the Company uses observable prices to determine SSP. When observable prices are not available, SSPs are established that reflect the Company’s best estimates of what the selling prices of the performance obligations would be if they were sold regularly on a stand-alone basis. The Company’s process for estimating SSPs without observable prices considers multiple factors that may vary depending upon the unique facts and circumstances related to each performance obligation including, where applicable, prices charged by the Company for similar offerings, market trends in the pricing for similar offerings, product-specific business objectives and the estimated cost to provide the performance obligation.
Contract assets represent the Company’s rights to consideration in exchange for goods or computing services that the Company has transferred to a customer but where the right to consideration is conditional on something other than the passage of time. In some arrangements, a right to consideration for the Company’s performance under the customer contract may occur before invoicing the customer, resulting in an unbilled accounts receivable. These unbilled accounts receivable represent amounts earned but not yet invoiced and are recognized in accordance with the performance obligations satisfied. Such amounts have been immaterial for the periods presented.
The Company records a contract liability for deferred revenue when cash payments from customers are received prior to the transfer of control or satisfaction of the related performance obligations. Deferred revenue, including current and non-current balances at March 31, 2026 and December 31, 2025 was $4.4 million and $12 thousand, respectively. As of March 31, 2026, the Company expects $2.2 million of total deferred revenue to be realized in less than a year.
A description of our principal revenue generating activities is as follows:
AI Platform and services
Revenue associated with AI Platform and services is generated through fixed-term contracts under which Corvex reserves compute and storage capacity across its fleet of servers and provides related support services. Customers pay a fixed fee for the reserved capacity and contracted services over the contract term, regardless of the level of utilization.
Compute capacity is delivered across two infrastructure tiers: (1) high-performance GPU servers for intensive AI training and inference workloads, and (2) virtual machines provisioned on shared CPU servers for general-purpose compute, development, testing, and supporting AI workloads such as data preprocessing and orchestration. Customers may also contract for integrated storage capacity and platform services, including managed Kubernetes, confidential computing, and service packages. The Company’s primary performance obligation is to stand ready to provide access to specified compute capacity, enabling customers to submit and process workloads on GPU and

CPU servers. Access to the Corvex AI cloud interface and standard technical support are not distinct in the context of the contract and are therefore combined into a single performance obligation with compute access. For customers that purchase optional storage services, the Company provides a separate performance obligation for access to hosted storage capacity.
Revenue from compute and storage capacity as well as from platform services is recognized over time as customers simultaneously receive and consume the benefits of the services as they are provided. The Company measures progress toward satisfaction of its stand-ready performance obligation on a straight line basis over the committed contract term. Revenue from optional storage services and platform services were immaterial for the three months ended March 31, 2026.
The Company’s contracts with customers include variable consideration in the form of SLA credits, which may reduce the transaction price if availability thresholds are not met. Such credits are recognized as variable consideration, and the reduction in revenue is allocable to the month in which the SLA threshold is not achieved. SLA credits were immaterial for the three months ended March 31, 2026.
Revenue - Connected devices and services
The Company generates revenue from the sale of Wellness Rings, portable chargers, charging cables, ring sizers, and mobile applications. As part of the purchase, customers also receive customer support and future unspecified software updates. These items are collectively referred to as the Wellness Ring Elements, each of which is distinct and a separate performance obligation. The Company recognizes revenue when control is transferred to the customer in an amount that reflects the net consideration to which the Company expects to be entitled.
The Company records revenue from the sales of the Wellness Ring Elements upon transfer of control of the distinct Wellness Ring Elements to the customer. The Company typically determines transfer of control for the Wellness Ring Elements based on when the product is delivered, or when the customer has obtained the significant risks and reward of ownership.
The Company collects sales taxes at the point of sale and remits the taxes to the proper state authorities. Sales tax is excluded from the measurement of the transaction price.
Shipping and handling costs are incurred as part of fulfillment activities with customers and are included as a component of cost of revenue.
Cost of Revenue
Cost of Revenue - AI Platform and services
Cost of revenue, exclusive of depreciation and amortization, primarily consists of costs related to operating data centers and the production environment used to provide services to customers, such as utilities including power, rent, labor costs and network access. Cost of revenue also includes personnel and other costs attributable to supporting and maintaining the Company’s computing environment used to deliver current-period services to customers, including compensation-related expenses and allocated overhead associated with these activities. The Company includes both direct costs and indirect costs that are attributable to the operation of the production environment. General corporate overhead, not attributable to current-period service delivery is excluded from cost of revenue.
The Company operates data centers and has co-location service agreements, which are accounted for as operating leases. These agreements generally commit the Company to pay monthly fees plus additional fees for bandwidth usage above the committed level.
Cost of revenue - Connected devices and services
Costs of revenue, exclusive of depreciation and amortization, consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, customer support, data hosting services and other costs, which are directly attributable to the production of the Company’s product. Write-down of inventory to lower of cost or net realizable value is also recorded in cost of revenue.
Technology and Infrastructure
In connection with the acquisition of Corvex OpCo, the Company has separately classified expenses related to technology and infrastructure within the condensed consolidated statements of operations and comprehensive loss.

Technology and infrastructure expense consists of costs associated with our infrastructure, such as personnel costs for employees associated with research and development of new and existing products and services or with maintaining our computing infrastructure, such as salaries and benefits, bonuses, stock-based compensation expense, lab supplies and facility costs, travel expenses, fees paid to non employees conducting certain research activities and other related expenses, and costs related to software subscriptions. The Company’s technology and infrastructure efforts are dedicated towards developing new services, improving the Company’s existing infrastructure, adding new features, bringing the latest compute technology to market and improving the accessibility of the Company’s services. Technology and infrastructure costs were $822 thousand and $2.4 million for the three months ended March 31, 2026 and 2025, respectively.
Sales and Marketing
In connection with the acquisition of Corvex OpCo, the Company has separately classified expenses related to sales and marketing within the condensed consolidated statements of operations and comprehensive loss. Sales and marketing expense consists of personnel costs associated with selling and marketing the Company’s services, such as salaries, stock-based compensation expense, commissions, bonuses, and other related expenses, third-party professional services costs, and advertising costs associated with marketing programs.
The Company expenses advertising costs as they are incurred. Advertising expenses were approximately $30 thousand and $237 thousand for the three months ended March 31, 2026 and 2025, respectively. These costs are included in sales and marketing expenses in the accompanying condensed consolidated statements of operations and comprehensive loss.
Stock-Based Compensation
The Company measures equity classified stock-based awards granted to employees, directors, and non employees based on the estimated fair value on the date of grant and recognizes compensation expense of those awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation including the expected term, the volatility of the Company’s Common Stock, and an assumed risk-free interest rate. The Company accounts for forfeitures as they occur.
Leases
The Company determines if an arrangement is a lease or implicitly contains a lease at inception based on the lease definition, and if the lease is classified as an operating lease or finance lease in accordance with Accounting Standards Codification 842, Leases (“ASC 842”). Operating lease right-of-use (“ROU”) assets and liabilities are presented separately in the consolidated balance sheets, while finance leases ROU assets are included in property and equipment. ROU assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date for existing leases based on the present value of lease payments over the lease term using an estimated discount rate.
For leases which do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments over a similar term. In determining the estimated incremental borrowing rate, the Company considers relevant banking rates and the Company’s costs incurred for underwriting discounts and financing costs in its previous equity financings. The ROU assets also include any lease payments made and exclude lease incentives.
For operating leases, lease expense is recognized on a straight-line basis over the lease term. For finance leases, amortization expense of the right of use assets is recognized on a straight-line basis over the lease term and the interest component is recognized utilizing the effective interest method over the lease term and included in interest and other income, net in the condensed consolidated statements of operations and comprehensive loss. Lease and non-lease components within a contract are generally accounted for separately. Short-term leases of twelve months or less, if any are expensed as incurred which approximates the straight-line basis due to the short-term nature of the leases.

Income Taxes
The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. As the Company maintained a full valuation allowance against its deferred tax assets, the changes resulted in no provision or benefit from income taxes during the three months ended March 31, 2026 and 2025, respectively.
The Company accounts for unrecognized tax benefits using a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company establishes a liability for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. The Company records an income tax liability, if any, for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax returns. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The liability is adjusted considering changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes the impact of liability provisions and changes to the liability that are considered appropriate. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
For interim periods, the Company estimates its annual effective income tax rate and applies the estimated rate to the year-to-date income or loss before income taxes. The Company computes the tax provision or benefit related to items reported separately and recognizes the items net of their related tax effect in the interim periods in which they occur. The Company recognizes the effect of changes in enacted tax laws or rates in the interim periods in which the changes occur.
Net Loss per Share
Basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of Common Stock outstanding during the period, without consideration for Common Stock equivalents. The weighted average number of common shares used in calculating basic and diluted net loss per share includes the weighted-average pre-funded common stock warrants outstanding during the period as they are exercisable at any time for nominal cash consideration. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities are antidilutive.
Business Combination
We include the results of operations of the businesses that we acquire from the date of acquisition. We determine the fair value of the assets acquired and liabilities assumed based on their estimated fair values as of the respective date of acquisition. The excess purchase price over the fair values of identifiable assets and liabilities is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenues and cash flows, discount rates, and selection of comparable companies. Key assumptions utilized in these valuation models include forecasted revenue growth rates, operating margins, customer attrition, contributory asset charges, royalty rates, and discount rates derived from market participant perspectives. The discount rates applied are generally based on an estimated weighted average cost of capital, reflecting the risks associated with the projected cash flows. Our estimates of fair value are based on assumptions believed to be reasonable, but are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.
When we issue cash payments or grants of equity to selling stockholders in connection with an acquisition, we evaluate whether the payments or awards are compensatory. This evaluation includes whether cash payments or stock award vesting is contingent on the continued employment of the selling stockholder beyond the acquisition date. If continued employment is required for the cash to be paid or stock awards to vest, the award is treated as compensation for post-acquisition services and is recognized as compensation expense.
Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in our condensed consolidated statements of operations and comprehensive loss.
Acquired intangible assets with a definite useful life are amortized over their estimated useful lives on a straight-line basis. Each period, the Company evaluates the estimated remaining useful life of its intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization.

The Company evaluates the recoverability of acquired intangible assets on an annual basis, or more frequently whenever circumstances indicate an intangible asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. If the future undiscounted cash flows do not exceed the carrying amount of the assets, an impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets.
Recent Accounting Pronouncements
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosure (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disaggregated disclosures, in the notes to the financial statements, of certain categories of expenses that are included in expense line items on the face of the income statement. The pronouncement’s amendments are effective for public business entities for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. Upon adoption, the guidance can be applied either prospectively or retrospectively. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.
In September 2025, the FASB issued ASU 2025-06, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. The amendments in this Update (i) remove all references to prescriptive and sequential software development stages (referred to as “project stages”) throughout Subtopic 350-40, (ii) specify that the disclosures in Subtopic 360-10, Property, Plant, and Equipment—Overall, are required for all capitalized internal-use software costs, regardless of how those costs are presented in the financial statements, (iii) clarify that the intangibles disclosures in paragraphs 350-30-50-1 through 50-3 are not required for capitalized internal-use software costs, and (iv) supersede the website development costs guidance and incorporate the recognition requirements for website-specific development costs from Subtopic 350-50 into Subtopic 350-40. The pronouncement’s amendments are effective for all entities for annual reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.
In April 2026, the FASB issued ASU 2026-01, Equity (Topic 505): Initial Measurement of Paid-in-Kind Dividends on Equity-Classified Preferred Stock. The amendments in this update require entities to initially measure paid-in-kind (“PIK”) dividends on equity-classified preferred stock using the PIK dividend rate stated in the preferred stock agreement, rather than at fair value. The ASU is effective for annual periods beginning after December 15, 2026, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of this pronouncement and does not expect that it will have a significant impact on the Company’s consolidated financial condition or results of operations.
NOTE 3 - ACQUISITIONS
On March 19, 2026, the Company completed its acquisition of 100% of the equity interests of Corvex OpCo, an AI cloud computing company specializing in GPU-accelerated infrastructure for AI workloads. The acquisition was undertaken to expand the Company’s AI infrastructure capabilities and strengthen its position in the high-performance compute market. The transaction provides access to Corvex OpCo’s infrastructure platform, engineering resources, and customer relationships, and is expected to enhance the Company’s ability to deliver scalable compute solutions to customers with AI and data-intensive workloads.
Pursuant to the terms of the Merger Agreement, total consideration consisted of the following:
•	240.5620 shares of Series B Preferred Stock which were converted into 240,544 shares of Common Stock on March 31, 2026.
•
23,551.5195 shares of Series C Preferred Stock, which are convertible into approximately 23,551,502 shares of Common Stock, subject to stockholder approval at the Company’s 2026 Annual Meeting of Stockholders. There are 140 shares of Series C Preferred Stock subject to repurchase that have been excluded from the US GAAP purchase consideration.

•
30,227.052 shares of Series D Preferred Stock, which shares shall be convertible into approximately 30,227,050 shares of Common Stock, subject to stockholder approval at the Company’s 2026 Annual Meeting of Stockholders.

Collectively, the Series B, Series C and Series D Preferred Stock are referred to collectively as “Payment Shares” on that basis that each share will be convertible to Common Stock and each Payment Share, on an as converted basis, represents one thousand shares of the combined company, which is the basis for the determination of the estimated purchase price.
In connection with the acquisition, the Company issued replacement awards for Corvex OpCo’s pre-existing stock options and restricted stock units.
Total consideration transferred in the acquisition was $581.9 million, consisting of the following (in thousands, except share data):

Fair value of Payment Shares at $10.71 per common share equivalent	$577,045
Fair value of assumed Corvex OpCo equity awards attributable to pre-combination services	4,866
Total consideration	$581,911

The acquisition-related costs were $1.8 million of which $719 thousand were incurred during the three months ended March 31, 2026 and were recorded in general and administrative expense in the condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2026.
We allocated the purchase price to tangible and identified intangible assets acquired and liabilities assumed based on their preliminary estimated fair values, which were determined using generally accepted valuation techniques based on estimates and assumptions made by management at the time of acquisition. These estimates and assumptions are believed to be reasonable, but they are inherently uncertain and may be subject to material change as additional information becomes available during the respective measurement period, which will not exceed 12 months from applicable acquisition date. The allocation of purchase price below is preliminary because the fair values of intangible assets, and certain tangible assets and liabilities, income taxes, and the determination of the useful lives of intangible assets has not been finalized. The acquired business contributed revenue of $475 thousand and a net loss of $1.63 million for the period from March 19, 2026 to March 31, 2026.
The preliminary fair values of assets acquired and liabilities assumed on the acquisition date are summarized as follows (in thousands):

Cash and cash equivalents	$36,678
Accounts receivable, net	1,342
Prepaid expenses and other current assets	596
Property and equipment, net	26,412
Operating lease right-of-use assets	3,477
Intangible assets	15,400
Goodwill	518,263
Total assets acquired	$602,168

Accounts payable	1,552
Accrued liabilities	443
Deferred revenue	4,340
Operating lease liabilities, current	1,605
Finance lease liabilities, current	3,798
Operating lease liabilities, non-current	1,921
Finance lease liabilities, non-current	6,598
Total liabilities assumed	$20,257

Total purchase price	$581,911

The acquired assets and assumed liabilities were recorded at their preliminary estimated fair values. The following table presents the amounts allocated to the intangible assets identified as of the date of acquisition and the estimated useful lives (in thousands):

	Fair value	Useful life (in years)
Customer relationships	$5,190	7
Tradename	10,210	20
	$15,400

Customer relationships represent the preliminary fair value of future projected revenue that will be derived from revenue with existing Corvex OpCo customers. The fair value was determined using the multi-period excess earnings method. The economic useful life was determined based on historical customer turnover rates, including revenue retention and churn rates, as well as the contractual terms and renewal characteristics of customer arrangements. The Company also evaluated qualitative factors specific to its compute capacity services, including the level of integration of its infrastructure within customer operations, switching costs, and the pace of technological change in the underlying compute and AI ecosystem.
Tradename refers to Corvex OpCo brand assets. The preliminary fair value was determined by applying the relief-from-royalty method. This method is based on the application of a royalty rate to forecasted revenue attributable to the Company’s acquired brand assets. The economic useful life was determined based on the expected usage period of the brand assets and the anticipated cash flows over the forecast period.
Amortization related to the acquired intangible assets was approximately $41 thousand for the three months ended March 31, 2026.
The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill, none of which is expected to be deductible for tax purposes. Goodwill is primarily attributable to the assembled workforce as well as the anticipated operational synergies from the integration of Corvex’s technology and resources to deploy AI infrastructure demand at scale with a differentiated product offering, growing sales pipeline and leadership experienced in large-scale distributed computing and software development. All Goodwill is assigned to the AI Platform and services segment.
The table below presents supplemental unaudited pro forma information as if Corvex OpCo acquisition had occurred at the beginning of the earliest period presented, which was January 1, 2025. Pro forma results include adjustments for amortization of intangible assets and right of use assets, depreciation of property and equipment, and stock-based compensation and do not include any projected cost savings or other anticipated benefits of the Merger. Therefore, the pro forma financial information is not indicative of the results of operations that would have occurred had the transactions been effected on the assumed date.

	Three months ended March 31,
	2026	2025
Revenue:
Revenue - AI Platform and services	$3,598	$1,145
Revenue - Connected devices and services	35	206
Total revenue	3,633	1,351
Net loss	$(16,040)	$(17,082)

NOTE 4 - FAIR VALUE MEASUREMENTS
Financial assets and liabilities are recorded at fair value. The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with investing in those financial instruments.

A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair values as follows:
Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2
Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

Level 3	Significant unobservable inputs that cannot be corroborated by market data.
The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company’s Level 1 financial assets are money market funds whose fair values are based on quoted market prices. The carrying amounts of prepaid expenses and other current assets, inventory, accounts payable, deferred revenue, and other current liabilities approximate fair value due to the short-term nature of these instruments.
The following tables provide a summary of the assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2026 and December 31, 2025 (in thousands):
Fair Value Measurements

	March 31, 2026
	Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$422	$422	$—	$—
Total cash equivalents	$422	$422	$—	$—

	December 31, 2025
	Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$2,360	$2,360	$—	$—
Total cash equivalents	$2,360	$2,360	$—	$—

NOTE 5 - CASH AND CASH EQUIVALENTS
Cash and cash equivalents consist of the following (in thousands):

	March 31, 2026	December 31, 2025
Cash and cash equivalents:
Cash	$28,908	$467
Money market funds	422	2,360
Total cash and cash equivalents	$29,330	$2,827

NOTE 6 - PROPERTY AND EQUIPMENT, NET
Property and equipment, net, as of March 31, 2026 and December 31, 2025, consisted of the following (in thousands):

	March 31, 2026	December 31, 2025
Technology equipment	$25,993	$310
Computers, office equipment and furniture	641	260
Construction in progress	2,973	—
Software	234	144
Total property and equipment	29,841	714
Less: accumulated depreciation	(767)	(613)
Total property and equipment, net	$29,074	$101

Total depreciation and amortization expense related to property and equipment for the three months ended March 31, 2026 was approximately $285 thousand including the amortization of right-of-use assets from finance leases of $131 thousand. Total depreciation and amortization expense related to property and equipment for the three months ended March 31, 2025, was approximately $38 thousand. Depreciation and amortization expense related to property and equipment is included in depreciation and amortization in the condensed consolidated statements of operations and comprehensive loss.
As of March 31, 2026, prepaid expenses and other current assets include $3.4 million of advance payments for server purchases.
NOTE 7 - GOODWILL AND INTANGIBLES
Goodwill
The following table summarizes the changes to Goodwill (in thousands):

Amount
Balance at January 1, 2026	$—
Additions	518,263
Balance at March 31, 2026	$518,263

There was no goodwill as of December 31, 2025 and there were no impairment charges recorded for any periods presented.
Intangible Assets, Net
Intangible assets, net consisted of the following (in thousands, except years):

	March 31, 2026
	Weighted- Average Remaining Useful Lives (in years)	Acquired Intangibles, Gross	Accumulated Amortization	Acquired Intangibles, Net
Customer relationships	7	$5,190	$(24)	$5,166
Tradename	20	10,210	(17)	10,193
Total		$15,400	$(41)	$15,359

Amortization expenses for intangible assets were $41 thousand for the three months ended March 31, 2026. There were no intangible assets as of December 31, 2025.
As of March 31, 2026, the expected future amortization expense related to intangible assets was as follows (in thousands):

Years Ending December 31,	Amount
2026	$1,211
2027	1,252
2028	1,252
2029	1,252
2030	1,252
Thereafter	9,140
Total expected future amortization expenses	$15,359

NOTE 8 - ACCRUED LIABILITIES
Accrued liabilities as of March 31, 2026 and December 31, 2025 consisted of the following (in thousands):

	March 31, 2026	December 31, 2025
Accrued compensation	$364	$133
Accrued research and development	84	110
Accrued vacation	43	78
Accrued interest on bridge loan (related party)	132	72
Accrued fees for professional services	787	201
Other	125	89
	$1,535	$683

NOTE 9 - BRIDGE LOAN (RELATED PARTY)
On August 6, 2025, the Company entered into a Loan Agreement and Promissory Note (the “Loan Agreement”) pursuant to which the Company obtained $1,500,000 in bridge financing (the “Bridge Loan”). In connection with the Bridge Loan, the Company entered into a Security Agreement and Intellectual Property Security Agreement pursuant to which the Company granted the lender a security interest in all of its assets, properties and rights, including its intellectual property rights. The Bridge Loan bears interest at a per annum rate equal to 12.0% and matures on November 3, 2025 (the “Maturity Date”). The Maturity Date may be extended by up to 60 days if the Company delivers evidence that it has entered into definitive documentation for a Qualifying Transaction (as defined in the Loan Agreement) prior to the Maturity Date. The Loan Agreement also includes a loan premium provision that would require the Company to pay an additional amount equal to double the then outstanding principal balance of the Bridge Loan upon the occurrence of certain triggering events.
Upon maturity, the Company is required to repay the $1.5 million principal, accrued interest, and a $3.0 million premium. The premium represents an original issue discount, which is amortized over the 90-day term of the loan using the effective interest method, resulting in an effective annual interest rate of approximately 532.59%.
The transaction was negotiated directly with the noncontrolling shareholder and was entered into to provide short-term funding; management believes the terms were reasonable under the circumstances.
On November 3, 2025, the Company entered into an amendment (the “First Amendment”) to the Bridge Loan. The First Amendment provided for an extension of the maturity date of the Bridge Loan to November 5, 2025.
On November 6, 2025, the Company entered into a second amendment to the Bridge Loan (the “Second Amendment”). The Second Amendment provides for an extension of the maturity date of the Bridge Loan to March 31, 2026 in exchange for the Company’s agreeing that upon any sale or other disposition of all or substantially all the Company’s assets prior to closing of the Merger, it will be obligated to repay the $1.5 million principal of the Bridge Loan, plus any other outstanding obligations plus a $3.0 million repayment premium. The Second Amendment further provides that if the outstanding obligations under the Bridge Loan are not satisfied prior to Closing, the Company’s intellectual property and other assets associated with its business prior to Closing will be transferred to the Lender in full satisfaction of such obligations. As a result, the remaining unamortized original issue discount was amortized using the effective interest method over the amended term ending March 31, 2026. No additional proceeds were received in connection with the amendment.
On March 19, 2026, the Company entered into a third amendment to the Bridge Loan (the “Third Amendment”). The Third Amendment provides for an extension of the maturity date of the Bridge Loan to June 30, 2026 in exchange for the Company’s agreeing that upon any sale or other disposition of all or substantially all the Company’s legacy assets, it will be obligated to repay the $1.5 million principal of the Bridge Loan, plus any other outstanding obligations plus a $3.0 million repayment premium and any other proceeds from the sale of such legacy assets. The Third Amendment further provides that if the outstanding obligation under the Bridge Loan has not been paid and the Company has not sold the legacy assets by the maturity date, the Company would transfer such assets to the lender on the maturity date in full satisfaction of the debt. No additional proceeds were received in connection with the amendment.

As of March 31, 2026, the carrying amount of the bridge loan was $4.5 million. Interest expense recognized for the three months ended March 31, 2026 was $177 thousand which includes $118 thousand related to the remaining amortization of the original issue discount and $60 thousand of accrued and unpaid interest.
NOTE 10 - COMMON STOCK AND PREFERRED STOCK
2026 Stock Dividend
In connection with the Merger Agreement, the Company completed the 2026 Stock Dividend. As a result of the 2026 Stock Dividend, each share of Common Stock issued and outstanding at the close of business on March 30, 2026 was automatically converted into 1.358 shares of Common Stock and was distributed on approximately April 6, 2026. Additional shares of Common Stock that would have been issuable to the holders of record of Series A Preferred Stock, Warrants, and vested and outstanding stock options and RSUs, if they had converted or exercised such securities into Common Stock on March 30, 2026, will become issuable upon the conversion of the Series A Preferred Stock, Warrants, and vested and outstanding stock options and RSUs. Shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and all assumed Corvex OpCo equity awards were not eligible to be adjusted by the 2026 Stock Dividend.
As of March 31, 2026 and December 31, 2025, the Company was authorized to issue 500,000,000 shares of Common Stock with a par value of $0.0001 per share. As of March 31, 2026 and December 31, 2025, 1,921,809 and 1,228,272 shares were outstanding, respectively.
At-the-Market Issuance of Common Stock
On August 15, 2022, the Company entered into an At-the-Market Issuance Agreement (the “Issuance Agreement”) with B. Riley Securities, Inc. (the “Sales Agent”). Pursuant to the terms of the Issuance Agreement, the Company may sell from time to time through the Sales Agent shares of the Company’s Common Stock having an aggregate offering price of up to $50,000,000 (the “Shares”). Sales of Shares, if any, may be made by means of transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act, including block trades, ordinary brokers’ transactions on the Nasdaq Capital Market or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices or by any other method permitted by law.
Under the terms of the Issuance Agreement, the Company may also sell Shares to the Sales Agent as principal for its own accounts at a price to be agreed upon at the time of sale. Any sale of Shares to the Sales Agent as principal would be pursuant to the terms of a separate agreement between the Company and the Sales Agent.
The Company has no obligation to sell any of the Shares under the Issuance Agreement and may at any time suspend solicitation and offers under the Issuance Agreement.
In June 2024, the Company replaced B. Riley Securities with Jones Trading as the Sales Agent for the Issuance Agreement.
During the three months ended March 31, 2026, the Company neither issued nor sold any shares through the Issuance Agreement. During the three months ended March 31, 2025, the Company issued and sold an aggregate of 26,642 shares of Common Stock through the Issuance Agreement at a weighted-average public offering price of $29.33 per share and received net proceeds of $758 thousand. As of March 31, 2026, the Issuance Agreement had been terminated as a result of the expiration of the Company’s Registration Statement on Form S-3.
Common Stock Reserved for Future Issuance
Common Stock reserved for future issuance at March 31, 2026 is summarized as follows:

March 31, 2026
Conversion of Series A preferred stock	764,432
Conversion of Series C preferred stock	23,551,502
Conversion of Series D preferred stock	30,227,050
Warrants to purchase common stock	438,547
Stock options outstanding	8,832,825

March 31, 2026
Settlement of restricted stock units	6,158,716
Stock options available for future grants	1,067,244
Total	71,040,316

Series A Convertible Preferred Stock
As of March 31, 2026 the Company had 3,000 issued and outstanding shares at an original issue price of $1,000 per share, with a conversion price of $5.50 plus 8% accrued and unpaid dividends. The 3,000 outstanding shares of Series A Preferred Stock are convertible into 746,978 shares of Common Stock, plus an additional 17,454 shares based on dividends in arrears as of March 31, 2026. The Series A class is convertible into Common Stock, at the option of the holder subject to a 4.99% beneficial ownership limitation, is non-participating, and carries voting rights together with the Common Stock. The class also includes protective provisions, registration rights, liquidated damages for registration failures, and investor indemnification provisions.
Series C Non-Voting Convertible Preferred Stock
In connection with the Merger the Company issued 23,551.5195 shares of Series C Non-Voting Convertible Preferred Stock (“Series C Preferred Stock”). Following stockholder approval, each share of Series C Preferred Stock will automatically convert into 1,000 shares of the Company’s Common Stock. Except as otherwise required by the Series C Certificate of Designations or applicable law, the Series C Preferred Stock does not have voting rights. However, for so long as any shares of Series C Preferred Stock remain outstanding, the Company may not take certain actions that would adversely affect the rights, preferences or privileges of the Series C Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock. Holders of Series C Preferred Stock are entitled to receive dividends on an as-if-converted-to-Common Stock basis, in the same form and manner as dividends declared and paid on the Company’s Common Stock, when and if such dividends are declared, and are not entitled to any dividends payable pursuant to the Merger Agreement. Upon any liquidation, dissolution or winding up of the Company, the Series C Preferred Stock ranks on parity with the Company’s Common Stock and junior to the Series A Preferred Stock with respect to distributions of assets.
Series D Non-Voting Convertible Preferred Stock
In connection with the Merger, the Company issued 30,227.0524 shares of Series D Non-Voting Convertible Preferred Stock (“Series D Preferred Stock”). Following stockholder approval, each share of Series D Preferred Stock will be convertible, at the option of the holder, into 1,000 shares of the Company’s Common Stock, effective as of 5:00 p.m. (Eastern time) on the third business day after such approval is obtained. Except as otherwise required by the Series D Certificate of Designations or applicable law, the Series D Preferred Stock does not have voting rights. However, for so long as any shares of Series D Preferred Stock remain outstanding, the Company may not take certain actions that would adversely affect the rights, preferences or privileges of the Series D Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock. Holders of Series D Preferred Stock are entitled to receive dividends on an as-if-converted-to-Common Stock basis, in the same form and manner as dividends declared and paid on the Company’s Common Stock, when and if such dividends are declared, and are not entitled to any dividends payable pursuant to the Merger Agreement. Upon any liquidation, dissolution or winding up of the Company, the Series D Preferred Stock ranks on parity with the Company’s Common Stock and junior to the Series A Preferred Stock with respect to distributions of assets. Conversion of the Series D Preferred Stock is subject to a beneficial ownership limitation that prevents a holder from converting shares to the extent such conversion would result in the holder beneficially owning more than 4.99% of the Company’s outstanding Common Stock, which may be increased (up to 19.99%) or decreased at the holder’s option upon at least 61 days’ prior notice to the Company.

NOTE 11 - COMMON STOCK WARRANTS
The following is a summary of the Company’s warrant activity for the three months ended March 31, 2026:

Warrant Issuance (BOD)	Issuance	Exercise Price	Outstanding, December 31, 2025	Granted	Exercised	Canceled/ Expired	Outstanding, March 31, 2026	Expiration
Underwriter Warrants	March 2021	$662.74	8,664	—	—	(8,664)	—	March 2026
January 2023 warrants	January 2023	$173.42	21,022	—	—	—	21,022	January 2028
February 2023 warrants	February 2023	$173.42	3,154	—	—	—	3,154	January 2028
August 2023 warrants	August 2023	$136.97	1,827	—	—	—	1,827	August 2028
April 2024 Pre-Funded warrants	April 2024	$0.12	20,174	—	—	—	20,174	None
April 2024 warrants	April 2024	$45.00	406,934	—	—	—	406,934	April 2029
April 2024 warrants	April 2024	$48.61	2,607	—	—	—	2,607	April 2029
August 2024 warrants	August 2024	$45.00	3,003	—	—	—	3,003	August 2029
			467,385	—	—	(8,664)	458,721

The following is a summary of the Company’s warrant activity for the three months ended March 31, 2025:

Warrant Issuance (BOD)	Issuance	Exercise Price	Outstanding, December 31, 2024	Granted	Exercised	Canceled/ Expired	Outstanding, March 31, 2025	Expiration
Preferred A Placement Warrants	March and April 2018 and August 2019	$154.64	2,653	—	—	—	2,653	April 2025
Preferred B Placement Warrants	April 2019	$231.95	4,199	—	—	—	4,199	April 2025
Convertible Notes Placement Warrants	August 2020	$283.81	1,556	—	—	—	1,556	August 2025
Underwriter Warrants	March 2021	$662.74	8,664	—	—	—	8,664	March 2026
January 2023 warrants	January 2023	$173.42	21,022	—	—	—	21,022	January 2028
February 2023 warrants	February 2023	$173.42	3,154	—	—	—	3,154	February 2028
August 2023 warrants	August 2023	$136.97	1,827	—	—	—	1,827	August 2028
April 2024 Pre-Funded warrants	April 2024	$0.12	26,242	—	—	—	26,242	None
April 2024 warrants	April 2024	$45.00	406,934	—	—	—	406,934	April 2029
April 2024 warrants	April 2024	$48.61	2,607				2,607	April 2029
August 2024 warrants	August 2024	$6.11	3,003	—	—	—	3,003	August 2029
			481,861	—	—	—	481,861

NOTE 12 - STOCK-BASED COMPENSATION
2019 Equity Incentive Plan
As of March 31, 2026, the Company had 117,130 shares available for future grant pursuant to the 2019 Incentive Plan.
2021 Employment Inducement Plan
As of March 31, 2026, the Company had 18,106 shares available for future grant under the 2021 Inducement Plan.
2024 Equity Incentive Plan
As of March 31, 2026, the Company had 932,008 shares available for future grant under the 2024 Incentive Plan.
Before the Merger, Corvex OpCo maintained the 2024 Equity Incentive Plan (the “2024 Incentive Plan”) to help attract and retain eligible award recipients and to incentivize them to contribute to Corvex OpCo’s success. Under the Plan Corvex OpCo could issue up to 2,295,000 shares of Corvex OpCo common stock, subject to adjustment as provided in the Plan. On March 18, 2026, the Board of Directors of Corvex OpCo approved an increase in the aggregate number of shares of Corvex OpCo common stock that may be issued pursuant to the 2024 Equity

Incentive Plan (the “2024 Plan”) from 2,295,000 to 7,097,718, an increase of 4,802,718 shares, subject to adjustment as provided in the 2024 Plan. The 2024 Plan was replaced by the Company in the Merger and the number of shares available under the 2024 Plan was increased to 15,795,897 to reflect the impact of the exchange ratio in the Merger.
As part of the Merger, 3,934,154 of Corvex OpCo’s outstanding stock options were assumed by the Company, representing 8,755,418 stock options after accounting for the exchange ratio in the Merger. Additionally, 2,744,776 of Corvex OpCo’s RSUs were replaced by the Company, representing 6,108,470 RSUs after accounting for the exchange ratio in the Merger. The fair value of these stock options and RSUs was approximately $148.5 million. Of this amount, $4.9 million was recognized in the total purchase price (Note 3). The remainder of the fair value of approximately $143.6 million will be recognized as compensation expense subsequent to the Merger until the year 2030.
The Company’s equity incentive plan permits certain employees to early exercise stock options prior to vesting. Shares issued upon exercise of unvested options are subject to the Company’s right of repurchase at the original exercise price until vested. Early exercised options are included in exercises in the stock option activity table. The Company recognizes stock-based compensation expense for these awards over the remaining requisite service period. As of March 31, 2026, 149,215 shares issued pursuant to early exercise remained subject to repurchase rights.
2026 Equity Incentive Plan
On March 19, 2026, the Company’s Board of Directors approved the 2026 Corvex Equity Incentive Plan (the “2026 Incentive Plan”), subject to stockholder approval at the Company’s 2026 Annual Meeting of Stockholders. The 2026 Incentive Plan will have 3,500,000 shares of Common Stock available for issuance following stockholder approval.
Stock Options
On February 16, 2026, Corvex OpCo granted 85,000 options to certain employees and/or consultants of the Company, which vest and become exercisable subject to the recipient’s continued service. The options vest monthly over four years on the anniversary of the grant date. Further, in accordance with their terms and as a result of the Merger, the stock options were increased by the 2.2255 exchange ratio resulting in 189,167 stock options. Total share-based compensation cost as of the grant date of the awards was $1.8 million.
On March 18, 2026, Corvex OpCo granted 2,948,094 options to certain employees and/or consultants of Corvex OpCo (the “Merger Options”) which vest and become exercisable subject to the recipient’s continued service following the closing of the Merger. Of the 2,948,094 Merger Options, 314,000 vest monthly over four years on the anniversary of the grant date, 26,000 vest monthly over one year, and 2,608,094 vest quarterly over four years, each of which are subject to acceleration as described below. Further, in accordance with their terms and as a result of the Merger, the Merger Options were increased by the 2.2255 exchange ratio resulting in 6,560,952 Merger Options. If the Company consummates a change in control transaction where the enterprise value of the Company is $500 million or greater, after giving effect to the 2.2255 exchange ratio, all 5,804,286 Merger Options shall accelerate and become fully vested as of immediately prior to the closing of such transaction, subject to the holder’s continuous service through such date. Total share-based compensation cost as of the grant date of the Merger Options was $58.5 million.
Corvex OpCo stock options granted under the 2024 Incentive Plan were not adjusted for the 2026 Stock Dividend.
On March 18, 2026, after giving effect to the 2026 Stock Dividend the Company granted 271,600 options (the “Fairbairn NQOs”) to Emily Fairbairn in recognition of her taking on the role of lead independent director under the Corvex Inc. 2026 Equity Incentive Plan (the “2026 Incentive Plan”). The exercise price per share of the Fairbairn NQOs shall be the closing price of the Common Stock on the grant date, which was $11.11, and such option shall vest and become exercisable in three equal annual installments, subject to approval of the 2026 Incentive Plan.
The Company measures the fair value of the awards on the date of grant. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period beginning on the grant date. Stock-based compensation for the Fairbairn NQOs shall not be recognized until the date of grant, at which point, expense will be recognized on a straight-line basis over the requisite service period.

Stock option activity for the three months ended March 31, 2026 was as follows (in thousands, except share, per share, and remaining life data):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life	Intrinsic Value
Outstanding at December 31, 2025	2,602,081	$6.07	7.6 years	$18,504
Granted	6,750,119	$4.47
Exercised	(427,244)	$0.92
Cancelled	(92,131)	$145.54
Outstanding at March 31, 2026	8,832,825	$3.64	9.7 years	$57,745

Exercisable as of March 31, 2026	258,672	$0.33	6.2 years	$2,548

Vested and expected to vest as of March 31, 2026	8,832,825	$3.64	9.7 years	$57,745

The weighted-average grant date fair value of options granted during the three months ended March 31, 2026 and 2025, was $8.94 and $23.52, respectively. During the three months ended March 31, 2025 no options were exercised. The fair value of the 4,680 and 2,623 options that vested during the three months ended March 31, 2026 and 2025 was approximately $132 thousand and $415 thousand, respectively.
Stock options were granted under the 2024 Equity Incentive Plan during the three months ended March 31, 2026. There were no stock options granted under the 2019 Incentive Plan and 2021 Inducement Plan for the three months ended March 31, 2026. The Company estimated the fair value of stock options using the Black-Scholes option pricing model. The fair value of the stock options granted during the three months ended March 31, 2026 and 2025 was estimated using the following weighted average assumptions:

	Three Months Ended March 31,
	2026	2025
Dividend yield	—%	—%
Expected volatility	75.00%	65.16%
Risk-free interest rate	3.93% - 4.06%	4.39%
Expected life	5.63 - 7.00 years	5.46 years

Dividend Rate—The expected dividend rate was assumed to be zero, as the Company had not previously paid dividends on its Common Stock and has no current plans to do so.
Expected Volatility—The expected volatility was derived from the historical stock volatilities of several public companies within the Company’s industry that the Company considers to be comparable to the business over a period equivalent to the expected term of the stock option grants.
Risk-Free Interest Rate—The risk-free interest rate is based on the interest yield in effect at the date of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.
Expected Term—The expected term represents the period that the Company’s stock options are expected to be outstanding. The expected term of option grants that are considered to be “plain vanilla” are determined using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. For other option grants not considered to be “plain vanilla,” the Company determined the expected term to be the contractual life of the options.
Forfeiture Rate—The Company recognizes forfeitures when they occur.

The Company has recorded stock-based compensation expense for the three months ended March 31, 2026 and 2025 related to the issuance of stock option awards to employees and non employees in the condensed consolidated statement of operations and comprehensive loss as follows (in thousands):

	Three months ended March 31,
	2026	2025
Cost of revenue	$93	$1
Technology and infrastructure	229	95
Sales and marketing	82	44
General and administrative	514	159
	$918	$299

As of March 31, 2026, unamortized compensation expense related to unvested stock options was approximately $77.5 million, which is expected to be recognized over a weighted average period of 3.95 years.
Restricted Stock Units
On January 2, 2026, after giving effect to the 2026 Stock Dividend the Company granted 72,619 RSUs to Employees (“Employee RSUs”) for the period from January 1, 2026, to March 31, 2026, which vest over that period based upon continued service. The Company also granted 40,871 RSUs to Directors (“Director RSUs”) for the period from January 1, 2026, to June 30, 2026, which vest immediately on the grant date. The terms of the awards provided that they would be converted into shares on the earlier of (a) the date of a change of control, (b) promptly following the date of grantee’s separation of service, and (c) December 31, 2026. Of the 113,490 RSUs, 102,047 were vested following the closing of the Merger and the remaining 11,443 unvested RSUs were forfeited. Total share-based compensation cost as of the grant date of the Employee RSUs and the Director RSUs was $407 thousand and $264 thousand, respectively.
On March 18, 2026, after giving effect to the 2026 Stock Dividend the Company granted J. Cogan, CFO 50,246 RSUs under the Movano 2019 Incentive Plan (the “Cogan RSUs”) of which 27,160 RSUs vest in full upon the earlier of (1) June 30, 2026 and (2) termination without Cause, and the remaining 23,086 vest in six monthly installments beginning on July 31, 2026 and ending on December 31, 2026. Total share-based compensation expense as of the grant date of the Cogan RSUs was $558 thousand.
On March 18, 2026, Corvex OpCo granted 2,744,776 RSUs to the Co-Founders of Corvex OpCo (the “Founder RSUs”), which vest and become settled in equal quarterly installments over a four-year period following the closing of the Merger (March 19, 2026), subject to acceleration. Further, in accordance with their terms and as a result of the Merger, the RSUs were increased by the 2.2255 exchange ratio resulting in 6,108,470 Founder RSUs. The Founder RSUs were not adjusted for the 2026 Stock Dividend. Total share-based compensation cost as of the grant date of the Founder RSUs was $65.4 million.
If the Company consummates a change in control transaction where the enterprise value of the Company is $500 million or greater, after giving effect to the 2.2255 exchange ratio, all 6,108,470 of Founder RSUs shall accelerate and become fully vested as of immediately prior to the closing of such transaction, subject to the holder’s Continuous Service through such date.
On March 18, 2026, after giving effect to the 2026 Stock Dividend, the Company granted 135,800 restricted stock units (the “Fairbairn RSUs”) to Emily Fairbairn in recognition of her taking on the role of lead independent director under the Corvex Inc. 2026 Equity Incentive Plan (the “2026 Incentive Plan”). The Fairbairn RSUs shall be granted on the date of approval of the 2026 Incentive Plan and shall vest and settle in three equal annual installments on the anniversary of the grant date.
The Company measures the fair value of RSUs on the date of grant. For the Employee RSUs, Founder RSUs and Cogan RSUs stock-based compensation expense is recognized on a straight-line basis over the requisite service period. For Director RSUs stock-based compensation expense is recognized immediately. Stock-based compensation for the Fairbairn RSUs shall not be recognized until the date of grant, at which point, expense will be recognized on a straight-line basis over the requisite service period.

The following table summarizes the activity related to the Company’s RSUs:

	Number of RSUs	Weighted Average Grant Date Fair Value
Balance, December 31, 2025	—	$—
Granted	6,272,206	$10.71
Vested	102,047	$6.47
Vested and converted to shares	(25,749)	6.47
Forfeited or cancelled	(11,443)	6.47
Balance, March 31, 2026	6,235,014	$10.66

The Company has recorded stock-based compensation expense for the three months ended March 31, 2026 and 2025 related to the issuance of RSUs to employees and non-employees in the condensed consolidated statement of operations and comprehensive loss as follows (in thousands):

	Three months ended March 31,
	2026	2025
Cost of revenue	$—	$—
Technology and infrastructure	172	—
Sales and marketing	27	—
General and administrative	1,061	—
	$1,260	$—

NOTE 13 - COMMITMENTS AND CONTINGENCIES
Operating and Finance Leases
As of March 31, 2026, the Company has operating lease agreements for the office premises, laboratory space, and two data center co-locations and one finance lease agreement for the equipment used in its AI cloud computing business.
The balances of the operating and finance lease related accounts as of March 31, 2026 and December 31, 2025 are as follows (in thousands):

Operating and Finance leases	March 31, 2026	December 31, 2025
Operating lease right-of-use assets	$3,792	$415
Operating lease liabilities, current	1,893	253
Operating lease liabilities, non-current	2,090	267
Finance lease liabilities, current	3,856	18
Finance lease liabilities, non-current	6,559	—

The components of lease expense and supplemental cash flow information as of and for the three months ended March 31, 2026 and 2025 are as follows (in thousands):

	Three Months Ended March 31,
	2026	2025
Lease Cost:
Operating lease cost	$175	$56
Finance lease cost:
Amortization of lease assets	118	—
Interest on lease liabilities	139	—
Total finance lease cost	257	—
Variable lease cost	21	—
Total lease cost	$453	$56

Amortization expense related to the leases above, was $127 thousand and $4 thousand for the three months ended March 31, 2026 and 2025.
Total operating cash flows from operating leases included in the measurement of leases liabilities for the three months ended March 31, 2026 and 2025 was $1.6 million and $87 thousand, respectively.
Information relating to the lease term and discount rates for the years ended March 31, 2026 and 2025 were as follows:

	Three Months Ended March 31,
	2026	2025
Weighted-average remaining lease terms (in years)
Finance leases	2.58	1.80
Operating leases	2.06	2.75
Weighted-average discount rate
Finance leases	5.6%	15.1%
Operating leases	5.9%	10.0%

Future minimum lease payments for the operating and finance leases as of March 31, 2026 are as follows (in thousands):

	Finance Leases	Operating Leases
Remainder of 2026	$3,238	$1,551
2027	4,317	1,840
2028	3,597	829
Total undiscounted lease payments	11,152	4,220
Less: Present value discount	(737)	(237)
Lease liability	$10,415	$3,983

Litigation
From time to time, the Company may become involved in various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Management is not currently aware of any matters that may have a material adverse impact on the Company’s business, financial position, results of operations or cash flows.
Indemnification
The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to its technology. The term of these indemnification agreements is generally perpetual after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future but have not yet been made. The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements.
The Company has entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.
No amounts associated with such indemnifications have been recorded as of March 31, 2026.
Royalty Commitments
The Company is required to make certain usage-based royalty payments to a vendor. The royalty amount is calculated based on the number of Wellness Rings shipped, as adjusted for returns and refunds to customers, and the number of specified algorithms developed by the vendor that are included on the Wellness Rings. The maximum amount of the royalty commitment is approximately $6.1 million, and the amount of the research and development expenses paid to the vendor will reduce the total royalty commitment amount. Through March 31, 2026, the Company has paid research and development expenses of approximately $899 thousand to the vendor. The amount of the royalty calculation for the three months ended March 31, 2026 and 2025 was immaterial.
NOTE 14 - NET LOSS PER SHARE
The following table provides the computation of the basic and diluted net loss per share during the three months ended March 31, 2026 and 2025 (in thousands, except share and per share data):

	Three Months Ended March 31,
	2026	2025
Numerator:
Net loss	$(5,005)	$(5,178)
Denominator:
Weighted average shares used in computing net loss per share, basic and diluted	1,628,515	967,331
Net loss per share, basic and diluted	$(3.13)	$(5.35)

The potential shares of Common Stock that were excluded from the computation of diluted net loss per share for the three months ended March 31, 2026 and 2025 because including them would have been antidilutive are as follows:

	Three Months Ended March 31,
	2026	2025
Shares subject to conversion of Series A preferred stock	764,432	—
Shares subject to conversion of Series C preferred stock	23,551,502	—
Shares subject to conversion of Series D preferred stock	30,227,050	—
Shares subject to settlement of restricted stock units	6,158,716	—
Shares subject to options to purchase common stock	8,832,825	105,068
Shares subject to warrants to purchase common stock	438,547	455,533
Total	69,973,072	560,601

NOTE 15 - SUBSEQUENT EVENTS
Management of the Company evaluated events that have occurred after the balance sheet dates through the date these condensed consolidated financial statements were issued. The Company noted no subsequent events that would materially impact the condensed consolidated financial statements, other than those already disclosed in the footnotes to the Company’s unaudited consolidated financial statements as of March 31, 2026.

Independent Auditor’s Report
Stockholders and Board of Directors
Corvex Legacy Holdings, Inc.
Arlington, Virginia
Opinion
We have audited the financial statements of Corvex Legacy Holdings, Inc. (formerly known as Corvex, Inc.) (the Company), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, convertible preferred stock and stockholders’ deficit and cash flows for the year ended December 31, 2025 and for the period from October 21, 2024 (inception) through December 31, 2024, and the related notes to the financial statements.
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from October 21, 2024 (inception) through December 31, 2024, in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matter
As discussed in Note 13 to the financial statements, subsequent to December 31, 2025, the Company entered into a merger agreement with Corvex, Inc. (formerly known as Movano Inc.). Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ BDO USA, P.C.
Potomac, Maryland

April 30, 2026

CORVEX LEGACY HOLDINGS, INC.
(f/k/a Corvex, Inc.)
BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$35,345	$3,793
Accounts receivable, net	1,444	—
Prepaid expenses and other current assets	492	86
Total current assets	37,281	3,879
Property and equipment, net	26,580	18,671
Operating lease right-of-use assets	3,709	—
Deferred tax asset	—	54
Total assets	$67,570	$22,604
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$865	$816
Accrued liabilities	678	15
Deferred revenue	237	—
Operating lease liabilities, current	2,614	—
Finance lease liabilities, current	3,699	—
Total current liabilities	8,093	831
Operating lease liabilities, non-current	1,196	—
Finance lease liabilities, non-current	7,465	—
SAFE liability	27,345	—
Warrant liabilities	13,105	3,530
Total liabilities	57,204	4,361
Commitments and contingencies (Note 6)
Convertible preferred stock
Convertible preferred stock, $0.00001 par value per share, 13,464,000 shares authorized as of December 31, 2025 and December 31, 2024; 8,976,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024.	18,450	18,450
Stockholders’ deficit
Common stock, $0.00001 par value per share, 22,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 7,999,656 and 7,905,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively.	—	—
Additional paid-in capital	5,744	4,104
Accumulated deficit	(13,828)	(4,311)
Total stockholders’ deficit	(8,084)	(207)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$67,570	$22,604

The accompanying notes are an integral part of these financial statements.

CORVEX LEGACY HOLDINGS, INC.
(f/k/a Corvex, Inc.)
STATEMENTS OF OPERATIONS
(in thousands)

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Revenue	$7,102	$—
Operating Expenses:
Cost of revenue (exclusive of depreciation and amortization)	2,851	—
Depreciation and amortization	4,392	—
Technology and infrastructure	1,342	122
Sales and marketing	1,187	13
General and administrative	7,099	4,276
Loss from operations	(9,769)	(4,411)
Other income, net	30	46
Change in fair value of warrant liabilities	(9,575)	—
Change in fair value of SAFE liability	9,857	—
Loss before provision for income taxes	(9,457)	(4,365)
Income tax benefit (expense)	(60)	54
Net loss	$(9,517)	$(4,311)

The accompanying notes are an integral part of these financial statements.

CORVEX LEGACY HOLDINGS, INC.
(f/k/a Corvex, Inc.)
STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share and per share data)

	Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, October 21, 2024 (Inception date)	—	$—	—	$—	$—	$—	$—
Issuance of convertible preferred stock, net of issuance costs of $20 thousand	8,976,000	18,450	—	—	—	—	—
Issuance of common stock	—	—	7,905,000	—	—	—	—
Stock-based compensation expense	—	—	—	—	4,104	—	4,104
Net loss	—	—	—	—	—	(4,311)	(4,311)
Balance, December 31, 2024	8,976,000	$18,450	7,905,000	$—	$4,104	$(4,311)	$(207)
Issuance of common stock upon exercise of stock options	—	—	94,656	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,640	—	1,640
Net loss	—	—	—	—	—	(9,517)	(9,517)
Balance, December 31, 2025	8,976,000	$18,450	7,999,656	$—	$5,744	$(13,828)	$(8,084)

The accompanying notes are an integral part of these financial statements.

CORVEX LEGACY HOLDINGS, INC.
(f/k/a Corvex, Inc.)
STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Cash flows from operating activities:
Net loss	$(9,517)	$(4,311)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	4,392	—
Non-cash lease expense	1,041	—
Change in fair value of warrant liabilities	9,575	—
Change in fair value of SAFEs	(9,857)	—
Stock-based compensation	1,640	4,104
Deferred income taxes	54	(54)
Change in allowance for credit losses	25	—
Changes in operating assets and liabilities:
Accrued liabilities	634	15
Accounts receivable	(1,469)	—
Prepaid expenses and other current assets	(406)	(86)
Accounts payable	568	16
Operating lease liabilities	(940)	—
Deferred revenue	237	—
Net cash used in continuing operations	(4,023)	(316)
Cash flows from investing activities:
Purchase of property and equipment	(1,128)	(17,871)
Net cash used in investing activities	(1,128)	(17,871)
Cash flows from financing activities:
Payments on finance lease liabilities	(527)	—
Issuance of convertible preferred stock and detachable warrants, net of issuance costs	—	21,980
Proceeds from stock options exercised	28	—
Proceeds from SAFE	37,202	—
Net cash provided by financing activities	36,703	21,980
Net increase in cash and cash equivalents	31,552	3,793
Cash and cash equivalents—beginning of period	3,793	—
Cash and cash equivalents—end of period	$35,345	$3,793
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—
Non-cash investing and financing activities:
Finance lease right of use assets acquired through lease liabilities	$11,698	$—
Operating lease right of use assets acquired through lease liabilities	$4,620	$—
Accounts payable related to property and equipment additions	$281	$800

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
1. Overview and Summary of Significant Accounting Policies
Organization and Description of Business
Corvex Legacy Holdings, Inc. (formerly known as Corvex, Inc.), (the “Company”, “Corvex OpCo”, “we”, “us” or “our”) was incorporated in Delaware on October 21, 2024 under the name Klustr Inc. In February 2025, the Company changed its name to Corvex, Inc. In March 2026, and in connection with the consummated merger (the “Merger”) with Corvex, Inc. (formerly Movano Inc.), the Company changed its name to Corvex Legacy Holdings, Inc. The Merger was completed on March 19, 2026 in accordance with the terms of the Amended and Restated Agreement and Plan of Merger, dated March 19, 2026. The Merger Agreement amended and restated in its entirety the prior merger agreement entered into and announced on November 6, 2025. The Company provides artificial intelligence (“AI”) cloud computing services specializing in graphics processing unit (“GPU”) accelerated infrastructure for AI workloads. The Company is headquartered in Arlington, Virginia.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ materially from these estimates. Significant estimates used in the preparation of these financial statements include but are not limited to the following: allowance for credit losses, assumptions used in accounting for income taxes, warrant liabilities, simple agreement for future equity (“SAFE”) liability, incremental borrowing rate used for leases, fair values of stock-based compensation and fair value of common stock. Management believes these estimates and assumptions provide a reasonable basis for the fair presentation of the financial statements.
Concentration of Risk
The Company is subject to certain risks and uncertainties that could have a material adverse effect on its business, financial condition, results of operations, or cash flows primarily due to concentration of credit risk, significant customers, and supplier concentration.
Financial instruments that potentially expose the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high-quality financial institutions in the United States, where the composition and maturities are regularly monitored by the Company. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit. In certain cases, based on the Company’s credit evaluations, a cash deposit is required to mitigate account receivable collection risk.
Significant Customers
The following customers accounted for 10% or more of the Company’s revenue for the year ended December 31, 2025.

Year ended December 31, 2025
Customer A	32%
Customer B	19%
Customer C	16%

Two customers represented approximately 36% and 22% of total accounts receivable, as of December 31, 2025. The Company did not have significant customers as of December 31, 2024 as operations commenced on October 21, 2024. The Company had no revenue for the period from inception date through December 31, 2024.
Supplier Concentration
Certain materials, products, and equipment used by the Company in its operations are available from a limited number of suppliers. Shortages could occur in these materials, products, and equipment due to an interruption of supply or increased demand in the industry. If the Company were unable to procure certain materials, products, and equipment at all or at acceptable prices, it would be required to reduce its operations, which could have a material adverse effect on its results of operations. As of December 31, 2025, two vendors accounted for approximately 63% and 23% of total purchases. As of December 31, 2024, no individual supplier accounted for more than 10% of total purchases.
Cash and Cash Equivalents
Cash consists of cash in banks and bank deposits. The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains cash balances in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.
Accounts Receivable and Allowance for Expected Credit Losses
Accounts receivable represent amounts billed to customers for services provided in the ordinary course of business. Payment terms generally require payment upon receipt of invoice. Accounts receivable are stated at the amounts management expects to collect. The Company maintains an allowance for credit losses for expected uncollectible accounts receivable, recorded as an offset to accounts receivable, with changes in the allowance recorded in general and administrative expenses. The allowance is estimated by considering historical loss experience, current conditions, and reasonable and supportable forecasts, as well as market-specific factors and the collectability of significant aged balances. The Company pools receivables based on similar risk characteristics, including market and aging category, and evaluates certain receivables individually when specific collectability concerns are identified. Because the Company has limited operating history and has experienced minimal credit losses, the estimate of expected credit losses is based on limited loss history and qualitative considerations and is reassessed each reporting period. As of December 31, 2025, the allowance for credit loss was $25 thousand, all of which was recorded as a provision for expected credit losses during the year ended 2025. No allowance for credit losses was necessary as of December 31, 2024.
Fair Value Measurements
The Company measures certain financial assets and liabilities at fair value on a recurring basis. Fair value is determined based on assumptions that market participants would use in pricing an asset or liability at the measurement date. The Company maximizes the use of observable inputs when available and minimizes the use of unobservable inputs when determining fair value.
The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, SAFE liabilities and warrant liabilities. Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. Warrant liabilities and SAFE liabilities are stated at fair value on a recurring basis. Adjustments to the fair value of warrants and SAFE liabilities are recorded as fair value adjustments within the statement of operations.
Property and Equipment, Net
Property and equipment, net, are stated at cost, less accumulated depreciation. Property and equipment comprises technology equipment (servers, switches, and other equipment) intended to be used in the Company’s operations, software, and computers and equipment.
Expenditures for maintenance and repairs that do not extend the lives of the respective assets are expensed as incurred. The carrying value of property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.
Depreciation and amortization expense consists of depreciation associated with the servers, network equipment, and other computing hardware used to operate and support the Company’s cloud-based platform and internal operations.

Depreciation and amortization expense is recorded using the straight-line method over the estimated useful lives of the assets as follows:

Technology equipment	Shorter of lease term or 5 years
Computers and equipment	3 years
Software	5 years

Leases
The Company has lease agreements primarily for data centers, servers, and office buildings. The Company accounts for leases in accordance with Accounting Standards Codification (“ASC”) 842, Leases (Topic 842). The Company determines whether an arrangement meets the definition of a lease at the inception, and classifies the leases at commencement as either operating or finance leases. Operating lease right-of-use (“ROU”) assets and liabilities are presented separately in the balance sheets, while finance leases ROU assets are included in property and equipment, net, with related finance lease liabilities separately presented as of December 31, 2025. ROU assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Lease liabilities are measured at the present value of lease payments using the rate implicit in the lease when readily determinable, or the Company’s incremental borrowing rate (“IBR”) when it is not. ROU assets are based on the related lease liability, adjusted for initial direct costs, prepaid lease payments, and lease incentives received before commencement. The determination of the IBR requires judgment and is based on the Company’s estimated rate for a collateralized borrowing with a similar term and payment structure.
The Company accounts for lease components and non-lease components as a single lease component. Payments under our lease agreements are primarily fixed. However, certain lease agreements contain variable payments, which are expensed as incurred and not included in the ROU assets and lease liabilities. Variable lease payments are mainly composed of common area maintenance, utilities, real estate taxes, and payments affected by changes in indexes. The interest component of a finance lease is included in interest expense and recognized using the effective interest method over the lease term.
The Company has made accounting policy elections to (i) not recognize right of use assets or lease liabilities for short-term leases (leases with lease terms of 12 months or less); and (ii) combine lease and non-lease components. Variable lease payments are recognized in the statements of operations when incurred and include certain non-lease components, such as maintenance and other services provided by the lessor to the extent the charges are variable.
Operating lease expenses are recognized on a straight-line basis within total operating expenses in the statement of operations over the lease term. Amortization expense of finance lease right of use assets is recognized on a straight-line basis over the lease term and the interest component of a finance lease is recognized utilizing the effective interest method over the lease term and included in interest expense, net in the statements of operations.
Impairment of Long-Lived Assets
The Company reviews long-lived assets, including property and equipment subject to depreciation, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The recoverability of the long-lived assets is assessed by comparing the undiscounted future cash flows expected to be generated by the asset to its carrying value. If the carrying amount of a long-lived asset exceeds the expected undiscounted cash flows, an impairment loss is recognized in an amount equal to the excess of the asset’s carrying value over its fair value. Fair value is determined using valuation techniques such as discounted cash flow models, market comparisons, and, where applicable, independent third-party appraisals. For the year ended December 31, 2025 and for the period from inception date through December 31, 2024, no impairment charges were recorded.
Simple Agreements for Future Equity (SAFE)
The Company’s SAFEs provide holders with the right to receive common stock or preferred stock upon the occurrence of a future financing, reverse merger, liquidity event, or dissolution event. Because settlement of the SAFEs may occur through the issuance of preferred stock containing contingent redemption features that are not solely within the Company’s control, the SAFEs are classified as liabilities and measured at fair value, with changes in fair value recognized in the statements of operations (Note 3).

Revenue Recognition
The Company accounts for revenue in accordance with ASC 606, Revenue From Contracts with Customers (Topic 606). Revenue is recognized when services are delivered. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for services. The Company determines revenue recognition by applying the following five steps:
1.	Identification of the contract, or contracts, with the customer
2.	Identification of the performance obligations in the contract
3.	Determination of the transaction price
4.	Allocation of the transaction price to the performance obligations in the contract
5.	Recognition of the revenue when, or as, a performance obligation is satisfied
The Company generates revenue by providing customers with on-demand GPU compute services. Customers contract for GPU compute capacity delivered through Corvex OpCo’s cloud platform, which consists of two infrastructure tiers: (1) high-performance servers for intensive AI training and inference workloads, and (2) multi-tenant hypervisor-based servers for standard compute, development, testing, and lower-intensity AI applications. These service arrangements provide customers with access to the Company’s cloud computing capacity on a consumption basis, with billing occurring monthly in arrears based on actual hourly usage of compute, storage, and other services. Revenue is recognized over time as the services are consumed. Customers do not take possession of software or hardware used to provide the services.
Customers may also prepay for on-demand services. The prepayments are initially recorded as deferred revenue and recognized as the cloud computing services are transferred to the customer. Prepayments are typically recognized as revenue within a few months.
The Company’s primary performance obligation is to stand ready to provide access to specified compute capacity, enabling customers to submit and process workloads on GPU clusters. Access to the Corvex AI Cloud interface and standard technical support are not distinct in the context of the contract and are therefore combined into a single performance obligation with compute access.
For customers that purchase optional storage services, the Company provides a separate on-demand performance obligation for access to hosted storage capacity.
Revenue from compute services is recognized over time as customers simultaneously receive and consume the benefits of the services as they are provided. The Company measures progress toward satisfaction of its stand-ready performance obligation using a consumption-based output method, based on the volume of GPU compute hours consumed. Revenue from optional storage services is also recognized over time based on the volume of data stored during the period. Revenue from optional storage services is immaterial for the year ended December 31, 2025.
The Company’s contracts include variable consideration in the form of usage-based fees for GPU compute hours and storage volume, each billed based on actual consumption. Service level agreement (“SLA”) credits may reduce the transaction price in a given month if availability thresholds are not met. Such credits are recognized as a reduction of revenue in the period in which the variability is resolved. The variability associated with SLA credits relates solely to the Company’s performance of Compute Access services within each individual monthly service period, is calculated using a consistent contractual formula, and is resolved and reset on a monthly basis. Accordingly, any reduction of the transaction price resulting from SLA credits is allocated to the specific month in which the related services are provided and is recognized as a reduction of revenue in the period in which the variability is resolved. SLA credits were immaterial for the year ended December 31, 2025.
Contract Balances
Contract assets represent the Company’s rights to consideration in exchange for cloud computing services that the Company has transferred to a customer but where the right to consideration is conditional on something other than the passage of time. In some arrangements, a right to consideration for the Company’s performance under the customer contract may occur before invoicing the customer, resulting in an unbilled accounts receivable. These unbilled accounts receivable represent amounts earned but not yet invoiced and are recognized in accordance with the performance obligations satisfied. Such amounts have been immaterial for the periods presented. The Company did not have contract assets as of December 31, 2024.

Contract liabilities consist of deferred revenue. Revenue is deferred when the Company invoices in advance of performance under a contract. The deferred revenue balance will be recognized as revenue within the twelve months following December 31, 2025.
As of December 31, 2025, the Company recorded contract liabilities of $237 thousand. The increase in contract liabilities from the prior year was primarily due to the Company commencing operations during 2025 and entering into arrangements with new customers that resulted in advance billings prior to the satisfaction of the related performance obligations.
Cost of Revenue, Exclusive of Depreciation
Cost of revenue, exclusive of depreciation, primarily consists of costs related to operating data centers and the production environment used to provide services to customers, such as utilities including power, rent, labor costs and network access. Cost of revenue also includes personnel and other costs attributable to supporting and maintaining the Company’s computing environment used to deliver current-period services to customers, including compensation-related expenses and allocated overhead associated with these activities. The Company includes both direct costs and indirect costs that are attributable to the operation of the production environment. General corporate overhead, not attributable to current-period service delivery is excluded from cost of revenue.
The Company operates data centers and has co-location service agreements, which are accounted for as operating leases (Note 5). These agreements generally commit the Company to pay monthly fees plus additional fees for bandwidth usage above the committed level.
Technology and Infrastructure
Technology and infrastructure expense consists of costs associated with our infrastructure, such as personnel costs for employees associated with research and development of new and existing products and services or with maintaining our computing infrastructure, such as salaries, bonuses, benefits, stock-based compensation expense, travel expenses, and other related expenses, and costs related to software subscriptions. The Company’s technology and infrastructure efforts are dedicated towards developing new services, improving the Company’s existing infrastructure, adding new features, bringing the latest compute technology to market and improving the accessibility of the Company’s services.
Research and development costs were $778 thousand for the year ended December 31, 2025, and are included within technology and infrastructure expense in the statement of operations. There was no research and development costs for the period from inception date through December 31, 2024.
Sales and Marketing
Sales and marketing expense consists of personnel costs associated with selling and marketing the Company’s services, such as salaries, stock-based compensation expense, commissions, bonuses, and other related expenses, third-party professional services costs, and advertising costs associated with marketing programs. Advertising costs, which are expensed as incurred are also included in sales and marketing expenses in the statements of operations. Advertising expenses were $166 thousand and $6 thousand for the year ended December 31, 2025 and for the period from inception date through December 31, 2024, respectively.
General and Administrative
General and administrative expense consists of costs associated with corporate functions including the Company’s finance, legal, human resources, and facilities. These costs include personnel costs, such as salaries, bonuses, benefits, stock-based compensation expense and other related expenses, third-party professional services costs, such as legal, accounting, and audit services, corporate facilities, and other costs necessary to operate the Company’s corporate functions, including expenses for non-income taxes, insurance, and office lease. General and administrative expense includes transaction expenses of $2,397 thousand incurred during the year ended December 31, 2025 related to the merger with Corvex, Inc. (formerly Movano Inc.) (see Note 13). As of December 31, 2025, Management concluded that these costs were not recoverable in connection with the merger transaction.
Stock-Based Compensation
The Company recognizes stock-based compensation expense for employee, officer, director and non-employee stock options and stock awards on a straight-line basis over the requisite service period and is based on the value of the portion of stock-based award that is ultimately expected to vest. The Company has elected to recognize the actual forfeitures by reducing the employee stock-based compensation expense in the same period as the forfeitures occur.
The Company measures the fair value of stock options at the grant date using the Black-Scholes option pricing model. The Black-Scholes option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock option, the expected volatility of the price of the Company’s common stock, risk-free interest rates, and the expected dividend yield of common stock. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.
Employee Benefit Plan
The Company has a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”) which commenced during the year ended December 31, 2025. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. The Company sponsors a 401(k) defined contribution plan covering all eligible U.S. employees. Contributions to the 401(k) Plan are discretionary.
Fair Value of Common Stock
Given the absence of a public trading market for the Company’s common stock, the Company utilized methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants’ Practice Aid: Valuation of Privately Held Company Equity Securities Issued as Compensation to estimate the fair value of its common stock, including the discounted cash flow method. In determining the fair value, a number of objective and subjective factors were considered, which include factors such as: contemporaneous valuations performed by independent third-party specialists; the prices at which the Company sold shares of its convertible preferred stock to outside investors in arms-length transactions, and the superior rights, preferences, and privileges of the convertible preferred stock relative to the common stock at the time of each sale; the progress of the Company’s research and development programs, including their stages of development, and the Company’s business strategy; external market and other conditions affecting the industry in which the Company operates, and trends and developments within the industry; the Company’s financial position, including cash on hand; the lack of an active public market for the Company’s common stock; the analysis of initial public offerings and the market performance and volatility of peer companies in the industry, as well as completed mergers and acquisitions of peer companies; and the material risks related to its business and industry, its results of operations and financial position, including its levels of capital resources, among other factors.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it is able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company records an adjustment to the deferred tax asset valuation allowance, which reduces the provision for income taxes.
Segment Information
The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) are the co-chief executive officers. The co-chief executive officers manage operations and business as one operating segment for the purposes of allocating resources, making operating decisions and evaluating financial performance.
The co-chief executive officers use net income (loss) to allocate resources, which is reported on the statement of operations. The co-chief executive officers also use net income (loss), along with non-financial inputs and qualitative information, to evaluate the Company’s performance, establish compensation and decide the level of investment in various operating activities and other capital allocation activities. Significant segment expenses that the CODM reviews and utilizes to manage the Company’s operations are cost of revenue, technology and infrastructure, sales and marketing, and general and administrative expenses, which are presented in the Company’s statement of operations.
The measure of segment assets is reported on the balance sheet as total assets.
Recent Accounting Pronouncements Adopted
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which improves the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the effective tax rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for annual periods beginning after December 15, 2024 and can be applied prospectively or retrospectively. The Company adopted ASU 2023-09 prospectively for the year ending December 31, 2025.See Note 9.
Recent Accounting Pronouncements Not Yet Adopted
In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires more detailed disclosures, on an annual and interim basis, about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the statements of operations. This guidance as further clarified through ASU No. 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40) will be effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. Upon adoption, the guidance can be applied either prospectively or retrospectively. The Company is currently evaluating the impact this amended guidance may have on its financial statements.
In May 2025, the FASB issued ASU No. 2025-04, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer, to reduce diversity in practice and improve the decision usefulness and operability of the guidance for share-based consideration payable to a customer in conjunction with selling goods and services. The guidance will be effective for annual periods beginning after December 15, 2026, including interim periods within those annual periods. Early adoption is permitted. Updates are to be applied on a retrospective, or modified retrospective basis. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.
In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which introduces a practical expedient for estimating expected credit losses on current accounts receivable and current contract assets arising from transactions accounted for under Topic 606, including those recognized in a business combination. The guidance will be effective for annual periods beginning after December 15, 2025, including interim periods within those annual periods. Early adoption is permitted. Upon adoption, the guidance will be applied prospectively. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.
In September 2025, the FASB issued ASU 2025-06, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software, which modernizes the guidance on capitalizing costs for internal-use software by eliminating predefined development stages and introducing a principles-based approach focused on probable completion and use. The standard is effective for fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this standard on our financial statements and related disclosures.
In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. ASU 2025-11 is intended to improve the navigability of the guidance in ASC 270, Interim Reporting, and clarify when it applies. ASU 2025-11 is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, and early adoption is permitted. Upon adoption, the guidance can be applied either prospectively or retrospectively. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.

In December 2025, the FASB issued ASU No. 2025-12, Codification Improvements. ASU 2025-12 represents changes to the ASC that clarify, correct errors in or make other improvements to a variety of topics that are intended to make it easier to understand and apply. The guidance will be effective for fiscal years beginning after December 15, 2026 and interim periods within those annual periods. Early adoption is permitted. The amendments to ASC 260, Earnings per Share, are required to be applied retrospectively. All other amendments may be applied prospectively or retrospectively on an issue-by-issue basis. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.
2. Revenue Recognition
Disaggregation of Revenue
Substantially all of the Company’s revenue is earned from on-demand compute services. Note 12 discusses disaggregation of revenue by geography.
3. Fair Value Measurements
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value and nonrecurring fair value measurements are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
Level 1—Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3—Unobservable inputs that are supported by little or no market activity, which require management judgment or estimation.
As of December 31, 2025, the Company’s financial liabilities measured at fair value on a recurring basis consisted of SAFEs and warrant liability. These liabilities were classified within Level 3 of the fair value hierarchy, as their valuation was based on significant unobservable inputs. The valuation of the warrant liability utilized the Black-Scholes option-pricing model. This valuation technique involves management’s estimates and judgment based on unobservable inputs and is classified in Level 3.
As of December 31, 2025, the SAFEs were measured at fair value using a probability-weighted expected return method (“PWERM”), which considered multiple future liquidity scenarios, including equity financing, liquidity event, reverse merger, and dissolution. Upon issuance, the SAFEs were recorded at the cash proceeds received, which approximated their fair value at that date. Under this methodology, the Company estimated the value of the SAFEs under each scenario, weighted the outcomes based on their respective probabilities, and discounted the expected value to present value. The significant unobservable inputs used in the Level 3 fair value measurement of the SAFEs as of December 31, 2025, are presented in the table below. These estimates involve significant judgment regarding the probability and timing of future events and are inherently uncertain; accordingly, changes in these assumptions could result in a materially different fair value measurement.

Valuation Input	December 31, 2025
Discount rate	20%
Risk-free rate	3.47% - 3.67%
Expected timing of liquidity events	0.25 - 2.0 years
Equity financing scenario probability	40%
Reverse merger scenario probability	50%
Liquidity event probability	5%
Dissolution probability	5%

The fair value estimates may not be indicative of the amounts that would be realized in a market exchange. Additionally, there may be inherent uncertainties or changes in the underlying assumptions used, which could significantly affect the current or future fair value estimates. The Company uses a third-party valuation firm to assist in the determination of the fair value of SAFE liability and warrant liability.
The following table presents the fair value hierarchy of financial instruments measured at fair value on a recurring basis as of the end of each reporting period (in thousands):

	Fair Value Hierarchy	December 31, 2025	December 31, 2024
Warrant liabilities	Level 3	$13,105	$3,530
SAFE Liability	Level 3	27,345	—
Total		$40,450	$3,530

The table below summarizes the change in the fair value of the Company’s Level 3 financial instruments (in thousands):

	Warrant liabilities	SAFE liability
Balance at December 31, 2024	$3,530	$—
Additions	—	37,202
Adjustment to fair value	9,575	(9,857)
Balance at December 31, 2025	$13,105	$27,345

The table below summarizes the valuation inputs into the Black-Scholes model for the warrant liabilities as of December 31, 2025 and December 31, 2024:

	December 31, 2025	December 31, 2024
Fair value of Series Seed preferred stock	$6.26	$2.45
Volatility	96.6%	90.0%
Risk-free rate	3.4%	4.0%
Dividend yield	—%	—%
Term - in years	2.00	3.00

4. Property and Equipment, Net
Property and equipment, net consisted of the following (in thousands):

	December 31, 2025	December 31, 2024
Technology equipment	$30,894	$18,671
Software	35	—
Tools, equipment & computers	43	—
Total property and equipment	30,972	18,671
Less: accumulated depreciation	(4,392)	—
Total property and equipment, net	$26,580	$18,671

Depreciation of property and equipment was $3,444 thousand for the year ended December 31, 2025, and depreciation related to finance lease right-of-use asset was $948 thousand. As of December 31, 2025, the carrying amount of finance lease right-of-use asset was $10,744 thousand and is depreciated over the lease term, which is 3 years (Note 5). The assets had not been placed into service for their intended use as of December 31, 2024.
5. Leases
The Company determines if an arrangement is a lease or contains a lease at inception and whether that lease meets the classification criteria for a finance or operating lease in accordance with U.S. GAAP. The Company applied judgment in performing the lease classification tests related to transfer of ownership, bargain purchase option, lease term assessment, estimated fair value, and the specialized nature of the underlying asset. Variable costs generally relate to costs associated with common area maintenance, utilities reimbursed to the landlord, and physical security expenses within certain lease agreements. These are not included in operating or finance lease cost and are expensed as incurred.

In October 2025, the Company classified a thirty-six-month equipment lease with Data Sales Co., Inc. (“DSC”) as finance lease. The lease has an estimated residual value of 35% and an implicit interest rate of approximately 6.8%. Total cash payments over the lease term and present value of the lease payments related to finance lease are presented below.
In April 2025, the Company entered into a thirty-nine-month office space lease agreement which was classified as operating lease. Total cash payments over the lease term and present value of the lease payments related to operating lease are presented below.
In January and September 2025, the Company commenced thirty-six-month data center co-location lease agreements which were classified as an operating leases. Total cash payments over the lease terms and present value of the lease payments related to the operating leases are presented below. The Company did not have finance or operating leases as of December 31, 2024.
The components of total lease costs related to leases are as follows:

Year ended December 31, 2025
Operating lease cost	$1,279
Finance lease cost:
Amortization of lease assets	948
Interest on lease liabilities	193
Total finance lease cost	1,141
Variable lease cost	15
Total lease cost	$2,435

Total lease expense related to operating leases for the year ended December 31, 2025 was $1,279 thousand, of which $152 thousand is included in general and administrative expense and $1,127 thousand is included in the cost of revenue line item on the statement of operations.
Total operating cash flows from operating leases included in the measurement of lease liabilities for the year ended December 31, 2025 was $1,048 thousand. Total operating and financing cash flows for finance leases included in the measurement of lease liabilities for the year ended December 31, 2025 was $755 thousand.
Information relating to the lease term and discount rates for the year ended December 31, 2025 were as follows:

December 31, 2025
Weighted-average remaining lease terms (in years)
Finance leases	2.8
Operating leases	2.4
Weighted-average discount rate
Finance leases	6.8%
Operating leases	8.0%

The future lease payments included in the measurement of the Company’s operating lease liabilities and finance lease liabilities as of December 31, 2025 were as follows (in thousands):

	Future Payments
	Finance leases	Operating leases
2026	$4,317	$1,778
2027	4,317	1,787
2028	3,561	605
Total undiscounted lease payments	12,195	4,170
Less: Present value discount	(1,030)	(360)
Lease liability	$11,165	$3,810

6. Commitments and Contingencies
Litigation
In the normal course of business, the Company may become involved in legal proceedings. The Company will accrue a liability for legal proceedings when it is probably that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. As of the date of this report, management of the Company was unaware of any material legal proceedings against the Company.
7. Convertible preferred stock and stockholders’ deficit
Convertible Preferred Stock
As of December 31, 2024, the Company had one class of convertible preferred stock, designated as series seed convertible preferred stock (the “Series Seed Preferred Stock”). The Company was authorized to issue 13,464,000 shares of Series Seed Preferred Stock, of which 8,976,000 shares were issued on November 18, 2024 at a purchase price of $2.45098 per share for total gross proceeds of $22,000 thousand. In connection with the issuance of the Series Seed Preferred Stock, investors also received warrants to purchase additional shares of Series Seed Preferred Stock at an exercise price of $4.90196 per share, expiring 5 years from the issuance date. In total there were 4,488,000 warrants issued. Because the warrants were issued together with the Series Seed Preferred Stock but are legally detachable and separately exercisable, the proceeds from the issuance were allocated between the Series Seed Preferred Stock and the warrants. The amount allocated to warrants on the issuance date was based on estimated fair value of $3,530 thousand with the residual amount of $18,450 thousand allocated to Series Seed Preferred Stock. The Series Seed Warrants were required to be recognized as a liability due to the potential cash settlement.
There were no new issuances of Series Seed Preferred Stock or other convertible preferred stock during year ended December 31, 2025.
The holders of the Series Seed Preferred Stock have the following rights, preferences, and privileges:
Voting
Except as provided by law or by the Company’s certificate of incorporation, the holders of Series Seed Preferred Stock have full voting rights, equivalent to the voting rights of holders of common stock, as if converted. The preferred and common stockholders vote together as a single class, except as provided by law or by the Company’s certificate of incorporation.
Dividends
Holders of the Series Seed Preferred Stock are entitled to participate in any dividends distributed to holders of common stock, as if converted.
Holders of the Series Seed Preferred Stock are entitled to a cumulative dividend that accrues from day-to-day at a rate of 8% of the original issue price of $2.45 per share plus the amount of previously accrued dividends. Cumulative dividends are payable only when, as, and if declared by the Board of Directors (the “Board”). The holders of Series Seed Preferred Stock are entitled to receive the cumulative dividends prior and in preference to the payment of any other dividend. As of December 31, 2025, and December 31, 2024, cumulative dividends were $1,969 thousand and $193 thousand, respectively.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, or any deemed liquidation event (including mergers or consolidations), holders of Series Seed Preferred Stock are entitled to be paid out of any funds available for distribution, and the holders of Series Seed Preferred Stock may elect to redeem their shares in the event the shares are not redeemed by the Company within 90 days of the consummation of such transactions, before any payments are made to holders of common stock. Holders are entitled to the greater of: (x) the original issue price of the Series Seed Preferred Stock, the accumulated stated value plus accrued and unpaid dividends, or (y) the amount per share that would have been payable had all Series Seed Preferred Stock been converted immediately prior to the liquidation.

Optional Redemption
The holders of Series Seed Preferred Stock have the option, but not the obligation, to force the Company to redeem their shares for a redemption price equal to the accumulated stated value per share plus accrued and unpaid dividends, with such option being accelerated upon the occurrence of a change of control. The Company concluded that the redemption features were embedded within the respective shares of stock and were not required to be bifurcated because the redemption features would not meet the definition of a derivative if they were freestanding.
Common Stock
As of December 31, 2025 and December 31, 2024, the Company was authorized to issue 22,000,000 shares of common stock with a par value of $0.00001 per share and only had one class of common stock. Common stockholders are entitled to receive any dividends if and when declared by the Board, and upon liquidation or dissolution, are also entitled to receive all assets legally available for distribution to stockholders, ratably in proportion to the number of shares held, subject to the rights of preferred stockholders. As of December 31, 2025, no dividends on the Company’s common stock had been declared by the Board.
Voting
Holders of common stock are entitled to one vote per share.
Dividend and Liquidation Rights
Holders of common stock participate in any dividends declared by the Company, subject to the rights of preferred stockholders. In the event of liquidation, dissolution, or winding up of the Company, holders of common stock are entitled to share in any distribution of assets remaining after payment of liabilities, subject to the rights of preferred stockholders.
Equity Incentive Plan
In November 2024, the Company adopted an equity incentive plan (the “2024 Equity Incentive Plan” or the “Plan”). The purpose of the Plan is to provide incentives to attract, retain, and motivate eligible persons whose potential contributions are important to the success of the Company by offering those eligible persons an opportunity to participate in the Company’s future performance through the grant of awards of stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock awards. The total number of shares authorized by the Board to be issued under the Plan are 2,295,000 shares as of December 31, 2025. In the event that shares previously issued under the Plan are reacquired by the Company pursuant to a forfeiture provision, right of first refusal, or repurchase by the Company, such shares shall be added back to the number of shares then available for issuance under the Plan. As of December 31, 2025, 975,152 shares were available for issuance under the Plan.
The Company may grant stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock awards to employees, contractors, or other entities in order to incentivize them to increase their efforts on behalf of the Company and to promote the success of the Company’s business. Stock options may be treated as incentive stock options or nonqualified stock options depending on the specific circumstances of an optionee’s relationship with the Company and the number of stock options vesting or exercised in a calendar year. Stock options granted under the Plan generally vest over a four-year period. The Company may also grant stock options that allow for acceleration of vesting. The stock options granted under the Plan will expire after ten years from the time of their grant. The Company issues common stock upon the exercise of stock options.
Certain stock options granted under the Plan provide option holders the right to elect to exercise unvested options in exchange for shares of common stock. Such unvested shares of common stock are subject to a repurchase right held by the Company at the lower of the original issuance price or the fair value of the stock at the date of repurchase in the event the optionee’s service to the Company is terminated either voluntarily or involuntarily. The repurchase right lapses as the underlying shares vest. The proceeds from the early exercise of stock options are treated as a refundable deposit and are recorded within accrued expenses and reclassified to additional paid-in capital as the Company’s repurchase right lapses. Common stock purchased pursuant to an early exercise of stock options is not deemed to be outstanding for accounting purposes until those shares vest.
As of December 31, 2025, there were 94,656 shares subject to repurchase due to early exercises and the corresponding liability was $28 thousand. There were no shares subject to repurchase as of December 31, 2024.

The following table summarizes stock option activity under the Plan:

	Number of Stock Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In Thousands)
Balance, December 31, 2024	1,295,000	0.00001	10	1,386
Options granted	1,188,088	$1.71
Options exercised	(94,656)	$0.30		$51
Options forfeited	(1,163,240)	$0.07
Balance, December 31, 2025	1,225,192	$1.57	7.0	$5,170
Vested and expected to vest as of December 31, 2025	1,319,848	$1.48	7.2	$5,677
Exercisable at December 31, 2025[1]	414,243	$0.06	2.1	$2,314

1	Of the options exercisable at December 31, 2025, 23,664 are non-vested options that are permitted to be early exercised. The shares would be subject to a repurchase option if exercised.
The weighted-average grant date fair value of stock options granted during the years ended December 31, 2025 and December 31, 2024 was $1.49 and $1.07 per share, respectively.
The Black-Scholes option-pricing model assumptions used to value the employee stock options at the grant dates were as follows, presented on a weighted-average basis except for the fair value of common stock which is presented on a range basis:

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Fair value of common stock	$0.84-$5.65	$1.07
Expected volatility	76.0%	72.4%
Expected term (in years)	6.0	6.1
Risk-free interest rate	4.0%	4.2%
Expected dividend yield	—%	—%

These assumptions and estimates were determined as follows:
Expected Volatility—As there is no public market for the Company’s common stock, the expected volatility was determined using the historical volatilities of publicly listed peer companies over a period equivalent to the expected term of the awards.
Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla,” the Company determines the expected term using the simplified method as the Company does not have sufficient option exercise history. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the stock options.
Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent expected term of the stock options at the time of grant.
Expected Dividend Yield—The expected dividend is assumed to be zero, as the Company has never paid dividends on its common stock and has no current plans to do so.
Common Stock Awards
During the period from the inception date (October 21, 2024) through December 31, 2024, the Company issued 4,305,000 shares of common stock awards to its founders. The service period of four years is defined by the Company’s right to repurchase the shares, which lapses monthly over the defined vesting period. The grant date fair value for these common awards was $1.07 per share with an aggregate grant date fair value of $4,598 thousand. For the periods ended December 31, 2025 and from the inception date (October 21, 2024) through December 31, 2024, the Company recognized stock compensation expense of $1,201 and $205 thousand related to these common stock awards, respectively. There were no new issuances of founders common stock awards in 2025.

During the period from the inception date (October 21, 2024) through December 31, 2024, the Company issued 3,600,000 fully vested shares of common stock awards to non-employees who act as advisors to the Company. The awards contain no service requirement thus are not subject to a repurchase right. The grant date fair value for these common awards was $1.07 per share with an aggregate grant date fair value of $3,845 thousand. For the period from the inception date (October 21, 2024) through December 31, 2024, the Company recognized stock compensation expense of $3,845 thousand related to these common stock awards. There were no new issuances of fully vested shares of common stock during the year ended December 31, 2025.
Stock-Based Compensation Expense
As of December 31, 2025, unrecognized stock-based compensation expense related to unvested stock options was $1,502 thousand, which is expected to be recognized over a weighted-average period of 3.4 years.
As of December 31, 2025, unrecognized stock-based compensation expense related to unvested common stock awards was $3,192 thousand, which is expected to be recognized over a weighted-average period of 2.8 years.
Stock-based compensation expense is included in the following components of expenses within the statements of operations (in thousands):

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Cost of revenue (exclusive of depreciation and amortization)	$46	$—
Technology and infrastructure	747	121
General and administrative	826	3,983
Sales and marketing	21	—
Total stock-based compensation expense	$1,640	$4,104

8. Simple Agreements for Future Equity
During the year ended December 31, 2025, the Company raised $37,202 thousand through the issuance of SAFEs with a 90% discount rate and a post-money valuation cap of $250,000 thousand. The SAFEs are convertible into common stock or preferred stock upon the occurrence of certain future events, including a financing, reverse merger, liquidity event, or dissolution event. Of the $37,202 thousand in SAFE proceeds (Note 3), $8,032 thousand were purchased by certain principal shareholders and key management. The related parties involved in the SAFEs received the same terms as the other investors. Because settlement of the SAFEs may occur through the issuance of preferred stock containing contingent redemption features that are not solely within the Company’s control, the SAFEs are classified as liabilities and measured at fair value, with changes in fair value recognized in the statements of operations (Note 3).
The fair value of the SAFEs on the date of issuance was determined to equal the cash proceeds received by the Company in the amount of $37,202 thousand. Each SAFE has no maturity date, does not bear any interest or dividends and provides the investor with the right to convert into a variable number of shares of future equity in the Company at the stated conversion amount, if certain events or conditions are triggered. For the year ended December 31, 2025, there were no events or conditions that triggered termination or conversion of the SAFEs. The number of shares to be issued upon conversion of the SAFEs is subject to the following:
Equity Financing - Upon the initial closing of an equity financing occurring prior to the termination of this SAFE, this SAFE will automatically convert into a number of shares of SAFE preferred stock equal to the purchase amount divided by the applicable conversion price.
•	“Conversion Price” means either: (1) the SAFE Price or (2) the Discount Price, whichever calculation results in a greater number of shares of SAFE Preferred Stock.
•	“Discount Price” means the price per share of the standard preferred stock sold in the equity financing multiplied by the discount rate.
•
“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells preferred stock at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

Liquidity Event - In the event of a Liquidity Event prior to the termination of this SAFE, the SAFE will automatically entitle the holder (subject to the liquidation priority set forth in Section 1(e)) to receive, immediately prior to or concurrent with the consummation of such liquidity event, a portion of the proceeds equal to the greater of (i) the purchase amount or (ii) the amount that would have been payable in respect of a number of shares of common stock equal to the purchase amount divided by the applicable liquidity price.
•	“Liquidity Price” means the price per share equal to the post-money valuation cap divided by the liquidity capitalization.
•
“Liquidity Capitalization” is calculated as of immediately prior to the Liquidity Event or Reverse Merger, as applicable, which includes shares of capital stock issued and outstanding, issued and outstanding options, all converting securities other than SAFEs and cash-out convertible securities. It excludes unissued options.

•	“Liquidity Event” means a change of control, a direct listing or an initial public offering.
Reverse Merger - In the event of a Reverse Merger prior to the termination of this SAFE, the SAFE will automatically convert, immediately prior to the consummation of such reverse merger, into a number of shares of common stock equal to the purchase amount divided by the applicable Liquidity Price.
•	“Reverse Merger” means a merger or similar transaction of the Company in which the shares of Capital Stock are exchanged for, or converted into, shares listed on a national securities exchange.
9. Income Taxes
Components of loss before income taxes consisted of the following:

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Domestic	$(9,457)	$(4,365)
Loss before provision for income taxes	$(9,457)	$(4,365)

The Company’s losses before income taxes for the year ended December 31, 2025 and period from October 21, 2024 to December 31, 2024 were generated solely in the United States. The components of the provision for income taxes were as follows (in thousands):

	Year ended December 31, 2025	For the period from Inception (October 21, 2024) to December 31, 2024
Current:
State	$6	$—
Total current income tax expense	6	—
Deferred:
Federal	41	(41)
State	13	(13)
Total deferred income tax expense (benefit)	54	(54)
Total provision (benefit) for income taxes	$60	$(54)

The Company’s provision for income taxes is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any. The Company updates its estimate of the annual effective tax rate and makes a year-to-date adjustment to the provision quarterly. For the year ended December 31, 2025, the Company recorded income tax expense of $60 thousand, consisting of current state income tax expense of $6 thousand and deferred income tax expense of $54 thousand. The deferred income tax expense was primarily due to the recording of a valuation allowance against deferred tax assets. The deferred income tax expense was attributable to the establishment of a valuation allowance against deferred tax assets. For the period from inception (October 21, 2024) through December 31, 2024, the Company recorded an income tax benefit of $54 thousand, consisting of deferred federal and state tax benefits.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
As of December 31, 2025, the Company evaluated the realizability of its deferred tax assets and, after considering all available positive and negative evidence, concluded that it is not more likely than not that its deferred tax assets will be realized. Accordingly, the Company recorded a valuation allowance of $1.666 thousand against deferred tax assets as of December 31, 2025. As of December 31, 2024, no valuation allowance was recorded.
Upon adoption of ASU 2023-09, Improvements to Income Tax Disclosures, as described in Note 1, Recently Adopted Accounting Standards, the reconciliation of taxes at the federal statutory rate to our provision for income tax for the year ended December 31, 2025 was as follows:

	Amount	Rate
Federal tax benefit	$(2,011)	21.0%
State tax benefit, net of federal benefit	(447)	4.7%
Change in valuation allowance	1,666	(17.4)%
Effect of changes in tax laws or rates	54	(0.5)%
Nontaxable or nondeductible items
Stock-based compensation	311	(3.0)%
Warrant liability	2,011	(19.3)%
SAFE liability	(2,070)	19.9%
Transaction costs	506	(4.3)%
Other	40	(0.4)%
Income tax expense	$60	0.6%

As previously disclosed for the period from inception (October 21, 2024) through December 31, 2024, prior to the adoption of ASU No. 2023-09, reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows for period from inception (October 21, 2024) through December 31, 2024:

Tax benefit at US statutory rate:
Federal tax benefit	$(917)
State tax benefit	(15)
(932)
Stock-based compensation	850
Other	27
Total	$(54)

The Company’s deferred tax assets and liabilities as of December 31, 2025 and 2024, were as follows:

	December 31, 2025	December 31, 2024
Deferred tax asset
Allowance for credit losses	$6	$—
Accrued expenses	122	—
Lease liabilities	3,704	—
Net operating loss carryforward	1,498	—
Other	132	42
Intangibles	—	12
Gross deferred tax asset	5,462	54
Less: valuation allowance	(1,666)	—
Deferred tax assets, net	3,796	54
Deferred tax liabilities
Fixed assets	(221)	—
Lease right-of-use asset	(3,575)
Total deferred liabilities	(3,796)	—
Deferred tax asset (liabilities), net	$—	$54

The increase in the valuation allowance during the year ended December 31, 2025 was primarily attributable to deferred tax assets generated from net operating losses and other deductible temporary differences arising during the year.
As of December 31, 2025, the Company had federal net operating loss carryforwards of approximately $5.7 million and state net operating loss carryforwards in various jurisdictions, including approximately $0.5 million in California, $0.4 million in Delaware, $0.1 million in Maryland, $0.2 million in Massachusetts, $0.4 million in New Jersey, $0.9 million in North Carolina, and $1.2 million in Virginia. These carryforwards may be used to offset future taxable income, subject to applicable jurisdictional limitations. The tax effect of these net operating loss carryforwards is included in deferred tax assets and is fully reserved by a valuation allowance as of December 31, 2025.
The Company complies with ASC 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. This pronouncement sets a “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions. As of December 31, 2025 and December 31, 2024, no material uncertain tax positions were identified.
The Company did not pay any federal or state income taxes during the fiscal year ended December 31, 2025.
The Company files income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. As of December 31, 2025, all of the years remain open to examination by the federal and state tax authorities for three or four years from the tax year in which net operating losses or tax credits are utilized. There have been no examinations of our income tax returns by any tax authority.
On July 4, 2025, H.R.1, commonly referred to as the One Big Beautiful Bill Act (Pub. L. 119-21) (the “OBBBA”), was enacted into law. The OBBBA contains a wide range of provisions affecting U.S. federal income tax law, including the extension and modification of certain provisions of the Tax Cuts and Jobs Act, reinstatement of 100% bonus depreciation for qualified property, changes to the limitation on business interest expense deductions, and modifications to the treatment of domestic research and experimental expenditures and other items. In accordance with ASC 740 - Income Taxes, the Company has evaluated the tax effects of the OBBBA. While the reinstatement of 100% bonus depreciation will impact current income taxes, this change and others from the OBBBA did not materially affect the Company’s provision for income taxes nor the effective tax rate. The Company continues to assess the implications of the OBBBA and related guidance that may be issued by the Internal Revenue Service and the U.S. Department of the Treasury. Additional adjustments may be recorded in future periods as the Company’s analysis of the law and its application to the Company’s tax positions is finalized.
10. Employee Benefit Plan
The Company’s contributions for all defined contribution retirement plans were $200 thousand for the year ended December 31, 2025. The Company did not have a defined contribution plan set up during the period from inception date (October 21, 2024) through December 31, 2024.
11. Related-Party Transactions
The Company’s related parties include members of management, the Company’s board of directors, and entities in which such individuals have the ability to exercise significant influence.
During the periods presented, all related-party transactions are disclosed in Notes 7, 8, and 13, and no related-party transactions occurred other than those described therein. No related-party revenues were recognized during the periods presented. There were no amounts due to or from related parties as of December 31, 2025 and December 31, 2024.
The Company has not provided, and is not party to, any guarantees, commitments, or contingent obligations with related parties.

12. Geographic Information
Revenue by geography is based on the address of the customer as specified in the Company’s customer contracts. The following table sets forth revenue by geographic areas (in thousands):

Year Ended December 31, 2025
United States	$5,785
Malaysia	1,317
Total	$7,102

The Company’s long-lived assets are attributed to a country based on the physical location of the assets. As of December 31, 2025 and December 31, 2024 all of the Company’s long-lived assets were located in the United States, and all services were provided from the Company’s data centers located in the United States.
13. Subsequent Events
In preparing the financial statements as of and for the year ended December 31, 2025, the Company evaluated subsequent events through April 30, 2026 which is the date the financial statements were available to be issued. The Company noted no subsequent events through April 30, 2026 that would materially impact the financial statements, except for the following:
Equity Awards Granted Prior to the Merger
On March 18, 2026, following the approval of the Board, the Company granted 2,948,094 stock options under 2024 Stock Option Plan and 2,744,776 restricted stock units (“RSUs”) to its employees and directors including 1,304,047 stock options and 1,372,388 RSUs granted to each of the Company’s two co-founders.
Merger with Corvex, Inc. (formerly Movano Inc.) (“Corvex”)
On March 19, 2026, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) whereby Thor Merger Sub, Inc., a wholly-owned subsidiary of Corvex, merged with and into Corvex OpCo (“Merger”), with Corvex OpCo surviving as a wholly-owned subsidiary of Corvex. In connection with the closing of the merger, Corvex changed its name to Corvex, Inc.
As consideration for the acquisition of Corvex OpCo, Corvex issued to the security holders of the Company (i) 240.562 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), which such shares of Series B Preferred Stock, on an as-converted basis, represent no more than 19.9% of the outstanding shares of Corvex’s common stock, par value $0.0001 per share, immediately prior to the Closing, (ii) 23,551.5195 shares of Series C Non-Voting Convertible Preferred Stock, par value $0.0001 per share, and 30,227.0524 shares of Series D Non-Voting Convertible Preferred Stock, par value $0.0001 per share.
Additionally, under the terms of the Merger Agreement, Corvex assumed (i) 3,934,154 outstanding Corvex OpCo stock options, including stock options issued on March 18, 2026, representing 8,574,152 combined company stock options based on the exchange ratio under the Merger Agreement, and (ii) 2,744,776 outstanding Corvex OpCo RSUs issued on March 18, 2026 were replaced by 6,108,470 combined company RSUs based on the exchange ratio under the Merger Agreement.
In connection with the Merger, the Company’s outstanding SAFE liabilities, warrant liabilities, and convertible preferred stock converted in accordance with their terms and are no longer outstanding.

Annex A
AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among:

MOVANO INC.,
a Delaware corporation,

THOR MERGER SUB INC.,
a Delaware corporation,

and

CORVEX, INC.,
a Delaware corporation

Made and entered into as of March 19, 2026

A-i

A-ii

Exhibits:

Exhibit A	Definitions	A-A-1

Schedules:

Schedule 1.11	Parent Liabilities and Agreed Budget
Schedule A-2	Legacy Assets

A-iii

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is made and entered into as of March 19, 2026, by and among Movano Inc., a Delaware corporation (“Parent”), Thor Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub“), and Corvex, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned Subsidiary of Parent.
B. For United States federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that, by executing this Agreement, the Parties intend to adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
C. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Parent Stock Payment Shares to the stockholders of the Company pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Parent vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting to be convened following the Closing (the “Parent Board Approval”).
D. The Merger Sub Board has adopted resolutions (i) approving, adopting and declaring the advisability of this Agreement and (ii) submitting this Agreement to the sole stockholder of Merger Sub for its consideration and vote (the “Merger Sub Board Approval”).
E. The Company Board has adopted resolutions (i) approving, adopting and declaring the advisability of this Agreement, (ii) submitting this Agreement to the Company’s stockholders for their consideration and vote and (iii) submitting the Merger and the amendments to the provisions of the Company’s certificate of incorporation and bylaws contemplated by this Agreement to the Requisite Holders (as defined in the Company’s certificate of incorporation) for their written consent or affirmative vote (the “Company Board Approval”).
F. Subsequent to the Company Board Approval, the Company stockholders representing the Required Company Stockholder Vote signed a consent in lieu of a meeting in accordance with the Company’s certificate of incorporation, the Company’s bylaws and the DGCL, pursuant to which such stockholders (i) approved and adopted this Agreement, the Contemplated Transactions and the amendments to the provisions of the Company’s certificate of incorporation and bylaws contemplated by this Agreement, (ii) acknowledged that the approval given thereby is irrevocable and that such stockholders are aware of their rights to demand appraisal for their shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such stockholders have received and read a copy of Section 262 of the DGCL, and (iii) acknowledged that by such stockholders’ approval of the Merger they are not entitled to appraisal rights with respect to their shares of Company Capital Stock in connection with the Merger and thereby waive any rights to receive payment of the fair value of such shares under the DGCL (such matters, the “Company Stockholder Matters” and the consent, the “Stockholder Written Consent”).
G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Parent and the Company’s willingness to enter into this Agreement, all of the directors and officers of Parent, solely in their capacity as stockholders of Parent and their Affiliates (the “Parent Signatories”), are executing lock-up agreements in substantially the form attached as Exhibit B (each, a “Lock-Up Agreement”).
H. Concurrently with the execution and delivery of the Initial Agreement (as defined below) and as a condition and inducement to the Company’s willingness to enter into the Initial Agreement, those stockholders of Parent listed in Schedule A-1 to the Initial Agreement executed support agreements in favor of the Company in substantially the form attached to the Initial Agreement as Exhibit D (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares (held directly or indirectly) of capital stock of Parent in favor of the Parent Stockholder Matters.

I. The parties hereto previously entered into that certain Agreement and Plan of Merger dated as of November 6, 2025 (the “Initial Agreement”), pursuant to which the Merger would be governed. Pursuant to the Initial Agreement, Merger Sub was to merge with and into the Company. The parties have determined that consummation of the Merger on the amended terms of this Amended and Restated Agreement (referred to herein as this “Agreement”), is in the best interests of the parties hereto.
AGREEMENT
The Parties, intending to be legally bound, agree as follows:
Section 1. DESCRIPTION OF TRANSACTION
1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. As a result of the Merger, the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
1.2. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. As a result of the Merger, the Surviving Corporation will become a wholly owned Subsidiary of Parent.
1.3. Closing; Effective Time. The consummation of the Merger (the “Closing”) is being consummated remotely via the electronic exchange of documents and signatures on the date of this Agreement. The date on which the Closing takes place hereunder is referred to as the “Closing Date.” At the Closing, the Company shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
1.4. Certificate of Incorporation and Bylaws; Directors and Officers.
(a) Prior to the Effective Time, Parent shall file the Series B Certificate of Designation, the Series C Certificate of Designation and the Series D Certificate of Designation in accordance with the DGCL.
(b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL and such bylaws.
(c) At the Effective Time, the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation.
(d) Prior to the Effective Time, Parent shall take all such lawful action so that the directors and officers of Parent at the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 5.9.
(e) Prior to the Effective Time, the Company shall take all such lawful action so that the directors and officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be such Persons as shall be mutually agreed upon by Parent and the Company.
1.5. Merger Consideration; Effect of Merger on Company Capital Stock. The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the issued and outstanding shares of Company Capital Stock immediately prior to the Effective Time shall equal the Parent Stock Payment Shares as calculated in this Agreement.
1.6. Conversion of Shares.
(a) The Merger Consideration to be paid by Parent for all of the outstanding shares of Company Capital Stock at the Closing shall be (a) 240.5620 shares of Parent Series B Preferred Stock (“Parent Series B Stock

Payment Shares”) which shares shall be convertible into 240,562 shares of Parent Common Stock (“Parent Common Stock Payment Shares”), which shall be adjusted, if necessary (the “19.9% Adjustment”), to represent a number of shares equal to no more than 19.99% of the outstanding shares of Parent Common Stock as of immediately prior to the Effective Time, and (b) 23,551.5195 shares of Parent Series C Preferred Stock (“Parent Series C Stock Payment Shares”) which shares shall be convertible into 23,551,502 shares of Parent Common Stock, which shall be adjusted proportionately if a 19.9% Adjustment shall be required.
(b) Notwithstanding anything to the contrary in and in lieu of the right to receive the Merger Consideration pursuant to Section 1.6(a) above, each holder of outstanding Company Capital Stock immediately prior to the Effective Time may elect to receive one share of Parent Series D Preferred Stock (“Parent Series D Stock Payment Shares” and together with the Parent Series B Stock Payment Shares and the Parent Series C Stock Payment Shares, the “Parent Stock Payment Shares”) at Closing as Merger Consideration for each share of Series C Preferred Stock to which such holder would otherwise be entitled to receive as Merger Consideration. The aggregate amount of Parent Series D Stock Payment Shares to be so issued shall be convertible into 30,227,050 shares of Parent Common Stock, which shall be adjusted proportionately if a 19.9% Adjustment shall be required.
(c) Each Parent Stock Payment Share shall be convertible into 1,000 shares of Parent Common Stock (1) in the case of Parent Series B Preferred Stock, on the automatic conversion date specified in the Series B Certificate of Designation, (2) in the case of Parent Series C Preferred Stock, subject to and contingent upon the affirmative vote of a majority of the Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Parent Common Stock to the stockholders of the Company upon conversion of any and all shares of Parent Series C Preferred Stock in accordance with the terms of the Series C Certificate of Designation, and (3) in the case of Parent Series D Preferred Stock, subject to and contingent upon the affirmative vote of a majority of the Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Parent Common Stock to the stockholders of the Company upon conversion of any and all shares of Parent Series D Preferred Stock in accordance with the terms of the Series D Certificate of Designation (the “Preferred Stock Conversion Proposal”). Subject to Section 1.6(e), each holder of Company Common Stock shall be entitled to receive the same proportion of Parent Common Stock Payment Shares and Parent Stock Payment Shares.
(d) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, Merger Sub or Parent:
(i) any shares of Company Capital Stock held as treasury stock or held or owned by the Company or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(ii) subject to Sections 1.6(a)-(c) and Section 1.6(e), each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall, be automatically converted into solely the right to receive the number of Parent Stock Payment Shares set forth on the Allocation Certificate, and each such share of Company Capital Stock so converted shall be automatically cancelled and shall cease to exist, and the holders thereof shall cease to have any rights with respect to such shares other than the right to receive the foregoing merger consideration upon surrender of Company Stock Certificates or transfer of Book-Entry Shares pursuant to Section 1.8;
(iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation and, if applicable, each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation; and
(e) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Closing Price, in respect of Parent Stock Payment Shares.
(f) The Company shall take all such lawful action so that all Company Options outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.10.
(g) The Company shall take all such lawful action so that all Company Warrants outstanding immediately prior to the Effective Time that are not exercised prior to the Effective Time shall be converted into shares of Company Series Seed Preferred Stock immediately prior to and contingent upon the occurrence of the Merger, with the number of shares of Company Series Seed Preferred Stock into which the Company Warrants are converted calculated pursuant to the net exercise provisions set forth in Section 2.1 of each Company Warrant.
1.7. Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of (i) certificates representing shares of Company Capital Stock and (ii) book-entry shares representing shares of Company Capital Stock, in each case, that were issued and outstanding immediately prior to the Effective Time (collectively, “Company Stock Certificates” and “Book-Entry Shares,” respectively) shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.
1.8. Exchange of Shares.
(a) On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the Parent Stock Payment Shares issuable pursuant to Section 1.6(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(c). The Parent Stock Payment Shares and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares after the Effective Time (if any), are referred to collectively as the “Exchange Fund.”
(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive Parent Stock Payment Shares pursuant to Section 1.6(d)(ii): (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates or transfer of Book-Entry Shares to the Exchange Agent shall be effected, and risk of loss and title thereto shall pass, only upon proper delivery of such Company Stock Certificates or transfer of the Book-Entry Shares to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates or transfer of Book-Entry Shares in exchange for Parent Stock Payment Shares pursuant to Section 1.6(d)(ii). Upon surrender of a Company Stock Certificate or transfer of Book-Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the portion of the Parent Stock Payment Shares (represented in book-entry) that such holder has the right to receive pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Parent Common Stock or Parent Series B Preferred Stock pursuant to the provisions of Section 1.6(e)); and (B) the Company Stock Certificate or Book-Entry Share so surrendered or transferred, as the case may be, shall be canceled. Until surrendered or transferred as contemplated by this Section 1.8(b), each Company Stock Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive in exchange therefor the portion of the Parent Stock Payment Shares represented in book-entry, into which the shares of Company Capital Stock represented thereby were converted pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Parent Common Stock or Parent Series B Preferred Stock pursuant to the provisions of Section 1.6(e)). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any portion of the Parent Stock Payment Shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate that includes a bond sufficient to indemnify Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate or Book-Entry Share that is not registered in the transfer records of the Company, delivery of the portion of the Parent Stock Payment Shares, into which the shares of Company Capital Stock represented by such Company Stock Certificate or Book-Entry Share may be made to a Person other than the Person in whose name such Company Stock Certificate or Book-Entry Share so surrendered or transferred is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Parent Stock Payment Shares, and any cash in lieu of any fractional share of Parent Common Stock and Parent Series B Preferred Stock delivered and any dividends or other distributions as are payable pursuant to Section 1.8(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates or Book-Entry Shares.
(c) No dividends or other distributions declared or made with respect to (i) Parent Stock Payment Shares with a record date on or after the Effective Time, in each case shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Shares with respect to the portion of Parent Stock Payment Shares that such holder has the right to receive in connection with the Merger until such holder surrenders such Company Stock Certificate or transfers such Book-Entry Shares or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, and to the withholding of taxes, to receive all such dividends and distributions, without interest).
(d) Any portion of the Exchange Fund that remains unclaimed by former holders of shares of Company Capital Stock as of the date that is two years after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or transferred their Book-Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for shares of Parent Stock Payment Shares and any dividends or distributions with respect to shares of Parent Common Stock and/or Parent Series B Preferred Stock to which they may be entitled pursuant to this Agreement.
(e) No Party shall, to the fullest extent permitted under applicable Law, be liable to any holder of any shares of Company Capital Stock or to any other Person with respect to any Parent Stock Payment Shares (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.
1.9. Appraisal Rights.
(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time, the holder of which has neither voted in favor of the Merger or consented thereto in writing pursuant to Section 228 of the DGCL and which are held by stockholders who have demanded appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive that portion of the Parent Stock Payment Shares described in Section 1.6(a) attributable to such Dissenting Shares. At the Effective Time, the Dissenting Shares shall be canceled and shall cease to exist and the holders of the Dissenting Shares shall be entitled solely to the right to receive payment of the appraised value of such shares of Company Capital Stock held by them immediately prior to the Effective Time in accordance with the DGCL, unless and until such holders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into, as of the Effective Time, the right to receive the portion of the Parent Stock Payment Shares, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.8.

(b) The Company shall give Parent prompt written notice of any demands for appraisal under Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that the Parent shall have the right to participate in such negotiations and proceedings. Neither the Parent nor the Company shall, except with the other Party’s prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.
1.10. Company Equity Awards.
(a) At the Effective Time, (1) each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock and (2) each Company RSU that is outstanding immediately prior to the Effective Time under the Company Plan shall be converted into and become an RSU covering Parent Common Stock; provided that in connection with Parent’s assumption thereof as described below such awards shall be modified so that the underlying shares may be issued only contingent upon the affirmative vote of a majority of the Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of such shares (the “Option Proposal”). Parent shall assume the Company Plan and each such Company Option and Company RSU in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement or restricted stock unit agreement by which such Company Option or Company RSU is evidenced (but with changes to such documents as Parent in good faith determines are necessary to reflect the substitution of Parent Common Stock). All rights with respect to Company Common Stock under Company Options and Company RSUs assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option and Company RSU assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 1.6(e)); (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, that, (I) in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; and (II) the exercise price, the number of shares of Parent Common Stock subject to, and the terms and conditions of exercise of each option to purchase Parent Common Stock shall also be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that: (x) Parent may amend the terms of the Company Options and the Company Plan as may be necessary to reflect Parent’s substitution of the Company Options and Company RSUs (such as by making any change in control or similar definition relate to Parent and having any provision that provides for the adjustment of Company Options upon the occurrence of certain corporate events relate to corporate events that relate to Parent and/or Parent Common Stock); and (y) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent.
(b) Parent shall file with the SEC, promptly after the Parent Stockholders’ Meeting (as defined below), a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 1.10.
1.11. Agreed Budget. Schedule 1.11 sets forth a summary of Parent’s (a) outstanding short- and long-term liabilities, including all accounts payable, accrued expenses and any indebtedness (“Parent Liabilities”) as of the date hereof (“Signing Liabilities”) and (b) a budget reflecting expenses incurred by Parent between the Reference Date and the Closing Date, including (but not limited to) all Parent Transaction Expenses, and all other expenses to be incurred in connection with any lease termination costs (if any), transaction expenses attributable to Parent or Merger Sub, the cash cost of change in control payments payable to employees as a result of the consummation of the transaction and other expenses associated with wind-down of legacy operations, as agreed between Parent and the Company (collectively, the “Agreed Budget”).
1.12. Parent Per Share Special Dividend.
(a) In connection with the Closing, and subject to Delaware law requirements governing dividends, the Parent Board shall adopt resolutions declaring and paying to the holders of record of Parent Common Stock (the “Legacy Holders”) a stock dividend payable in shares of Parent Common Stock (the “Parent Per Share Special Dividend”). The aggregate amount of shares of Parent Common Stock issued to the holders of record of Parent Common Stock pursuant to the Parent Per Share Special Dividend shall be 490,020, as set forth on the Allocation Certificate. It being understood that an additional 201,320 shares of Parent Common Stock that would have been issuable to the holders of record of Parent Preferred Shares if they had converted such Parent Preferred Shares in Parent Common Stock on the record date of the Parent Per Shares Special Dividend, will become issuable to such holders upon the conversion of the Parent Preferred Shares in accordance with the terms thereof.
(b) As of the record date for the payment of the Parent Per Share Special Dividend (which shall be the day immediately preceding the automatic conversion date of the Parent Series B Preferred Stock), each share of Parent Common Stock held by the Legacy Holders shall receive a dividend equal to their pro rata portion of the Parent Per Share Special Dividend (rounded to the nearest whole share per Legacy Holder).
1.13. Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its reasonable best efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.
1.14. Withholding. The Parties and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other applicable Law with respect to the making of such payment; provided that if a Withholding Agent determines that any payment to any holder of Company Capital Stock pursuant to this Agreement is subject to deduction and/or withholding, then, except with respect to compensatory payments made to employees of the Company or deductions or withholdings as a result of a failure of the Company to deliver the certificates described in Section 1.15(a)(iv), such Withholding Agent shall use commercially reasonable efforts to (i) provide notice to such holder as soon as reasonably practicable after such determination and (ii) cooperate with such holder to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
1.15. Closing Deliverables
(a) The Company has delivered to Parent the following:
(i) a certificate signed by a Chief Executive Officer of the Company in a form reasonably acceptable to Parent setting forth: (i) the name and address of each holder of (each, a “Company Holder”) (x) shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and (y) Company Warrants and Company Options outstanding immediately prior to the Effective Time; (ii) the number and type of Company Capital Stock (e.g., either Company Common Stock or Company Series Seed Preferred Stock) (x) issued and outstanding immediately prior to the Effective Time and held by each Company Holder and (y) underlying the Company Warrants and Company Options outstanding immediately prior to the Effective Time and held by each Company Holder; and (iii) (x) the number of shares of Parent Stock Payment Shares and (y) the number of shares of Parent Common Stock underlying the Company Options outstanding immediately prior to the Effective Time and held by each Company Holder that are assumed by Parent pursuant to this Agreement (the “Allocation Certificate”);

(ii) a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the directors of the Company;
(iii) Company Representative Confirmation Letters from all attorneys, accountants, investment bankers and other professional advisors of the Company; and
(iv) (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent; provided, that the Parent’s sole remedy for the Company’s failure to deliver such documentation shall be to withhold pursuant to Section 1.14.
(b) The Parent has delivered to the Company the following:
(i) a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Reference Date, the Parent Outstanding Shares (the “Parent Outstanding Shares Certificate”);
(ii) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors, as the case may be, of Parent after the Closing pursuant to Section 5.9;
(iii) certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth on Exhibit C;
(iv) Parent Representative Confirmation Letters from all attorneys, accountants, investment bankers and other professional advisors of the Parent;
(v) Lock-Up Agreements duly executed by each of the Parent Signatories, each of which shall be in full force and effect;
(vi) evidence reasonably satisfactory to the Company that (i) the Parent Stock Payment Shares to be issued in connection with the Merger pursuant to this Agreement have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing and Parent has maintained its existing listing on Nasdaq, and (ii) Parent’s existing listing on Nasdaq is not subject to any deficiencies; and
(vii) certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing approving the employment agreements of Seth Demsey and Jay Crystal, in forms reasonably satisfactory to the Company, including the compensation and equity grants included therein.
Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 7.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:
2.1. Due Organization; Subsidiaries.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used.
(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.
(c) The Company has no Subsidiaries.

2.2. Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of its respective Organizational Documents.
2.3. Authority; Binding Nature of Agreement.
(a) The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Stockholder Vote, to consummate the Contemplated Transactions. The Company Board (at a meeting duly called, noticed and held by the requisite quorum and vote or by unanimous consent) has adopted resolutions providing for the Company Board Approval.
(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
2.4. Vote Required. The affirmative vote (or written consent) of the holders of (a) a majority of the voting power of the shares of Company Series Seed Preferred Stock (voting on an as converted to Company Common Stock basis) and Company Common Stock, voting together as a single class, (b) a majority of the shares of Company Series Seed Preferred Stock, voting together as a single class on an as converted basis, and (c) a majority of the shares of Company Series Seed Preferred Stock issued to PV Kluster, LLC at the initial closing of the purchase of shares of the Company Series Seed Preferred Stock, in each case outstanding on the record date for the Stockholder Written Consent (the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions. The Stockholder Written Consent authorizing the Company Stockholder Matters and providing the Required Company Stockholder Vote became effective immediately following the execution of this Agreement by the Parties hereto. No other corporate proceedings by the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions.
2.5. Non-Contravention; Consents. Subject to the Company’s receipt of the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;
(b) contravene, conflict with or result in a violation of any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or
(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Except for (i) any Consent set forth in Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The restrictions contained in Section 203 of the DGCL are not applicable to the Company by reason of Section 203(b)(4) of the DGCL because the Company does not have a class of voting stock that is (x) listed on a national securities exchange or (y) held of record by more than 2,000 stockholders and the Company has not elected by provision of its certificate of incorporation to be governed by Section 203 of the DGCL. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Lock-Up Agreements or any of the Contemplated Transactions.
2.6. Capitalization.
(a) The authorized Company Capital Stock as of the date of this Agreement consists of 35,000,000 shares of Company Common Stock, of which 8,323,788 shares have been issued and are outstanding as of the date of this Agreement, and 13,464,000 shares of Company Preferred Stock, par value $0.00001 per share, all of which have been designated as Company Series Seed Preferred Stock, of which 8,976,000 shares of Company Series Seed Preferred Stock have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding shares of Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder.
(b) All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except for this Agreement, the Lock-Up Agreement or as set forth in the Investor Agreements, there is (x) no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock and (y) no contracts with one or more current or prospective stockholders of the Company (or one or more beneficial owners of capital stock of the Company), in its or their capacity as such, within the meaning of Section 122(18) of the DGCL. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Company Capital Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.
(c) Except for the Company Plan, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 7,097,718 shares of Company Common Stock for issuance under the Company Plan, of which 418,788 shares have been issued and are currently outstanding, 6,678,930 shares have been reserved for issuance upon exercise of Company Options previously granted and currently outstanding under the Company Plan, 0 shares have been issued pursuant to Company Restricted Stock Grants, and 0 shares of Company Common Stock remain available for future issuance of awards pursuant to the Company Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information, as applicable, with respect to each Company Option and Company Restricted Stock Grant and Company Warrant outstanding as of the date of this Agreement: (i) the name of the award recipient; (ii) the number of shares of Company Common Stock subject to such Company Option or Company Restricted Stock Grant, as applicable, at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option or Company Restricted Stock Grant, as applicable, as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option or Company Restricted Stock Grant, as applicable, was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent an accurate and complete copy of the Company Plan and a form of stock option agreement and stock grant agreement that is consistent in all material respects with the stock option agreements and stock grant agreements evidencing outstanding Company Options and Company Restricted Stock Grants, as applicable, granted thereunder. Each Company Option has been granted with an exercise price equal to or greater than fair market value of the underlying share of Company Common Stock as of the date of grant.
(d) Except for Company Warrants, Company Options and Company Restricted Stock Grants set forth in Section 2.6(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
(e) All outstanding shares of Company Common Stock, Company Options, Company Restricted Stock Grants, Company Warrants and other securities of the Company have been issued and granted in (i) compliance with the DGCL and the Organizational Documents of the Company in effect as of the relevant time, (ii) material compliance with all applicable securities Laws and other applicable Law, and (iii) material compliance with all requirements set forth in applicable Contracts, including the Company Plan. Each Company Option (i) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (ii) has a grant date that is not prior to the date on which the Company Board or a duly authorized committee thereof actually granted or awarded such Company Option and (iii) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company Financials, respectively.
(f) All distributions, dividends, repurchases and redemptions of the Company Capital Stock or other equity interests of the Company were undertaken in (i) compliance with the DGCL, Delaware common law and the Organizational Documents of the Company in effect as of the relevant time, (ii) material compliance with all applicable securities Laws and other applicable Laws, and (iii) material compliance with all requirements set forth in applicable Contract.
2.7. Financial Statements.
(a) Concurrently with the execution hereof, the Company has provided to Parent true and complete copies of (i) the Company Unaudited Annual Balance Sheet, together with the unaudited statements of operations and cash flows of the Company for the period reflected in the Company Unaudited Annual Balance Sheet and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of operations and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.
(b) Since the Company’s inception, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since the Company’s inception, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.8. Absence of Changes. Except as set forth in Section 2.8 of the Company Disclosure Schedule, after the date of the Company Unaudited Interim Balance Sheet (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto):
(a) the Company has conducted its business only in the Ordinary Course of Business consistent with past practice in all material respects; and
(b) there has not been or occurred any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
2.9. Absence of Undisclosed Liabilities. As of the date hereof, the Company has no liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations under the Company Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company; and (f) Liabilities described in Section 2.9 of the Company Disclosure Schedule.
2.10. Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.
2.11. Real Property; Leasehold. The Company does not own and has never owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Company’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances.
2.12. Intellectual Property.
(a) Section 2.12(a) of the Company Disclosure Schedule identifies each item of material Registered IP owned in whole or in part by the Company, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. To the Knowledge of the Company, each of the patents and patent applications included in Section 2.12(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of the Company, each item of Company IP is valid and enforceable, and with respect to the Company’s Registered IP, subsisting.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company exclusively owns, is the sole assignee of, or has licensed all material Company IP (other than as disclosed in Section 2.12(b) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. The Company IP and the Intellectual Property Rights licensed to the Company pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s business as currently conducted. Each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a valid and enforceable written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company. Each Company Associate who has or has had access to the Company’s trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company IP, trade secrets and confidential information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.
(c) To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Company IP or the right to receive royalties for the practice of such Company IP.
(d) Section 2.12(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, agreements with Company Associates, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). To the Knowledge of the Company, all Company In-bound Licenses and Company Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of the Company and each other party to such Company In-bound Licenses or Company Out-bound Licenses. Neither the Company, nor to the Knowledge of the Company, any other party to such Company In-bound Licenses or Company Out-bound Licenses, is in material breach under any Company In-bound Licenses or Company Out-bound Licenses.
(e) To the Knowledge of the Company: (i) the operation of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed to the Company. No Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened in writing) (A) against the Company alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company. Since the Company’s inception, the Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f) None of the Company IP or, to the Knowledge of the Company, any material Intellectual Property Rights exclusively licensed to the Company is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP or material Intellectual Property Rights exclusively licensed to the Company.
(g) To the Knowledge of the Company, the Company and the operation of the Company’s business are in substantial compliance with all Laws pertaining to data privacy and data security of any personally identifiable information or sensitive business information (collectively, “Sensitive Data”). To the Knowledge of the Company, there have been (i) no losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Company, (ii) no violations of any security policy of the Company regarding any such

Sensitive Data used in the business of the Company, and (iii) no unauthorized access, unauthorized use or unintended or improper disclosure of any Sensitive Data used in the business of the Company. The Company has taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s business as currently conducted from unauthorized use or access. To the Knowledge of the Company, there have been no material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of the Company’s business as currently conducted.
2.13. Agreements, Contracts and Commitments.
(a) Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):
(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (D) any non-solicitation provision;
(iii) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;
(iv) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;
(v) each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company in connection with the Contemplated Transactions;
(vi) each Company Real Estate Lease;
(vii) each Company Contract with any Governmental Body;
(viii) each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights, other than Contracts containing standard form non-disclosure agreements or licenses for unmodified commercially available off the shelf software;
(ix) each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;
(x) each Company Contract, offer letter, or employment agreement, or independent contractor agreement with any employee or service provider whose annual base compensation equals or exceeds $100,000 that (A) is not terminable on less than thirty (30) days’ advance notice the Company or otherwise subject to severance obligations, except as required under applicable Law, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that will become due as a result of the Merger;
(xi) each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License;
(xii) each Company Contract entered into in settlement of any Legal Proceeding or other dispute with respect to which the Company has any outstanding monetary obligations as of the Closing Date; and

(xiii) any other Company Contract, excluding Company Contracts relating to Company employees or independent contractors, that is not terminable at will (with no penalty or payment or requirement for prior notice) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, Contract or commitment of more than $200,000 in the aggregate, or obligations after the date of this Agreement in excess of $200,000 in the aggregate, or (B) that is material to the business or operations of the Company, taken as a whole.
(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(a)(x) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. Neither the Company nor, to the Company’s Knowledge, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has indicated in writing to the Company that it desires to renegotiate, modify, not renew or cancel any Company Material Contract.
2.14. Compliance; Permits; Restrictions.
(a) The Company is, and at all times since the Company’s inception has been, in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b) The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.
2.15. Legal Proceedings; Orders.
(a) As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b) Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since the Company’s inception through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.
2.16. Tax Matters.
(a) The Company has timely filed all material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company is required to file a Tax Return or pay a Tax in that jurisdiction.
(b) All material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.
(c) All Taxes that the Company is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.
(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.
(e) No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of the Company, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company. Neither the Company nor any of its predecessors has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.
(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g) The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.
(h) The Company will not be required to include or accelerate any item of income in, or exclude or defer any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). The Company has no unpaid deferred employment Taxes under the CARES Act, taken, has not claimed, or applied for an employee retention tax credit, or taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program. The Company has not made any election under Section 965(h) of the Code.
(i) The Company has no Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise.

(j) The Company has never distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).
(k) The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).
(l) The Company has not taken any action (or agreed to take any action) or become aware of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
(m) Section 2.16(m) of the Company Disclosure Schedule sets forth the entity classification of the Company for U.S. federal income tax purposes. The Company has not made an election or taken any other action to change its federal and state income tax classification from such classification.
For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.
2.17. Employee and Labor Matters; Benefit Plans.
(a) Section 2.17(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans (except for (A) any individual stock purchase, stock option and other equity compensation agreements which do not deviate from the representative forms of such agreements made available to Parent, and (B) employment agreements and offer letters with annual base compensation in excess of $100,000 that (i) is not terminable on less than thirty (30) days’ advance notice the Company or otherwise subject to severance obligations, except as required under applicable Law, or (ii) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that will become due as a result of the Merger , other than through a plan, program, policy, arrangement or agreement listed on Section 2.17(a) of the Company Disclosure Schedule). “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, commission, equity or equity-based incentive, phantom equity, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan or program, (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company has any actual or contingent liability.
(b) As applicable with respect to each material Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits, investigations, plan corrections or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.
(c) Each material Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws. The Company and each Company ERISA Affiliate have complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “ACA”), and neither the Company nor any Company ERISA Affiliate have received, or reasonably expect to receive, any penalty notice with respect to the ACA.
(d) The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.
(e) Since the Company’s inception, neither the Company nor any Company ERISA Affiliate has maintained, established, participated in contributed to, has been required to contribute to, or has had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(f) There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, or, to the Knowledge of the Company, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and the Company has no material liability for any unpaid contributions with respect to any Company Benefit Plan. Each Company Benefit Plan may be terminated in accordance with its terms and applicable Law without the imposition of material liability (including any contingent liability) on the Company.
(g) Neither the Company nor, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(h) No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and the Company has not made a written representation promising the same.
(i) Neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company thereof, pursuant to any Company Benefit Plan or otherwise, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan or otherwise, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or otherwise or (v) limit the right to merge, amend or terminate any Company Benefit Plan.
(j) Except as set forth in Section 2.17(a) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).
(k) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and administered in compliance with, is and has been in documentary compliance with, Section 409A of the Code, in each case, in all material respects.
(l) No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements with the Company or other assurance of reimbursement by the Company for any Taxes imposed under Code Section 409A or Code Section 4999.

(m) The Company does not maintain any Company Benefit Plan outside of the United States.
(n) The Company has provided to Parent a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) their annual dollar amount of base salary or other base wages, and to the extent calculable, commissions; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such Person’s contracting services, if available; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended (“FLSA”) and any similar state law and (B) whether such an employee is on leave and, if so, the nature of such leave and expected return date, if known.
(o) The Company is not and has never been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election. There is not and has not been since the Company’s inception, nor is there or has there been since the Company’s inception any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute or, to the Knowledge of the Company, any union organizing activity, against the Company.
(p) The Company is, and since the Company’s inception has been, other than as would not be expected to result in a Company Material Adverse Effect, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company, with respect to employees of the Company, the Company, since the Company’s inception, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened in writing against the Company relating to any employee, applicant for employment, or consultant.
(q) Since the Company’s inception, the Company has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of Parent, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the date of this Agreement.
(r) The Company is and has at all relevant times been in material compliance with (i) COVID-19-related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Body; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19-related leave Law, whether state, local or otherwise.
2.18. Environmental Matters. The Company is and since the Company’s inception has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. The Company has not received since the Company’s inception, any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business.

2.19. Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Company’s inception, the Company has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.
2.20. No Financial Advisors. Except as set forth in Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.
2.21. Transactions with Affiliates.
(a) Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since the Company’s inception, between, on one hand, the Company and, on the other hand, any (i) officer or director of the Company or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(b) Section 2.21(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).
2.22. Anti-Bribery. None of the Company or any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf (in each in their respective capacities as such) has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company is not and has not been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
2.23. Accredited Investors. Each holder of Company Capital Stock is an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act.
2.24. Disclaimer of Other Representations or Warranties.
(a) Except as previously set forth in this Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub set forth in Section 3 or in any certificate delivered by Parent and/or Merger Sub to the Company pursuant to this Agreement, none of the Company or any of its Representatives is relying on any other representation or warranty of Parent, Merger Sub or any other Person made outside of Section 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the matters covered by this Agreement or the Contemplated Transactions, and any claim with respect to any other representation or warranty of Parent, Merger Sub or any other Person made outside of Section 3 or such certificate are expressly disclaimed by the Company.
Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Subject to Section 7.13(h), except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC after December 31, 2022 and prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents (x) shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, and Section 3.7 and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Documents that is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:
3.1. Due Organization; Subsidiaries.
(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since its date of incorporation, Merger Sub has not engaged in any activities other than activities incident to its organization or in connection with or as contemplated by this Agreement.
(b) Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.
(c) Parent has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule; and neither Parent nor any of the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Parent Disclosure Schedule. Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.
(d) Neither the Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Neither the Parent nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
3.2. Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.
3.3. Authority; Binding Nature of Agreement.
(a) Parent and Merger Sub have all necessary corporate power and authority to enter into and to perform its respective obligations under this Agreement and, subject, with respect to Parent, to receipt of the Required

Parent Stockholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to consummate the Contemplated Transactions. The Parent Board (at a meeting duly called, noticed and held) has adopted resolutions providing for the Parent Board Approval. The Merger Sub Board (by unanimous consent in lieu of a meeting) has adopted resolutions providing for the Merger Sub Board Approval.
(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
3.4. Vote Required. The affirmative vote of the holders of a majority in voting power of the shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholders’ Meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Stockholder Matters (“Required Parent Stockholder Vote”).
3.5. Non-Contravention; Consents. Subject to obtaining the Required Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;
(b) contravene, conflict with or result in a violation of any Law or any order, writ, injunction, judgment or decree to which Parent or its Subsidiaries, or any of the assets owned or used by Parent or its Subsidiaries, is subject, except as would not reasonably be expected to have a Parent Material Adverse Effect;
(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to have a Parent Material Adverse Effect;
(d) except as set forth in Section 3.5(d) of the Parent Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or
(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Except for (i) any Consent set forth in Section 3.5 of the Parent Disclosure Schedule under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or Nasdaq listing rules, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Parent Board has taken all actions necessary to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger, this Agreement, the Lock-Up Agreements or the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.
3.6. Capitalization.
(a) The authorized capital stock of Parent as of the date of this Agreement consists of 500,000,000 shares of Parent Common Stock, of which 1,208,857 shares have been issued and are outstanding as of the close of business on the date hereof and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Shares”), 3,000 of which have been designated as Parent Series A Preferred Stock, of which 3,000 shares of Parent Series A Preferred Stock have been issued and are outstanding as of the date of this Agreement, 240.5620 of which have been designated as Parent Series B Preferred Stock, of which no shares of Parent Series B Preferred Stock have been issued and are outstanding as of the date of this Agreement, 23,551.5195 of which have been designated as Parent Series C Preferred Stock, of which no shares of Parent Series C Preferred Stock have been issued and are outstanding as of the date of this Agreement, and 30,227.0524 of which have been designated as Parent Series D Preferred Stock, of which no shares of Parent Series D Preferred Stock have been issued and are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury.
(b) All of the outstanding shares of Parent Common Stock and Parent Preferred Shares have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock or Parent Preferred Shares are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock or Parent Preferred Shares is subject to any right of first refusal in favor of Parent. Except as contemplated herein and as set forth on Section 3.6(b) of the Parent Disclosure Schedule, there is (x) no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock or Parent Preferred Shares and (y) no contracts with one or more current or prospective stockholders of Parent (or one or more beneficial owners of capital stock of Parent) in its or their capacity as such, within the meaning of Section 122(18) of the DGCL, that have not been disclosed. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 3.6(b) of the Parent Disclosure Schedule accurately and completely lists all repurchase rights held by Parent with respect to shares of Parent Common Stock or Parent Preferred Shares (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Parent Common Stock or Parent Preferred Shares timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.
(c) Except for the Parent Stock Plan, and except as set forth in Section 3.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on March 11, 2026, 200,335 shares were reserved for issuance upon exercise of Parent Options granted under the Parent Stock Plan that are outstanding as of the date of this Agreement, 94,435 shares have been reserved for issuance upon settlement of Parent RSUs granted and currently outstanding under the Parent Stock Plan, and 122,348 shares remain available for future issuance pursuant to the Parent Stock Plan. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and Parent RSU outstanding as of March 11, 2026: (i) the name of the award recipient; (ii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU, as applicable, at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option or Parent RSU, as applicable, as of the Reference Date; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option or Parent RSU, as applicable, was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the Reference Date and any acceleration provisions; and (vii) whether such Parent Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Parent has made available to the Company an accurate and complete copy of the Parent Stock Plan and a form of stock option agreement and form of restricted stock unit agreement that is consistent in all material respects with the stock option agreements and restricted stock unit agreements evidencing outstanding Parent Options and Parent RSUs granted thereunder.
(d) Except for the Parent Options and Parent RSU, and as otherwise set forth in Section 3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries (it being understood that Parent intends to issue prior to (but contingent upon) the Closing restricted stock units to certain employees of the Company identified in the Company Disclosure Schedule). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries. In addition, there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.
(e) All outstanding shares of Parent Common Stock, Parent Preferred Shares, Parent Options, Parent RSUs, and other securities of Parent have been issued and granted in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts, including the Parent Stock Plan. Except as set forth on Section 3.6(e) of the Parent Disclosure Schedule, each Parent Option (i) has an exercise price per share of Parent Common Stock equal to or greater than the fair market value of a share of Parent Common Stock on the date of such grant, (ii) has a grant date that is not prior to the date on which the Parent Board or a duly authorized committee thereof actually awarded such Parent Option and (iii) qualifies for the Tax and accounting treatment afforded to such Parent Option in Parent’s tax returns and financial statements of Parent, respectively.
(f) All distributions, dividends, repurchases and redemptions of Parent Common Stock or other equity interests of Parent were undertaken in material compliance with (i) the Organizational Documents of Parent in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.
3.7. SEC Filings; Financial Statements.
(a) Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2020 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since January 1, 2020 and except for the Quarterly Reports on Form 10-Q for the periods ended March 31, 2025 and June 30, 2025, material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Parent has failed to make the Certifications required of him or her. Parent has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Parent, between the SEC, on the one hand, and Parent, on the other, since January 1, 2020, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Parent except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or Nasdaq with respect to Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Parent. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.
(c) Parent’s independent registered public accounting firm has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(d) Except as set forth in Section 3.7(d) of the Parent Disclosure Schedule, since January 1, 2020, through the date of this Agreement, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Parent, on the other hand, occurring since January 1, 2020 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of an ongoing SEC report or outstanding SEC comment.
(e) Since January 1, 2020, (i) neither Parent nor, to the knowledge of Parent, any of its directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent, and (iii) there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(f) Except as disclosed to the Company, Parent is and since its first date of listing on Nasdaq, has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.
(g) Parent maintains and at all times since January 1, 2020, has maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements and (iv) that Parent maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Parent and any of its Subsidiaries. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2024, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and has described in Section 3.7(g) of the Parent Disclosure Schedule) (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Parent, any of its Subsidiaries, Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting.
(h) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.
(i) Section 3.7(i) to the Parent Disclosure Schedule sets forth (x) the Parent Interim Financial Statements and (y) an accurate statement of Parent’s cash and cash equivalents as of the close of business on the Business Day preceding the date of this Agreement, and there has been no material change in the amount thereof from such statement through the date of this Agreement. The cash forecast set forth in Section 3.7(i) to the Parent Disclosure Schedule: (i) has been prepared by Parent in good faith, (ii) is based on assumptions that Parent considers to be reasonable, and (iii) fairly reflects Parent’s reasonably anticipated rate of cash usage for the periods covered therein.
(j) Parent has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.
3.8. Absence of Changes. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, after the date of the Parent Balance Sheet (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto):
(a) Parent and its Subsidiaries have conducted its business only in the Ordinary Course of Business; and
(b) there has not been or occurred any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
3.9. Absence of Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any Liability (whether or not required to be reflected in the financial statements in accordance with GAAP), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent; and (f) Liabilities described in Section 3.9 of the Parent Disclosure Schedule.
3.10. Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.
3.11. Real Property; Leasehold. Neither Parent nor any of its Subsidiaries own or ever have owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Parent or any of its Subsidiaries, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. Parent’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and Parent has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances.
3.12. Intellectual Property.
(a) Section 3.12(a) of the Parent Disclosure Schedule identifies as of November 3, 2025, each patent and patent application owned by the Parent or Subsidiaries, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, and (iii) the application or registration number. To the Knowledge of Parent, each of the patents and patent applications included in Section 3.12(a) of the Parent Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of Parent, threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being or has been contested or challenged. To the Knowledge of Parent, each U.S. Patent of Parent IP is valid and enforceable (or expired as indicated in Section 3.12(a) of the Parent Disclosure Schedule).
(b) Except as set forth in Section 3.12(b) of the Parent Disclosure Schedule, Parent or its Subsidiaries exclusively own and are the sole assignee of, or have licensed all material Parent IP, free and clear of all Encumbrances other than Permitted Encumbrances. Each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or any of its Subsidiaries, has signed a valid and enforceable written agreement containing an assignment of such Parent Associate’s rights in such Parent IP to Parent or its Subsidiaries. Each Parent Associate who has or has had access to Parent’s or any of its Subsidiaries’ trade secrets or confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Parent IP, trade secrets and confidential information. Parent has taken commercially reasonable steps to protect and preserve the confidentiality of its trade secrets and confidential information.
(c) To the Knowledge of Parent, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Parent IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or a license to such Parent IP or the right to receive royalties for the practice of such Parent IP.
(d) Section 3.12(d) of Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP or material Intellectual Property Right licensed to the Parent or its Subsidiaries under a Parent In-bound License (each a “Parent Out-bound License”) (provided, that, Parent In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, agreements with Parent Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Parent Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). To the Knowledge of Parent, all Parent In-bound Licenses and Parent Out-bound Licenses are in full force and effect and are valid, enforceable and binding obligations of Parent and each other party to such Parent In-bound Licenses or Parent Out-bound Licenses. Neither Parent, nor to the Knowledge of Parent, any other party to such Parent In-bound Licenses or Parent Out-bound Licenses, is in material breach under any Parent In-bound Licenses or Parent Out-bound Licenses. Except as set forth in Section 3.12(d) of the Parent Disclosure Schedule, none of the terms or conditions of any Parent In-bound License or any Parent Out-bound License requires Parent or any of its Subsidiaries or any of their Affiliates to maintain, develop or prosecute any Intellectual Property Rights.
(e) (i) The operation of the business of Parent and its Subsidiaries as currently conducted (and as it has been conducted for the last six (6) years) does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) to the Knowledge of Parent, no other Person is infringing, misappropriating or otherwise violating any Parent IP or any Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries. No Legal Proceeding is pending (or, to the Knowledge of Parent, is threatened in writing) (A) against Parent or its Subsidiaries alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Parent or its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Parent IP or any Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries. Except as set forth in Section 3.12(e) of Parent Disclosure Schedule, neither Parent nor its Subsidiaries have received any written notice or other written communication alleging that the operation of the business of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.
(f) None of Parent IP or, to the Knowledge of Parent, any material Intellectual Property Rights licensed to Parent or its Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or its Subsidiaries of any such Parent IP or material Intellectual Property Rights exclusively licensed to Parent or its Subsidiaries.
(g) To the Knowledge of Parent, Parent and the operation of Parent’s and its Subsidiaries’ business are in substantial compliance with all Laws pertaining to data privacy and data security of Sensitive Data. To the Knowledge of Parent, there have been (i) no losses or thefts of data or security breaches relating to Sensitive Data used in the business of Parent or its Subsidiaries, (ii) no violations of any security policy of Parent regarding any such Sensitive Data used in the business of Parent or its Subsidiaries, and (iii) no unauthorized access, unauthorized use or unintended or improper disclosure of any Sensitive Data used in the business of Parent or its Subsidiaries. Parent has taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of Parent’s and its Subsidiaries’ business as currently conducted from unauthorized use or access. To the Knowledge of Parent, there have been no material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of Parent’s or its Subsidiaries’ business as currently conducted.
3.13. Agreements, Contracts and Commitments.
(a) Section 3.13 of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement other than any Parent Benefit Plans (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):
(i) a material Contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;
(ii) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(iii) each Parent Contract containing (A) any covenant limiting the freedom of Parent or its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement or similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant, or (D) any non-solicitation provision;
(iv) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;
(v) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;
(vi) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Parent or its Subsidiaries or any loans or debt obligations with officers or directors of Parent;
(vii) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent; or (D) any Parent Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Parent or any Parent Contract to sell, distribute or commercialize any products or service of Parent;
(viii) each Parent Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Parent in connection with the Contemplated Transactions;
(ix) each Parent Real Estate Lease;
(x) each Parent Contract with any Governmental Body;
(xi) each Parent Out-bound License and Parent In-bound License, and each Parent Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights, other than Contracts containing standard form non-disclosure agreements or licenses for unmodified commercially available off the shelf software;
(xii) each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or its Subsidiaries;
(xiii) each Parent Contract, offer letter, employment agreement, or independent contractor agreement with any employee or service provider whose annual compensation equals or exceeds $100,000 that (A) is not immediately terminable by Parent without notice, severance, or other cost or liability, except as required under applicable Law, or (B) provides for retention payments, change-of-control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Merger;
(xiv) any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice) by Parent or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole;
(xv) each Parent Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Parent IP or material Intellectual Property Right licensed to Parent under a Parent In-bound License; or
(xvi) each Parent Contract entered into in settlement of any Legal Proceeding or other dispute.

(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Neither Parent nor any of its Subsidiaries has, nor, to Parent’s Knowledge, as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to Parent or its business. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract, and no Person has indicated in writing to Parent that it desires to renegotiate, modify, not renew or cancel any Parent Material Contract.
3.14. Compliance; Permits.
(a) Parent and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent.
(b) No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Parent or any Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any Subsidiary, any acquisition of material property by Parent or any Subsidiary or the conduct of business by Parent or any Subsidiary as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s or any Subsidiary’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(c) Parent or its Subsidiaries hold, and have held since January 1, 2020, all required Governmental Authorizations which are material to the operation of the business of Parent or such Subsidiary as currently conducted (the “Parent Permits”), and such Parent Permits are valid, binding, and in full force and effect. Section 3.14(c) of the Parent Disclosure Schedule identifies each Parent Permit. Each such Parent Permit is valid and in full force and effect, and Parent is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.
(d) Neither the Parent nor any of its Subsidiaries is, or has been, (i) enrolled as a supplier under Title XVIII of the Social Security Act or (ii) certified for participation in any federal health Care program (as defined in 42 U.S.C. § 1320a-7b(f)) (a “Federal Health Care Program”). Neither the Parent Entity nor any of its Subsidiaries is a party to, or is otherwise entitled to bill under, any payor agreements with any Federal Health Care Program or any private non-governmental payors or programs, including any private insurance payor or program, self-insured employer, or other third-party payor (“Third Party Payor”). Further, neither Parent nor any of its Subsidiaries have commercialized or sold any Parent Legacy Assets that are classified by the U.S. Food and Drug Administration as a medical device (e.g., EvieMED), and no Parent Legacy Assets are or have been reimbursed, in part or in whole, by a Third Party Payor.
(e) Neither the Parent nor any of its Subsidiaries, processes, uses, or transmits protected health information (as defined under the U.S. Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the HITECH Act, and as otherwise may be amended from time to time by Congress and/or rulemaking authority of the Secretary of the Department of Health and Human Services, and all regulations promulgated thereunder), either on behalf of its customers or for its own purposes.
3.15. Legal Proceedings; Orders.
(a) Except as disclosed in Section 3.15(a) of the Parent Disclosure Schedule, as of the date of this Agreement and in the three-year period immediately prior thereto, there is no and has been no material pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal

Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b) Except as set forth in Section 3.14(c)(b) of the Parent Disclosure Schedule, since January 1, 2020 through the date of this Agreement, no Legal Proceeding has been pending against Parent that resulted in material liability to Parent.
3.16. Tax Matters.
(a) Parent and each of its Subsidiaries have timely filed all material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is required to file a Tax Return or pay a Tax in that jurisdiction.
(b) All material amounts of Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the Parent Balance Sheet Date, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.
(c) All Taxes that Parent or any of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.
(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.
(e) No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its predecessors nor any of its Subsidiaries have waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.
(f) Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.
(h) Neither Parent nor any of its Subsidiaries will be required to include or accelerate any item of income in, or exclude or defer any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date; or

(ix) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Neither the Parent nor any of its Subsidiaries has any unpaid deferred employment Taxes under the CARES Act, has taken, claimed, or applied for an employee retention tax credit, or taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program. Neither Parent nor any of its Subsidiaries have made any election under Section 965(h) of the Code.
(i) Neither Parent nor any of its Subsidiaries have any Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise.
(j) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).
(k) Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).
(l) Neither Parent nor any of its Subsidiaries has taken any action (or agreed to take any action) or become aware of any fact that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
(m) No Subsidiary of the Parent is a “passive foreign investment company” within the meaning of Section 1297 of the Code. No Subsidiary of the Parent that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code owns (directly or indirectly) an “investment in United States property” for purposes of Section 956 of the Code. No Subsidiary of the Parent that was organized in a jurisdiction outside of the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.
(n) Section 3.16(n) of the Parent Disclosure Schedule sets forth the entity classification of Parent and each of its Subsidiaries for U.S. federal income tax purposes. Neither Parent nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.
For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent.
3.17. Employee and Labor Matters; Benefit Plans.
(a) Section 3.17(a) of the Parent Disclosure Schedule is a list of all material Parent Benefit Plans (except for (A) any individual stock purchase, stock option and other equity compensation agreements which do not deviate from the representative forms of such agreements made available to the Company, and (B) employment agreements and offer letters establishing at-will employment without obligating Parent to make any payment or provide any benefit upon termination of employment other than through a plan, program, policy, arrangement or agreement listed on Section 3.17(a) of the Parent Disclosure Schedule). “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, commission, equity or equity-based incentive, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).

(b) As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, and (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits, investigations, plan corrections or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.
(c) Each material Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws. Parent and each Parent ERISA Affiliate have complied in all material respects with the applicable provisions of the ACA, and neither Parent nor any Parent ERISA Affiliate have received, or reasonably expect to receive, any penalty notice with respect to the ACA.
(d) The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Knowledge of Parent, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.
(e) In the last six years, neither Parent, any of its Subsidiaries nor any Parent ERISA Affiliate has maintained, established, participated in, contributed to, has been required to contribute to, or has had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(f) There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to the Knowledge of Parent, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, or, to the Knowledge of Parent, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Parent or any of its Subsidiaries. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any material liability for any unpaid contributions with respect to any Parent Benefit Plan. Each Parent Benefit Plan may be terminated in accordance with its terms and applicable Law without the imposition of material liability (including any contingent liability) on Parent.
(g) Neither Parent, any of its Subsidiaries or any Parent ERISA Affiliates, nor to the Knowledge of Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries or Parent ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(h) No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law, and neither Parent nor any of its Subsidiaries or any Parent ERISA Affiliates has made a written representation promising the same.

(i) Except as set forth in Section 3.17(i) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will:
(i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Parent or any Subsidiary thereof pursuant to any Parent Benefit Plan or otherwise,
(ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan or otherwise, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or otherwise or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.
(j) Except as set forth in Section 3.17(j) of the Parent Disclosure Schedule, neither the execution of, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).
(k) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and administered in compliance with, is and has been in documentary compliance with, Section 409A of the Code, in each case, in all material respects.
(l) No current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries has any “gross up” agreements with the Parent or any of its Subsidiaries or other assurance of reimbursement by the Parent or any of its Subsidiaries for any Taxes imposed under Code Section 409A or Code Section 4999.
(m) Each Parent Benefit Plan maintained outside of the United States (each, a “Parent Foreign Plan”) has obtained from the Governmental Body having jurisdiction with respect to such plan any required determinations that such plan is in compliance with the Laws of any such Governmental Body.
(n) To the extent required by applicable law, the assets of each of the Parent Foreign Plans that is similar to an employee pension benefit plan (as defined in Section 3(2) of ERISA (whether or not subject to ERISA)) or that otherwise provides retirement, medical or life insurance benefits following retirement or other termination of service or employment are at least equal to the liabilities of such plans.
(o) Set forth in Section 3.17(o) of the Parent Disclosure Schedule is a true and correct list, as of the date of this Agreement, containing the names of all current full-time, part-time or temporary employees and independent contractors (and indication as such), and, as applicable: (i) the annual dollar amount of all cash compensation in the form of wages, salary, fees, commissions, and director’s fees payable to each Person; (ii) dates of employment or service; (iii) title and, with respect to independent contractors, a current written description of such Person’s contracting services; (iv) visa status, if applicable; and (v) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of FLSA and any similar state, federal or foreign law and (B) whether such an employee is on leave, and if so, the nature of such leave and expected return date.
(p) Neither Parent nor any of its Subsidiaries is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election. There is not and has not been in the past five years, nor is there or has there been in the past five years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Parent, any union organizing activity, against Parent or any of its Subsidiaries.

(q) Parent and each of its Subsidiaries is, and since January 1, 2020 has been, other than as would not be expected to result in a Parent Material Adverse Effect, in compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, immigration, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent and its Subsidiaries, each of Parent and its Subsidiaries, since January 1, 2020, has withheld and reported all amounts required by Law to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of Parent, threatened or reasonably anticipated against Parent or any of its Subsidiaries relating to any employee, applicant for employment, or consultant.
(r) Within the preceding five years, Parent has not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of the Company, and there has been no “employment loss” as defined by the WARN Act within the 90 days prior to the date of this Agreement.
(s) Parent is and has at all relevant times been in material compliance with (i) COVID-19-related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Body; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19-related leave Law, whether state, local or otherwise.
(t) In the preceding three (3) years, Parent and each of its Subsidiaries have not received, and Parent does not have Knowledge of, any complaints, allegations, claims, or demands, whether internal or external, in writing or otherwise, regarding harassment or discrimination, whether on the basis of sex or any other basis, retaliation or policy violation allegations against officers, directors, employees, contractors or agents, and is not aware of any acts, omissions or other conduct which could reasonably be expected to give rise to any such complaint, allegation, claim or demand.
(u) No current employee or other individual service provider of Parent or its Subsidiaries with annualized compensation at or above $100,000 has notified the Company that they intend to terminate his or her employment or service prior to the first anniversary of the Closing.
(v) To the Knowledge of Parent, no current or former employee or independent contractor of Parent or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation (i) owed to Parent or its Subsidiaries or (ii) owed to any third party with respect to such person’s right to be employed or engaged by Parent or its Subsidiaries.
3.18. Environmental Matters. Parent and each of its Subsidiaries are in compliance and since January 1, 2020 have complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Parent or its business. Neither Parent nor any of its Subsidiaries has received since January 1, 2020 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Parent or its business.

3.19. Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed on August 29, 2025 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.
3.20. Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.
3.21. No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
3.22. Anti-Bribery. None of Parent or any of its Subsidiaries nor any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
3.23. Valid Issuance. The Parent Common Stock Payment Shares and Parent Stock Payment Shares, in each case to be issued in connection with the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Parent as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable.
3.24. Disclaimer of Other Representations or Warranties.
(a) Except as previously set forth in this Section 3 or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor any Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
(b) Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties of the Company set forth in Section 2 or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, none of the Parent, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of the Company or any other Person made outside of Section 2 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the matters covered by this Agreement or the Contemplated Transactions, and any claim with respect to any other representation or warranty of the Company or any other Person made outside of Section 2 or such certificate are expressly disclaimed by Parent and Merger Sub.
Section 4. CERTAIN COVENANTS OF THE PARTIES
4.1. Parent Options. Parent agrees that it shall take all actions necessary (i) to cause each Parent Option, other than Parent Discounted Options and Parent RSUs, and any award outstanding under the Parent Plan at or prior to the Effective Time to terminate and ensure that from and after the Effective Time neither Parent, the Company nor any of their successors or Affiliates will be required to deliver Parent Common Stock or other capital stock of the Parent to any Person pursuant to or in settlement of equity awards granted under the Parent Plan, and (ii) to terminate the Parent Plan effective as soon as practicable following the Effective Time. Parent shall file with the SEC, promptly after the Effective Time, a post-effective amendment to the registration statement on Form S-8 (or any successor form), filed by Parent, relating to the shares of Parent Common Stock issuable under the Parent Plan.
Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES
5.1. Stockholder Notice. Promptly following receipt of the Required Company Stockholder Vote pursuant to the effectiveness of the Stockholder Written Consent, the Company shall prepare and give notice of the taking of action by consent pursuant to the Stockholder Written Consent to those stockholders of the Company as of the record date for the action by consent taken by the Stockholder Written Consent who have not consented and who would have been entitled to notice of the meeting if such action had been taken at a meeting and the record date for the notice of the meeting were the record date for such action (the “Stockholder Notice”), which Stockholder Notice shall be in a form reasonably acceptable to Parent and shall: (i) contain a statement to the effect that the Company Board adopted resolutions setting forth the Company Board Approvals; (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company; and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law.
5.2. Parent Stockholders’ Meeting.
(a) As soon as practicable after the date hereof, and in any event prior to May 31, 2026, Parent shall use commercially reasonable efforts to take all action necessary under applicable Law to call, give notice of and hold a meeting of stockholders of Parent (the “Parent Stockholders’ Meeting”) to consider and vote on (i) the adoption of a new equity incentive plan and a new employee stock purchase plan, (ii) the approval of the Preferred Stock Conversion Proposal, (iii) the Option Proposal and (iv) the creation of a new board seat and the election of Jay Crystal to fill such seat (the “Parent Stockholder Matters”). Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with applicable Law.
(b) Parent shall be permitted to adjourn, delay or postpone the Parent Stockholders’ Meeting in accordance with applicable law only if and to the extent the SEC has not completed its review of the applicable Proxy Statement in time to hold the Parent Stockholders’ Meeting on the applicable date. If the approval of any of the applicable Parent Stockholder Matters is not obtained at the Parent Stockholders’ Meeting or if on a date preceding the Parent Stockholders’ Meeting, Parent reasonably believes that (i) proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not quorum would be present at the Parent Stockholders’ Meeting, would not be obtained at the Parent Stockholders’ Meeting, or (ii) sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, will not be present at the Parent Stockholders’ Meeting, then, in each case, Parent will use its reasonable best efforts to adjourn the Parent Stockholders’ Meeting one or more times to a date or dates no more than 30 days after the originally scheduled date for the Parent Stockholders’ Meeting, in order to obtain the Required Parent Stockholder Vote at such adjournment or adjournments.
(c) Parent agrees that: the Proxy Statement (as defined below) shall include the Parent Board’s recommendation that, upon the terms and subject to the conditions set forth in this Agreement, the stockholders of the Parent vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting (such recommendation of the Parent Board being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendations shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendations) in a manner adverse to the Company.
5.3. Employee Benefits.
(a) For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan) under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) (the “Post-Closing Plans”), Parent shall cause each employee who remains employed by Parent or the Surviving Corporation, or any of their respective Subsidiaries following the Closing (which, for the avoidance of doubt, will be all employees of Parent), (together, the “Continuing Employees”) to be credited with his or her years of service with Parent, the Company or any of their respective Subsidiaries and their respective predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan. For employees of Parent who are not Continuing Employees and who are entitled to severance under their applicable employment agreements, Parent shall accrue, prior to the Closing, for medical, dental, pharmaceutical and/or vision benefits for such employees, if the provider of such benefits is under an individual plan.
(b) The provisions of this Section 5.3 are for the sole benefit of Parent and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or the Parent (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Parent Benefit Plan or Post-Closing Plan, or (iii) limit the ability of the Parent to terminate the employment of any Continuing Employee.
5.4. Indemnification of Officers and Directors.
(a) The rights to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent or any of its Subsidiaries under any indemnification, advancement or exculpation provisions of Parent’s or any such Subsidiaries’ Organizational Documents and any indemnification agreements, in each case, as in as effect on the date hereof shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent or any of its Subsidiaries.
(b) From and after the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, fulfill and honor in all respects the obligations of Parent and its Subsidiaries to each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or any of its Subsidiaries (the “Parent D&O Indemnified Parties”) under any indemnification, advancement or exculpation provisions under Parent’s or any such Subsidiaries’ Organizational Documents and pursuant to any indemnification agreements between Parent or any such Subsidiary, on the one hand, and such Parent D&O Indemnified Parties, on the other hand with respect to claims arising out of any act or omission of the Parent D&O Indemnified Parties occurring at or prior to the Effective Time.
(c) The rights to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company under any indemnification, advancement or exculpation provisions of the Company’s Organizational Documents and any indemnification agreements, in each case, as in as effect on the date hereof shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company.
(d) From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (the “Company D&O Indemnified

Parties” and collectively with the Parent D&O Indemnified Parties, the “D&O Indemnified Parties”) under any indemnification, advancement or exculpation provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of any act or omission of the Company D&O Indemnified Parties occurring at or prior to the Effective Time.
(e) From and after the Effective Time, Parent shall continue to maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.
(f) The provisions of this Section 5.4 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent, any of its Subsidiaries and the Company under applicable Law, any Organizational Documents of Parent, its Subsidiaries and the Company, respectively, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.
(g) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.4.
5.5. Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.
5.6. Proxy Statement.
(a) As promptly as practicable after the date of this Agreement, Parent shall prepare a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and Parent shall use commercially reasonable efforts to hold such Parent Stockholders’ Meeting on or about May 31, 2026. Parent shall deliver to the Company a draft of the Proxy Statement in form and substance reasonably satisfactory to the Company prior to such Proxy Statement and shall consult with the Company and consider the reasonable comments of the Company to the Proxy Statement, if any. Parent shall (i) cause the Proxy Statement to comply in all material respects with all applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement.
(b) Parent covenants and agrees that the Proxy Statement will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company, concerning itself, to Parent for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither party makes any covenant, representation or warranty with respect to statements made in the Proxy Statement, if any, based on information provided by the other party or any of their Representatives regarding such other party or its Affiliates for inclusion therein.
(c) Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the date that the SEC has indicated that its review of such Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent or the Surviving Corporation become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to either of the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.
(d) The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by law to be included in either of the Proxy Statement.
5.7. Listing. Prior to the date hereof, Parent prepared and submitted to Nasdaq a notification form for (i) notifying Nasdaq of the changes in the name of Parent and (ii) the listing of the Common Stock issuable upon the conversion of Parent Stock Payment Shares, and following the date of this Agreement, Parent shall use its reasonable best efforts to cause such shares to be approved for listing (subject to official notice of issuance) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Parent Stockholders’ Meeting. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. Parent shall pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.7. In the event that to retain its Nasdaq listing and secure the approval of the Nasdaq Listing Application, it becomes necessary for Parent to raise additional equity capital, Parent will use its best efforts to do so.
5.8. Tax Matters.
(a) For United States federal income Tax purposes, (i) the Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Sub and the Company are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (and any other similar applicable state and other relevant Tax law).
(b) The Parties shall (and shall cause their Affiliates to) use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken, or fail to take or cause any action to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.
5.9. Directors and Officers. Parent and the Company, as applicable, shall take all necessary action so that:
(a) The directors of Parent immediately prior to the Effective Time necessary to give effect to the further provisions of this Section 5.9 shall have given notice in writing or by electronic transmission to Parent of their resignations as directors effective immediately upon the Effective Time;
(b) Immediately following the Effective Time, the number of directors constituting the Parent Board shall be fixed at five (5);
(c) Immediately following the Effective Time, the Persons listed in Exhibit C hereto under the heading “Directors” shall be elected to the positions of director of Parent and the Surviving Corporation, as applicable, as set forth in Exhibit C hereto, each to serve until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal; and

(d) Immediately following the Effective Time, the Persons listed in Exhibit C hereto under the heading “Officers” shall be elected to the positions of officers of Parent and the Surviving Corporation, as applicable, as set forth in Exhibit C hereto, each to serve until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal.
5.10. Registration Rights.
(a) Parent shall use commercially reasonable efforts to prepare and file as soon as practicable after one-hundred and eighty (180) days following the Closing, a Registration Statement on Form S-1 with the SEC for the resale of the Parent Common Stock Payment Shares and the shares of Parent Common Stock issuable upon conversion of the Parent Series C Stock Payment Shares and Parent Series D Stock Payment Shares (the “Registrable Securities”) pursuant to an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Resale Registration Statement”), (ii) use its commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but in no event later than the date of the Parent Stockholders’ Meeting; and (iii) maintain the effectiveness of the Resale Registration Statement under the Securities Act until the earlier of (A) such time as all of the Registrable Securities covered by such Resale Registration Statement have been publicly sold or (B) the date that all Registrable Securities covered by such Resale Registration Statement may be sold pursuant to Rule 144; provided, however, that a holder’s right to have Registrable Securities included in the Resale Registration Statement shall be conditioned upon such holder’s completing a customary selling stockholder questionnaire.
(b) On no more than three (3) occasions and for not more than a total of thirty (30) consecutive days each or a total of not more than ninety (90) days, in each case, in any twelve (12) month period, Parent may suspend the use of any prospectus included in any Resale Registration Statement in the event that Parent determines, in good faith and upon the advice of legal counsel, that such suspension is necessary to (A) delay the disclosure of material non-public information concerning Parent, which Parent has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Resale Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Resale Registration Statement to comply with applicable disclosure requirements or (B) amend or supplement the Resale Registration Statement or the related prospectus so that such Resale Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that Parent shall promptly (1) notify each holder of Registrable Securities in writing of the commencement of and the reasons for an Allowed Delay, but shall not (without the prior written consent of a holder) disclose to such holder any material non-public information giving rise to an Allowed Delay, (2) advise the holders in writing to cease all sales under the Resale Registration Statement until the end of the Allowed Delay and (3) use commercially reasonable efforts to terminate an Allowed Delay as promptly as reasonably practicable.
5.11. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any Parent Options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.12. Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.
5.13. Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.
5.14. Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.15. Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Parent Common Stock Payment Shares and any Parent Stock Payment Shares, respectively, in each case issued in connection with the Merger to equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.
5.16. Termination of Certain Agreements. Except as set forth in the Parent Disclosure Schedule and Company Disclosure Schedule, respectively, each of the Parent and the Company shall use commercially reasonable efforts to cause any Investor Agreements to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.
5.17. Expenses. It is understood and agreed that: (a) all fees and expenses incurred or to be incurred by the Company in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by the Company in cash at or prior to the Closing (and shall be Company Transaction Expenses); and (b) all fees and expenses incurred or to be incurred by Parent in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by Parent in cash at or prior to the Closing (and shall be Parent Transaction Expenses).
5.18. Name Change. As soon as practicable after the Closing, Parent shall amend the certificate of amendment of Parent to change the name of Parent to “Corvex, Inc.” or such other name as determined by the Company.
Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY
The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:
6.1. No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.
6.2. Listing. The Parent has maintained its existing listing on Nasdaq.
Section 7. MISCELLANEOUS PROVISIONS
7.1. Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 7 shall survive the Effective Time.
7.2. Amendment. This Agreement may be amended with the approval of Parent and the respective boards of directors of the Company and Merger Sub at any time; provided, however, that any amendment made subsequent to the adoption of the agreement by the stockholders of the Company or Merger Sub shall not (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of the Company or Merger Sub, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of the Company or Merger Sub. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Surviving Corporation and Parent.
7.3. Waiver.
(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
7.4. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
7.5. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively by the courts referred to in clause (a) of this Section 7.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.8 of this Agreement or in any other matter permitted by applicable Law; and (f) irrevocably and unconditionally waives the right to trial by jury.
7.6. Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
7.7. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
7.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Movano Inc.

6800 Koll Center Parkway, Suite 160
Pleasanton, California 94566
Attention: J. Cogan
Email: [***]

with a copy to (which shall not constitute notice):

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Mark Busch and Patrick Rogers
Email: mark.busch@klgates.com; patrick.rogers@klgates.com

if to the Company:

Corvex, Inc.
3401 North Fairfax Drive, Suite 3230
Arlington, Virginia 22226
Attention: Jay Crystal
Email: [***]

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
One Fountain Square
11911 Freedom Drive, Suite 300
Reston, Virginia 20190
Attention: Brian Burke and Joshua A. Kaufman
Email: brian.burke@us.dlapiper.com; josh.kaufman@us.dlapiper.com

7.9. Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
7.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
7.11. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it under this Agreement to consummate the Contemplated Transactions) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
7.12. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.4) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
7.13. Construction.
(a) References to “cash,” “dollars” or “$” are to U.S. dollars.
(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.
(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.
(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(h) The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
(i) Each of “delivered” or “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Eastern Time) on the date that is two Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.
(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York, are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MOVANO INC.

By:	/s/ J Cogan
Name:	J Cogan
Title:	Chief Financial Officer

THOR MERGER SUB INC.

By:	/s/ J Cogan
Name:	J Cogan
Title:	Chief Financial Officer

[Signature Page – Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CORVEX, INC.

By:	/s/ John Crystal III
Name:	John Crystal III
Title:	President

[Signature Page – Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS
For purposes of this Agreement (including this Exhibit A):
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, are authorized or obligated by Law to be closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Public Law No. 116-136, as in effect on the Closing Date and any other applicable Law or presidential memorandum, executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65, 2020-38 IRB), in any U.S. jurisdiction, addressing the consequences of COVID-19 as well as any applicable guidance issued thereunder or relating thereto, including, the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.
“Company Board” means the board of directors of the Company.
“Company Capital Stock” means the Company Common Stock and the Company Series Seed Preferred Stock.
“Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.
“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.
“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414 of the Code.
“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company.
“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (e) any change in GAAP or applicable laws or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which the Company operates, (g) any change in the cash position of the Company which results from operations in the ordinary course of business; except in each case with respect to clauses (c), (d), (e) and (f), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates.
A-A-1

“Company Options” means options or other rights to purchase shares of Company Common Stock issued by the Company.
“Company Plan” means the Company’s 2024 Equity Incentive Plan.
“Company Preferred Stock” means the capital stock of the Company designated as “Preferred Stock” in the Company’s certificate of incorporation, as amended.
“Company Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to Parent, from the attorneys, accountants, investment bankers and other professional advisors of the Company as to all amounts estimated in good faith owed by the Company with respect to services performed by them through the Closing (with respect to amounts constituting Company Transaction Expenses).
“Company RSU” means each grant of restricted stock units with respect to a share of Company Common Stock outstanding under the Company Plan.
“Company Restricted Stock Grant” means each grant with respect to a share of Company Common Stock outstanding under the Company Plan that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time or performance-based vesting.
“Company Series Seed Preferred Stock” means the Company Preferred Stock designated as “Series Seed Preferred Stock” in the Company’s certificate of incorporation, as amended.
“Company Transaction Expenses” means, with respect to the Company, the aggregate amount (without duplication) of all costs, fees and expenses incurred by the Company and not paid before the Closing, or for which the Company is or may become liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including any fees and expenses of legal counsel, accountants and other advisors of the Company.
“Company Unaudited Annual Balance Sheet” means the unaudited balance sheet of the Company as of December 31, 2024, provided to Parent prior to the date of this Agreement.
“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2025, provided to Parent prior to the date of this Agreement.
“Company Warrants” means all warrants to purchase Company Common Stock.
“Confidentiality Agreement” means that certain letter agreement, dated as of February 23, 2022, between the Company and Parent.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” means the Merger, Parent Stockholder Support Agreements, and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken as the Parent Stockholders’ Meeting following the Closing pursuant to Section 5.2).
“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.
“DGCL” means the General Corporation Law of the State of Delaware.
“Effect” means any effect, change, event, circumstance, or development.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
A-A-2

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Ratio” shall be determined by reference to the number of shares Parent Common Stock that are issuable upon conversion of the Parent Stock Payment Shares that are issued pursuant to Section 1.6 for each one (1) share of Company Common Stock.
“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) non-governmental or self-regulatory organization (including Nasdaq).
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.
“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.
“IRS” means the United States Internal Revenue Service.
A-A-3

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, requirement, self-regulatory requirement, administrative policy or guidance, position statement, declaratory statement, advisory opinion, bulletin, or notifications having the effect of law, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, civil investigation demand, subpoena, complaint (including a qui tam complaint), examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Merger Sub Board” means the board of directors of Merger Sub.
“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market or such other Nasdaq market on which shares of Parent Common Stock are then listed.
“Nasdaq Stock Market Rules” means the rules of The Nasdaq Stock Market.
“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.
“Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2024 (the “Parent Balance Sheet Date”), included in Parent’s Report on Form 10-K for the annual period ended December 31, 2024, as filed with the SEC.
“Parent Board” means the board of directors of Parent.
“Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq for the five consecutive trading days ending five trading days immediately prior to the date upon which the Merger becomes effective.
“Parent Common Stock” means the Common Stock, $0.0001 par value per share, of Parent.
“Parent Contract” means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.
“Parent Covered Person” means, with respect to Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).
“Parent Discounted Options” means the options to purchase shares of Parent Common Stock issued by Parent at an exercise price of $1.25 described in the Parent Disclosure Schedule.
“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.
A-A-4

“Parent Interim Financial Statements” means the unaudited interim financial statements of Parent for the three-month period ending September 30, 2025.
“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, Parent or its Subsidiaries.
“Parent Legacy Assets” means the assets of Parent used in the operation of the Parent Legacy Business set forth on Schedule A-2 in each case as of the date of the Second Loan Amendment.
“Parent Legacy Business” means Parent’s business related to the Parent Legacy Assets prior to the Closing as described in the Parent SEC Documents.
“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse Effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of this Agreement, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (e) any change in GAAP or applicable laws or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Parent and its subsidiaries operate, (g) any change in the cash position of Parent and its subsidiaries which results from operations in the ordinary course of business, (h) any change in the stock price or trading volume of the Parent Common Stock (it being understood, however, that any change causing or contributing to any change in stock price or trading volume of the Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such changes are otherwise excepted from this definition), or (i) the sale or winding down of the Parent Legacy Business and Parent’s operations, and the sale, license or other disposition of the Parent Legacy Assets; except in each case with respect to clauses (c), (d), (e) and (f), to the extent disproportionately affecting Parent and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its subsidiaries operate.
“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.
“Parent Outstanding Shares” means the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time expressed on a fully diluted and as converted basis, calculated using the treasury stock method, and assuming, without limitation or duplication, the issuance of shares of Parent Common Stock in respect of all Parent Preferred Shares, Parent Options, Parent RSUs, warrants, or other rights to receive shares, whether conditional or unconditional, that will be outstanding as of immediately prior to the Effective Time. Notwithstanding any of the foregoing, any out-of-the-money Parent Options and Parent Warrants shall not be included in the total number of shares of Parent Common Stock issued and outstanding for purposes of determining the Parent Outstanding Shares.
“Parent Plan” means the Movano Inc. Amended and Restated 2019 Omnibus Incentive Plan, as amended.
“Parent Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to the Company, from the attorneys, accountants, investment bankers and other professional advisors of Parent as to all amounts estimated in good faith owed by Parent with respect to services performed by them through the Closing (or following the Closing at the pre-Closing direction of Parent).
“Parent RSU” means restricted stock units with respect to, or that may be settled in, shares of Parent Common Stock issued by Parent.
“Parent Series A Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share.
“Parent Series B Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Series B Certificate of Designation.
A-A-5

“Parent Series C Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Series C Certificate of Designation.
“Parent Series D Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.0001 per share, with the rights, preferences, powers and privileges specified in the Series D Certificate of Designation.
“Parent Stock Plan” means the Amended and Restated 2019 Omnibus Incentive Plan, as amended.
“Parent Transaction Expenses” means, with respect to Parent, the aggregate amount (without duplication) of all costs, fees and expenses incurred by or estimated to be incurred by Parent or any of its Subsidiaries (including Merger Sub), or for which such Party or any of its Subsidiaries are or may become liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including any fees and expenses (x) of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, and other advisors of such Party, and (y) related to the Proxy Statement and the Parent Stockholders’ Meeting, including, without limitation, the fees and expenses of any proxy solicitation firm hired to solicit proxies for the Parent Stockholders’ Meeting.
“Parent Warrants” means all warrants to purchase Parent Common Stock.
“Party” or “Parties” means the Company, Merger Sub and Parent.
“Permitted Encumbrance” means: (a) any Encumbrance (i) for current Taxes not yet due and payable or (ii) for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.
“Person” means any individual, Entity or Governmental Body.
“Reference Date” means November 5, 2025.
“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.
“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors, and representatives.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Loan Amendment” means that certain Second Amendment to Loan Agreement, dated as of November 5, 2025, by and between Evie Holdings, LLC and Parent.
“Securities Act” means the Securities Act of 1933, as amended.
“Series B Certificate of Designation” means the Certificate of Designation for the Parent Series B Preferred Stock substantially in the form attached hereto as Exhibit F.
“Series C Certificate of Designation” means the Certificate of Designation for the Parent Series C Preferred Stock substantially in the form attached hereto as Exhibit G.
A-A-6

“Series D Certificate of Designation” means the Certificate of Designation for the Parent Series D Preferred Stock substantially in the form attached hereto as Exhibit H.
“Subsidiary” means an entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.
“Tax” means any (i) federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding (on amounts paid or received) or other taxes, duties, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.
“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Trading Day” means any date on which Nasdaq (or other applicable securities exchange or quotation system) is open for business and on which shares of Parent Common Stock may be traded (other than a day on which the Nasdaq (or other applicable securities exchange or quotation system) is scheduled to or does close prior to its regular weekday closing time).
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.
Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ACA	2.17(c)
Allocation Certificate	1.15(a)(ii)
Anti-Bribery Laws	2.22
Book-Entry Shares	1.7
Certificate of Merger	1.3
Certifications	3.7(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Benefit Plan	2.17(a)
Company Board Approval	Recitals
Company D&O Indemnified Parties	5.4(c)
Company Disclosure Schedule	2
Company Financials	2.7(a)
Company In-bound License	2.12(d)
Company Material Contract	2.13(a)
Company Material Contracts	2.13(a)

A-A-7

Term	Section
Company Out-bound License	2.12(d)
Company Permits	2.14(b)
Company Plan	2.6(c)
Company Real Estate Leases	2.11
Company Stock Certificate	1.7
Company Stockholder Matters	Recitals
Continuing Employees	5.3(a)
Costs	5.4(b)
D&O Indemnified Parties	5.4(d)
Disqualifying Event	3.23
Dissenting Shares	1.9(a)
Effective Time	1.3
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
Federal Health Care Program	3.14(d)
FLSA	2.17(n)
Holdback Period	1.12(c)
Intended Tax Treatment	5.8(a)
Investor Agreements	2.21(b)
Legacy Holders	1.12(a)
Liability	2.9
Lock-Up Agreement	Recitals
Merger	Recitals
Merger Consideration	1.5
Merger Sub	Preamble
Nasdaq Listing Application	5.6(a)
Parent	Preamble
Term	Section
Parent Benefit Plan	3.17(a)
Parent Board Approval	Recitals
Parent Board Recommendation	5.2(c)
Parent Common Stock Payment Shares	1.5
Parent D&O Indemnified Parties	5.4(b)
Parent Disclosure Schedule	3
Parent Foreign Plan	3.17(m)
Parent In-bound License	3.12(d)
Parent Material Contract	3.13(a)
Parent Material Contracts	3.13(a)
Parent Out-bound License	3.12(d)
Parent Permits	3.14(c)
Parent Preferred Shares	3.6(a)
Parent Real Estate Leases	3.11
Parent Signatories	Recitals
Parent SEC Documents	3.7(a)
Parent Stockholder Matter	5.2(a)
Parent Stockholders’ Meeting	5.2(a)
Parent Stockholder Support Agreement	Recitals
Post-Closing Plans	5.3(a)
Proxy Statement	5.6(a)
Required Company Stockholder Vote	2.4
Required Parent Stockholder Vote	3.4
Sensitive Data	2.12(g)
Stockholder Notice	5.1
Surviving Corporation	1.1
Third Party Payor	3.14(d)
Withholding Agent	1.14

A-A-8

Annex B
FORM OF PARENT STOCKHOLDER SUPPORT AGREEMENT
This Parent Stockholder Support Agreement (this “Agreement”) is made as of November 6, 2025, by and among (i) Corvex, Inc., a Delaware corporation (the “Company”), and (ii) the undersigned stockholder (“Holder”) of Parent. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as hereinafter defined).
WHEREAS, on or about the date hereof, the Company, Movano Inc., a Delaware corporation (“Parent”), and Thor Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, Merger Sub will merge with and into the Company, with the Company being the surviving entity as a wholly-owned subsidiary of Parent, (the “Merger”), and as a result of which the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall automatically be converted into the right to receive certain Parent Common Stock, all upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, as of the date hereof, Holder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the shares of Parent Common Stock set forth on the signature page of this Agreement which shares and any additional shares of Parent Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock) in which Holder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Shares”);
WHEREAS, the Parent Board has adopted resolutions providing for the Parent Board Approval and taking actions necessary to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger, the Merger Agreement, the Lock-Up Agreements, and this Agreement; and
WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by Holder thereunder, and the expenses and efforts to be undertaken by the Company to consummate the Transactions, the Company and Holder desire to enter into this Agreement in order for Holder to provide certain assurances to the Company regarding the manner in which Holder is bound hereunder to vote the Shares during the period from and including the date hereof until the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Merger Agreement and the Merger.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:
1. Covenant to Vote in Favor of Transactions. Holder agrees, with respect to all of the Shares, Holder will:
(a) during the Voting Period, at each meeting of Parent Stockholders (and any adjournment or postponement thereof) , Holder hereby unconditionally and irrevocably agrees to be present (in person or by proxy) at such meeting and vote (in person or by proxy)the Shares (i) in favor of, the approval and/or adoption of (A) the Parent Stockholder Matters and (B) any adjournment of the Parent Stockholders’ Meeting in accordance with the Merger Agreement that is proposed to be voted on by the Parent Stockholders, and (ii) against or in opposition to (A) any Acquisition Transaction, (B) any matter or proposal that could reasonably be expected to delay or impair the ability of Parent to consummate the Merger or the other transactions contemplated by the Merger Agreement or (C) any matter or proposal which is materially inconsistent with the Merger Agreement, or (D) any other matter or that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Merger or would reasonably be expected to result in any of the conditions to the Closing under the Merger Agreement not being fulfilled;
(b) to execute and deliver all related documentation and take such other action in support of the Merger and the Merger Agreement as shall reasonably be requested by the Company in order to carry out the terms and provision of this Section 1, including, without limitation, (i) if applicable, a Lock-Up Agreement, and (ii), customary instruments of conveyance and transfer;

(c) not to deposit, and to cause its Affiliates not to deposit, except as provided in this Agreement, any Shares owned by Holder or his/her/its Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the Company in connection with this Agreement, the Merger, and the Merger Agreement; and
(d) except as contemplated by the Merger Agreement or the ancillary agreements contemplated thereby, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Parent Common Stock in connection with any vote or other action other than the Parent Stockholder Matters (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1.
2. Grant of Proxy. Holder, with respect to all of the Shares, hereby irrevocably grants to, and appoints, the Company and any designee of the Company (determined in the Company’s sole discretion) as Holder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Holder’s name, to vote, or cause to be voted (including by proxy, if applicable) any Shares owned (whether beneficially or of record) by Holder. The proxy and attorney-in-fact granted by Holder pursuant to this Section 2 are irrevocable and are granted in consideration of Company’s entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Holder hereby affirms that such irrevocable proxy is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 5(a), is intended to be irrevocable. Holder agrees, until this Agreement is terminated in accordance with Section 5(a), to vote its Shares in accordance with Section 1 above.
3. Other Covenants.
(a) No Transfers. Holder agrees that during the Voting Period Holder shall not, and shall cause Holder’s Affiliates not to, without the Company’s prior written consent: (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign, or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement, arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Shares; (B) grant any proxies or powers of attorney with respect to any or all of the Shares; (C) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or Parent’s Organizational Documents (the “Existing Organizational Documents”), as in effect on the date hereof) with respect to any or all of the Shares; or (D) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Holder’s ability to perform its obligations under this Agreement. Holder agrees with, and covenants to, the Company that Holder shall not request that Parent register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the Voting Period without the prior written consent of the Company.
(b) Permitted Transfers. Section 3(a) shall not prohibit a Transfer of Shares by Holder (i) to any family member or trust for the benefit of any family member, (ii) to any stockholder, member or partner of Holder, if an entity, (iii) to any Affiliate of Holder, (iv) to any Person if and to the extent required by any non-consensual order, writ, injunction, judgment or decree (an “Order”), by divorce decree or by will, intestacy or other similar applicable Law, or (v) in accordance with Section 1(b)(iv) of the Lock-Up Agreement, if applicable, so long as, in the case of the foregoing clauses (i), (ii) and (iii), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the Company and Holder a written consent and joinder memorializing such agreement.
(c) Changes to Shares. In the event of any change in the Parent Common Stock occurring during the Voting Period by reason of any stock dividend or distribution, stock split, recapitalization, combination, conversion, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. Holder agrees during the Voting Period to notify Company promptly in writing of the number and type of any additional Shares acquired by Holder, if any.
(d) Compliance with Merger Agreement. Holder agrees not to, during the Voting Period, take or agree or commit to take any action that would make any representation and warranty of Holder contained in this Agreement inaccurate in any material respect. Holder further agrees that during the Voting Period, Holder shall, solely in Holder’s capacity as a stockholder of Parent and not in Holder’s capacity as a director, officer, manager, or employee of Parent or any of its Affiliates, not, directly or indirectly, take any action that Parent is prohibited from taking pursuant to Section 4.1 of the Merger Agreement (unless the Company shall have consented thereto).
(e) Registration Statement. During the Voting Period, Holder agrees, solely in Holder’s capacity as a stockholder of Parent and not in Holder’s capacity as a director, officer, manager, or employee of Parent or any of its Affiliates, to provide to the Company and its respective Representatives any information regarding Holder (solely in Holder’s capacity as a stockholder of Parent and not in Holder’s capacity as a director, officer, manager, or employee of Parent or any of its Affiliates) or the Shares that is reasonably requested by the Company or its respective Representatives for inclusion in the Registration Statement.
(f) Publicity. Holder shall not issue any press release or otherwise make any public statements with respect to the Merger or the Merger Agreement without the prior written approval of the Company. Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Holder’s identity and ownership of the Shares and the nature of Holder’s commitments and agreements under this Agreement and a Lock-Up Agreement, if applicable.
4. Representations and Warranties of Holder. Holder hereby represents and warrants to the Company as follows:
(a) Binding Agreement. Holder (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, is (A) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If Holder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Holder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Holder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Holder.
(b) Ownership of Shares. As of the date hereof, Holder has beneficial ownership over the Shares set forth under Holder’s name on the signature page hereto, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Existing Organizational Documents. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Holder. Except for the Shares set forth under Holder’s name on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any shares of Parent Common Stock.
(c) No Conflicts. No filing with, or notification to, any Governmental Body, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by Holder, the performance of Holder’s obligations hereunder or the consummation by Holder of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Holder, the performance of Holder’s obligations hereunder or the consummation by Holder of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Holder is a party or by which Holder or any of the Shares may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair Holder’s ability to perform Holder’s obligations under this Agreement in any material respect.
(d) No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement, Holder (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares, and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of Holder’s material obligations under this Agreement.
5. Miscellaneous.
(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Company or Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Company and Holder, (ii) the Effective Time, and (iii) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding anything to the contrary herein, the provisions of this Section 5(a) shall survive the termination of this Agreement.
(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be assigned, transferred or delegated by Holder at any time without the prior written consent of the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.
(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a permitted successor or assign of such a party.
(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Legal Proceeding arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Legal Proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party’s property is exempt or immune from attachment or execution, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto hereby agrees that a final judgment in any Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably consents to the service of the summons and complaint and any other process in any Legal Proceeding arising out of or relating to the this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth or referred to in Section 5(g). Nothing in this Section 5(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.
(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(e).
(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) by email or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized international overnight courier service, or (iv) five (5) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company: Corvex, Inc. 3401 North Fairfax Drive, Suite 3230 Arlington, Virginia Attention: Jay Crystal Email: [***]
with a copy (which will not constitute notice) to:

DLA Piper LLP (US)
One Fountain Square
11911 Freedom Drive, Suite 300
Reston, Virginia 20190
Attention: Brian Burke and Joshua A. Kaufman
Email: brian.burke@us.dlapiper.com; josh.kaufman@us.dlapiper.com

If to Holder, to: the address set forth under Holder’s name on the signature page hereto.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company will have not adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall, to the fullest extent permitted by applicable Law, each be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.
(k) Expenses. Each party shall be responsible for such party’s own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.
(l) No Partnership, Agency or Joint Venture; Solely Stockholder Capacity. This Agreement is intended to create a contractual relationship among Holder and the Company, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Parent Stockholders entering into voting agreements with the Company. Holder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares.
(m) Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
(n) Entire Agreement. This Agreement (together with the Merger Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Company under the Merger Agreement or the Company or Holder under a Lock-Up Agreement, if applicable. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.
(o) Capacity as Stockholder. Holder enters into this Agreement solely in Holder’s capacity as a stockholder of Parent, and not in Holder’s capacity as a director, officer, manager, or employee of Parent or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall in any way (i) restrict a director, officer, manager, or employee of Parent or any of its Affiliates in the exercise of his or her fiduciary duties as a director, officer, manager, or employee of Parent or any of its Affiliates, (ii) be construed to create any obligation on the part of any director, officer, manager, or officer of Parent or any of its Affiliates from taking any action in his or her capacity as such director, officer, manager, or officer (including, in his or her capacity as a director of Parent voting in favor of any Parent Board Adverse Recommendation Change) and no such action or omission shall be deemed a breach of this Agreement.
(p) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

CORVEX, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

Holder:
[           ]

By:
Name:
Title:

Number and Type of Shares:
Parent Common Stock:

Address for Notice:
Address:

Facsimile No.:
Telephone No.:
Email:
[Signature Page to Support Agreement]

Annex C
DESCRIPTION OF COMMON STOCK OF MOVANO INC.
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of our common stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part.
Authorized Common Stock
Our Certificate of Incorporation authorizes the issuance of 75,000,000 shares of Common Stock. Our authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
Voting
Each outstanding share of our Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.
Dividends
The holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine.
Rights and Preferences
Shares of Common Stock are neither redeemable nor convertible. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities and no sinking fund provisions apply to our Common Stock.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, rights, preferences, qualifications, limitations and restrictions thereof. These designations, powers, rights and preferences could include voting rights, dividend rights, dissolution rights, conversion rights, exchange rights, redemption rights, liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.
Anti-Takeover Provisions
The following is a summary of certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and bylaws. The provisions of Delaware law, the Certificate of Incorporation and the By-Laws could have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner or certain other exceptions are met. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An “interested stockholder” includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.
Certificate of Incorporation and Bylaws Provisions
Our Certificate of Incorporation and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.
Authorized but Unissued Shares. One of the effects of the existence of authorized but unissued common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.
Undesignated Preferred Stock. Our board of directors has the ability to issue preferred stock with voting or other rights, preferences and privileges that could have the effect of deterring hostile takeovers or delaying changes in control of our Company or management.
Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.
Classified Board of Directors. Our Certificate of Incorporation and Bylaws provide that our board of directors is divided into three classes, with members of each class serving staggered three-year terms. Our classified Board of Directors could have the effect of delaying or discouraging an acquisition of us or a change in management.
Vacancies. Our Certificate of Incorporation provides that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.
Actions at Meetings of Stockholders; Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals. Our Certificate of Incorporation and Bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our Certificate of Incorporation and Bylaws also provide that special meetings of stockholders may be called from time to time only by a majority of our board of directors, our president, chief executive officer or the chairman of the board for the purpose specified in the notice of meeting. In addition, the Bylaws provide that candidates for director may be nominated and other business brought before an annual meeting only by the Board of Directors or by a stockholder who gives written notice to us not less than 90 days, nor more than 120 days, prior to the first anniversary of the preceding year’s annual meeting, subject to certain exceptions. Such stockholder’s notice must set forth certain information required by the Bylaws. These provisions may have the effect of deterring unsolicited offers to acquire our company or delaying stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Supermajority Voting for Amendments to Our Governing Documents. Amendments to certain provisions our Certificate of Incorporation relating to our board of directors, actions of stockholders, director liability, choice of forum and amendments to our Certificate of Incorporation will require the affirmative vote of at least 66 2/3% of the voting power of all shares of our capital stock then outstanding. Our Certificate of Incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our Bylaws and that our stockholders may amend our Bylaws only with the approval of at least 66 2/3% of the voting power of all shares of our capital stock then outstanding.
Choice of Forum. Our Certificate of Incorporation provides that, subject to certain exceptions, the Court of Chancery of the State of Delaware will be the exclusive forum for any claim, including any derivative claim, (i) that is based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the Delaware General Corporation Law, or any other provision of Title 8 of the Delaware Code, confers jurisdiction upon the Court of Chancery. Additionally, our Certificate of Incorporation provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.
Listing on the Nasdaq Capital Market
Shares of Common Stock are listed on the Nasdaq Capital Market under the symbol “MOVE.”

Annex D
CERTIFICATE OF DESIGNATIONS
OF
MOVANO INC.

SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK
Movano Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”):
WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of 5,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.
NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of Article FOURTH of the Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), (i) there is hereby created and designated a new series of Preferred Stock of the Corporation, (ii) the Board hereby authorizes the issuance of 23,551.5195 shares of “Series C Non-Voting Convertible Preferred Stock” pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporation, Thor Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation and Corvex, Inc., a Delaware corporation (the “Merger Agreement”), and (iii) the Board hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:
1.	Definitions.
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Non-Voting Preferred Stock in accordance with the terms hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Holder” means a holder of shares of Series C Non-Voting Preferred Stock.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Trading Day” means a day on which the principal Trading Market is open for business.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE American (or any successors to any of the foregoing).

2.	Designation; Number of Shares.
The designation of said series of the Preferred Stock shall be “Series C Non-Voting Convertible Preferred Stock” (the “Series C Non-Voting Preferred Stock”). The number of authorized shares of Series C Non-Voting Preferred Stock shall be 23,551.5195. Each share of Series C Non-Voting Preferred Stock shall have a par value of $0.0001 per share.
3.	Dividend Rights.
Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series C Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series C Non-Voting Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence. Notwithstanding the foregoing, no Holder shall be entitled to any dividends payable to holders of shares of Common Stock pursuant to the Merger Agreement.
4.	Voting Rights.
(a) Except as otherwise provided herein or as otherwise required by the DGCL, the Series C Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series C Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series C Non-Voting Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series C Non-Voting Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series C Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series C Non-Voting Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series C Non-Voting Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series C Non-Voting Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock.
(b) Any vote required or permitted under Section 4(a) may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series C Non-Voting Preferred Stock.
5.	Rank; Liquidation Rights.
(a) The Series C Non-Voting Preferred Stock shall rank on parity with the Common Stock and junior to the Corporation’s Series A Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Liquidation Event”).
(b) Upon any Liquidation Event, each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series C Non-Voting Preferred Stock were fully converted to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus an additional amount equal to any dividends declared on but unpaid to such shares. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series C Non-Voting Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation Event unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation Event.

6.	Conversion.
(a) Automatic Conversion on Stockholder Approval. Effective as of 5:00 p.m. Eastern time on the third Business Day after the date that the Corporation’s stockholders approve the conversion of the Series C Non-Voting Preferred Stock into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market, as set forth in the Merger Agreement (the “Stockholder Approval”), each share of Series C Non-Voting Preferred Stock then outstanding shall automatically convert into a number of shares of Common Stock equal to the Conversion Ratio (the “Automatic Conversion”). The Corporation shall inform each Holder of the occurrence of the Stockholder Approval within one Business Day of such Stockholder Approval. The date of such conversion is hereby referred to as the “Conversion Date”. The shares of Series C Non-Voting Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock”. The Converted Stock shall be automatically cancelled upon the Automatic Conversion and converted into the corresponding Conversion Shares, which shares shall be issued and delivered to the Holders pursuant to the terms of Section 6(c)(i). In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.
(b) Conversion Ratio. The “Conversion Ratio” for each share of Series C Non-Voting Preferred Stock shall be 1,000 shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series C Non-Voting Preferred Stock (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.
(c) Mechanics of Conversion.
(i) Delivery of Certificate or Electronic Issuance. Upon Conversion not later than three (3) Trading Days after the Conversion Date, or if the Holder requests the issuance of physical certificate(s), three (3) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series C Non-Voting Preferred Stock being converted, duly endorsed, the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series C Non-Voting Preferred Stock, or (b) if Corporation’s transfer agent is participating in the DTC Fast Automated Securities Transfer program and if requested by Holder to have its Conversion Shares credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system, electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system.
(ii) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series C Non-Voting Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares.
(iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Non-Voting Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series C Non-Voting Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series C Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.
(iv) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Non-Voting Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of a share of Common Stock on The Nasdaq Stock Market on such date. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Non-Voting Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(v) Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series C Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series C Non-Voting Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
(vi) Withholding Taxes. The Corporation shall be entitled to deduct and withhold any tax that is required to be deducted or withheld under applicable law from any amounts payable hereunder. Any tax so withheld or deducted and paid by the Corporation to the applicable governmental authority shall be treated for all purposes as having been paid to the Holder in respect of whom such deduction and withholding was made.
(d) Status as Stockholder. Upon the Conversion Date, (i) the shares of Series C Non-Voting Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series C Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series C Non-Voting Preferred Stock. In no event shall the Series C Non-Voting Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.
7.	Certain Adjustments.
(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series C Non-Voting Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series C Non-Voting Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
(b) Fundamental Transaction. If, at any time while this Series C Non-Voting Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer by the Corporation is completed pursuant to which more than 50% of the Common Stock not held by the Corporation is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a)) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series C Non-Voting Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series C Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that this Series C Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.
(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.
8.	Redemption.
The shares of Series C Non-Voting Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.
9.	Transfer.
A Holder may transfer any shares of Series C Non-Voting Preferred Stock together with the accompanying rights set forth herein, held by such Holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series C Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.
10.	Series C Non-Voting Preferred Stock Register.
The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series C Non-Voting Preferred Stock, in which the Corporation shall record (i) the name, address, and electronic mail address of each holder in whose name the shares of Series C Non-Voting Preferred Stock have been issued and (ii) the name, address, and electronic mail address of each transferee of any shares of Series C Non-Voting Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series C Non-Voting Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series C Non-Voting Preferred Stock or his, her or its legal representatives.
11.	Notices.
Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series C Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.
12.	Book-entry; Certificates.
The Series C Non-Voting Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series C Non-Voting Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series C Non-Voting Preferred Stock. To the extent that any shares of Series C Non-Voting Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.
13.	Waiver.
Any of the rights, powers, preferences and other terms of the Series C Non-Voting Preferred Stock set forth herein, including without limitation, any notice requirements may be waived (or shortened in the case of the time period for notices) on behalf of all Holders by the affirmative written consent or vote of the holders of at least a majority in voting power of the shares of Series C Non-Voting Preferred Stock then outstanding.
14.	Severability.
Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
15.	Status of Converted Series C Non-Voting Preferred Stock.
If any shares of Series C Non-Voting Preferred Stock shall be converted or redeemed by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series C Non-Voting Preferred Stock. Any share of Series C Non-Voting Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Non-Voting Preferred Stock.
16.	Fractional Shares
The Corporation is authorized to issue fractional shares of the Series C Non-Voting Preferred Stock. Fractional shares of Series C Non-Voting Preferred Stock shall entitle the Holder thereof, in proportion to such Holder’s fractional share, to all rights of a Holder of a whole share of Series C Non-Voting Preferred Stock, including, without limitation, the right to vote, to receive dividends, and to participate in any distribution upon liquidation, dissolution, or winding up of the Corporation. The Board of Directors is authorized to determine the manner in which fractional shares of Series C Non-Voting Preferred Stock may be issued, transferred, and otherwise dealt with by the Corporation, including whether such fractional shares shall be evidenced by certificates or shall be held in uncertificated form on the books of the Corporation. The Board of Directors may, by resolution, provide for the rounding of fractional shares to the nearest whole share in connection with any conversion, stock split, or other transaction in which fractional shares would otherwise arise, or may provide for the payment of cash in lieu of issuing fractional shares.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be made under the seal of the Corporation and signed and attested by its duly authorized officer on March 19, 2026

MOVANO INC.

By:	/s/ J Cogan
	Name:	J Cogan
	Title:	Chief Financial Officer

Annex E
CERTIFICATE OF DESIGNATIONS
OF

MOVANO INC.
SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK
Movano Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”):
WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of 5,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.
NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of Article FOURTH of the Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), (i) there is hereby created and designated a new series of Preferred Stock of the Corporation, (ii) the Board hereby authorizes the issuance of 30,227.0524 shares of “Series D Non-Voting Convertible Preferred Stock” pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporation, Thor Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation and Corvex, Inc., a Delaware corporation (the “Merger Agreement”), and (iii) the Board hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:
1.	Definitions.
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Non-Voting Preferred Stock in accordance with the terms hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Holder” means a holder of shares of Series D Non-Voting Preferred Stock.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Trading Day” means a day on which the principal Trading Market is open for business.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE American (or any successors to any of the foregoing).

2.	Designation; Number of Shares.
The designation of said series of the Preferred Stock shall be “Series D Non-Voting Convertible Preferred Stock” (the “Series D Non-Voting Preferred Stock”). The number of authorized shares of Series D Non-Voting Preferred Stock shall be 30,227.0524. Each share of Series D Non-Voting Preferred Stock shall have a par value of $0.0001 per share.
3.	Dividend Rights.
Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series D Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series D Non-Voting Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence. Notwithstanding the foregoing, no Holder shall be entitled to any dividends payable to holders of shares of Common Stock pursuant to the Merger Agreement.
4.	Voting Rights.
(a) Except as otherwise provided herein or as otherwise required by the DGCL, the Series D Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series D Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series D Non-Voting Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series D Non-Voting Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series D Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series D Non-Voting Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series D Non-Voting Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series D Non-Voting Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock.
(b) Any vote required or permitted under Section 4(a)may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series D Non-Voting Preferred Stock.
5.	Rank; Liquidation Rights.
(a) The Series D Non-Voting Preferred Stock shall rank on parity with the Common Stock and junior to the Corporation’s Series A Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Liquidation Event”).
(b) Upon any Liquidation Event, each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series D Non-Voting Preferred Stock were fully converted to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus an additional amount equal to any dividends declared on but unpaid to such shares. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series D Non-Voting Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation Event unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation Event.

6.	Conversion.
(a) Optional Conversion. Subject to Section 6(d), each share of Series D Non-Voting Preferred Stock then outstanding shall be convertible, at any time and from time to time following 5:00 p.m. Eastern time on the third Business Day after the date that the Corporation’s stockholders approve the conversion of the Series D Non-Voting Preferred Stock into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market, as set forth in the Merger Agreement (the “Stockholder Approval”), at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio, subject to the Beneficial Ownership Limitation (each, an “Optional Conversion”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series D Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series D Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. The shares of Series D Non-Voting Preferred Stock that are converted in an Optional Conversion are referred to as the “Converted Stock”. The Converted Stock shall be automatically cancelled upon the Optional Conversion and converted into the corresponding Conversion Shares, which shares shall be issued and delivered to the Holders pursuant to the terms of Section 6(c)(i). In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.
(b) Conversion Ratio. The “Conversion Ratio” for each share of Series D Non-Voting Preferred Stock shall be 1,000 shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series D Non-Voting Preferred Stock (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.
(c) Mechanics of Conversion.
(i) Delivery of Certificate or Electronic Issuance. Upon Conversion, on the same date as the Conversion Date, or if the Holder requests the issuance of physical certificate(s), three (3) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series D Non-Voting Preferred Stock being converted, duly endorsed, the Corporation shall use commercially reasonable efforts to either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series D Non-Voting Preferred Stock, or (b) if Corporation’s transfer agent is participating in the DTC Fast Automated Securities Transfer program and if requested by Holder to have its Conversion Shares credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system, cause its transfer agent to electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system (a “DWAC Transfer”); provided, however, if such DWAC Transfer cannot be completed using commercially reasonable efforts on the Conversion Date, the Corporation shall cause its transfer agent to effect such DWAC Transfer no later than one (1) Trading Day following the Conversion Date.
(ii) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Non-Voting Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares.
(iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Non-Voting Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series D Non-Voting Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series D Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.
(iv) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Non-Voting Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of a share of Common Stock on The Nasdaq Stock Market on such date. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Non-Voting Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
(v) Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series D Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series D Non-Voting Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
(vi) Withholding Taxes. The Corporation shall be entitled to deduct and withhold any tax that is required to be deducted or withheld under applicable law from any amounts payable hereunder. Any tax so withheld or deducted and paid by the Corporation to the applicable governmental authority shall be treated for all purposes as having been paid to the Holder in respect of whom such deduction and withholding was made.
(d) Conversion Limitations. The Corporation shall not effect any conversion of shares of Series D Non-Voting Preferred Stock held by a Holder, and a Holder shall not have the right to convert any shares of Series D Non-Voting Preferred Stock, pursuant to this Section 6 or otherwise, to the extent that after giving effect to such issuance after conversion, the Holder (together with the Holder’s Affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of such Holder or any of its Affiliate’s shares of Series D Non-Voting Preferred Stock up to the Beneficial Ownership Limitation, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining shares of Series D Non-Voting Preferred Stock beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any other common stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of the extent to which a Holder’s shares of Series D Non-Voting Preferred Stock (in relation to other securities owned by the Holder together with any Affiliates) are convertible shall be in the sole discretion of the Holder, and the submission of a notice of conversion shall be deemed to be the Holder’s determination of whether such Holder’s shares of Series D Non-Voting Preferred Stock are convertible (in relation to other securities owned by the Holder together with any Affiliates), in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission (the “SEC”), as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series D Non-Voting Preferred Stock, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the shares of Series D Non-Voting Preferred Stock being converted, provided, however, that in no event shall the Beneficial Ownership Limitation exceed 19.99%. The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) to any other percentage not in excess of 19.99%. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation.
(e) Status as Stockholder. Upon the Conversion Date, (i) the shares of Series D Non-Voting Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series D Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series D Non-Voting Preferred Stock. In no event shall the Series D Non-Voting Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.
7.	Certain Adjustments.
(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series D Non-Voting Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series D Non-Voting Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
(b) Fundamental Transaction. If, at any time while this Series D Non-Voting Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer by the Corporation is completed pursuant to which more than 50% of the Common Stock not held by the Corporation is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a)) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series D Non-Voting Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that this Series D Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.
(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.
8.	Redemption.
The shares of Series D Non-Voting Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.
9.	Transfer.
A Holder may transfer any shares of Series D Non-Voting Preferred Stock together with the accompanying rights set forth herein, held by such Holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series D Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.
10.	Series D Non-Voting Preferred Stock Register.
The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series D Non-Voting Preferred Stock, in which the Corporation shall record (i) the name, address, and electronic mail address of each holder in whose name the shares of Series D Non-Voting Preferred Stock have been issued and (ii) the name, address, and electronic mail address of each transferee of any shares of Series D Non-Voting Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series D Non-Voting Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series D Non-Voting Preferred Stock or his, her or its legal representatives.
11.	Notices.
Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series D Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.
12.	Book-entry; Certificates.
The Series D Non-Voting Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series D Non-Voting Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series D Non-Voting Preferred Stock. To the extent that any shares of Series D Non-Voting Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

13.	Waiver.
Any of the rights, powers, preferences and other terms of the Series D Non-Voting Preferred Stock set forth herein, including without limitation, any notice requirements may be waived (or shortened in the case of the time period for notices) on behalf of all Holders by the affirmative written consent or vote of the holders of at least a majority in voting power of the shares of Series D Non-Voting Preferred Stock then outstanding.
14.	Severability.
Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
15.	Status of Converted Series D Non-Voting Preferred Stock.
If any shares of Series D Non-Voting Preferred Stock shall be converted by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series D Non-Voting Preferred Stock. Any share of Series D Non-Voting Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Non-Voting Preferred Stock.
16.	Fractional Shares
The Corporation is authorized to issue fractional shares of the Series D Non-Voting Preferred Stock. Fractional shares of Series D Non-Voting Preferred Stock shall entitle the Holder thereof, in proportion to such Holder’s fractional share, to all rights of a Holder of a whole share of Series D Non-Voting Preferred Stock, including, without limitation, the right to vote, to receive dividends, and to participate in any distribution upon liquidation, dissolution, or winding up of the Corporation. The Board of Directors is authorized to determine the manner in which fractional shares of Series D Non-Voting Preferred Stock may be issued, transferred, and otherwise dealt with by the Corporation, including whether such fractional shares shall be evidenced by certificates or shall be held in uncertificated form on the books of the Corporation. The Board of Directors may, by resolution, provide for the rounding of fractional shares to the nearest whole share in connection with any conversion, stock split, or other transaction in which fractional shares would otherwise arise, or may provide for the payment of cash in lieu of issuing fractional shares.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be made under the seal of the Corporation and signed and attested by its duly authorized officer on March 19, 2026

MOVANO INC.

By:	/s/ J Cogan
	Name:	J Cogan
	Title:	Chief Financial Officer

ANNEX A
NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK)
The undersigned Holder hereby irrevocably elects to convert the number of shares of Series D Non-Voting Preferred Stock indicated below, represented in book-entry form, into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Movano Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series D Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on March 19, 2026.
As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates), including the number of shares of Common Stock issuable upon conversion of the Series D Non-Voting Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series D Non-Voting Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(d) of the Certificate of Designation, is   %. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.
CONVERSION CALCULATIONS:

Date to Effect Conversion:
Number of shares of Series D Non-Voting Preferred Stock owned prior to Conversion:
Number of shares of Series D Non-Voting Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:
Broker No.:
Account No.:

[HOLDER]

By:
Name:
Title:

ANNEX F
CORVEX, INC.

2026 EQUITY INCENTIVE PLAN
Effective Date: March 19, 2026
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1. History; Existence of the Plan.
CORVEX, INC., a Delaware corporation (“Corvex”), has established the CORVEX, INC. 2026 EQUITY INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan will come into existence on the Effective Date; provided, however, that no Award will be granted under the Plan before the Effective Date. In addition, no Award will be exercised (or, in the case of Restricted Stock, Restricted Stock Units, Performance Shares, or Other Stock-Based Awards, no Award will be granted) and no Performance Units will be settled unless and until the Plan has been approved by the shareholders of Corvex, which approval will be within 12 months after the Effective Date.
2. Purposes of the Plan.
The Plan is designed to:
(a) promote the long-term financial interests and growth of Corvex and its Subsidiaries (together, the “Company”) by attracting and retaining management and other personnel of Corvex and other Eligible Individuals.
(b) motivate management personnel by means of growth-related incentives to achieve long-range goals; and
(c) further the alignment of interests of Participants with those of the stockholders of Corvex through opportunities for increased stock or stock-based ownership in Corvex.
Toward these objectives, the Administrator may grant stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.
3. Terminology.
Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 17 of the Plan or as defined the first place such word or phrase appears in the Plan.
4. Administration.
(a) Administration of the Plan. The Plan shall be administered by the Administrator.
(b) Powers of the Administrator. The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion, to grant Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:
(i) determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;
(ii) determine the types of Awards to be granted any Eligible Individual;
(iii) determine the number of shares of Common Stock to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;
(iv) determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any shares of Common Stock, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfying any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Common Stock, (D) the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;
(v) subject to Sections 7(e), 10(c) and 15, modify, amend or adjust the terms and conditions of any Award;
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(vi) accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a Change in Control, no such change, waiver or acceleration to any Award that is considered “deferred compensation” within the meaning of Section 409A of the Code if the effect of such action is inconsistent with Section 409A of the Code;
(vii) determine whether an Award will be paid or settled in cash, shares of Common Stock, or in any combination thereof and whether, to what extent and under what circumstances cash or shares of Common Stock payable with respect to an Award shall be deferred either automatically or at the election of the Participant;
(viii) for any purpose, including but not limited to, qualifying for preferred or beneficial tax treatment, accommodating the customs or administrative challenges or otherwise complying with the tax, accounting or regulatory requirements of one or more jurisdictions, adopt, amend, modify, administer or terminate sub-plans, appendices, special provisions or supplements applicable to Awards regulated by the laws of a particular jurisdiction, which sub-plans, appendices, supplements and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub-plans, supplements and special provisions;
(ix) establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;
(x) determine the Fair Market Value of shares of Common Stock or other property for any purpose under the Plan or any Award;
(xi) administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;
(xii) establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;
(xiii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall consider it desirable to carry it into effect; and
(xiv) otherwise administer the Plan and all Awards granted under the Plan.
(c) Delegation of Administrative Authority. The Administrator may designate officers or employees of the Company to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and stock exchange rules, the Administrator may delegate to officers or other employees of the Company the Administrator’s duties and powers under the Plan, subject to such conditions and limitations as the Administrator shall prescribe, including without limitation the authority to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the granting of, or exercise of discretion with respect to, Awards to Eligible Individuals who are officers under Section 16 of the Exchange Act.
(d) Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
(e) Limited Liability; Advisors. To the maximum extent permitted by law, no member of the Administrator, nor any director, officer, employee or representative of Corvex shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder. The Administrator may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Administrator, Corvex and the officers and directors of Corvex shall be entitled to rely upon the advice, opinions or valuations of any such persons.
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(f) Indemnification. To the maximum extent permitted by law, by Corvex’s charter and by-laws, and by any directors’ and officers’ liability insurance coverage which may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is a director, officer or employee of Corvex or an Affiliate shall be indemnified by Corvex against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.
(g) Effect of Administrator’s Decision. All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including Corvex, any Participants and any other employee, or director of Corvex and its Affiliates, and their respective successors in interest. No member of the Administrator, nor any director, officer, employee or representative of Corvex shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards.
5. Shares Issuable Pursuant to Awards.
(a) Initial Share Pool. Subject to adjustments as provided in Section 10 of the Plan, the number of shares of Common Stock issuable pursuant to Awards that may be granted under the Plan shall equal 3,500,000 shares (the “Share Pool”).
(b) Adjustments to Share Pool. On and after the Effective Date, the Share Pool shall be adjusted, in addition to any adjustments to be made pursuant to Section 10 of the Plan, as follows:
(i) The Share Pool shall be increased automatically, without further action of the Board, on January 1st of each calendar year commencing after the Effective Date and ending on (and including) January 1, 2036, by a number of shares of Common Stock equal to the lesser of (A) four percent (4%) of the aggregate number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year (treating all then-outstanding non-compensatory convertible securities of the Company, including convertible preferred stock and convertible debt, on an as-converted basis, as applicable, in accordance with their terms), or (B) a lesser number of shares of Common Stock determined by the Board or Compensation Committee prior to the relevant January 1st (which may be no shares).
(ii) The Share Pool shall be reduced, on the date of grant, by one share for each share of Common Stock made subject to an Award granted under the Plan;
(iii) The Share Pool shall be increased, on the relevant date, by the number of unissued shares of Common Stock underlying or used as a reference measure for any Award or portion of an Award under this Plan that is, on or after the Effective Date, cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares and by the number of shares of Common Stock used as a reference measure for any Award under this Plan that are, on or after the Effective Date, not issued upon settlement of such Award either due to a net settlement or otherwise;
(iv) The Share Pool shall be increased, on the forfeiture date, by the number of shares of Common Stock that, on or after the Effective Date, are forfeited back to Corvex under this Plan after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award granted under this Plan;
(v) The Share Pool shall be increased, on the exercise date, by the number of shares of Common Stock withheld by or surrendered (either actually or through attestation) to Corvex in payment of the exercise price of any Award under this Plan on or after the Effective Date; and
(vi) The Share Pool shall be increased, on the relevant date, by the number of shares of Common Stock withheld by or surrendered (either actually or through attestation) to the Company, on or after the Effective Date, in payment of the Tax Withholding Obligation that arises in connection with any Award under this Plan.
(c) ISO Limit. Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to stock options granted under the Plan that are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code shall be equal to 15,000,000.
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(d) Source of Shares. The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized for issuance under Corvex’s charter but unissued, or issued and reacquired, including without limitation shares purchased in the open market or in private transactions.
(e) Non-Employee Director Award Limit. In addition, the Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation and the grant date fair value of Awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year of the Company (but not including any Awards approved by the Company’s stockholders) may not exceed $750,000 annually, provided however, in a Non-Employee Director’s first year of service compensation for services may not exceed $1,000,000 (such limits, the “Director Limits”). The Administrator may make exceptions to this limit for individual Non-Employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving Non-Employee Director.
6. Participation.
Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for Corvex or an Affiliate; provided, however, that such Awards shall not become vested or exercisable and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.
7. Awards.
(a) Awards, In General. The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by Corvex and the Participant receiving the Award (including by electronic delivery and/or electronic signature).
(b) Stock Options.
(i) Grants. A stock option means a right to purchase a specified number of shares of Common Stock from Corvex at a specified price during a specified period of time. The Administrator may from time to time grant to Eligible Individuals Awards of Incentive Stock Options or Nonqualified Options; provided, however, that Awards of Incentive Stock Options shall be limited to employees of Corvex or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and 424(f) of the Code, respectively, of Corvex, and any other Eligible Individuals who are eligible to receive Incentive Stock Options under the provisions of Section 422 of the Code. No stock option shall be an Incentive Stock Option unless so designated by the Administrator at the time of grant or in the applicable Award Agreement.
(ii) Exercise. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that Awards of stock options may not have a term in excess of ten years’ duration unless required otherwise by applicable law.
(iii) Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock options are not vested and exercisable, a Participant’s stock options shall be forfeited upon his or her Termination of Service.
(iv) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock options, provided they are not inconsistent with the Plan.
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(c) Limitation on Reload Options. The Administrator shall not grant stock options under this Plan that contain a reload or replenishment feature pursuant to which a new stock option would be granted automatically upon receipt of delivery of Common Stock to Corvex in payment of the exercise price or any tax withholding obligation under any other stock option.
(d) Stock Appreciation Rights.
(i) Grants. The Administrator may from time-to-time grant to Eligible Individuals Awards of stock appreciation rights. A stock appreciation right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Award Agreement, times (ii) the number of shares specified by the stock appreciation right, or portion thereof, which is exercised. The base price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the date of grant or the exercise price of any tandem stock option to which the stock appreciation right is related, or with respect to stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by Corvex or a Subsidiary or with which Corvex or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards.
(ii) Exercise. Stock appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that stock appreciation rights granted under the Plan may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by Corvex of the amount receivable upon any exercise of a stock appreciation right is to be made in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the stock appreciation right. If upon the exercise of a stock appreciation right a Participant is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.
(iii) Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock appreciation rights are not vested and exercisable, a Participant’s stock appreciation rights shall be forfeited upon his or her Termination of
(iv) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock appreciation rights, provided they are not inconsistent with the Plan.
(e) Repricing. The Administrator shall have the authority, without additional approval by the Corvex stockholders, to approve a program providing for either (a) the cancellation of outstanding stock options or stock appreciation rights having exercise prices per share greater than the then Fair Market Value of a share of Common Stock (“Underwater Awards”) and the grant in substitution therefor of new options or stock appreciation rights covering the same or a different number of shares but with an exercise price per share equal to the Fair Market Value per share on the new grant date, Full Value Awards, or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof to the Fair Market Value per share on the date of amendment.
(f) Stock Awards.
(i) Grants. The Administrator may from time-to-time grant to Eligible Individuals Awards of unrestricted Common Stock or Restricted Stock (collectively, “Stock Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as the Administrator shall determine. Stock Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.
(ii) Vesting. Restricted Stock shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter.
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The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.
(iii) Rights of a Stockholder; Dividends. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Restricted Stock. Cash dividends declared payable on Common Stock shall be paid, with respect to outstanding Restricted Stock, either as soon as practicable following the dividend payment date or deferred for payment to such later date as determined by the Administrator, and shall be paid in cash or as unrestricted shares of Common Stock having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional shares of Restricted Stock as determined by the Administrator; provided, however, that dividends declared payable on Restricted Stock that is granted as a Performance Award shall be held by Corvex and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such shares of Restricted Stock. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Stock lapse, Corvex shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by Corvex.
(iv) Termination of Service. Except as provided in the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.
(v) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Restricted Stock, provided they are not inconsistent with the Plan.
(g) Stock Units.
(i) Grants. The Administrator may from time-to-time grant to Eligible Individuals Awards of unrestricted stock Units or Restricted Stock Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Restricted Stock Units represent a contractual obligation by Corvex to deliver a number of shares of Common Stock, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of shares of Common Stock and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.
(ii) Vesting and Payment. Restricted Stock Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Shares of Common Stock, cash or a combination of shares of Common Stock and cash, as applicable, payable in settlement of Restricted Stock Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by Corvex, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.
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(iii) No Rights of a Stockholder; Dividend Equivalents. Until shares of Common Stock are issued to the Participant in settlement of stock Units, the Participant shall not have any rights of a stockholder of Corvex with respect to the stock Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on stock Units, on a current, reinvested and/or restricted basis, subject to such terms as the Administrator may determine provided, however, that Dividend Equivalents payable on stock Units that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such stock Units.
(iv) Termination of Service. Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of shares of Common Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.
(v) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock Units, provided they are not inconsistent with the Plan.
(h) Performance Shares and Performance Units.
(i) Grants. The Administrator may from time-to-time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units that are expressed in terms of Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar-denominated Units valued by reference to designated criteria established by the Administrator, other than Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.
(ii) Performance Criteria. The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of Performance Goals during a Performance Period or (B) the attainment of Performance Goals and the continued service of the Participant. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. Performance Goals may be applied on a per share or absolute basis and relative to one or more Performance Metrics, or any combination thereof, and may be measured pursuant to U.S. generally accepted accounting principles (“GAAP”), non-GAAP or other objective standards in a manner consistent with Corvex’s or its Subsidiary’s established accounting policies, all as the Administrator shall determine at the time the Performance Goals for a Performance Period are established. The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to the manner in which one or more of the Performance Goals is to be calculated or measured to take into account, or ignore, one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (7) items related to the sale or disposition of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under U.S. generally accepted accounting principles; (9) items attributable to any stock dividend,
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stock split, combination or exchange of stock occurring during the Performance Period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; (14) changes in foreign currency exchange rates; (15) items relating to changes in tax laws; (16) certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses); (17) items relating to asset impairment charges; (18) items relating to gains or unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions, or (19) or any other items selected by the Administrator. Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.
(iii) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.
(i) Other Stock-Based Awards. The Administrator may from time-to-time grant to Eligible Individuals Awards in the form of Other Stock-Based Awards. Other Stock-Based Awards in the form of Dividend Equivalents may be (A) awarded on a free-standing basis or in connection with another Award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the Participant, including the reinvestment of such credited amounts in Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or Common Stock as determined by the Administrator; provided, however, that Dividend Equivalents payable on Other Stock-Based Awards that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Other Stock- Based Awards. Any such settlements, and any such crediting of Dividend Equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish.
(j) Awards to Participants Outside the United States. The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause Corvex or a Subsidiary to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.
(k) Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of shares of Common Stock with respect to dividends to Participants holding Awards of stock Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which stock Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further stock Units on the terms contemplated by this Section 7(k).
8. Withholding of Taxes.
Participants and holders of Awards shall pay to Corvex or its Affiliate, or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of Corvex under the Plan shall be conditional on such payment or arrangements. Unless otherwise determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with shares of Common Stock, including unrestricted outstanding shares surrendered to Corvex and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a Fair Market Value on the date of surrender or withholding equal to the statutory minimum amount (or such greater amount permitted under FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, for equity-classified awards) required to be withheld for tax or
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social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. Corvex or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.
9. Transferability of Awards.
(a) General Nontransferability Absent Administrator Permission. Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the shares of Common Stock received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. Nothing in this paragraph shall be interpreted or construed as overriding the terms of any Corvex stock ownership or retention policy, now or hereafter existing, that may apply to the Participant or shares of Common Stock received under an Award.
(b) Administrator Discretion to Permit Transfers Other Than For Value. Except as otherwise restricted by applicable law, the Administrator may, but need not, permit an Award, other than an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, to be transferred to a Participant’s Family Member (as defined below) as a gift or pursuant to a domestic relations order in settlement of marital property rights. The Administrator shall not permit any transfer of an Award for value. For purposes of this Section 9, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.
10. Adjustments for Corporate Transactions and Other Events.
(a) Mandatory Adjustments. In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting Corvex (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, recapitalization, capital reduction distribution, or similar event affecting the capital structure of Corvex (each, a “Share Change”) that occurs at any time after the Effective Date (including any such Corporate Event or Share Change that occurs after such adoption and coincident with or prior to the Effective Date), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of shares of Common Stock or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of shares of Common Stock or other securities that may be issued with respect to Incentive Stock Options granted under the Plan, (iii) the number of shares of Common Stock or other securities covered by each outstanding Award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding Award, and (iv) all other numerical limitations relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.
(b) Discretionary Adjustments. In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which stockholders of Corvex receive consideration other than publicly traded equity securities of the ultimate surviving
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entity, any such determination by the Administrator that the value of a stock option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event over the exercise price or base price of such stock option or stock appreciation right shall conclusively be deemed valid and that any stock option or stock appreciation right may be cancelled for no consideration upon a Corporate Event if its exercise price or base price equals or exceeds the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of Corvex and securities of entities other than Corvex) for the shares of Common Stock subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).
(c) Adjustments to Performance Goals. The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in Corvex’s consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other Corvex filings with the Securities and Exchange Commission. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of Corvex or the applicable subsidiary, business segment or other operational unit of Corvex or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.
(d) Statutory Requirements Affecting Adjustments. Notwithstanding the foregoing: (A) any adjustments made pursuant to Section 10 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (B) any adjustments made pursuant to Section 10 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to Section 409A of the Code or (2) comply with the requirements of Section 409A of the Code; (C) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the date of grant to be subject thereto; and (D) any adjustments made pursuant to Section 10 to Awards that are Incentive Stock Options shall be made in compliance with the requirements of Section 424(a) of the Code.
(e) Dissolution or Liquidation. Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of Corvex.
11. Change in Control Provisions.
(a) Termination of Awards. Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof. Solely with respect to Awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable Award Agreement:
(i) the outstanding Awards of stock options and stock appreciation rights that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable and the holders of such Awards will be permitted, immediately before the Change in Control, to exercise the Awards;
(ii) the outstanding shares of Restricted Stock the vesting or restrictions on which are then solely time-based and not subject to achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture;
(iii) the outstanding shares of Restricted Stock the vesting or restrictions on which are then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting or lapsing of restrictions in a greater amount
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upon the occurrence of a Change in Control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement;
(iv) the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully earned and vested and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and
(v) the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a Change in Control, become vested and earned in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.
Implementation of the provisions of this Section 11(a) shall be conditioned upon consummation of the Change in Control.
(b) Continuation, Assumption or Substitution of Awards. The Administrator may specify, on or after the date of grant, in an award agreement or amendment thereto, the consequences of a Participant’s Termination of Service that occurs coincident with or following the occurrence of a Change in Control, if a Change in Control occurs under which provision is made in connection with the transaction for the continuation or assumption of outstanding Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof.
(c) Other Permitted Actions. In the event that any transaction resulting in a Change in Control occurs, the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan.
(d) Section 409A Savings Clause. Notwithstanding the foregoing, if any Award is considered to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the imposition of any tax or interest or the inclusion of any amount in income under Section 409A of the Code.
12. Substitution of Awards in Mergers and Acquisitions.
Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, or directors of entities who become employees, officers, or directors of Corvex or a Subsidiary as the result of a merger or consolidation of the entity for which they perform services with Corvex or a Subsidiary, or the acquisition by Corvex of the assets or stock of the such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of the primary securities market or exchange on which the Common Stock is listed or admitted for trading, any available shares under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.
13. Compliance with Securities Laws; Listing and Registration.
(a) The obligation of Corvex to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign (non-United States)
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securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Stock under the Plan would or may violate the rules of any exchange on which Corvex’s securities are then listed for trade, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of Corvex’s equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but Corvex shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.
(b) Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state, federal or foreign (non-United States) law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.
(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to Corvex in writing that the Common Stock acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Common Stock so acquired in violation of Federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable Federal, state or foreign securities laws.
14. Section 409A Compliance.
It is the intention of Corvex that any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither Corvex nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, shares of Common Stock or other property) under any Award, including any taxes, penalties or interest imposed under or as a result of Section 409A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award, each amount to be paid or benefit to be provided to a Participant that constitutes deferred compensation subject to Section 409A of the Code shall be construed as a separate identified payment for purposes of Section 409A of the Code. For purposes of Section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of Section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to Section 409A of the Code maintained by Corvex and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.
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Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4).
15. Plan Duration; Amendment and Discontinuance.
(a) Plan Duration. The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Common Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) March 19, 2036. No Awards shall be granted under the Plan after such termination date. Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before March 19, 2036 or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.
(b) Amendment and Discontinuance of the Plan. The Board or the Compensation Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trading or to prevent adverse tax or accounting consequences to Corvex or the Participant. Notwithstanding the foregoing, no such amendment shall be made without the approval of Corvex’s stockholders to the extent such amendment would (A) materially increase the benefits accruing to Participants under the Plan, (B) materially increase the number of shares of Common Stock which may be issued under the Plan or to a Participant, (C) materially expand the eligibility for participation in the Plan, (D) eliminate or modify the prohibition set forth in Section 7(e) on repricing of stock options and stock appreciation rights, (E) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (F) modify the prohibition on the issuance of reload or replenishment options. Except as otherwise determined by the Board or Compensation Committee, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
(c) Amendment of Awards. Subject to Section 7(e), the Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable rule of any securities exchange on which the Common Stock is listed or admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the Company or any of its Affiliates. For purposes of the foregoing sentence, an amendment to an Award that results in a change in the tax consequences of the Award to the Participant shall not be considered to be a material impairment of the rights of the Participant and shall not require the Participant’s consent.
16. General Provisions.
(a) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of Corvex or any Affiliate or shall interfere in any way with the right of Corvex or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan. No person, even though deemed an Eligible Individual, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. To the extent that an Eligible Individual who is an employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that Corvex is the Participant’s employer or that the Participant has an employment relationship with Corvex.
(b) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Corvex and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from Corvex pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Corvex.
(c) Status of Awards. Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any
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pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of Corvex or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) Corvex or any Affiliate and (ii) the Participant, except as such plan or agreement shall otherwise expressly provide.
(d) Subsidiary Employees. In the case of a grant of an Award to an Eligible Individual who provides services to any Subsidiary, Corvex may, if the Administrator so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Subsidiary shall revert to Corvex.
(e) Governing Law and Interpretation. The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable United States federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles. The captions of the Plan are not part of the provisions hereof and shall have no force or effect. Except where the context otherwise requires: (i) the singular includes the plural and vice versa; (ii) a reference to one gender includes other genders; (iii) a reference to a person includes a natural person, partnership, corporation, association, governmental or local authority or agency or other entity; and (iv) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.
(f) Use of English Language. The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.
(g) Recovery of Amounts Paid. Except as otherwise provided by the Administrator, Awards granted under the Plan shall be subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by the Board or Compensation Committee with respect to the recoupment, recovery or clawback of compensation (collectively, the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which Corvex may recover from current and former Participants any amounts paid or shares of Common Stock issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Administrator in its sole discretion.
17. Glossary.
Under this Plan, except where the context otherwise indicates, the following definitions apply:
“Administrator” means the Compensation Committee, or such other committee(s) of director(s) duly appointed by the Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Compensation Committee; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) of director(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the
Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of three or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Common Stock, provided that, with respect to Awards made to a member of the Board who is not an employee of the Company, Administrator means the Board. Any member of the Administrator who does not meet the foregoing requirements
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shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.
“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Corvex or any successor to Corvex. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.
“Award” means any stock option, stock appreciation right, stock award, stock unit, Performance Share, Performance Unit, and/or Other Stock-Based Award.
“Award Agreement” means the written document(s), including an electronic writing acceptable to the Administrator, and any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.
“Board” means the Board of Directors of Corvex.
“Cause” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement or other written agreement between a Participant and the Company or any of its Subsidiaries applicable to the Award, any of the following: (i) the Participant’s plea of guilty or nolo contendere to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of Corvex, any of its Affiliates or a successor to Corvex or an Affiliate, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for Corvex, any of its Subsidiaries or a successor to Corvex or a Subsidiary; (ii) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to Corvex, any of its Subsidiaries or a successor to Corvex or a Subsidiary, in any material respect; or (iii) the Participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of Corvex, or of its Subsidiaries, or a successor to Corvex or a Subsidiary, or (C) comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause and the Participant shall have 30 days following receipt of such written notice (the “Cure Period”) during which the Participant may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.
“Change in Control” means the first of the following to occur: (i) a Change in Ownership of Corvex, (ii) a Change in Effective Control of Corvex, or (iii) a Change in the Ownership of Assets of Corvex, as described herein and construed in accordance with Code section 409A.
(i) A “Change in Ownership of Corvex” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of Corvex that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of Corvex. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of Corvex, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Corvex or to cause a Change in Effective Control of Corvex (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Corvex acquires its stock in exchange for property will be treated as an acquisition of stock.
(ii) A “Change in Effective Control of Corvex” shall occur on the date either (A) a majority of members of Corvex’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Corvex’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Corvex possessing 50% or more of the total voting power of the stock of Corvex.
(iii) A “Change in the Ownership of Assets of Corvex” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on
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the date of the most recent acquisition by such Person or Persons), assets from Corvex that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Corvex immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Corvex, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
The following rules of construction apply in interpreting the definition of Change in Control:
(A) A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Corvex and by entities controlled by Corvex or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of Corvex pursuant to a registered public offering.
(B) Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.
(C) A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of Corvex.
(D) For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.
“Common Stock” means shares of common stock of CORVEX, INC., par value $0.0001 per share, and any capital securities into which they are converted.
“Company” means CORVEX, INC. and its Subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only CORVEX, INC.
“Compensation Committee” means the Compensation Committee of the Board.
“Director Limits” shall have the meaning ascribed to it in Section 5(e) of the Plan.
“Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Stock, stock Units or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.
“Effective Date” means the date the Plan is adopted by the Board.
“Eligible Individuals” means (i) officers and employees of, and other individuals, including non-employee directors, consultants and independent contractors, who are natural persons providing bona fide services to or for, Corvex or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Corvex’s securities, and (ii) prospective officers, employees and service providers who have accepted offers of employment or other service relationship from Corvex or a Subsidiary.
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“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.
“Fair Market Value” means, on a per share basis as of any date, unless otherwise determined by the Administrator:
(i) if the principal market for the Common Stock (as determined by the Administrator if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, unless otherwise determined by the Administrator, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;
(ii) if the principal market for the Common Stock is not a national securities exchange or an established securities market, but the Common Stock is quoted by a national quotation system, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or
(iii) if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Common Stock conducted by a nationally recognized appraisal firm selected by the Administrator.
Notwithstanding the preceding, for foreign, federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.
“Full Value Award” means an Award that results in Corvex transferring the full value of a share of Common Stock under the Award, whether or not an actual share of stock is issued. Full Value Awards shall include, but are not limited to, stock awards, stock units, Performance Shares, Performance Units that are payable in Common Stock, and Other Stock-Based Awards for which Corvex transfers the full value of a share of Common Stock under the Award, but shall not include Dividend Equivalents.
“Incentive Stock Option” means any stock option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the stock option is granted, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not an employee of Corvex or any of its Affiliates.
“Nonqualified Option” means any stock option that is not an Incentive Stock Option.
“Other Stock-Based Award” means an Award of Common Stock or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Common Stock, including without limitation Dividend Equivalents and convertible debentures.
“Participant” means an Eligible Individual to whom one or more Awards are or have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.
“Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.
“Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator.
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“Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to such Award are to be measured.
“Performance Metrics” means criteria established by the Administrator relating to any of the following or any other performance-based criteria, as it may apply to an individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:
(i) Earnings or Profitability Metrics: any derivative of revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;
(ii) Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);
(iii) Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;
(iv) Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;
(v) Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); and/or
(vi) Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes).
“Performance Shares” means a grant of stock or stock Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.
“Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.
“Plan” means this CORVEX, INC. 2026 Equity Incentive Plan, as set forth herein and as it may be amended from time to time.
“Restricted Stock” means an Award of shares of Common Stock to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).
“Restricted Stock Unit” means a right granted to a Participant to receive shares of Common Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).
“Restriction Period” means, with respect to Full Value Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals (it being understood that the Administrator may provide that vesting shall occur and/or restrictions shall lapse with respect to portions of the applicable Award during the Restriction Period.
“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with Corvex if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity; provided, however, that solely for purposes of determining whether a
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Participant has a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code or whether an Eligible Individual is eligible to be granted an Award that in the hands of such Eligible Individual would constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code , a “Subsidiary” of a corporation or other entity means all other entities with which such corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.
“Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.
“Termination of Service” means the termination of the Participant’s employment, or performance of services for, Corvex and its Subsidiaries. A change in the capacity in which the Participant renders service to Corvex and its Affiliates, or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with Corvex and its Subsidiaries, will not be a Termination of Service; provided, however, that if the entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Administrator, in its sole discretion, such Participant will be considered to have a Termination of Service on the date such entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a director will not constitute a Termination of Service. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Corvex and its Subsidiaries shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code to the extent required by Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code. A Participant has a separation from service within the meaning of Section 409A of the Code if the Participant terminates employment with Corvex and all Subsidiaries for any reason. A Participant will generally be treated as having terminated service with Corvex and all Subsidiaries for purposes of Section 409A of the Code as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for Corvex or any Subsidiary after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with Corvex or any Subsidiary. The Administrator shall have the exclusive discretion to determine when a Participant is no longer actively providing services for purposes of any Award (including whether a Participant may still be considered to be providing services while on a leave of absence).
“Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death. The Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.
“Unit” means a bookkeeping entry used by Corvex to record and account for the grant of the following types of Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: stock units, Restricted Stock Units, Performance Units, and Performance Shares that are expressed in terms of units of Common Stock.
{end of document}
F-19

ANNEX G
CORVEX, INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

G-i

G-ii

CORVEX, INC.

2026 EMPLOYEE STOCK PURCHASE PLAN
1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.
1.1 Establishment. The Corvex, Inc. 2026 Employee Stock Purchase Plan is hereby established effective as of March 19, 2026 (the “Effective Date”).
1.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Plan is comprised of the Section 423 Plan and the Non-423 Plan. The Company intends that the Section 423 Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Section 423 Plan shall be so construed. In addition, the Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Committee, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee.
2. DEFINITIONS AND CONSTRUCTION.
2.1 Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a) “Board” means the Board of Directors of the Company.
(b) “Change in Control” means the occurrence of any one or a combination of the following:
(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or
(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(s)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(iii) a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company; provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(b) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(b) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.
(c) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(d) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(e) “Company” means Corvex, Inc., a Delaware corporation, or any successor corporation thereto.
(f) “Compensation” means, with respect to any Offering Period, regular base wages or salary, overtime payments, shift premiums and payments for paid time off, calculated before deduction of (i) any income or employment tax withholdings or (ii) any amounts deferred pursuant to Section 401(k) or Section 125 of the Code. Compensation shall be limited to such amounts actually payable in cash or deferred during the Offering Period. Compensation shall not include (i) sign-on bonuses, annual or other incentive bonuses, commissions, profit-sharing distributions or other incentive-type payments, (ii) any contributions made by a Participating Company on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than amounts deferred pursuant to Section 401(k) or Section 125 of the Code), (iii) payments in lieu of notice, payments pursuant to a severance agreement, termination pay, moving allowances, relocation payments, or (iv) any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase, stock option or other stock-based compensation plan, or any other compensation not expressly included by this Section.
(g) “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.
(h) “Employee” means a person treated as an employee of a Participating Company, and, with respect to the Section 423 Plan, a person who is an employee for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Section 423 Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. For purposes of the Section 423 Plan, if an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract. The foregoing rules regarding leaves of absence shall apply equally for purposes of the Non-423 Plan, except as otherwise required by applicable Local Law.
(i) “Fair Market Value” means, as of any date:
(i) If, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Committee, in its discretion.
(ii) If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined in good faith by the Committee.

(j) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).
(k) “Local Law” means the applicable laws of the non-United States jurisdiction governing the participation in the Plan of an Eligible Employee.
(l) “Non-423 Plan” means that component of the Plan which is not intended to be an “employee stock purchase plan” under Section 423 of the Code.
(m) “Non-United States Offering” means either a separate Offering under the Section 423 Plan or an Offering under the Non-423 Plan covering, in either case, Eligible Employees of one or more Participating Companies whose Eligible Employees are subject to a prohibition under Local Law on payroll deductions, as described in Section 11.1(b).
(n) “Offering” means an offering of Stock pursuant to the Plan, as provided in Section 6.
(o) “Offering Date” means, for any Offering Period, the first day of such Offering Period.
(p) “Offering Period” means a period, established by the Committee in accordance with Section 6.2, during which an Offering is outstanding.
(q)  “Offering Document” means the document approved by the Committee for an Offering that sets forth the terms and conditions of such Offering under the Plan.
(r) “Officer” means any person designated by the Board as an officer of the Company.
(s) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(t) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(u) “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.
(v) “Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation designated by the Committee as a corporation the Employees of which may, if Eligible Employees, participate in the Plan. The Committee shall have the discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies. The Committee shall designate from time to time and set forth in Appendix A to this Plan those Participating Companies whose Eligible Employees may participate in the Section 423 Plan and those Participating Companies whose Eligible Employees may participate in the Non-423 Plan.
(w) “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.
(x) “Plan” means this 2026 Employee Stock Purchase Plan of the Company, as amended from time to time, comprised of the Section 423 Plan and the Non-423 Plan.
(y) “Purchase Date” means, for any Offering Period, the last day of such Offering Period, or, if so determined by the Committee, the last day of each Purchase Period occurring within such Offering Period.
(z) “Purchase Period” means a period, established by the Committee in accordance with Section 6.2 and included within an Offering Period, and on the final date of which outstanding Purchase Rights are exercised.

(aa) “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.
(bb) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any payroll deductions or other funds accumulated on behalf of the Participant and not previously applied to the purchase of Stock under the Plan, and to terminate participation in the Plan at any time during an Offering Period.
(cc) “Section 423 Plan” means that component of the Plan which is intended to be an “employee stock purchase plan” under Section 423 of the Code.
(dd) “Securities Act” means the Securities Act of 1933, as amended.
(ee) “Stock” means the Common Stock of the Company, as adjusted from time to time in accordance with Section 4.2.
(ff) “Subscription Agreement” means a written or electronic agreement, in such form as is specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation or other method of payment authorized by the Committee pursuant to Section 10.
(gg) “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company may establish.
(hh) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3. ADMINISTRATION.
3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the Purchase Right, unless fraudulent or made in bad faith. Subject to the provisions of the Plan, the Committee shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering under the Section 423 Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 3.1) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.
3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.
3.3 Power to Adopt Sub-Plans or Varying Terms with Respect to Non-U.S. Employees. The Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of the Company, provided that any such sub-plan shall be within the scope of the Non-423 Plan. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 4. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan.

Alternatively, and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant Purchase Rights in an Offering under the Section 423 Plan to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of Purchase Rights granted under the same Offering to Employees resident in the United States.
3.4 Power to Establish Separate Offerings with Varying Terms. The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Participating Company or Companies that may participate in a particular Offering, provided that each Offering under the Section 423 Plan shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to such Offering shall have the same rights and privileges within the meaning of such section.
3.5 Policies and Procedures Established by the Company. Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and with the requirements of Section 423 of the Code in the case of the Section 423 Plan, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan. All such actions by the Company with respect to the Section 423 Plan shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by Section 3.3 and the regulations under Section 423 of the Code.
3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4. SHARES SUBJECT TO PLAN.
4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan and the Section 423 Plan shall be 900,000. Shares issued under the Plan shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.
4.2 Annual Increase in Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased automatically on January 1, 2027 and on each subsequent

January 1, through and including January 1, 2036, by a number of shares (the “Annual Increase”) equal to the smallest of (a) two percent (2%) of the number of shares of Stock issued and outstanding on the immediately preceding December 31, (b) 3,000,000 shares, or (c) an amount determined by the Board.
4.3 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan, the Annual Increase, any limit on the number of shares which may be purchased by any Participant during an Offering Period or Purchase Period (as described in Section 8), the number of shares subject to each Purchase Right, and in the Purchase Price in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Committee pursuant to this Section 4.3 shall be final, binding and conclusive.
5. ELIGIBILITY.
5.1 Employees Eligible to Participate. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:
(a) Any Employee who is customarily employed by the Participating Company Group for twenty (20) hours or less per week; or
(b) Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.
An Eligible Employee shall be eligible to participate in the Section 423 Plan or the Non-423 Plan in accordance with the designation in Appendix A of the Employee’s employer as either a Section 423 Plan Participating Company or a Non-423 Plan Participating Company. Notwithstanding the foregoing, an Employee of a Participating Company designated in Appendix A as a Section 423 Plan Participating Company who is a citizen or resident of a non-United States jurisdiction (without regard to whether the Employee is also a citizen of the United States or a resident alien) may be excluded from participation in the Section 423 Plan or an Offering thereunder if either (i) the grant of a Purchase Right under the Section 423 Plan or Offering to a citizen or resident of the foreign jurisdiction is prohibited under the Local Law of such jurisdiction or (ii) compliance with the Local Law of such jurisdiction would cause the Section 423 Plan or Offering to violate the requirements of Section 423 of the Code. For purposes of participation in the Non-423 Plan, Eligible Employees shall include any other Employees of the applicable Non-423 Plan Participating Company to the extent that applicable Local Law requires participation in the Plan to be extended to such Employees, as determined by the Company.
5.2 Exclusion of Certain Stockholders. Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Section 423 Plan if, immediately after such grant, the Employee would own, or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.
5.3 Determination by Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.
6. OFFERINGS.
6.1 Terms. The Committee shall determine the terms of Offerings subject to the terms and conditions of the Plan which shall be set forth in the applicable Offering Document for the Offering.
6.2 Offering Periods. The Committee shall determine the length of Offering Periods and may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. Each Offering Period may consist of one (1) or more Purchase Periods having such duration as the Committee shall specify, and the last day of each such Purchase Period shall be a Purchase Date. If the first or last day of an Offering Period or a Purchase Period is not a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period or Purchase Period.
6.3 Non-United States Offerings. The Committee shall communicate to the Employees eligible to participate in a Non-United States Offering (whether pursuant to the Section 423 Component or the Non-423 Component) those terms of the Non-United States Offering that differ from the terms otherwise applicable to the relevant Offering covering Eligible Employees employed by a Participating Company within the United States under the Section 423 Component a reasonable period of time prior to the Subscription Date for such Non-United States Offering.
7. PARTICIPATION IN THE PLAN.
7.1 Initial Participation.
(a) Generally. An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed written or electronic Subscription Agreement to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) by such time prior to the Subscription Date established by the Company for that Offering Period or such other date specified in the Offering Document. An Eligible Employee who does not deliver a properly completed Subscription Agreement in the manner permitted or required by such time prior to the Subscription Date established by the Company for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate Company office or representative by such time before the Subscription Date established by the Company for such subsequent Offering Period.
(b) New Hires. The Committee may provide as part of the terms of an Offering that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii) the Committee may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
7.2 Continued Participation.
(a) Generally. A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (i) withdrawn from the Plan pursuant to Section 12.1, or (ii) terminated employment or otherwise ceased to be an Eligible Employee as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1(a) if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.
8. RIGHT TO PURCHASE SHARES.
8.1 Grant of Purchase Right. Except as provided below, on the Offering Date of each Offering Period, each Eligible Employee shall be granted automatically a Purchase Right consisting of an option to purchase up to the maximum number of shares of Stock permitted by the Plan and the applicable Offering at the Purchase Price specified in the Offering Document. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.
8.2 Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant (whether participating in the Section 423 Component or the Non-423 Component) shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section shall be applied in conformance with Section 423(b)(8) of the Code or any successor thereto and the regulations thereunder.
8.3 Purchase Date and Offering Share Limits. In connection with each Offering made under the Plan, the Committee will specify a maximum number of shares that may be purchased by any Participant on any Purchase Date during such Offering, which limitation will be set forth in the Offering Document for such Offering. In connection with any Offering under the Plan the Committee may also elect to specify in the Offering Document for such Offering: (a) a maximum aggregate number of shares that may be purchased by all Participants pursuant to such Offering and/or (b) a maximum aggregate number of shares that may be purchased by all Participants on any Purchase Date under the Offering.
9. PURCHASE PRICE.
The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Committee; provided, however, that the Purchase Price on each Purchase Date shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date. Subject to adjustment as provided by the Plan and unless otherwise provided by the Committee, the Purchase Price for each Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.

10. ACCUMULATION OF PURCHASE PRICE THROUGH PAYROLL DEDUCTION.
Except as otherwise provided by the Committee in connection with an Offering under the Non-423 Plan, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:
10.1 Amount of Payroll Deductions. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each pay day during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each pay day during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions effective following the first pay day during an Offering) or more than fifteen percent (15%). The Committee may change the foregoing limits on payroll deductions effective as of any Offering Date.
10.2 Commencement of Payroll Deductions. Payroll deductions shall commence on the first pay day occurring on or following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.
10.3 Election to Decrease or Stop Payroll Deductions. During an Offering Period, a Participant may elect to decrease the rate of or to stop (but not to increase) deductions from his or her Compensation by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” The “Change Notice Date” shall be a day prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. Unless otherwise established by the Company, the Change Notice Date shall be seven (7) days prior to the beginning of the applicable pay period. A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in such Offering Period unless the Participant withdraws from the Plan as provided in Section 12.1.
10.4 Election to Increase Payroll Deductions for Subsequent Offering. Prior to the Offering Date of any Offering Period, an Eligible Employee may elect to increase the rate of deductions from Compensation (not in excess of the limit set forth in Section 10.1) effective with the next Offering Period by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) a new Subscription Agreement authorizing such change on or before the Subscription Date of such new Offering Period.
10.5 Administrative Suspension of Payroll Deductions. The Company may, in its discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (a) under the Participant’s Purchase Right, or (b) during a calendar year under the limit set forth in Section 8.2. Unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee, suspended payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement either (i) at the beginning of the next Offering Period if the reason for suspension was clause (a) in the preceding sentence, or (ii) at the beginning of the next Offering Period having a first Purchase Date that falls within the subsequent calendar year if the reason for suspension was clause (b) in the preceding sentence.
10.6 Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation (and other amounts received from a non-United States Participant pursuant to Section 11.1(b) or pursuant to an Offering under the Non-423 Plan) shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company (except as otherwise required by Local Law in connecting with an Offering under the Non-423 Plan). All such amounts received or held by the Company may be used by the Company for any corporate purpose.
10.7 No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan or otherwise credited to the Participant’s Plan account (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan).

11. PURCHASE OF SHARES
11.1 Exercise of Purchase Right.
(a) Generally. Except as provided in Section 11.1(b), on each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (i) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (ii) the Purchase Price. Any fractional share, as calculated under this Section 11.1(a), shall be rounded down to the next lower whole share. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.
(b) Purchase by Non-United States Participants for Whom Payroll Deductions Are Prohibited by Applicable Law. Notwithstanding Section 11.1(a), where payroll deductions on behalf of Participants who are citizens or residents of countries other than the United States (without regard to whether they are also citizens of the United States or resident aliens) are prohibited or made impracticable by applicable Local Law, the Committee may establish a separate Offering (a “Non-United States Offering”) covering all Eligible Employees of one or more Participating Companies subject to such prohibition or restrictions on payroll. The Non-United States Offering shall provide another method for payment of the Purchase Price with such terms and conditions as shall be administratively convenient and comply with applicable Local Law. On each Purchase Date of the Offering Period applicable to a Non-United States Offering, each Participant who has not withdrawn from the Plan and whose participation in such Offering Period has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right a number of whole shares of Stock determined in accordance with Section 11.1(a) to the extent of the total amount of the Participant’s Plan account balance accumulated during the Offering Period in accordance with the method established by the Committee and not previously applied toward the purchase of Stock. However, in no event shall the number of shares purchased by a Participant during such Offering Period exceed the number of shares subject to the Participant’s Purchase Right. The Company shall refund to a Participant in a Non-United States Offering in accordance with Section 11.4 any excess Purchase Price payment received from such Participant.
11.2 Pro Rata Allocation of Shares. If the number of shares of Stock which might be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock remaining available for issuance under the Plan or the maximum aggregate number of shares of Stock that may be purchased on such Purchase Date pursuant to a limit established by the Committee pursuant to Section 8.1 or Section 8.3, the Company shall make a pro rata allocation of the shares available in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.
11.3 Delivery of Title to Shares. Subject to any governing rules or regulations, as soon as practicable after each Purchase Date, the Company shall issue or cause to be issued to or for the benefit of each Participant the shares of Stock acquired by the Participant on such Purchase Date by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.
11.4 Return of Plan Account Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period.

11.5 Tax Withholding. Prior to any relevant taxable or tax withholding event, as applicable, in connection with Purchase Rights granted under the Plan, the Participant shall make adequate arrangements satisfactory to the Company or, if different, the Participant’s employer to satisfy all applicable federal, state, local and foreign taxes (including social insurance), if any, related to the Participant’s participation in the Plan. A Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet any applicable withholding obligations related to the Participant’s participation in the Plan. The Company or any other Participating Company shall have the right to take such other action as it determines to be necessary or advisable to satisfy all applicable withholding obligations for any taxes related to Participant’s participation in the Plan.
11.6 Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.
11.7 Provision of Reports and Stockholder Information to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total amount credited to his or her Plan account prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section may be delivered or made available in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be provided information concerning the Company equivalent to that information provided generally to the Company’s common stockholders.
12. WITHDRAWAL FROM PLAN.
12.1 Voluntary Withdrawal from the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) a written or electronic notice of withdrawal on a form provided by the Company for this purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company office or representative designated by the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.
12.2 Return of Plan Account Balance. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated Plan account balance which has not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan), and the Participant’s interest in the Plan and the Offering shall terminate. Such amounts to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.
13. TERMINATION OF EMPLOYMENT OR ELIGIBILITY.
Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the Participant’s Plan account balance which has not been applied toward the purchase of shares of Stock shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s beneficiary designated in accordance with Section 20, if any, or legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13 (except as otherwise required by Local Law in connection with an Offering under the Non-423 Plan). A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.

14. EFFECT OF CHANGE IN CONTROL ON PURCHASE RIGHTS.
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under outstanding Purchase Rights or substitute substantially equivalent purchase rights for the Acquiring Corporation’s stock. If the Acquiring Corporation elects not to assume, continue or substitute for the outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed or continued by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.
15. NONTRANSFERABILITY OF PURCHASE RIGHTS.
Neither payroll deductions or other amounts credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution. (A beneficiary designation pursuant to Section 20 shall not be treated as a disposition for this purpose.) Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.
16. COMPLIANCE WITH APPLICABLE LAW.
The issuance of shares of Stock or other property under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign securities law and other applicable laws, rules and regulations, and approvals by government agencies as may be required or as the Company deems necessary or advisable. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
17. RIGHTS AS A STOCKHOLDER AND EMPLOYEE.
A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.3. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of any Participating Company to terminate the Participant’s employment at any time.
18. NOTIFICATION OF DISPOSITION OF SHARES.
The Company may require the Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of a Purchase Right. The Company may require that until such time as a Participant disposes of shares of Stock acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Company may direct that the certificates evidencing shares of Stock acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

19. LEGENDS.
The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:
“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”
20. DESIGNATION OF BENEFICIARY.
20.1 Designation Procedure. Subject to applicable Local Law and procedures, a Participant may file a written designation of a beneficiary who is to receive (a) shares and cash, if any, from the Participant’s Plan account if the Participant dies subsequent to a Purchase Date but prior to delivery to the Participant of such shares and cash, or (b) cash, if any, from the Participant’s Plan account if the Participant dies prior to the exercise of the Participant’s Purchase Right. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. A Participant may change his or her beneficiary designation at any time by written notice to the Company.
20.2 Absence of Beneficiary Designation. If a Participant dies without an effective designation pursuant to Section 20.1 of a beneficiary who is living at the time of the Participant’s death, the Company shall deliver any shares or cash credited to the Participant’s Plan account to the Participant’s legal representative or as otherwise required by applicable law.
21. NOTICES.
All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22. EFFECTIVE DATE OF PLAN.
The Plan will become effective on the Effective Date. No purchase rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted by the Board.
23. AMENDMENT OR TERMINATION OF THE PLAN.
The Committee may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Committee, and (b) no such amendment, suspension or termination may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Section 423 Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Committee as Participating Companies. Notwithstanding the foregoing, in the event that the Committee determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company, the Committee may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress: (i) terminate the Plan or any Offering Period, (ii) accelerate the Purchase Date of any Offering Period, (iii) reduce the discount or the method of determining the Purchase Price in any Offering Period (e.g., by determining the Purchase Price solely on the basis of the Fair Market Value on the Purchase Date), (iv) reduce the maximum number of shares of Stock that may be purchased in any Offering Period, or (v) take any combination of the foregoing actions.
24. NO REPRESENTATIONS WITH RESPECT TO TAX QUALIFICATION.
Although the Company may endeavor to (a) qualify Purchase Rights for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., options granted under Section 423 of the Code) or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
25. CHOICE OF LAW.
Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Subscription Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Corvex, Inc. 2026 Employee Stock Purchase Plan as duly adopted by the Board on     ,   .

/s/
Corvex, Inc., Secretary

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T01006-P53284

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CORVEX, INC.

The Board of Directors recommends you vote FOR the following:

Class II Nominees:	**For**	**Withhold**
1a. Patrick Fleury	☐	☐
1b. Jay Crystal	☐	☐
Class III Nominee:		
1c. Nicholas Donofrio	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, 6 and 7.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NY20066593x3 001

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

T01007-P53284

CORVEX, INC.
Annual Meeting of Stockholders
June 26, 2026 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jay Crystal and Jeremy Cogan together, and each of them singly, proxies and attorneys-in-fact for the undersigned, with full power of substitution and re-substitution to represent and vote all shares of stock of Corvex, Inc. (the "Company") which the undersigned is entitled to vote, with all power and authority that the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Corvex, Inc. to be held solely by means of remote communication at www.virtualshareholdermeeting.com/MOVE2026 on Friday, June 26, 2026, 10:00 AM Eastern Time, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. The undersigned hereby revokes any previously submitted proxy with respect to the Annual Meeting of Stockholders and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSALS 2, 3, 4, 5, 6 AND 7 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side

NY20066593x3 002